As filed with the Securities and Exchange		Registration No. 333-147534
Commission on February 1, 2008		Registration No. 811-08292

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-6

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		[X]
Pre-Effective Amendment No. 2		[X]
Post-Effective Amendment No.		[ ]

AMENDMENT TO REGISTRATION STATEMENT UNDER THE INVESTMENT
COMPANY ACT OF 1940		[X]
(Check appropriate box or boxes.)

Security Life Separate Account L1
(Exact Name of Registrant)

Security Life of Denver Insurance Company
(Name of Depositor)

1290 Broadway
Denver, Colorado 80203-5699
(Address of Depositor’s Principal Executive Offices) (Zip Code)

(800) 525-9852
(Depositor’s Telephone Number, including Area Code)

J. Neil McMurdie, Counsel
ING Americas (U.S. Legal Services)
One Orange Way, Windsor, Connecticut 06095-4774
(Name and Address of Agent for Service)

Jeffery R. Berry, Chief Counsel
ING Americas (U.S. Legal Services)
One Orange Way, Windsor, Connecticut 06095-4774

It is proposed that this filing will become effective (check appropriate box):
[ ]	immediately upon filing pursuant to paragraph (b) of Rule 485
[X]	on February 6, 2008, pursuant to paragraph (b) of Rule 485
[ ]	60 days after filing pursuant to paragraph (a)(1)
[ ]	on ____________, pursuant to paragraph (a)(1) of Rule 485.

If appropriate, check the following box:
[ ]	This post-effective amendment designates a new effective date for a previously filed post-
effective amendment.

PART A

INFORMATION REQUIRED IN A PROSPECTUS

ING VUL-CV

A FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
 issued by
Security Life of Denver Insurance Company
 and its
Security Life Separate Account L1

M Funds Supplement Dated February 6, 2008, to the Prospectus Dated February 6, 2008

This Supplement adds certain information to your Prospectus, dated February 6, 2008. Please read it carefully and keep it with your Prospectus for future reference.
______________________________________________________________________

Investment Portfolios. Four additional funds are currently available through your policy: Brandes International Equity Fund; Business Opportunity Value Fund; Frontier Capital Appreciation Fund; and Turner Core Growth Fund. For a more complete description of these funds' investments, risks, costs and expenses, please see the prospectus for each fund.

Your policy's prospectus and the fund prospectuses can be requested by calling our Customer Service Center toll-free at 1-877-253-5050. These prospectuses contain information about your policy's investment options and the various fund fees and charges. Please read your policy's prospectus and the fund prospectuses carefully before investing.

* * * * * * * * * * * * * * * * *

The following information is added to the “Funds Available Through the Variable Account” section beginning on page 18 of the prospectus:

  M Fund, Inc. Brandes International Equity Fund
  M Fund, Inc. Business Opportunity Value Fund
  M Fund, Inc. Frontier Capital Appreciation Fund
  M Fund, Inc. Turner Core Growth Fund

* * * * * * * * * * * * * * * * *

146641	Page 1 of 2	February, 2008

The following information is added to Appendix B of the prospectus:

Fund Name	Investment Adviser/Subadviser	Investment Objective

M Fund Brandes International	Investment Adviser:	Seeks to provide long-term capital
Equity Fund	M Financial Investment Advisers,	appreciation.
Inc.
Sub-Adviser:
Brandes Investment Partners,
LP

M Fund Business Opportunity	Investment Adviser:	Seeks to provide long-term capital
Value Fund	M Financial Investment Advisers,	appreciation.
Inc.
Sub-Adviser:
Iridian Asset Management LLC

M Fund Frontier Capital	Investment Adviser:	Seeks to provide maximum capital
Appreciation Fund	M Financial Investment Advisers,	appreciation.
Inc.
Sub-Adviser:
Frontier Capital Management
Company, LLC

M Fund Turner Core Growth	Investment Adviser:	Seeks to provide long-term capital
Fund	M Financial Investment Advisers,	appreciation.
Inc.
Sub-Adviser:
Turner Investment Partners, Inc.

146641 Page 2 of 2 February 2008

ING VUL-CV
 A FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
 issued by
Security Life of Denver Insurance Company and its Security Life Separate Account L1

The Policy	Fund Managers
· Is issued by Security Life of Denver Insurance Company.	Funds managed by the following investment
· Is returnable by you during the free look period if you are not satisfied.	managers are available through the policy:
Premium Payments	· AllianceBernstein, L.P.
· Are flexible, so the premium amount and frequency may vary.	· BAMCO, Inc.
· Are allocated to the variable account and the fixed account, based on your	· BlackRock Investment Management,
instructions.	LLC
· Are subject to specified fees and charges.	· Capital Research and Management
The Policy Value	Company
· Is the sum of your holdings in the fixed account, the variable account and the	· Columbia Management Advisors, LLC
loan account.	· Evergreen Investment Management
· Has no guaranteed minimum value under the variable account. The value varies	Company, LLC.
with the value of the subaccounts you select.	· Fidelity Management & Research Co.
· Has a minimum guaranteed rate of return for amounts in the fixed account.	· Ibbotson Associates
· Is subject to specified fees and charges including possible surrender charges.	· ING Clarion Real Estate Securities L.P.
Death Benefit Proceeds	· ING Investment Management Advisors,
· Are paid if your policy is in force when the insured person dies.	B.V.
· Are calculated under your choice of options:	· ING Investment Management Co.
Option 1 – the base death benefit is the greater of the amount of base	· J.P. Morgan Investment Management Inc.
insurance coverage you have selected or your policy value multiplied by the	· Julius Baer Investment Management,
appropriate factor from the definition of life insurance factors described in	LLC
Appendix A;	· Legg Mason Capital Management, Inc.
Option 2 – the base death benefit is the greater of the amount of base	· Marsico Capital Management, LLC
insurance coverage you have selected plus the policy value or your policy	· Massachusetts Financial Services
value multiplied by the appropriate factor from the definition of life insurance	Company
factors described in Appendix A; or	· Morgan Stanley Investment Management,
Option 3 – the base death benefit is the greater of the amount of base	Inc. (d/b/a Van Kampen)
insurance coverage you have selected plus premiums paid minus withdrawals	· Neuberger Berman, LLC
taken or your policy value multiplied by the appropriate factor from the	· Neuberger Berman Management Inc.
definition of life insurance factors described in Appendix A.	· OppenheimerFunds, Inc.
· Are equal to the base death benefit plus any rider benefits minus any outstanding	· Pacific Investment Management
loan and accrued loan interest, accelerated benefit lien and accrued lien interest	Company LLC
and unpaid fees and charges.	· Pioneer Investment Management, Inc.
· Are generally not subject to federal income tax if your policy continues to meet	· T. Rowe Price Associates, Inc.
the federal income tax definition of life insurance.	· UBS Global Asset Management
Sales Compensation	(Americas) Inc.
· We pay compensation to broker/dealers whose registered representatives sell the	· Wells Capital Management, Inc.
policy. See Distribution of the Policy, page 82, for further information about the amount of compensation we pay.

This prospectus describes what you should know before purchasing the ING VUL-CV variable universal life insurance policy. Please read it carefully and keep it for future reference. Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The policy described in this prospectus is not a deposit with, obligation of or guaranteed or endorsed by any bank, nor is it insured or guaranteed by the FDIC, the Federal Reserve Board or any other government agency.

The date of this prospectus is February 6, 2008.

TABLE OF CONTENTS

	Page		Page
POLICY SUMMARY	3	Special Features and Benefits	56
The Policy’s Features and Benefits	3	Termination of Coverage	65
Factors You Should Consider Befor		TAX CONSIDERATIONS	67
Purchasing a Policy	6	Tax Status of the Company	68
Fees and Charges	8	Tax Status of the Policy	68
THE COMPANY, THE VARIABLE		Diversification and Investor Control Requirements	69
ACCOUNT AND THE FIXED ACCOUNT	15	Tax Treatment of Policy Death Benefits	69
Security Life of Denver Insurance Company	15	Distributions Other than Death Benefits	70
The Investment Options	17	Other Tax Matters	72
DETAILED INFORMATION ABOUT		ADDITIONAL INFORMATION	75
THE POLICY	21	General Policy Provisions	75
Underwriting	22	Distribution of the Policy	82
Purchasing a Policy	23	Legal Proceedings	84
Fees and Charges	28	Financial Statements	85
Death Benefits	35	APPENDIX A	A-1
Additional Insurance Benefits	42	APPENDIX B	B-1
Policy Value	54	MORE INFORMATION IS AVAILABLE	Back Cover

TERMS TO UNDERSTAND

The following is a list of some of the key defined terms and the page number on which each is defined:

	Page Where		Page Where
Term	Defined	Term	Defined
Age	23	Policy Date	23
Fixed Account	3	Policy Value	54
Fixed Account Value	54	Segment or Coverage Segment	36
Loan Account	56	Surrender Value	5
Loan Account Value	56	Target Premium	25
Monthly Processing Date	30	Valuation Date	55
Net Premium	3	Variable Account	3
Net Policy Value	4	Variable Account Value	54

“Security Life,” “we,” “us,” “our” and the “company” refer to Security Life of Denver Insurance Company. “You” and “your” refer to the policy owner. The policy owner is the individual, entity, partnership, representative or party who may exercise all rights over the policy and receive the policy benefits during the insured person’s lifetime.

State Variations – State variations are covered in a special policy form used in that state. This prospectus provides a general description of the policy. Your actual policy and any riders are the controlling documents. If you would like to review a copy of the policy and riders, contact our Customer Service Center or your agent/registered representative.

You may contact us about the policy at our:	ING Customer Service Center
P.O. Box 5065
Minot, ND 58702-5065
1-877-253-5050
www.ingservicecenter.com

ING VUL-CV
2

POLICY SUMMARY

This summary highlights the features and benefits of the policy, the risks that you should consider before purchasing a policy and the fees and charges associated with the policy and its benefits. More detailed information is included in the other sections of this prospectus that should be read carefully before you purchase the policy.

The Policy’s Features and Benefits

The Policy	· This prospectus describes our standard ING VUL-CV variable universal life insurance policy. The policy provides death benefits, policy values and other features of traditional life insurance contracts. There may be variations in policy features, benefits and charges because of requirements of the state where we issue your policy. We describe all such differences in your policy.
· If you would like to know about state variations, please ask your agent/registered representative.
We can provide him/her with the list of variations that will apply to your policy.

Temporary	· If you apply and qualify, we may issue temporary insurance equal to the total amount of
Insurance	insurance coverage for which you applied.
· The maximum amount of temporary insurance is $1 million, which includes other in-force coverage you have with us.
See Temporary	· Temporary insurance may not be available in all states.
Insurance, page 27.

Premium Payments	· You choose when to pay and how much to pay.
· You will need to pay sufficient premiums to keep the policy in force. Failure to pay sufficient
See Premium	premiums may cause your policy to lapse without value.
Payments, page 24.	· You cannot pay additional premiums after age 121.
· We may refuse any premium that would disqualify your policy as life insurance under
Section 7702 of the Internal Revenue Code or that would cause your policy to become a modified endowment contract.
· We deduct a premium expense charge from each premium payment and credit the remaining premium (the “net premium”) to the variable account or the fixed account according to your instructions.

Investment Options	· You may allocate your net premiums to the subaccounts of Security Life Separate Account L1
(the “variable account”) and to our fixed account.
See The Investment	· The variable account is one of our separate accounts and consists of subaccounts that invest in
Options, page 17.	corresponding funds. When you allocate premiums to a subaccount, we invest any net premiums in shares of the corresponding fund.
· Your variable account value will vary with the investment performance of the funds underlying the subaccounts and the charges we deduct from your variable account value.
· The fixed account is part of our general account and consists of all of our assets other than those in our separate accounts (including the variable account) and loan account.
· We credit interest of at least 3.00% per year on amounts allocated to the fixed account, and we may, in our sole discretion, credit interest in excess of this amount.

Free Look Period	· During the free look period, you have the right to examine your policy and return it for a refund if you are not satisfied for any reason.
See Free Look Period,	· The free look period is generally ten days from your receipt of the policy, although certain states
page 26.	may allow more than ten days. The length of the free look period that applies in your state will be stated in your policy.
· Generally, there are two types of free look refunds:
Some states require a return of all premium we have received; and
Other states require that we return your policy value plus a refund of all fees and charges deducted.
The free look refund that applies in your state will be stated in your policy.
See Allocation of Net Premium, page 26, for details about how net premium will be allocated during the free look period.

ING VUL-CV 3

Death Benefits		· Death benefits are paid if your policy is in force when the insured person dies.
· Until age 121, the amount of the death benefit will depend on which death benefit option is in
See Death Benefits,		effect when the insured person dies.
page 35.		· There are three death benefit options available under your policy:
Option 1 – the base death benefit is the greater of the amount of base insurance coverage you have selected or your policy value multiplied by the appropriate factor from the definition of life insurance factors described in Appendix A;
Option 2 – the base death benefit is the greater of the amount of base insurance coverage you have selected plus your policy value or your policy value multiplied by the appropriate factor from the definition of life insurance factors described in Appendix A; or
Option 3 – the base death benefit is the greater of the amount of base insurance coverage you have selected plus premiums paid minus withdrawals taken or your policy value multiplied by the appropriate factor from the definition of life insurance factors described in Appendix A.
· After age 121, death benefit Option 1 will apply to all policies and the amount of base insurance coverage selected will equal the amount of base insurance coverage in effect on the policy anniversary nearest the insured person’s 121st birthday plus the amount of coverage, if any, under the Adjustable Term Insurance Rider on that date.
· We reduce the death benefit proceeds payable under any death benefit option by any outstanding loan and accrued loan interest, accelerated benefit lien and accrued lien interest and unpaid fees and charges.
· The death benefit is generally not subject to federal income tax if your policy continues to meet the federal income tax definition of life insurance.

Death Benefit		· Your policy will not lapse as long as your policy value minus any loan account value and accrued
Guarantees		loan interest (the “net policy value”) is enough to pay the periodic fees and charges when due.
· Even if your net policy value is not enough to pay the periodic fees and charges, when due, the policy has two optional death benefit guarantee riders that can keep your policy from lapsing:
See Death Benefit		For issue ages 25-75, the 20-Year/Age 65 Death Benefit Guarantee Rider is an optional rider
Guarantees, page 41.		benefit that may be available, but only when you apply for the policy. If you select this rider, your policy and any Adjustable Term Insurance Rider coverage is guaranteed not to lapse for the greater of 20 years or to age 65 provided:
	-	Your cumulative premium payments minus any partial withdrawals and any outstanding loan amount and accrued loan interest are at least equal to the sum of the 20-Year/Age 65 death benefit guarantee premium payments to the next monthly processing date; and
	-	Your net policy value meets certain diversification requirements.
For issue ages 25-75, the Lifetime Death Benefit Guarantee Rider is an optional rider benefit that may be available, but only when you apply for the policy. If you select this rider, your policy and any Adjustable Term Insurance Rider coverage is guaranteed not to lapse for the lifetime of the insured person provided:
	-	Your cumulative premium payments minus any partial withdrawals and any outstanding loan amount and accrued loan interest are at least equal to the sum of the lifetime death benefit guarantee premium payments to the next monthly processing date; and
	-	Your net policy value meets certain diversification requirements.
· There is a separate monthly charge for each of these riders.
· The death benefit guarantee riders are subject to state approval and may not be available in some states.

Rider Benefits		· Your policy may include additional insurance benefits, attached by rider. There are two types of rider benefits:
See Additional		Optional rider benefits that you must select before they are added to your policy; and
Insurance Benefits,		Rider benefits that automatically come with your policy.
page 42.		· In many cases, we deduct an additional monthly charge for these benefits.
· Not all riders may be available under your policy or in your state.

Transfers		· You currently may make an unlimited number of transfers between the subaccounts and to the fixed account. Transfers are, however, subject to limits, conditions and restrictions that we or
See Transfers, page 58.		the funds whose shares are involved may impose. See Limits on Frequent or Disruptive
Transfers, page 60.
· There are certain restrictions on transfers from the fixed account.
· We do not charge for transfers.

ING VUL-CV
4

Asset Allocation	· Dollar cost averaging is a systematic program of transferring policy values to selected
Programs	subaccounts of the variable account. It is intended to help reduce the risk of investing too much when the price of a fund’s shares is high. It also helps to reduce the risk of investing too little when the price of a fund’s shares is low.
See Dollar Cost	· Automatic rebalancing is a systematic program through which your variable and fixed
Averaging, page 58.	account values are periodically reallocated among your selected investment options to maintain the allocation percentages you have chosen.
See Automatic	· There is no charge to participate in these asset allocation programs. There are, however,
Rebalancing,	certain conditions on participation in these asset allocation programs.
page 59.	· Neither of these asset allocation programs assures a profit nor do they protect you against a loss in a declining market.

Loans	· After the first policy month, you may take loans against your policy’s surrender value.
· A loan must be at least $100 and is generally limited to your surrender value less the
See Loans, page 56.	periodic fees and charges to your next policy anniversary (or periodic fees and charges for the next 13 months if you take a loan within the 30-day period before your next policy anniversary).
· When you take a loan we transfer an amount equal to your loan to the loan account as collateral for your loan. The loan account is part of our general account.
· We credit amounts held in the loan account with interest at an annual rate no less than
3.00%.
· We also charge interest on loans. Interest is due in arrears on each policy anniversary and accrues daily at an annual rate of 3.75% in policy years one through five and at an annual rate of 3.00% (guaranteed not to exceed 3.15%) in all years thereafter.
· Loans reduce your policy’s death benefit proceeds and may cause your policy to lapse.
· Loans may have tax consequences, and you should consult with a qualified tax adviser before taking a loan against your policy’s surrender value.

Partial	· After the first policy year, you may take up to 12 partial withdrawals each policy year. In
Withdrawals	certain circumstances you may take partial withdrawals during the first policy year.
· A partial withdrawal must be at least $100 and may not exceed the amount which leaves
See Partial	your surrender value less than $500.
Withdrawals,	· We charge a fee of $10 for each partial withdrawal.
page 64.	· Partial withdrawals may reduce the amount of base and total insurance coverage under your policy and will reduce your policy value.
· Partial withdrawals may also have tax consequences, and you should consult with a qualified tax adviser before taking a partial withdrawal from your policy.

Surrenders	· You may surrender your policy for its surrender value at any time after the free look period while the insured person is alive.
See Surrender,	· Your surrender value is your policy value minus any surrender charge and your outstanding
page 65.	loan amount and accrued loan interest.
· Surrender charges apply for the first ten years of each segment of base insurance coverage.
The surrender charge rates shown are for the first through third segment years. Surrender charge rates generally decline beginning in the fourth segment year and reach zero beginning in the eleventh segment year.
· Surrender charge rates vary by the insured person’s age at the time each base insurance coverage segment is established and gender.
· All insurance coverage ends on the date we receive your surrender request in good order.
· If you surrender your policy it cannot be reinstated.
· Surrendering the policy may have tax consequences, and you should consult with a qualified tax adviser before surrendering your policy.

ING VUL-CV
 5

Reinstatement	· You may reinstate your policy and riders (other than the death benefit guarantee riders or
Guaranteed Minimum Accumulation Benefit Rider) within five years of lapse if you still
See Reinstatement,	own the policy and did not surrender it and the insured person is still insurable.
page 67.	· You will need to pay the required reinstatement premium.
· If you had an outstanding loan when coverage lapsed, we will reinstate it with accrued loan interest to the date of the lapse unless directed otherwise.
· When we reinstate your policy, we reinstate the surrender charges for the amount and time remaining when your policy lapsed.
· A policy that is reinstated more than 90 days after lapsing may be considered a modified endowment contract for tax purposes.
· Reinstating your policy may have tax consequences, and you should consult with a qualified tax adviser before reinstating your policy.

Factors You Should Consider Before Purchasing a Policy

The decision to purchase a policy should be discussed with your agent/registered representative. Make sure you understand the policy’s investment options, its other features and benefits, its risks and the fees and charges you will incur when you consider purchasing the policy and investing in the subaccounts of the variable account.

Life Insurance	· The policy is not a short-term savings vehicle and should be purchased only if you need
Coverage	insurance coverage. Evaluate your need for life insurance coverage before purchasing policy.
· You should purchase a policy only if you intend and have the financial capability to keep policy in force for a substantial period of time.

Fees and Charges	· In the early policy years the surrender charge may exceed the policy value because surrender charge may be more than the cumulative premiums minus policy fees and charges
See Fees and Charges,	Therefore, you should purchase a policy only if you intend and have the financial capability
page 28.	to keep the policy in force for a substantial period of time.
· The policy’s fees and charges reflect the costs associated with its features and benefits, services we render, the expenses we expect to incur and the risks we assume under policy.
· We believe that the policy’s fees and charges, in the aggregate, are reasonable, but before purchasing a policy you should compare the value that the policy’s various features benefits and the available services have to you, given your particular circumstances, with fees and charges associated with those features, benefits and services.

Lapse	· Your policy may lapse and your insurance coverage under the policy may terminate if on monthly processing date:
See Lapse, page 66.	A death benefit guarantee is not in effect; and
Your net policy value is not enough to pay the periodic fees and charges when due.
· If you meet these conditions, we will send you notice and give you a 61 day grace period make a sufficient premium payment.
· If you do not make a sufficient premium payment by the end of the 61 day grace period, your life insurance coverage will terminate and your policy will lapse without value.
· Partial withdrawals and loans have an adverse impact on your net policy value. Before taking a partial withdrawal or loan consider its effect on your ability to keep your policy from lapsing.

Exchanges	· Replacing an existing life insurance policy(ies) and/or annuity contract(s) with policy described in this prospectus may not be beneficial to you.
See Purchasing a	· Before purchasing a policy, determine whether your existing policy(ies) and/or contract(s)
Policy, page 23.	will be subject to fees or penalties upon surrender or cancellation.
· Also compare the fees, charges, coverage provisions and limitations, if any, of your existing policy(ies) and/or contract(s) with those of the policy described in this prospectus.

ING VUL-CV
6

Investment Risk	· You should evaluate the policy’s long-term investment potential and risks before purchasing a policy.
See The Variable	· For amounts you allocate to the subaccounts of the variable account:
Account, page 17.	Your values will fluctuate with the markets, interest rates and the performance of the underlying funds;
You assume the risk that your values may decline or may not perform to your expectations;
Your policy could lapse without value or you may be required to pay additional premium because of poor fund performance;
Each fund has various investment risks, and some funds are riskier than others;
You should read each fund’s prospectus and understand the risks associated with the fund before allocating your premiums to its corresponding subaccount; and
There is no assurance that any fund will achieve its stated investment objective.
· For amounts you allocate to the fixed account:
Interest rates we declare will change over time; and
You assume the risk that interest rates may decline, although never below the guaranteed minimum annual rate of 3.00%.

Taxation	· Under current federal income tax law, death benefits of life insurance policies generally are not subject to income tax. In order for this treatment to apply, the policy must qualify as a
See TAX	life insurance contract. We believe it is reasonable to conclude that the policy will qualify as
CONSIDERATIONS,	a life insurance contract.
page 67.	· Assuming the policy qualifies as a life insurance contract under current federal income tax law, your policy earnings are generally not subject to income tax as long as they remain within your policy. Depending on your circumstances, however, the following events may have tax consequences for you:
Reduction in the amount of your insurance coverage;
Partial withdrawals;
Loans;
Surrender;
Lapse; and
Reinstatement.
· In addition, if your policy is a modified endowment contract, a partial withdrawal, surrender or a loan against or secured by the policy will be taxable to you to the extent of any gain in the policy. A penalty tax may be imposed on a distribution from a modified endowment contract as well.
· There is always the possibility that the tax treatment of the policy could be changed by legislation or otherwise. You should consult a qualified tax adviser with respect to legislative developments and their effect on the policy.
· Consult with a qualified legal or tax adviser before you purchase a policy.

Sales	· We pay compensation to broker/dealers whose registered representatives sell the policy.
Compensation	· Broker/dealers may be able to choose to receive their compensation under various payment options, but their choice will not affect the fees and charges you will pay for the policy.
See Distribution of the	· We generally pay more compensation on premiums paid for base insurance coverage
Policy, page 82.	than we do on premiums paid for coverage under the Adjustable Term Insurance Rider. Talk to your agent/registered representative about the right blend of base coverage and Adjustable
Term Insurance Rider coverage for you.

Other Products	· We and our affiliates offer other insurance products that may have different features, benefits, fees and charges. These other products may better match your needs.
· Contact your agent/registered representative if you would like information about these other products.

ING VUL-CV
 7

Fees and Charges

The following tables describe the fees and charges you will pay when buying, owning and surrendering the policy.

Transaction Fees and Charges. The following table describes the fees and charges deducted at the time you make a premium payment, take a partial withdrawal, surrender your policy, request an excess illustration or exercise the Accelerated Benefit Rider or Overloan Lapse Protection Rider benefit. See Transaction Fees and Charges, page 28.

Charge	When Deducted	Amount Deducted

Premium Expense	· Deducted when you make	· 9.00% of premium up to target premium and 6.00% of
Charge	a premium payment.	premium in excess of target premium in segment year 1, and
lower thereafter.

Partial Withdrawal	· Deducted when you take	· $10.
Fee	a partial withdrawal.

Surrender Charge [1]	· Deducted during the first	· Minimum Rates per $1,000 of base insurance coverage –
	ten segment years when	$3.40.
	you surrender your	· Maximum Rates per $1,000 of base insurance coverage –
	policy, decrease your	$42.00.
base insurance coverage,
	take a partial withdrawal	· Rates for a representative insured person per $1,000 of base
	which decreases your	insurance coverage –
	base insurance coverage	$23.00.
	or allow your policy to	The representative insured person is a male age 45.
lapse.

Excess Illustration	· Deducted each time you	· $25 – maximum.
Fee	request an illustration	· $0 – current.
after the first each policy
year.

Accelerated	· On the date the	· $300 per acceleration request.
Benefit Rider	acceleration request is
Administrative	processed.
Charge

Overloan Lapse	· On the monthly	· 3.50% of the policy value. [2]
Protection Rider	processing date on or
Charge	next following the date
we receive your request
to exercise this rider’s
benefit.

1	The surrender charge rates shown are for the first through third segment years. Surrender charge rates generally decline beginning in the fourth segment year and reach zero beginning in the 11th segment year. The rates that apply to you vary by the insured person’s age at the time each base insurance coverage segment is established and gender. The rates for the representative insured person listed above may be more or less than you will pay, and you should contact your agent/registered representative for information about the rates that apply to you.

2	Your policy value is the sum of your holdings in the fixed account, the variable account and the loan account.

ING VUL-CV 8

Periodic Fees and Charges. The following table describes the fees and charges deducted each month on the monthly processing date, not including fund fees and expenses. See Periodic Fees and Charges, page 30.

Charge	When Deducted	Amount Deducted

Cost of Insurance	· On the monthly	· Minimum Rates per $1,000 of base insurance coverage –
Charge [3]	processing date.	$0.02 – guaranteed.
$0.01 – current.
· Maximum Rates per $1,000 of base insurance coverage –
$83.33 -- guaranteed and current.
· Rates for a representative insured person per $1,000 of base insurance coverage –
$0.22 – guaranteed.
$0.08 – current.
The representative insured person is a male, age 45 in the
preferred no tobacco risk class and fully underwritten.

Mortality &	· On the monthly	· Percentage of policy value invested in the variable account –
Expense Risk	processing date.	0.025% (0.30% on an annual basis) – guaranteed.
Charge [4]		0.00% – current.

Policy Charge [5]	· On the monthly	· $30 per month in all policy years – guaranteed.
	processing date.	· $30 per month in policy years 1–5 and lower thereafter – current.

Administrative	· On the monthly	· Minimum Rates per $1,000 of base insurance coverage –
Charge [6]	processing date.	$0.03.
· Maximum Rates per $1,000 of base insurance coverage –
$3.85.
· Rates for a representative insured person per $1,000 of base insurance coverage –
$0.24.
The representative insured person is male, age 45 in the
preferred no tobacco risk class and fully underwritten.

Loan Interest	· Accrues daily but is	· 3.75% per annum of the amount held in the loan account in policy
Charge	due in arrears on	years 1–5, and lower thereafter.
each policy
anniversary.

[3]	The minimum and maximum rates shown are for a fully underwritten policy for an insured person in the standard risk class. The rates have been rounded to the nearest penny. Consequently, the actual rates are either more or less than these rounded rates. The rates that apply to you depend on the insured person’s age, gender, policy duration, underwriting type and risk class and generally increase each year after the first segment year. Different cost of insurance rates will apply to each segment of base insurance coverage. A segment or coverage segment is a block of insurance coverage. The rates for the representative insured person listed above are for the first policy year and may be more or less than you will pay, and you should contact your agent/registered representative for information about the rates that apply to you. The guaranteed maximum cost of insurance rates for an insured person in the substandard risk class is $83.33 per $1,000 of base insurance coverage.

[4]	The monthly mortality and expense risk charge rate has been rounded to the nearest one hundredth of one percent. Consequently, the actual rates are either more or less than these rounded rates. See Mortality and Expense Risk Charge, page 31, for the monthly rate without rounding.

[5]	The policy charge varies based on the amount of base insurance coverage and underwriting type. The current Policy Charge also varies based on policy duration. The current monthly Policy Charge shown is for fully underwritten policies with at least $100,000 in base insurance coverage. It remains level for the first five policy years and decreases thereafter. For regular guaranteed issue policies with at least $100,000 in base insurance coverage, the current Policy Charge is $30 per month during the first ten policy years and decreases thereafter. For select guaranteed or simplified issue policies with at least $100,000 in base insurance coverage, the current Policy Charge is $30 per month during the first five policy years and decreases thereafter. See Policy Charge, page 31, for more detail about the policy charge rates.

[6]	The minimum and maximum rates shown are for a fully underwritten policy for an insured person in the standard risk class. The administrative charge rates shown are for the first policy year. The rates that apply to you depend on the insured person’s age, gender, underwriting type and risk class and generally decrease each year after the fifth segment year. The rates shown have been rounded to the nearest penny. Consequently, the actual rates are either more or less than these rounded rates. The rates for the representative insured person listed above are for the first policy year and may be more or less than you will pay and you should contact your agent/registered representative for information about the rates that apply to you.

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Optional Rider Fees and Charges. The following tables describe the charges deducted each month on the monthly processing date for each of the optional rider benefits. See Optional Rider Fees and Charges, page 32.

20-Year/Age 65 Death Benefit Guarantee Rider

Charge	When Deducted	Amount Deducted

20-Year/Age 65	· Deducted on each	· Minimum Rates per $1,000 of guaranteed coverage –
Death Benefit	monthly processing date	$0.01.
Guarantee Rider	during the guarantee	· Maximum Rates per $1,000 of guaranteed coverage –
Charge [7]	period.	$0.02.
· Rates for a representative insured person per $1,000 of
guaranteed coverage –
$0.01.
The representative insured person is age 45.

Additional Insured Rider

Charge	When Deducted	Amount Deducted

Additional Insured	· Deducted on each	· Minimum Rates per $1,000 of rider benefit –
Rider Charge [8]	monthly processing date.	$0.02 – guaranteed.
$0.01 – current.
· Maximum Rates per $1,000 of rider benefit –
$17.84– guaranteed.
$16.52 – current.
· Rates for a representative insured person per $1,000 of rider benefit –
$0.14 – guaranteed.
$0.14 – current.
The representative insured person is female age 45 in the
preferred no tobacco risk class and fully underwritten.

7	The rates for this guarantee depends on the insured person’s age at issue. The minimum rate and the representative rate for the 20- year/Age 65 Death Benefit Guarantee Rider have been rounded up to the nearest penny, and the actual rates may be less than these rounded rates. The other rates stated have been rounded to the nearest penny, consequently, the actual rates may be more or less than these rounded rates. The rates for the representative insured person listed above may be more or less than you will pay, and you should contact your agent/registered representative for information about the rates that apply to you.

8	The minimum and maximum rates shown are for an additional insured person in the standard risk class. The rates have been rounded to the nearest penny. Consequently, the actual rates are either more or less than these rounded rates. The rates that apply to you depend on the additional insured person’s age, gender, underwriting type and risk class and generally increase with age. The rates for the representative additional insured person listed above are for the first policy year and may be more or less than you will pay, and you should contact your agent/registered representative for information about the rates that apply to you. The guaranteed maximum cost of insurance rates for an additional insured person in the substandard risk class is $89.20 per $1,000 of rider coverage.

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Optional Rider Fees and Charges, continued.

Adjustable Term Insurance Rider

Charge	When Deducted	Amount Deducted

Adjustable Term	· On the monthly	· Minimum Rates per $1,000 of rider benefit –
Insurance Rider	processing date.	$0.02 – guaranteed.
Cost of Insurance		$0.01 – current.
Charge [9]		· Maximum Rates per $1,000 of rider benefit –
$83.33 – guaranteed and current.
· Rates for a representative insured person per $1,000 of rider benefit –
$0.28 – guaranteed.
$0.05 – current.
The representative insured person is a male age 45 in the
preferred no tobacco risk class and fully underwritten.

Adjustable Term	· On the monthly	· Minimum Rates per $1,000 of the difference between base
Insurance Rider	processing date.	coverage and total coverage –
Administrative		$0.01.
Charge [10]		· Maximum Rates per $1,000 of the difference between base
coverage and total coverage –
$2.73.
· Rates for a representative insured person per $1,000 of the difference between base coverage and total coverage –
$0.15.
The representative insured person is a male age 45 in the
preferred no tobacco risk class and fully underwritten.

Guaranteed Minimum Accumulation Benefit Rider

Charge	When Deducted	Amount Deducted

Guaranteed	· Deducted on each	· 0.10% (1.15% on an annual basis) of the minimum
Minimum	monthly processing date	accumulation value. [11]
Accumulation	during the guarantee
Benefit Rider	period.
Charge

9	The minimum and maximum rates shown are for a fully underwritten policy for an insured person in the standard risk class. The rates have been rounded to the nearest penny. Consequently, the actual rates are either more or less than these rounded rates. The rates that apply to you depend on the insured person’s age, gender, policy duration, underwriting type and risk class and generally increase each year after the first segment year. The rates for the representative insured person listed above are for the first policy year and may be more or less than you will pay, and you should contact your agent/registered representative for information about the rates that apply to you. The guaranteed maximum cost of insurance rates for an insured person in the substandard risk class is $83.33 per $1,000 of rider coverage.he minimum and maximum rates shown are for a fully underwritten policy for an insured person in the standard risk class. The rates shown are for the first policy year. The rates have been rounded to the nearest penny. Consequently, the actual rates are either more or less than these rounded rates. The rates that apply to you depend on the insured person’s age, gender, policy duration, underwriting type and risk class and generally increase each year after the first segment year. The rates for the representative insured person listed above may be more or less than you will pay, and you should contact your agent/registered representative for information about the rates that apply to you. The guaranteed maximum cost of insurance rates for an insured person in the substandard risk class is $83.33 per $1,000 of rider coverage.

10	The minimum and maximum rates shown are for a fully underwritten policy for an insured person in the standard risk class. The rates shown are for the first policy year. The rates that apply to you depend on the insured person’s gender, underwriting type and risk class and generally decrease after the fifth segment year. The rates shown have been rounded to the nearest penny. Consequently, the actual rates are either more or less than these rounded rates. The rates for the representative insured person listed above are for the first policy year and may be more or less than you will pay and you should contact your agent/registered representative for information about the rates that apply to you.

11	The minimum accumulation value equals the sum of all premium payments we have received for the policy and attached riders minus all partial withdrawals and all fees and charges deducted from your policy value (or that may have been waived under the provisions of the policy or another rider), with the result accrued at an annual interest rate that may vary by policy year. The monthly percentage shown has been rounded up to the nearest tenth of one percent and the actual percentage charged is lower than this rounded amount. See Guaranteed Minimum Accumulation Benefit Rider, page 48, for more detail about the features and benefits of and charge for this rider, (including the unrounded monthly amount of the charge).

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Optional Rider Fees and Charges, continued.

Lifetime Death Benefit Guarantee Rider

Charge	When Deducted	Amount Deducted

Lifetime Death	· Deducted on each	· Minimum Rates per $1,000 of guaranteed coverage –
Benefit Guarantee	monthly processing date	$0.02.
Rider Charge [12]	during the guarantee	· Maximum Rates per $1,000 of guaranteed coverage –
	period.	$0.06.
· Rates for a representative insured person per $1,000 of
guaranteed coverage –
$0.02.
The representative insured person is age 45.

Waiver of Cost of Insurance Rider

Charge	When Deducted	Amount Deducted

Waiver of Cost of	· Deducted on each	· Minimum Rates per $100 of rider coverage –
Insurance	monthly processing date.	$3.82 .
Rider Charge [13]		· Maximum Rates per $100 of rider coverage –
$19.48.
· Rates for a representative insured person per $100 of rider coverage –
$8.43.
The representative insured person is age 45.

Waiver of Specified Premium Rider

Charge	When Deducted	Amount Deducted

Waiver of Specified	· Deducted on each	· Minimum Rates per $100 of rider coverage –
Premium Rider	monthly processing date.	$1.70.
Charge [13]		· Maximum Rates per $100 of rider coverage –
$25.40.
· Rates for a representative insured person per $100 of rider coverage –
$3.90.
The representative insured person is a male age 45 and
fully underwritten.

12	The rates for this guarantee depends on the insured person’s age at issue. The rates for the Lifetime Death Benefit Guarantee Rider have been rounded to the nearest penny, and the actual rates may be more or less than these rounded rates. The rates for the representative insured person listed above may be more or less than you will pay, and you should contact your agent/registered representative for information about the rates that apply to you.

13	The rates for a particular rider depend on various factors that may include the insured person’s age, gender, policy duration and/or underwriting type. Rates generally increase each year after the first policy year until age 59 and generally decrease thereafter. The rates for the representative insured person listed above are for the first policy year and may be more or less than you will pay, and you should contact your agent/registered representative for information about the rates that apply to you.

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Fund Fees and Expenses. The following table shows the minimum and maximum total gross annual fund expenses that you may pay during the time you own the policy. Fund expenses vary from fund to fund and may change from year to year. For more detail about a fund’s fees and expenses, review the fund’s prospectus. See also Fund Fees and Expenses, page 33.

	Minimum	Maximum
Total Gross Annual Fund Expenses [14] (deducted from fund assets)	0.27%	1.93%

Total gross annual fund expenses are deducted from amounts that are allocated to the fund. They include management fees and other expenses and may include distribution (12b-1) fees. Other expenses may include service fees that may be used to compensate service providers, including the company and its affiliates, for administrative and policy owner services provided on behalf of the fund. Distribution (12b-1) fees are used to finance any activity that is primarily intended to result in the sale of fund shares.

If a fund is structured as a “fund of funds,” total gross annual fund expenses also include the fees associated with the funds in which it invests. Because of this a fund that is structured as a “fund of funds” may have higher fees and expenses than a fund that invests directly in debt and equity securities. For a list of the “fund of funds” available through the policy, see the chart of funds available through the variable account on page 18.

14	Some funds which are available through the policy have contractual arrangements to waive and/or reimburse certain fund fees and expenses. The minimum and maximum total gross annual fund expenses shown above do not reflect any of these waiver and/or reimbursement arrangements.

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# How the Policy Works

Your Premium
You make a premium payment.
We deduct from each premium payment:
•Premium Expense Charge.
Net Premium
We allocate the net premium to the investment options you choose.
Fixed Account
Amounts you allocate are held in our general account and earn a fixed rate of interest.
Variable Account
Amounts you allocate are held in subaccounts of the variable account. The subaccounts invest in the funds.
The funds deduct:
•Investment Management Fees.
•12b-1 Fees.
•Other expenses.
Policy Value
Your policy value equals the sum of your fixed account, variable account and loan account values.
We deduct transaction fees and charges from your policy value:
•Partial Withdrawal Fee.
•Surrender Charge.
•Excess Illustration Fee.
We deduct periodic fees and charges from your policy value:
•Cost of Insurance Charge.
•Mortality and Expense Risk Charge.
•Policy Charge.
•Administrative Charge.
We deduct fees and charges from your policy value for the optional benefits and riders you select.
Loan Account
An amount equal to any loan you take is set aside as collateral for policy loans.
Loans
We charge interest on any outstanding loan amount.
Interest Credited
We credit interest to the amount held in the loan account.

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     THE COMPANY, THE VARIABLE ACCOUNT AND THE FIXED ACCOUNT

Security Life of Denver Insurance Company

We are a stock life insurance company organized in 1929 and incorporated under the laws of the State of Colorado. We are admitted to do business in the District of Columbia and all states except New York. Our headquarters is at 1290 Broadway, Denver, Colorado 80203-5699.

We are a wholly owned indirect subsidiary of ING Groep N.V., a global financial institution active in the fields of insurance, banking and asset management. ING Groep N.V. is headquartered in Amsterdam, The Netherlands. Although we are an indirect subsidiary of ING Groep N.V., ING Groep N.V. is not responsible for the obligations under the policy. The obligations under the policy are solely the responsibility of Security Life of Denver Insurance Company.

We are also a charter member of the Insurance Marketplace Standards Association (“IMSA”). Companies that belong to IMSA subscribe to a rigorous set of standards that cover the various aspects of sales and service for individually sold life insurance and annuities. IMSA members have adopted policies and procedures that demonstrate a commitment to honesty, fairness and integrity in all customer contacts involving sales and service of individual life insurance and annuity products.

Regulatory Developments – The Company and the Industry

As with many financial services companies, Security Life and its affiliates have received informal and formal requests for information from various state and federal governmental agencies and self-regulatory organizations in connection with inquiries and investigations of the products and practices of the financial services industry. In each case, the company and its affiliates have been and are providing full cooperation.

Insurance and Retirement Plan Products and Other Regulatory Matters

The New York Attorney General (the “NYAG”), other federal and state regulators and self-regulatory agencies are also conducting broad inquiries and investigations involving the insurance and retirement industries. These initiatives currently focus on, among other things, compensation, revenue sharing, and other sales incentives; potential conflicts of interest; potential anticompetitive activity; reinsurance; marketing practices; specific product types (including group annuities and indexed annuities); and disclosure. It is likely that the scope of these industry investigations will further broaden before they conclude. The company and certain of its U.S. affiliates have received formal and informal requests in connection with such investigations, and are cooperating fully with each request. Some of these matters could result in regulatory action involving the company or certain of its U.S. affiliates.

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These initiatives also may result in new legislation and regulation that could significantly affect the financial services industry, including businesses in which the company is engaged.

In light of these and other developments, U.S. affiliates of ING, including the company, periodically review whether modifications to their business practices are appropriate.

Investment Product Regulatory Issues. Since 2002, there has been increased governmental and regulatory activity relating to mutual funds and variable insurance products. This activity has primarily focused on inappropriate trading of fund shares; directed brokerage; compensation; sales practices, suitability, and supervision; arrangements with service providers; pricing; compliance and controls; adequacy of disclosure; and document retention.

In addition to responding to governmental and regulatory requests on fund trading issues, ING management, on its own initiative, conducted, through special counsel and a national accounting firm, an extensive internal review of mutual fund trading in ING insurance, retirement, and mutual fund products. The goal of this review was to identify any instances of inappropriate trading in those products by third parties or by ING investment professionals and other ING personnel.

The internal review identified several isolated arrangements allowing third parties to engage in frequent trading of mutual funds within the variable insurance and mutual fund products of certain subsidiaries of ING, and identified other circumstances where frequent trading occurred despite measures taken by ING intended to combat market timing. Each of the arrangements has been terminated and disclosed to regulators, to the independent trustees of ING Funds (U.S.) and in reports previously filed by affiliates of the company with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

Action may be taken by regulators with respect to the company or certain affiliates before investigations relating to fund trading are completed. The potential outcome of such action is difficult to predict but could subject the company or certain affiliates to adverse consequences, including, but not limited to, settlement payments, penalties, and other financial liability. It is not currently anticipated, however, that the actual outcome of any such action will have a material adverse effect on ING or ING’s U.S.-based operations, including the company.

ING has agreed to indemnify and hold harmless the ING Funds from all damages resulting from wrongful conduct by ING or the employees of its subsidiaries or from ING’s internal investigation, any investigations conducted by any governmental or self-regulatory agencies, litigation or other formal proceedings, including any proceedings by the SEC. Management reported to the ING Funds Board that ING management believes that the total amount of any indemnification obligations will not be material to ING or ING’s U.S.-based operations, including the company.

Product Regulation. Our products are subject to a complex and extensive array of state and federal tax, securities and insurance laws, and regulations, which are administered and enforced by a number of governmental and self-regulatory

ING VUL-CV 16

authorities. Specifically, U.S. federal income tax law imposes certain requirements relating to product design, administration and investments that are conditions for beneficial tax treatment of such products under the Internal Revenue Code. See TAX CONSIDERATIONS, page 67, for further discussion of some of these requirements. Failure to administer certain product features could affect such beneficial tax treatment. In addition, state and federal securities and insurance laws impose requirements relating to insurance product design, offering and distribution, and administration. Failure to meet any of these complex tax, securities or insurance requirements could subject the company to administrative penalties, unanticipated remediation or other claims and costs.

The Investment Options

You may allocate your premium payments to any of the available investment options. These options include subaccounts of the variable account and the fixed account. The investment performance of a policy depends on the performance of the investment options you choose.

The Variable Account	In the policy the “variable account” is referred to as the “Separate Account.”

We established Security Life Separate Account L1 on
November 3, 1993, as one of our separate accounts
under the laws of the State of Colorado. It is a unit
investment trust, registered with the SEC under the
Investment Company Act of 1940, as amended (“1940
Act”).

We own all of the assets of the variable account and are obligated to pay all amounts due under a policy according to the terms of the policy. Income, gains and losses credited to, or charged against, the variable account reflect the investment experience of the variable account and not the investment experience of our other assets. Additionally, Colorado law provides that we cannot charge the variable account with liabilities arising out of any other business we may conduct. This means that if we ever became insolvent, the variable account assets will be used first to pay variable account policy claims. Only if variable account assets remain after these claims have been satisfied can these assets be used to pay owners of other policies and creditors.

The variable account is divided into subaccounts. Each subaccount invests in a corresponding fund. When you allocate premium payments to a subaccount, you acquire accumulation units of that subaccount. You do not invest directly in or hold shares of the funds when you allocate premium payments to the subaccounts of the variable account.

Funds Available Through the Variable Account. The following chart lists the funds that are available through the variable account. For additional information about each fund’s investment adviser/subadviser and investment objective, see Appendix B to this prospectus. More detailed information about each fund can be found in each fund’s current prospectus.

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Certain funds that are available through the variable account are structured as “fund of funds.” These funds may have higher fees and expenses than a fund that invests directly in debt and equity securities because they also incur the fees and expenses of the underlying funds in which they invest. The “fund of funds” available through the policy are identified in the following chart.

Funds Available Through the Variable Account

  American Funds – Growth Fund (Class 2)
  American Funds – Growth-Income Fund (Class 2)
  American Funds – International Fund (Class 2)
  Fidelity® VIP Contrafund® Portfolio (Service Class)
  Fidelity® VIP Equity-Income Portfolio (Service Class)
  ING AllianceBernstein Mid Cap Growth Portfolio (Class I)
  ING BlackRock Large Cap Growth Portfolio (Class I)
  ING Evergreen Health Sciences Portfolio (Class I)
  ING Evergreen Omega Portfolio (Class I)
  ING FMRSM Diversified Mid Cap Portfolio (Class I)
  ING Global Resources Portfolio (Class I)
  ING JPMorgan Emerging Markets Equity Portfolio (Class I)
  ING JPMorgan Small Cap Core Equity Portfolio (Class I)
  ING JPMorgan Value Opportunities Portfolio (Class I)
  ING Julius Baer Foreign Portfolio (Class I)
  ING Legg Mason Value Portfolio (Class I)
  ING LifeStyle Aggressive Growth Portfolio (Class I)*
  ING LifeStyle Growth Portfolio (Class I)*
  ING LifeStyle Moderate Growth Portfolio (Class I)*
  ING LifeStyle Moderate Portfolio (Class I)*
  ING Limited Maturity Bond Portfolio (Class S)
  ING Liquid Assets Portfolio (Class S)
  ING Marsico Growth Portfolio (Class I)
  ING Marsico International Opportunities Portfolio (Class I)
  ING MFS Total Return Portfolio (Class I)
  ING MFS Utilities Portfolio (Class S)
  ING Oppenheimer Main Street Portfolio® (Class I)
  ING Pioneer Fund Portfolio (Class I)
  ING Pioneer Mid Cap Value Portfolio (Class I)
  ING Stock Index Portfolio (Class I)
  ING T. Rowe Price Capital Appreciation Portfolio (Class I)
  ING T. Rowe Price Equity Income Portfolio (Class I)
  ING Van Kampen Capital Growth Portfolio (Class I)
  ING Van Kampen Growth and Income Portfolio (Class S)
  ING VP Index Plus International Equity Portfolio (Class S)
  ING Wells Fargo Small Cap Disciplined Portfolio (Class S)
  ING Baron Small Cap Growth Portfolio (I Class)
  ING Columbia Small Cap Value II Portfolio (I Class)
  ING JP Morgan Mid Cap Value Portfolio (I Class)
  ING Neuberger Berman Partners Portfolio (I Class)
  ING Oppenheimer Global Portfolio (I Class)
  ING Oppenheimer Strategic Income Portfolio (S Class)
  ING PIMCO Total Return Portfolio (I Class)
  ING T. Rowe Price Diversified Mid Cap Growth Portfolio (I Class)
  ING UBS U.S. Large Cap Equity Portfolio (I Class)
  ING Van Kampen Comstock Portfolio (I Class)
  ING Van Kampen Equity and Income Portfolio (I Class)
  ING VP Balanced Portfolio (Class I)
  ING VP Intermediate Bond Portfolio (Class I)
  ING VP Index Plus LargeCap Portfolio (Class I)
  ING VP Index Plus MidCap Portfolio (Class I)
  ING VP Index Plus SmallCap Portfolio (Class I)
  ING VP High Yield Bond Portfolio (Class I)
  ING VP Real Estate Portfolio (Class S)
  ING VP SmallCap Opportunities Portfolio (Class I)
  Neuberger Berman AMT Socially Responsive Portfolio® (Class I)
*	These funds are structured as “fund of funds.” See the Fund Fees and Expenses table on page 13 and the Fund Fees and Expenses section on page 33 for more information about “fund of funds.”

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See Appendix B to this prospectus for more information about the funds available through the variable account, including information about each fund’s investment adviser/subadviser and investment objective. More detailed information about each fund, including information about their investment risks and fees and expenses, can be found in the fund’s current prospectus and Statement of Additional Information. You may obtain these documents by contacting us at our Customer Service Center.

A fund available through the variable account is not the same as a retail mutual fund with the same or similar name. Accordingly, the management, fees and expenses and performance of a fund available through the variable account is likely to differ from a similarly named retail mutual fund.

Voting Privileges. We invest each subaccount’s assets in shares of a corresponding fund. We are the legal owner of the fund shares held in the variable account, and we have the right to vote on certain issues. Among other things, we may vote on issues described in the fund’s current prospectus or issues requiring a vote by shareholders under the 1940 Act.

Even though we own the shares, we give you the opportunity to tell us how to vote the number of shares attributable to your policy. We count fractional shares. If you have a voting interest, we send you proxy material and a form on which to give us your voting instructions.

Each fund share has the right to one vote. The votes of all fund shares are cast together on a collective basis, except on issues for which the interests of the funds differ. In these cases, voting is on a fund-by-fund basis.

Examples of issues that require a fund-by-fund vote are changes in the fundamental investment policy of a particular fund or approval of an investment advisory agreement.

We vote the shares in accordance with your instructions at meetings of the fund’s shareholders. We vote any fund shares that are not attributable to policies and any fund shares for which the owner does not give us instructions in the same proportion as we vote the shares for which we did receive voting instructions. This means that instructions from a small number of shareholders can determine the outcome of a vote. There is no minimum number of shares for which we must receive instructions before we vote the shares.

We reserve the right to vote fund shares without getting instructions from policy owners if the federal securities laws, regulations or their interpretations change to allow this.

You may instruct us only on matters relating to the funds corresponding to those subaccounts in which you have invested assets as of the record date set by the fund’s Board for the shareholders meeting. We determine the number of fund shares in each subaccount of your policy by dividing your variable account value in that subaccount by the net asset value of one share of the matching fund.

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Right to Change the Variable Account. Subject to state and federal law and the rules and regulations thereunder, we may, from time to time, make any of the following changes to our variable account with respect to some or all classes of policies:

Change the investment objective;

Offer additional subaccounts that will invest in funds we find appropriate for policies we issue;

Eliminate subaccounts;

Combine two or more subaccounts;

Close subaccounts. We will notify you in advance by a supplement to this prospectus if we close a subaccount. If a subaccount is closed or otherwise is unavailable for new investment, unless you provide us with alternative allocation instructions, all future premiums directed to the subaccount that was closed or is unavailable may be automatically allocated among the other available subaccounts according to your most recent allocation instructions.

You may give us alternative allocation instructions by contacting our Customer Service Center. See also the Transfers section of this prospectus, page 58, for information about making subaccount allocation changes;

Substitute a new fund for a fund in which a subaccount currently invests. A substitution may become necessary if, in our judgment:

A fund no longer suits the purposes of your policy;

There is a change in laws or regulations;

There is a change in the fund’s investment objectives or restrictions;

The fund is no longer available for investment; or

Another reason we deem a substitution is appropriate.

In the case of a substitution, the new fund may have different fees and charges than the fund it replaced;

Transfer assets related to your policy class to another separate account;

Withdraw the variable account from registration under the 1940 Act;

Operate the variable account as a management investment company under the 1940 Act;

Cause one or more subaccounts to invest in a fund other than, or in addition to, the funds currently available;

Stop selling the policy;

End any employer or plan trustee agreement with us under the agreement’s terms;

Limit or eliminate any voting rights for the variable account; or

Make any changes required by the 1940 Act or its rules or regulations.

We will not make a change until the change is disclosed in an effective prospectus or prospectus supplement, authorized, if necessary, by an order from the SEC and approved, if necessary, by the appropriate state insurance department(s). We will notify you of changes. If you wish to transfer the amount you have in the affected subaccount to another subaccount or to the fixed account, you may do so free of charge. Just notify us at our Customer Service Center.

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The Fixed Account

You may allocate all or a part of your net premium and	In the policy the “fixed account” is referred to as the “Guaranteed Interest Division.”
transfer your net policy value into the fixed account. We
declare the interest rate that applies to all amounts in the fixed account. Although the interest rate will change
over time, the interest rate will never be less than 3.00%.

Additionally, we guarantee that the interest rate will not
change more frequently than every policy anniversary.
Interest compounds daily at an effective annual rate that
equals the declared rate. We credit interest to the fixed
account on a daily basis. We pay interest regardless of
the actual investment performance of our general
account. We bear all of the investment risk for the fixed
account.

Your fixed account value equals the net premium you allocate to the fixed account, plus interest earned, minus amounts you transfer out or withdraw. It may be reduced by fees and charges assessed against your policy value.

The fixed account guarantees principal and is part of our general account. The general account supports our non-variable insurance and annuity obligations. We have not registered interests in the fixed account under the Securities Act of 1933, as amended (“1933 Act”). Also, we have not registered the fixed account or the general account as an investment company under the 1940 Act (because of exemptive and exclusionary provisions). This means that the general account, the fixed account and interests in it are generally not subject to regulation under these Acts.

The SEC staff has not reviewed the disclosures in this prospectus relating to the general account and the fixed account. These disclosures, however, may be subject to certain requirements of the federal securities law regarding accuracy and completeness of statements made.

DETAILED INFORMATION ABOUT THE POLICY

This prospectus describes our standard ING VUL-CV variable universal life insurance policy. The policy provides death benefits, policy values and other features of traditional life insurance contracts. There may be variations in policy features, benefits and charges because of requirements of the state where we issue your policy. We describe all such differences in your policy.

If you would like to know about state variations, please ask your agent/registered representative. We can provide him/her with the list of variations that will apply to your policy.

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We and our affiliates offer various other products with different features and terms than the policy offered through this prospectus, and that may offer some or all of the same funds. These products have different benefits, fees and charges, and may or may not better match your needs. Please note that some of the company’s management personnel and certain other employees may receive a portion of their employment compensation based on the amount of policy values allocated to funds affiliated with ING. You should be aware that there may be alternative products available, and, if you are interested in learning more about these other products, contact our Customer Service Center or your agent/registered representative.

Underwriting

On the application you will provide us with certain health and other necessary information. Upon receipt of an application, we will follow our underwriting procedures to determine whether the proposed insured person is insurable by us. Before we can make this determination, we may need to request and review medical examinations of and other information about the proposed insured person. Through our underwriting process we also determine the risk class for the proposed insured person if the application is accepted. Risk class is based on such factors as the proposed insured person’s age, gender, health and occupation. Risk class will impact the cost of insurance rates you will pay and may also affect premiums and other policy fees, charges and benefits.

We offer policies on a fully underwritten, simplified issue and guaranteed issue basis.

Simplified issue and guaranteed issue policies are available for certain individuals in group or sponsored arrangements. We issue simplified issue and guaranteed issue policies up to a preset face amount with reduced evidence of insurability as compared to fully underwritten policies. More evidence of insurability is required for fully underwritten policies than simplified issue policies, and even less evidence is required for guaranteed issue policies. Eligibility for a simplified issue policy versus a guaranteed issue policy will depend on the nature of the individuals in the group or sponsored arrangement to be covered and such factors as the proposed insured person’s age and/or health and the amount of coverage.

Eligibility for a simplified issue or a guaranteed issue policy also requires that each proposed insured person:

  Is actively at work at least 30 hours per week performing normal duties;
  Has been currently employed and actively at work for the past 90 days;
  Must answer certain health related questions and may be required to provide certain medical information;
  Must indicate tobacco use, type and frequency. Tobacco use includes use of any substance in the past 12 months that contains nicotine; and
  Must consent to be insured.

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We also have select and regular rates for simplified issue and guaranteed issue policies. Eligibility for select or regular rates also depends on the nature and characteristics of the individuals in the group or sponsored arrangement to be covered. In general, regular rates are available to certain executive, professional and technical groups and select rates are available only to executive groups.

Simplified issue and guaranteed issue policies carry different mortality risks compared with policies that are fully underwritten, and the cost of insurance, mortality and expense risk, policy and administrative charges may be greater for simplified issue and guaranteed issue policies. These charges under these circumstances may depend on the:

  Issue age of the insured person; and
  Risk class of the insured person.

Based on simplified issue and guaranteed issue underwriting, a proposed insured can be rated or excluded from coverage based on, among other things, serious illness, hospitalization, employment status and/or citizenship.

Generally, on a current basis, the overall charges are higher for simplified issue or guaranteed issue policies with regular rates than for those with select rates, and both have higher overall charges than similar fully underwritten policies in the standard rate classes. This means that an insured person in a group or sponsored arrangement could get individual fully underwritten insurance coverage at a lower overall cost.

We reserve the right to reject an application for any reason permitted by law. If an application is rejected, any premium received will be returned without interest.

Purchasing a Policy

To purchase a policy you must submit an application to us. On that application you will, among other things, select:

  The amount of your total insurance coverage (which generally must be at least $50,000);
  Your initial death benefit option;
  The death benefit qualification test to apply to your policy; and
  Any riders or optional benefits.

On the date coverage under the policy begins (the “policy date”), the person on whose life we issue the policy (the “insured person”) generally can be no more than age 85 (70 for guaranteed and simplified issue policies). “Age” under the policy means the insured person’s age on the birthday nearest to the policy date. From time to time, we may accept an insured person who exceeds our normal maximum age limit. We will not unfairly discriminate in determining the maximum age at issue. All exceptions to our normal limits are dependent upon our ability to obtain acceptable reinsurance coverage for our risk with an older insured. We may also set a minimum age to issue a policy.

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You may request that we back-date the policy up to six months to allow the insured person to give proof of a younger age for the purposes of your policy. Except for cash on delivery policies, we generally will not reissue a policy to change the policy date.

Important Information About the Adjustable Term Insurance Rider. It may be to your economic advantage to include all or part of your insurance coverage under the Adjustable Term Insurance Rider. Working with your agent/registered representative, consider the factors described in the Adjustable Term Insurance Rider section of this prospectus, page 44, when deciding whether to include coverage under the Adjustable Term Insurance Rider and in what proportion to the total amount of coverage under your policy.

Premium Payments

Premium payments are flexible and you may choose the amount and frequency of premium payments, within limits, including:

  We may refuse to accept any premium less than $25;
  You cannot pay additional premiums after age 121;
  We may refuse any premium that would disqualify your policy as life insurance under Section 7702 of the Internal Revenue Code;
  We may refuse any premium that would cause your policy to become a modified endowment contract under Section 7702A of the Internal Revenue Code without your prior written acknowledgement accepting your policy as a modified endowment contract; and
  We may refuse to accept any premium that does not comply with our anti- money laundering program. See Anti-Money Laundering, page 77.

After we deduct the premium expense charge from your premium payments, we apply the net premium to your policy as described below.

A premium payment is received by us when it is received at our offices. After you have paid your initial premium, we suggest you send payments directly to us, rather than through your agent/registered representative, to assure the earliest crediting date.

Your initial premium must be at least equal to the sum of the scheduled premium from the policy date through the investment date. The investment date is the date we apply the net premium to your policy.

Scheduled Premium. You may select your scheduled (planned) premium (within our limits) when you apply for your policy. The scheduled premium, shown in your policy and schedule, is the amount you choose to pay over a stated time period. This amount may or may not be enough to keep your policy in force. You may receive premium reminder notices for the scheduled premium on a quarterly, semi-annual or annual basis. You are not required to pay the scheduled premium.

You can change the amount of your scheduled premium within our minimum and maximum limits at any time. If you fail to pay your scheduled premium or if you change the amount of your scheduled premium, your policy performance will be affected.

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If you have an optional death benefit guarantee rider, your scheduled premium should not be less than the guarantee period annual premium shown in your policy. See Death Benefit Guarantees, page 41.

Unscheduled Premium Payments. Generally speaking, you may make unscheduled premium payments at any time, however:

  We may refuse to accept any premium less than $25;
  You cannot pay additional premiums after age 121;
  We may refuse to accept or limit the amount of an unscheduled premium payment if it would result in an increase in the amount of the base death benefit required by the federal income tax law definition of life insurance.
  We may require satisfactory evidence that the insured person is insurableaccording to our normal underwriting rules for the applicable risk class andrating at the time that you make the unscheduled premium payment if thebase death benefit is increased due to an unscheduled premium payment;
  We may require satisfactory evidence that the insured person is insurable according to our normal underwriting rules for the applicable risk class and rating at the time that you make the unscheduled premium payment if an unscheduled premium payment will cause the net amount at risk to increase;
  We will return premium payments that would cause your policy to become a modified endowment contract, unless you have acknowledged in writing the new modified endowment contract status for your policy; and
  Our acceptance of an unscheduled premium payment may be subject to certain issue limitations and conditioned on the availability of reinsurance coverage.

Satisfactory evidence of insurability may include receipt of an application and required medical information.

Target Premium. Target premium is not based on your scheduled premium. Target premium is actuarially determined based on the age and gender of the insured person. The target premium is used to determine your premium expense charge and the sales compensation we pay. It may or may not be enough to keep your policy in force. You are not required to pay the target premium and there is no penalty for paying more or less. The target premium for your policy and additional segments is listed in your policy schedule pages.

Premium Payments Affect Your Coverage. Unless you have an optional death benefit guarantee rider, your coverage lasts only as long as you have a positive net policy value that is enough to pay the periodic fees and charges due each month. If you do not meet this requirement, your policy will enter a 61-day grace period and you must make a sufficient premium payment to keep your policy from lapsing. See Lapse, page 66.

If you have an optional death benefit guarantee rider, we guarantee that your policy will not lapse during the guarantee period provided your cumulative premium payments minus any partial withdrawals and any outstanding loan amount and accrued loan interest are at least equal to the guarantee period annual premium and your net policy value meets certain diversification requirements. See Death Benefit Guarantees, page 41.

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Allocation of Net Premium. Until your initial net premium is allocated as described below, we hold premiums in a general suspense account. Premiums held in this suspense account do not earn interest.

We apply the initial net premium to your policy after all of the following conditions have been met:

  We receive the required initial premium;
  All issue requirements have been received by our Customer Service Center; and
  We approve your policy for issue.

Amounts you designate for the fixed account will be allocated to that account on the investment date. If your state requires return of your premium during the free look period, we initially invest amounts you have designated for the subaccounts of the variable account in the subaccount that invests in the ING Liquid Assets Portfolio. We later transfer these amounts from this subaccount to the available subaccounts that you have selected based on your most recent premium allocation instructions. This transfer occurs five days after the date we mailed your policy to you plus the length of your state free look period.

If your state provides for return of your policy value during the free look period (or provides no free look period), we allocate amounts you designated for the subaccounts of the variable account directly into those subaccounts.

All net premiums we receive after the applicable period are allocated to your policy on the valuation date of their receipt in good order. We will allocate net premiums to the available subaccounts using your most recent premium allocation instructions specified in percentages stated to the nearest tenth and totaling 100%. If your most recent premium allocation instructions includes a fund that corresponds to a subaccount that is closed to new investment (we will notify you in advance by a supplement to this prospectus if we close a subaccount) or is otherwise unavailable, net premium received that would have been allocated to the subaccount corresponding to the closed or otherwise unavailable fund may be automatically allocated among the other available subaccounts according to your most recent allocation instructions. If your most recent allocation instructions do not include any available funds, you must provide us with alternative allocation instructions or the premium payment will be returned to you. You may give us alternative allocation instructions by contacting our Customer Service Center. Your failure to provide us with alternative allocation instructions before we return your premium payment(s) may result in your policy entering the 61 day grace period and/or your policy lapsing without value. See Lapse, page 66, for more information about how to keep your policy from lapsing. See also Reinstatement, page 67, for more information about how to put your policy back in force if it has lapsed.

Free Look Period

You have the right to examine your policy and return it to us (for any reason) within the period shown in the policy. The period during which you have this right is called the free look period and starts on the date you receive your policy. If you return your policy to us within the free look period, we cancel it as of your policy date.

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If you cancel your policy during the free look period, you will receive a refund as determined by state law. Generally, there are two types of free look refunds:

  Refund of all premium we have received from you; or
  Refund of your policy value plus a refund of all charges deducted.

The type of refund that applies in your state will be specified in your policy. The type of free look refund will affect when premium received before the end of the free look period is allocated to the subaccounts. See Allocation of Net Premium, page 26.

Temporary Insurance

If you apply and qualify, we may issue temporary insurance in an amount equal to the amount of insurance coverage for which you applied, up to $1million, which includes other in-force coverage you have with us.

Temporary insurance coverage begins when all of the following events have occurred:

  You have completed and signed our temporary insurance coverage form;
  We have received and accepted a premium payment of at least your scheduled premium (selected on your application); and
  The necessary parts of the application are complete.

Unless otherwise provided by state law, temporary insurance coverage ends on the earliest of:

  Five days after we mail the premium refund to the address on your application;
  Five days after we mail notice of termination to the address on your application;
  Your policy date;
  The date we refuse to issue a policy based on your application; or
  90 days after you sign our temporary life insurance coverage form.

There is no death benefit under the temporary insurance coverage if any of the following events occur:

  There is a material misrepresentation in your answers on the temporary insurance coverage form;
  There is a material misrepresentation in statements on your application;
  The person or persons intended to be insured die by suicide or self-inflicted injury; or
  The bank does not honor your premium check or authorized withdrawal.

During the period of temporary insurance coverage your premium payments are held by us in a general suspense account until underwriting is completed and the policy is issued or the temporary insurance coverage otherwise ends. Premiums held in this suspense account do not earn interest and they are not allocated to the investment options available under the policy until a policy is issued. If a policy is not issued and temporary coverage ends, any premium received will be returned without interest. See Allocation of Net Premium, page 26.

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Fees and Charges

We deduct fees and charges under the policy to compensate us for:

  Providing the insurance benefits of the policy (including any rider benefits);
  Administering the policy;
  Assuming certain risks in connection with the policy; and
  Incurring expenses in distributing the policy.

The amount of a fee or charge may be more or less than the cost associated with the service or benefit. Accordingly, excess proceeds from one fee or charge may be used to make up a shortfall on another fee or charge, and we may earn a profit on one or more of these fees and charges. We may use any such profits for any proper corporate purpose, including, among other things, payment of sales expenses.

Transaction Fees and Charges

We deduct the following transaction fees and charges from your policy value each time you make certain transactions.

Premium Expense Charge. We deduct a premium expense charge from each premium payment we receive.

		Premium Expense
	Premium Expense	Charge for Amounts
	Charge for Amounts	in Excess of
Segment Year	up to Target Premium	Target Premium

1	9.00%	6.00%
2 +	4.50%	3.00%

This charge helps offset:

  The expenses we incur in selling the policy;
  The costs of various state and local taxes. We pay state and local taxes in almost all states. These taxes vary in amount from state to state and may vary from jurisdiction to jurisdiction within a state; and
  The cost associated with the federal income tax treatment of our deferred acquisition costs. This cost is determined solely by the amount of life insurance premium we receive.

Partial Withdrawal Fee. We deduct a partial withdrawal fee each time you take a partial withdrawal from your policy. The amount of this fee is $10. We deduct the partial withdrawal fee proportionately from your fixed and variable account values that remain after the partial withdrawal.

This fee helps offset the expenses we incur when processing a partial withdrawal.

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Surrender Charge. We deduct a surrender charge during the first ten segment years when you:

  Surrender your policy;
  Allow your policy to lapse;
  Decrease your base insurance coverage; or
  Take a partial withdrawal that decreases the amount of your base insurance coverage.

The amount of the surrender charge depends on the amount of base insurance coverage surrendered or decreased and the surrender charge rates.

When you purchase a policy or increase your base insurance coverage, we set surrender charge rates based on the gender and age of the insured person. Surrender charges apply for the first ten years of each segment of base insurance coverage. Surrender charge rates generally decline beginning in the fourth segment year and reach zero beginning in the eleventh segment year. Each coverage segment will have its own set of surrender charge rates which will apply only to that segment. See Changes in the Amount of Your Insurance Coverage, page 35. The rates that apply to you will be set forth in your policy.

See the Transaction Fees and Charges table on page 8 for the minimum and maximum surrender charge rates and the rates for a representative insured person.

For full surrenders, you will receive the surrender value of your policy. For decreases in the amount of base insurance coverage, the surrender charge will reduce your policy value. If there are multiple segments of base insurance coverage, the coverage decreases and surrender charges assessed will be processed on a pro rata basis.

In the early policy years the surrender charge may exceed the policy value because the surrender charge may be more than the cumulative premiums paid minus policy fees and charges. Therefore, you should purchase a policy only if you intend and have the financial capability to keep the policy in force for a substantial period of time.

The surrender charge helps offset the expenses we incur in issuing and distributing the policy.

Excess Illustration Fee. We currently do not assess this fee, but we reserve the right to assess a fee of up to $25 for each illustration of your policy values that you request after the first each policy year.

This fee helps offset the costs we incur when processing requests for excess illustrations.

Redemption Fees. If applicable, we may deduct the amount of any redemption fees imposed by the underlying mutual funds as a result of withdrawals, transfers or other fund transactions you initiate. Redemption fees, if any, are separate and distinct from any transaction charges or other charges deducted from your policy value.

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Periodic Fees and Charges

We deduct the following periodic fees and charges from your policy value on the monthly processing date. The monthly processing date is the same date each month as your policy date. If that date is not a valuation date, then the monthly processing date is the next valuation date.

At any time you may choose one investment option from which we will deduct your periodic fees and charges. If you do not choose the investment option or the amount in your chosen investment option is not enough to cover the periodic fees and charges, then your periodic fees and charges are taken from the subaccounts and fixed account in the same proportion that your value in each has to your net policy value.

Cost of Insurance. Each month we deduct a cost of insurance charge equal to our current monthly cost of insurance rates multiplied by the net amount at risk for each segment of your base insurance coverage. The net amount at risk as calculated on each monthly processing date equals the difference between:

  Your current base death benefit, discounted to take into account one month’s interest earnings at an assumed 3.00% annual interest rate; and
  Your policy value minus the periodic fees and charges due on that date, other than cost of insurance charges.

Monthly cost of insurance rates are based on the insured person’s age at issue and each date you increase your insurance coverage (a “segment date”), gender, underwriting type, risk class and segment year. They will not, however, be greater than the guaranteed cost of insurance rates shown in the policy, which are based on the 2001 Commissioner’s Standard Ordinary Sex Distinct Mortality Tables. We will apply unisex rates where appropriate under the law. This currently includes policies issued in the state of Montana and policies issued to employers or employee organizations in connection with employment related insurance or benefit programs. The rates that apply to you will be set forth in your policy. See the Periodic Fees and Charges table on page 9 for the minimum and maximum cost of insurance rates and the rates for a representative insured person.

Separate cost of insurance rates apply to each segment of your base insurance coverage. The maximum rates for the initial segment and each new segment of your base insurance coverage will be printed in your policy schedule pages.

The cost of insurance charge varies from month to month because of changes in your net amount at risk, changes in your death benefit and the increasing age of the insured person. The net amount at risk is affected by the same factors that affect your policy value, namely:

  The net premium applied to your policy;
  The fees and charges we deduct;
  Any partial withdrawals you take;
  Interest earnings on the amounts allocated to the fixed account;
  Interest earned on amounts held in the loan account; and
  The investment performance of the funds underlying the subaccounts of the variable account.

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We calculate the net amount at risk separately for each segment of your base insurance coverage. We allocate the net amount at risk to segments of the base death benefit in the same proportion that each segment has to the total base death benefit for all insurance coverage as of the monthly processing date.

There are no cost of insurance charges during the continuation of coverage period.

The cost of insurance charge compensates us for the ongoing costs of providing insurance coverage, including the expected cost of paying death benefit proceeds that may be more than your policy value.

Mortality and Expense Risk Charge. Each month we may deduct from your policy value a mortality and expense risk charge based on the amount invested in the subaccounts according to the following rates:

Percentage of the Amount Invested in the Variable Account
Current	Guaranteed
0.00%	0.025%
(0.30% on an annual basis)

This charge, if assessed, will help compensate us for the mortality and expense risks we assume when we issue a policy. The mortality risk is the risk that insured people, as a group, may live less time than we estimated. The expense risk is the risk that the costs of issuing and administering the policies and operating the subaccounts of the variable account are greater than we estimated.

Policy Charge. Each month we deduct a policy charge. This charge varies based on underwriting type, the amount of base insurance coverage and policy duration. The current policy charge each month for policies with at least $100,000 in base insurance coverage is as follows:

Policy Year	Fully Underwritten Current	Regular Guaranteed Issue Underwriting Current	Select Guaranteed/ Simplified Issue Underwriting Current

1-5	$30	$30	$30

6-10	$15	$30	$15

11-20	$10	$20	$15

21+	$8	$20	$15

The guaranteed policy charge for all policies with at least $100,000 in base coverage and the current and guaranteed policy charge for all policies with less than $100,000 in base insurance coverage is $30 per month in all policy years.

This charge helps compensate us for the costs associated with:

  Processing applications;
  Conducting medical examinations;
  Establishing policy records; and
  Underwriting.

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Administrative Charge. Each month we deduct an administrative charge equal to our current monthly administrative charge rates multiplied by the amount of your base insurance coverage divided by 1,000. The rates vary based on the insured person’s age, gender, underwriting type and risk class and generally decrease each year after the fifth and tenth segment years. The rates that apply to you will be set forth in your policy. See the Periodic Fees and Charges table on page 9 for the minimum and maximum administrative charge rates and the rates for a representative insured person.

This charge helps offset the costs we incur in administering the policy, including costs associated with:

  Billing and collecting premiums;
  Processing claims and policy transactions;
  Keeping records;
  Reporting and communicating with policy owners; and
  Our overhead and other expenses.

Optional Rider Fees and Charges

There are separate fees and charges for optional rider benefits. See the Optional Rider Fees and Charges table on page 10, and the Optional Rider Benefits section beginning on page 42 for more information about the optional rider benefits and the applicable fees and charges.

Waiver and Reduction of Fees and Charges

We may waive or reduce any of the fees and charges under the policy, as well as the minimum amount of insurance coverage set forth in this prospectus. Any waiver or reduction will be based on expected economies that result in lower sales, administrative or mortality expenses. For example, we may expect lower expenses in connection with sales to:

  Certain groups or sponsored arrangements (including our employees, employees of our affiliates, our appointed sales agents and certain family members of each of these groups of individuals);
  Corporate or business policy owners/purchasers (including sales related to a corporate or business policy owner’s election to substitute one insured person who is an employee for another); or
  Our policyholders or the policyholders of our affiliated companies.

Any variation in fees and charges will be based on differences in costs or services and our rules in effect at the time. We may change our rules from time to time, but we will not unfairly discriminate in any waiver or reduction.

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Fund Fees and Expenses

As shown in the fund prospectuses and described in the Fund Fees and Expenses table on page 13 of this prospectus, each fund deducts management fees from the amounts allocated to the fund. In addition, each fund deducts other expenses which may include service fees that may be used to compensate service providers, including the company and its affiliates, for administrative and policy owner services provided on behalf of the fund. Furthermore, certain funds may deduct a distribution or 12b-1 fee, which is used to finance any activity that is primarily intended to result in the sale of fund shares. For a more complete description of the funds’ fees and expenses, review each fund’s prospectus.

The company or its U.S. affiliates receive substantial revenue from each of the funds or the funds’ affiliates, although the amount and types of revenue vary with respect to each of the funds offered through the policy. This revenue is one of several factors we consider when determining the policy fees and charges and whether to offer a fund through our policies. Fund revenue is important to the company’s profitability, and it is generally more profitable to offer affiliated funds than to offer unaffiliated funds.

In terms of total dollar amounts received, the greatest amount of revenue generally comes from assets allocated to funds managed by Directed Services LLC or other company affiliates, which funds may or may not also be subadvised by another company affiliate. Assets allocated to funds managed by a company affiliate but subadvised by unaffiliated third parties generally generate the next greatest amount of revenue. Finally, assets allocated to unaffiliated funds generate the least amount of revenue. The company expects to make a profit from this revenue to the extent it exceeds the company’s expenses, including the payment of sales compensation to our distributors.

Types of Revenue Received from Affiliated Funds. Affiliated funds are (a) funds managed by Directed Services LLC or other company affiliates, which funds may or may not also be subadvised by another company affiliate; and (b) funds managed by a company affiliate but that are subadvised by unaffiliated third parties.

Revenues received by the company from affiliated funds may include:

  A share of the management fee deducted from fund assets;
  Service fees that are deducted from fund assets;
  For certain share classes, the company or its affiliates may also receive compensation paid out of 12b-1 fees that are deducted from fund assets; and
  Other revenues that may be based either on an annual percentage of average net assets held in the fund by the company or a percentage of the fund’s management fees.

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These revenues may be received as cash payments or according to a variety of financial accounting techniques that are used to allocate revenue and profits across the organization. In the case of affiliated funds subadvised by unaffiliated third parties, any sharing of the management fee between the company and the affiliated investment adviser is based on the amount of such fee remaining after the subadvisory fees has been paid to the unaffiliated subadviser. Because subadvisory fees vary by subadviser, varying amounts of revenue are retained by the affiliated investment adviser and ultimately shared with the company.

Types of Revenue Received from Unaffiliated Funds. Revenue received from each of the unaffiliated funds or their affiliates is based on an annual percentage of the average net assets held in that fund by the company. Some unaffiliated funds or their affiliates pay us more than others and some of the amounts we receive may be significant. Revenues received by the company from unaffiliated funds and/or their affiliates may include:

  For certain funds, compensation paid from 12b-1 fees or service fees that are deducted from fund assets; and
  Additional payments for administrative, recordkeeping or other services that we provide to the funds or their affiliates, such as processing purchase and redemption requests and mailing fund prospectuses, periodic reports and proxy materials. These additional payments may be used by us to finance distribution of the policy.

These revenues are received as cash payments, and if the three unaffiliated fund families currently offered through the policy were individually ranked according to the total amount they paid to the company or its affiliates in 2006, that ranking would be as follows:

  Fidelity® Variable Insurance Product Portfolios;
  American Funds Insurance Series; and
  Neuberger Berman AMT Portfolios® .

If the revenues received from affiliated funds were included in this list, payments from Directed Services LLC and other company affiliates would be at the top of the list.

In addition to the types of revenue received from affiliated and unaffiliated funds described above, affiliated and unaffiliated funds and their investment advisers, subadvisers or affiliates may participate at their own expense in company sales conferences or educational and training meetings. In relation to such participation, a fund’s investment adviser, subadviser or affiliate may make fixed dollar payments to help expense offset the cost of the meetings or sponsor events associated with the meetings. In exchange for these expense offset or sponsorship arrangements, the investment adviser, subadviser or affiliate may receive certain benefits and access opportunities to company sales representatives and wholesalers rather than monetary benefits. These benefits and opportunities include, but are not limited to, co-branded marketing materials, targeted marketing sales opportunities, training opportunities at meetings, training modules for sales personnel and opportunity to host due diligence meetings for representatives and wholesalers.

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Certain funds may be structured as “fund of funds.” These funds may have higher fees and expenses than a fund that invests directly in debt and equity securities because they also incur the fees and expenses of the underlying funds in which they invest. These funds are affiliated funds, and the underlying funds in which they invest may be affiliated funds as well. The fund prospectuses disclose the aggregate annual operating expenses of each portfolio and its corresponding underlying fund or funds. The “fund of funds” available through the policy are identified in the list of funds available through the variable account on page 18.

Please note that certain management personnel and other employees of the company or its affiliates may receive a portion of their total employment compensation based on the amount of net assets allocated to affiliated funds. See Distribution of the Policy, page 82.

Death Benefits	In the policy the amount of base insurance coverage you select is referred to as the “Stated Death Benefit”

You decide the amount of life insurance protection you
need, now and in the future. Generally, we require a
minimum of $50,000 of base insurance coverage to issue
your policy. We may lower this minimum for certain
group, sponsored or corporate purchasers. The amount of
insurance coverage in effect on your policy date is your
initial coverage segment.

It may be to your economic advantage to include part of your insurance coverage under the Adjustable Term Insurance Rider. See Important Information About the Adjustable Term Insurance Rider, page 24.

Changes in the Amount of Your Insurance Coverage

Subject to certain limitations, generally you may change the amount of your insurance coverage after the first policy year (first monthly processing date for an increase). The change will be effective on the next monthly processing date after we approve your written request, however changes scheduled for the future will be effective on the applicable policy anniversary.

There may be underwriting or other requirements that must be met before we will approve a change. If we approve your requested change we will send a new policy schedule page to you. You should attach it to your policy. We may ask you to return your policy to our Customer Service Center so that we may do this for you.

Changes in the amount of your insurance coverage must be for at least $1,000.

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You may request an increase in the amount of your insurance coverage, subject to the following:

  Increases after age 90 (age 75 for guaranteed issue and simplified issue policies) are not allowed; and
  Increases are subject to underwriting approval and such approval may be conditioned on certain issue limitations and availability of reinsurance coverage.

See also Adjustable Term Insurance Rider, page 44.

A requested increase in base insurance coverage will cause a new coverage segment to be created. A coverage segment or segment is a block of insurance coverage. Once we create a new segment, it is permanent unless law requires differently.

Each new segment will have:

  A new premium expense charge;
  New cost of insurance charges, guaranteed and current;
  New administrative charges;
  A new incontestability period;
  A new suicide exclusion period;
  A new target premium; and
  A new surrender charge.

If a death benefit option change causes the amount of base insurance coverage to increase, no new segment is created. Instead, the size of each existing segment(s) is (are) changed. If a death benefit option change causes the amount of base insurance coverage to decrease, each segment is decreased.

In determining the net amount at risk for each coverage segment we allocate the net amount at risk among the base coverage segments in the same proportion that each segment bears to the total amount of base insurance coverage.

Refusal of a scheduled increase or your request to decrease the amount of your insurance coverage will terminate all future scheduled increases. Certain requests to increase the amount of your insurance coverage may also cancel all future scheduled increases.

You may decrease the amount of your insurance coverage, however, decreases below the minimum we require to issue you a policy are not allowed.

Decreases in insurance coverage may result in:

  Surrender charges on the amount of the decrease;
  Reduced target premium amounts; and
  Reduced cost of insurance charges.

Decreases in the amount of insurance coverage will first reduce your total insurance coverage amount. We decrease your base insurance coverage amount only after your Adjustable Term Insurance Rider coverage is reduced to zero. If you have more than one segment, we divide decreases in base coverage among your coverage segments pro rata unless law requires differently.

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We reserve the right not to approve a requested change in your insurance coverage that would disqualify your policy as life insurance under Section 7702 of the Internal Revenue Code. In addition, we may refuse to approve a requested change in your insurance coverage that would cause your policy to become a modified endowment contract under Section 7702A of the Internal Revenue Code without your prior written acknowledgment accepting your policy as a modified endowment contract. Decreasing the amount of insurance coverage under your policy could cause your policy to be considered a modified endowment contract. If this happens, prior and subsequent distributions from the policy (including loans) may be subject to adverse tax treatment. You should consult a qualified tax adviser before changing your amount of insurance coverage. See Modified Endowment Contracts, page 70

Continuation of Coverage

The continuation of coverage feature automatically continues your insurance coverage in force beyond the policy anniversary nearest the insured person’s 121st birthday (the “continuation of coverage period”), unless prohibited by state law. If you do not surrender your policy before this date, on this date:

  The amount of your total insurance coverage becomes your base insurance coverage amount;
  Death benefit options 2 and 3 are converted to death benefit Option 1, if applicable;
  All riders are terminated;
  Your net policy value is transferred into the fixed account and subsequent transfers into the subaccounts are not allowed; and
  Dollar cost averaging and automatic rebalancing programs are terminated.

Your insurance coverage continues in force until the death of the insured person, unless the policy lapses or is surrendered. However:

  We accept no further premium payments; and
  We deduct no further fees and charges except transaction fees and charges, if applicable.

Partial withdrawals and loans are allowed during the continuation of coverage period. If you have an outstanding loan, interest continues to accrue. If you fail to make sufficient loan or loan interest payments, it is possible that the outstanding loan amount plus accrued loan interest may become greater than your policy value and cause your policy to lapse. To avoid lapse, you may repay the loan and loan interest during the continuation of coverage period.

If you wish to stop coverage during the continuation of coverage period, you may surrender your policy and receive the net policy value. There is no surrender charge during this period. All other normal consequences of surrender apply. See Surrender, page 65.

The continuation of coverage feature is not available in all states. If a state has approved this feature, it is automatic under your policy. In certain states the death benefit during the continuation of coverage period is the net policy value. Contact your agent/registered representative or our Customer Service Center to find out if this feature is available in your state and which type of death benefit applies in your state.

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The tax consequences of coverage continuing beyond the insured person’s 100th birthday are uncertain. You should consult a qualified tax adviser as to those consequences. See Continuation of a Policy, page 72.

Death Benefit Qualification Tests

The death benefit proceeds are generally not subject to federal income tax if your policy continues to meet the federal income tax definition of life insurance. Your policy will meet this definition of life insurance provided that it meets the requirements of either the guideline premium test or the cash value accumulation test.

When you apply for a policy you must choose either the guideline premium test or the cash value accumulation test to make sure your policy complies with the Internal Revenue Code’s definition of “life insurance.” You cannot change this choice once the policy is issued.

Guideline Premium Test. The guideline premium test requires that premium payments do not exceed certain statutory limits and your death benefit is at least equal to your policy value multiplied by a factor defined by law. The guideline premium test provides for a maximum amount of premium in relation to the death benefit and a minimum amount of death benefit in relation to policy value. The factors for the guideline premium test can be found in Appendix A to this prospectus.

Certain changes to a policy that uses the guideline premium test may allow the payment of premium in excess of the statutory limits in order to keep the policy from lapsing. In this circumstance, any such excess premium will be allocated to the fixed account in order for the policy to continue to meet the federal income tax definition of life insurance.

Cash Value Accumulation Test. The cash value accumulation test requires a policy’s surrender value not to exceed the net single premium necessary to fund the policy’s future benefits. Under the cash value accumulation test, there is generally no limit to the amount that may be paid in premiums as long as there is enough death benefit in relation to policy value at all times. The death benefit at all times must be at least equal to an actuarially determined factor, depending on the insured person’s age and gender at any point in time, multiplied by the policy value. A description of how the cash value accumulation test factors are determined can be found in Appendix A to this prospectus.

Which Death Benefit Qualification Test to Choose. The guideline premium test limits the amount of premium that may be paid into a policy. If you do not want to pay premiums in excess of the guideline premium test limitations, you should consider the guideline premium test.

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The cash value accumulation test does not limit the amount of premium that may be paid into a policy. If you desire to pay premiums in excess of the guideline premium test limitations you should elect the cash value accumulation test. However, any premium that would increase the net amount at risk is subject to evidence of insurability satisfactory to us. Required increases in the death benefit due to growth in policy value will generally be greater under the cash value accumulation test than under the guideline premium test. Required increases in the death benefit will increase the cost of insurance under the policy, thereby reducing the policy value.

Death Benefit Options

There are three death benefit options available under the policy. You choose the option you want when you apply for the policy. You may change that choice after your first monthly processing date and before age 121.

Option 1. Under death benefit Option 1, the base death benefit is the greater of:

  The amount of base insurance coverage in effect on the date of the insured person’s death; or
  Your policy value on the date of the insured person’s death multiplied by the appropriate factor from the definition of life insurance factors described in Appendix A.

Under this option your base death benefit will remain level unless your policy value multiplied by the appropriate factor described in Appendix A exceeds the amount of base insurance coverage. In this case, your death benefit will vary as the policy value varies.

With Option 1, positive investment performance generally reduces your net amount at risk, which lowers your policy’s cost of insurance charge. Option 1 also offers insurance coverage at a set amount with potentially lower cost of insurance charges over time.

Option 2. Under death benefit Option 2, the base death benefit is the greater of:

  The amount of base insurance coverage in effect on the date of the insured person’s death plus your policy value; or
  Your policy value on the date of the insured person’s death multiplied by the appropriate factor from the definition of life insurance factors described in Appendix A.

Under this option your base death benefit will vary as the policy value varies and investment performance is reflected in your insurance coverage.

Option 2 is not available after age 121. If Option 2 is in effect at age 121, it automatically converts to death benefit Option 1. See Continuation of Coverage, page 37.

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Option 3. Under death benefit Option 3, the base death benefit is the greater of:

  The amount of base insurance coverage in effect on the date of the insured person’s death plus premiums paid minus withdrawals taken; or
  Your policy value on the date of the insured person’s death multiplied by the appropriate factor from the definition of life insurance factors described in Appendix A.

Under this option your base death benefit will vary as you pay premiums and take withdrawals or if your policy value multiplied by the appropriate factor described in Appendix A exceeds the amount of base insurance coverage plus premiums paid minus withdrawals taken.

Option 3 is not available after age 121. If Option 3 is in effect at age 121, it automatically converts to death benefit Option 1. See Continuation of Coverage, page 37.

Which Death Benefit Option to Choose. If you are satisfied with the amount of your base insurance coverage and prefer to have premium payments and favorable investment performance reflected to the maximum extent in the policy value and lower cost of insurance charges, you should choose death benefit Option 1. If you prefer to have premium payments and favorable investment performance reflected partly in the form of an increasing death benefit, you should choose death benefit Option 2. If you require a specific death benefit that would include a return of the premium paid, death benefit Option 3 may best meet your needs.

Changing Death Benefit Options. On or after the first monthly processing date and before age 121 you may change death benefit options as described below. We may require evidence of insurability under our normal rules of underwriting for some death benefit option changes.

Changing your death benefit option may reduce or increase your base and total insurance coverage amounts but it will not change the amount of your base and total death benefits. We may not approve a death benefit option change if it reduces the amount of insurance coverage below the minimum we require to issue your policy. The following death benefit option changes are allowed, and on the effective date of the change the amount of your base insurance coverage will change as follows:

Change	Change
From:	To:	Base Insurance Coverage Following the Change:

Option 1	Option 2	· Your base insurance coverage before the change
minus your policy value as of the effective date
of the change.

Option 2	Option 1	· Your base insurance coverage before the change
plus your policy value as of the effective date of
the change.

Option 3	Option 1	· Your base insurance coverage before the change
plus the sum of all premium payments we have
received minus all partial withdrawals you have
taken as of the effective date of the change.

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Your death benefit option change is effective on your next monthly processing date after we approve it.

After we approve your request, we send a new policy schedule page to you. You should attach it to your policy. We may ask you to return your policy to our Customer Service Center so that we can make this change for you.

If a death benefit option change causes the amount of insurance coverage to change, no new coverage segment(s) is (are) created. Instead, the size of each existing segment(s) is (are) changed. If you change death benefit options, there is no change to the amount of term insurance if you have the Adjustable Term Insurance Rider. See Adjustable Term Insurance Rider, page 44.

We do not impose a surrender charge if a death benefit option change results in a decrease in the amount of your base insurance coverage. Additionally, we do not adjust the target premium when you change your death benefit option. See Surrender Charge, page 29.

If your death benefit option is changed to Option 1 because you exercised the Overloan Lapse Protection Rider, notwithstanding any other information in this section your insurance coverage following the change will equal your policy value immediately before the change minus the Overloan Lapse Protection Rider charge with the difference multiplied by the appropriate guideline premium test factor described in Appendix A.

Changing your death benefit option may have tax consequences. You should consult a qualified tax adviser before making changes.

Death Benefit Proceeds

After the insured person’s death, if your policy is in force we pay the death benefit proceeds to the beneficiaries. The beneficiaries are the people you name to receive the death benefit proceeds from your policy. The death benefit proceeds are equal to:

  Your base death benefit; plus
  The amount of any rider benefits; minus
  Any outstanding loan amount and accrued loan interest; minus
  Any outstanding accelerated benefit lien and accrued lien interest; minus
  Any outstanding fees and charges incurred before the insured person’s death.

The death benefit is calculated as of the date of the insured person’s death and will vary depending on the death benefit option you have chosen.

Death Benefit Guarantees

The following optional Death Benefit Guarantee Riders may be available and provide that the policy will not lapse even if the net policy value is not enough to pay the periodic fees and charges each month:

  20-Year/Age 65 Death Benefit Guarantee Rider; and
  Lifetime Death Benefit Guarantee Rider.

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If available, these optional rider benefits may be selected only when you apply for the policy. There may be a separate monthly charge for these rider guarantees. See 20-Year/Age 65 Death Benefit Guarantee Rider, page 42 and Lifetime Death Benefit Guarantee Rider, page 49.

Additional Insurance Benefits

Your policy may include additional insurance benefits, attached by rider. There are two types of riders:

  Those that provide optional benefits that you must select before they are effective; and
  Those that automatically come with the policy.

The following information does not include all of the terms and conditions of each rider, and you should refer to the rider to fully understand its benefits and limitations. We may offer riders not listed here. Not all riders may be available under your policy. Contact your agent/registered representative for a list of riders and their availability.

Optional Rider Benefits

The following riders may have an additional cost, but you may cancel optional riders at any time. Adding or canceling riders may have tax consequences. See Modified Endowment Contracts, page 70.

20-Year/Age 65 Death Benefit Guarantee Rider. The 20-Year/Age 65 Death Benefit Guarantee Rider provides a guarantee that your policy and any Adjustable Term Insurance Rider coverage will not lapse for the greater of 20 years or to age 65 provided:

Your cumulative premium payments minus any partial withdrawals and any outstanding loan amount and accrued loan interest are at least equal to the sum of the 20 year death benefit guarantee premium payments to the next monthly processing date; and

Your net policy value meets one of the following diversification requirements:

Your net policy value is allocated to at least five investment options with no more than 35% invested in any one investment option; or

At least 65% of your net policy value is allocated to one or more of the ING LifeStyle portfolios.

Each month during the guarantee period we deduct a charge for this rider based on a rate that varies depending on the issue age of the insured person. See the Optional Rider Fees and Charges table beginning on page 10. The amount of this charge will be determined by dividing the amount of guaranteed coverage by 1,000 and multiplying the result by the rate set forth in your policy. The amount of guaranteed coverage equals the amount of your total insurance coverage minus your policy value.

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You should consider the following when deciding whether to add the 20-Year/Age 65 Death Benefit Guarantee Rider to your policy:

  This rider is available for issue ages 25-75;
  You may add this rider only when you apply for the base policy;
  The 20-Year/Age 65 death benefit guarantee period begins on the policy date;
  The minimum premium required to keep this rider in effect will be set forth in your policy and will be based on monthly rates that vary according to the insured person’s gender, risk class, age, underwriting type and death benefit option selected;
  If your policy benefits change, the minimum premium for this rider will also change;
  Transfers between investment options that are made in response to our notice to you that your policy is not sufficiently diversified will not count as transfers for purposes of any limits or restrictions on transfers that we may impose (see Transfers, page 58);
  This rider covers only your base policy and Adjustable Term Insurance Rider, if any. If your policy and any Adjustable Term Insurance Rider are kept in force because of the guarantee under this rider, coverage under all other riders may terminate;
  This rider may not be available for certain risk classes;
  This rider cannot be added to a policy with death benefit Option 3 or the Lifetime Death Benefit Guarantee Rider;
  You may terminate this rider at any time during the guarantee period upon written notice to us;
  A loan may cause the termination of this guarantee because we deduct your loan amount plus accrued interest from cumulative premiums paid when calculating whether you have paid sufficient premiums to keep the guarantee in effect; and
  Even if this rider terminates, your policy will not necessarily lapse (see Lapse, page 66).

We will notify you if on any monthly processing date you have not paid enough premium to keep this rider in force or your policy is not sufficiently diversified. This notice will show the amount of premium required to maintain this rider benefit and, if applicable, explain the diversification requirement. If we do not receive the required premium payment or you do not adequately diversify your policy within 61 days from the date of our notice, this rider will terminate. If this rider terminates, it cannot be reinstated.

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Additional Insured Rider. This rider provides death benefits upon the death of a named immediate family member. The insured person under this rider can be no older than age 85. You may add up to five Additional Insured Riders to your policy. We require proof of insurability for each additional insured person. Minimum coverage for each additional insured person is $10,000 for ages 0 to 14 and $15,000 for ages 15 and older. Maximum coverage for all additional insured persons is five times your base insurance coverage. There is no defined premium for a given amount of Additional Insured Rider coverage. Instead, we deduct a separate monthly cost of insurance charge from your policy value. The cost of insurance for this rider is calculated as the monthly cost of insurance rate for the rider coverage(s) multiplied by the Additional Insured Rider death benefit(s) in effect at the monthly processing date. The cost of insurance rates are determined by us from time to time. They are based on the issue age(s), gender(s) and risk class(es) of the additional insured person(s), as well as the length of time since the rider was added to your policy. Rates for this rider will not exceed the levels in the 2001 Commissioner’s Standard Ordinary Sex Distinct, Smoker Distinct Mortality Table. See the Optional Rider Fees and Charges table beginning on page 10 for the minimum rates, maximum rates and the rates for a representative insured person.

Adjustable Term Insurance Rider. You may increase
In the policy
“base insurance
coverage” or
“base coverage”
is referred to as
the “Stated
Death Benefit”;
the “total
insurance
coverage” or
“total coverage”
is referred to as
the “Target
Death Benefit.”

the amount of your total insurance coverage under the
policy by adding coverage under the Adjustable Term
Insurance Rider. This rider allows you to schedule the
pattern of insurance coverage appropriate for your
anticipated needs. As the name suggests, the Adjustable
Term Insurance Rider adjusts over time to maintain your
desired level of total coverage.

You specify your amount of total insurance coverage
when you apply for this rider. The amount of total
insurance coverage can be level for the life of your policy
or can be scheduled to change at the beginning of
selected policy years.

Generally, the minimum amount of total insurance
coverage under a policy is $50,000.

The Adjustable Term Insurance Rider benefit is the difference between the amount of your total death benefit and your base death benefit, but not less than zero. The rider’s benefit automatically adjusts daily as the amount of your base death benefit changes. Your death benefit proceeds depend on which death benefit option is in effect.

Under death benefit Option 1, the total death benefit is the greater of:

  The amount of total insurance coverage you have selected; or
  Your policy value multiplied by the appropriate factor from the definition of life insurance factors described in Appendix A.

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Under death benefit Option 2, the total death benefit is the greater of:

  The amount of total insurance coverage you have selected plus your policy value; or
  Your policy value multiplied by the appropriate factor from the definition of life insurance factors described in Appendix A.

Under death benefit Option 3, the total death benefit is the greater of:

  The amount of total insurance coverage you have selected plus the sum of the premium payments we have received minus partial withdrawals you have taken; or
  Your policy value multiplied by the appropriate factor from the definition of life insurance factors described in Appendix A.

For example, under death benefit Option 1, assume your base death benefit changes as a result of a change in your policy value. The Adjustable Term Insurance Rider adjusts to provide death benefit proceeds equal to your total insurance coverage in each year:

Total
	Insurance	Adjustable Term
Base Death Benefit	Coverage	Insurance Benefit
$201,500	$250,000	$48,500
$202,500	$250,000	$47,500
$202,250	$250,000	$47,750

It is possible that the amount of your adjustable term insurance may be zero if your base death benefit increases enough. Using the same example, if the base death benefit under your policy grew to $250,000 or more, the adjustable term insurance benefit would be zero.

Even when the adjustable term insurance benefit is reduced to zero, your rider remains in effect until you remove it from your policy. Therefore, if the base death benefit later drops below the amount of your total insurance coverage, the Adjustable Term Insurance Rider coverage reappears to maintain the amount of your total insurance coverage.

Subject to the requirements outlined in the Changes in the Amount of Your Insurance Coverage section on page 35, once each policy year you may change the amount of your Adjustable Term Insurance Rider coverage (and thereby your total insurance coverage) provided:

  An increase in rider coverage may not exceed the lesser of 25% of the amount of your initial base insurance coverage or 200% of the most recent increase; and
  All increases in rider coverage, in total, may not exceed the lesser of four times the amount of your initial base insurance coverage or $20 million.

There may be underwriting or other requirements that must be met before we will approve a change in your Adjustable Term Insurance Rider coverage. We may choose to waive certain issue requirements and/or limitations on changes in Adjustable Term Insurance Rider coverage in certain circumstances, including those in which the policy is issued in relation to certain deferred compensation arrangements. We will not unfairly discriminate in any such waiver.

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Unless you request and we approve a new schedule of changes in the amount of your total insurance coverage, any request to change the amount of your total insurance coverage will automatically terminate all changes that were previously scheduled and after the change the amount of your total insurance coverage will remain level and be equal to the amount in effect immediately following the change.

Partial withdrawals, changes from death benefit Option 1 to Option 2, and decreases in the amount of your base insurance coverage may reduce the amount of your total insurance coverage. See Partial Withdrawals, page 64; and Changes in the Amount of Your Insurance Coverage, page 35.

There is no defined premium for a given amount of adjustable term insurance benefit. Instead, we deduct separate monthly cost of insurance and administrative charges from your policy value. The cost of insurance for this rider is calculated as the monthly cost of insurance rate for the rider benefit multiplied by the amount of adjustable term insurance benefit in effect at the monthly processing date. The cost of insurance rates are determined by us from time to time. They are based on the issue age, gender, underwriting type and risk class of the insured person, as well as the length of time since your policy date. As a general rule, the current cost of insurance rates for a rider based on simplified issue or guaranteed issue underwriting are higher than those for a rider which is fully underwritten. This means that a healthy individual could pay higher cost of insurance rates for this rider than they would pay for a substantially similar rider if they use simplified issue or guaranteed issue underwriting methods. See Underwriting, page 22.

Each month we deduct an administrative charge for this rider equal to our current monthly administrative charge rates multiplied by the difference between the amount of your total insurance coverage and your base insurance coverage divided by 1,000. The rates vary based on the insured person’s gender, underwriting type and risk class and generally decrease each year after the fifth segment year. The rates that apply to you will be set forth in your policy. See the Optional Rider Fees and Charges table beginning on page 10 for the minimum and maximum administrative charge rates and the rates for a representative insured person.

The total charges that you pay may be more or less if you have some coverage under an Adjustable Term Insurance Rider rather than just base insurance coverage. There are no premium expense charges or surrender charges for this coverage.

If the total insurance coverage is increased by you after the Adjustable Term Insurance Rider is issued, we use the same cost of insurance rate schedule for the entire coverage for this rider. These rates are based on the original risk class even though satisfactory new evidence of insurability is required for the increased schedule. Although the maximum cost of insurance rates for this rider are greater than the maximum cost of insurance rates for the base insurance coverage, the current rates for this rider are generally lower than current cost of insurance rates for the base insurance coverage.

Not all policy features may apply to the Adjustable Term Insurance Rider.

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This rider will terminate on the earliest of the following dates:

  The expiration date of the policy grace period;
  The date the policy is terminated or surrendered;
  The next monthly processing date after we receive your written notice to cancel the rider; or
  The policy anniversary nearest the insured’s 121st birthday.

If this rider terminates, it cannot be reinstated.

Important Information About the Adjustable Term Insurance Rider. It may be to your economic advantage to include all or part of your insurance coverage under the Adjustable Term Insurance Rider. Working with your agent/registered representative, consider the following when deciding whether to include coverage under the Adjustable Term Insurance Rider and in what proportion to the total amount of coverage under your policy:

Cost of Insurance and Other Fees and Charges. The cost of insurance rates and other fees and charges affect the value of your policy. The lower the cost of insurance and other fees and charges, the greater the policy value.

Accordingly, please be aware that:

The current cost of insurance rates for coverage under the Adjustable Term Insurance Rider are generally less than the current cost of insurance rates for coverage under the base policy;

The guaranteed maximum cost of insurance rates for coverage under the Adjustable Term Insurance Rider are generally more than the guaranteed maximum cost of insurance rates for coverage under the base policy; and

Some policy fees and charges that apply to coverage under the base policy may not apply to coverage under the Adjustable Term Insurance Rider.

Features and Benefits. Certain features and benefits are limited or unavailable if you have Adjustable Term Insurance Rider coverage, including Death Benefit Guarantees.

Compensation. We generally pay more compensation to your agent/registered representative on premiums paid for coverage under the base policy than we do on premiums paid for coverage under the Adjustable Term Insurance Rider. See Distribution of the Policy, page 82.

With these factors in mind, you should discuss with your agent/registered representative how the use of the Adjustable Term Insurance Rider will affect the costs, benefits, features and performance of your policy. You should also review illustrations based on different combinations of base policy and Adjustable Term Insurance Rider coverage so that you can decide what combination best meets your needs. The foregoing discussion does not contain all of the terms and conditions or limitations of coverage under the policy or the Adjustable Term Insurance Rider, and you should read them carefully to fully understand their benefits and limitations.

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Guaranteed Minimum Accumulation Benefit Rider. The Guaranteed Minimum Accumulation Benefit Rider provides a guarantee that at the end of the guarantee period your policy value will not be less than the minimum accumulation value, provided:

  Your net policy value is allocated to at least five investment options with no more than 35% invested in any one investment option; or
  At least 65% of your net policy value is allocated to one or more of the ING LifeStyle portfolios.

The guarantee period is 20 years from the policy date. The guaranteed minimum accumulation value is equal to the sum of all premium payments we have received minus all partial withdrawals you have taken and all fees and charges we have deducted from your policy value (or that may have been waived under the provisions of your policy or another rider), accrued at an annual interest rate that may vary by policy year. The rate is currently 3.00% for all policy years.

At the end of the guarantee period we will compare your policy value with the minimum accumulation value. If the policy value is greater, then there will be no adjustment to your policy value and this rider will terminate. If the minimum accumulation value is greater, then we will increase your policy value by allocating an amount equal to the difference between the policy value and the minimum accumulation value among the various investment options in which your policy value is allocated, on a pro rata basis taking into account any outstanding loan account value.

Each month during the guarantee period we deduct a charge for this rider. See the Optional Rider Fees and Charges table beginning on page 10. The amount of this charge will be determined by multiplying minimum accumulation value by the amount shown in your policy. The current amount of this charge is 0.09583% on a monthly basis (1.15% on an annual basis).

You should consider the following when deciding whether to add the Guaranteed Minimum Accumulation Benefit Rider to your policy:

  You may add this rider only when you apply for the base policy;
  There is currently only one guarantee period available: 20 years;
  The guarantee period is measured from the policy date;
  Transfers between investment options that are made in response to our notice to you that your policy is not sufficiently diversified will not count as transfers for purposes of any limits or restrictions on transfers that we may impose (see Transfers, page 58);
  This rider may not be available for certain risk classes;
  You may terminate this rider at any time during the guarantee period upon written notice to us;
  If this rider terminates, it cannot be reinstated.

We will notify you if on any monthly processing date your policy is not sufficiently diversified. This notice will explain the diversification requirement. If you do not sufficiently diversify your policy within 61 days from the monthly processing date on which your policy was not sufficiently diversified, this rider will terminate.

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Lifetime Death Benefit Guarantee Rider. The Lifetime Death Benefit Guarantee Rider provides a guarantee that your policy and any Adjustable Term Insurance Rider will not lapse during your lifetime provided:

Your cumulative premium payments minus any partial withdrawals and any outstanding loan amount and accrued loan interest are at least equal to the sum of the lifetime death benefit guarantee premium payments to the next monthly processing date; and

Your net policy value meets one of the following diversification requirements:

Your net policy value is allocated to at least five investment options with no more than 35% invested in any one investment option; or

At least 65% of your net policy value is allocated to one or more of the ING LifeStyle portfolios.

Each month during the guarantee period we deduct a charge for this rider based on a rate that varies depending on the issue age of the insured person. See the Optional Rider Fees and Charges table,beginning on page 10. The amount of this charge will be determined by dividing the amount of guaranteed coverage by 1,000 and multiplying the result by the rate set forth in your policy. The amount of guaranteed coverage equals the amount of your total insurance coverage minus your policy value.

You should consider the following when deciding whether to add the Lifetime Death Benefit Guarantee Rider to your policy:

  This rider is available for issue ages 25-75;
  You may add this rider only when you apply for the base policy;
  The lifetime death benefit guarantee period begins on the policy date;
  The minimum premium required to keep this rider in effect will be set forth in your policy and will be based on monthly rates that vary according to the insured person’s gender, risk class, age, underwriting type and death benefit option selected;
  If your policy benefits change, minimum premium for this rider will also change;
  Transfers between investment options that are made in response to our notice to you that your policy is not sufficiently diversified will not count as transfers for purposes of any limits or restrictions on transfers that we may impose (see Transfers, page 58);
  This rider covers only your base policy and Adjustable Term Insurance Rider, if any. If your policy and any Adjustable Term Insurance Rider are kept in force because of this rider, coverage under all other riders may terminate;
  This rider cannot be added to a policy with death benefit Option 3 or the 20- year Death Benefit Guarantee Rider;
  You may terminate this rider at any time during the guarantee period upon written notice to us;
  A loan may cause the termination of this guarantee because we deduct your loan amount plus accrued interest from cumulative premiums paid when calculating whether you have paid sufficient premiums to keep the guarantee in effect; and
  Even if this rider terminates, your policy will not necessarily lapse (see Lapse, page 66).

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We will notify you if on any monthly processing date you have not paid enough premium to keep this rider in force or your policy is not sufficiently diversified. This notice will show the amount of premium required to maintain this rider guarantee and, if applicable, explain the diversification requirement. If we do not receive the required premium payment or you do not adequately diversify your policy by the second monthly processing date following the notice, this rider will terminate. If this rider terminates, it cannot be reinstated.

Waiver of Cost of Insurance Rider. If the insured person becomes totally disabled while your policy is in force, this rider provides that we waive the periodic fees and charges and rider charges during the disability period. The insured person must be no less than age 10 and no more than age 55. See the Optional Rider Fees and Charges table beginning on page 10 for the minimum rates, maximum rates and the rates for a representative insured person. The cost of this rider is included as part of the monthly cost of insurance charge.

If you add this rider to your policy, you may not add the Waiver of Specified Premium Rider. This rider is not available if your policy is issued based on guaranteed issue underwriting.

Waiver of Specified Premium Rider. If the insured person becomes totally disabled while your policy is in force, this rider provides that after a waiting period, we credit a specified premium amount monthly to your policy during the disability period. Subject to our underwriting, you specify this amount on the application for the policy. The insured person must be no less than age 10 and no more than age 55. The minimum coverage under this rider is $25 per month. See the Optional Rider Fees and Charges table begiinning on page 10 for the minimum rates, maximum rates and the rates for a representative insured person.

A policy may contain either the Waiver of Cost of Insurance Rider or the Waiver of Specified Premium Rider, but not both.

Automatic Rider Benefits

The following rider benefits may come with your policy automatically.

Accelerated Benefit Rider. Under certain circumstances, the Accelerated Benefit Rider allows you to accelerate payment of a portion of the eligible death benefit that we otherwise would pay upon the insured person’s death.

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Generally, we will provide an accelerated benefit under this rider if the insured person has one or more of the following:

A non-correctable illness or physical condition that, with a reasonable degree of medical certainty, will result in the death of the insured person in less than 12 months from the date of receipt of certification by a physician;

A medical condition that has required or requires extraordinary medical intervention without which the insured person would die. Such conditions may include, but are not limited to:

A major organ transplant; and

Continuous artificial life support.

A medical condition that usually requires continuous confinement in an eligible institution and in which the insured person is expected to remain for the rest of his or her life; or

A medical condition that would, in the absence of extensive or extraordinary medical treatment, result in a drastically limited life span.

Such conditions may include, but are not limited to:

Coronary artery disease resulting in an acute infarction or requiring surgery;

Permanent neurological deficit resulting from cerebral vascular accident; or

End stage renal failure.

Before we will pay an accelerated benefit under this rider we will require certification by a licensed physician that the insured person meets one or more of these conditions.

The maximum accelerated benefit available under this rider is the lesser of 50% of the eligible death benefit that would be payable at the death of the insured person or $1 million. The minimum available accelerated benefit is $10,000.

Consider the following when deciding whether to accelerate the death benefit under this rider:

  Only one accelerated benefit may be paid per policy to which this rider is attached;
  We assess an administrative charge of up to $300 when we pay the accelerated benefit (see Transaction Fees and Charges table, page 8);
  The accelerated benefit will first be used to repay any outstanding policy loans and accrued loan interest due. The remainder of the accelerated benefit (less the administrative charge) will be paid to you;
  Accelerating the death benefit will not affect the amount of premium payable on the policy nor the cost of insurance or other charges due under the policy;

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The accelerated benefit requested plus any amounts we pay to keep the policy in force plus interest as described below will be a lien against the policy and any additional term insurance rider benefits that are part of the eligible death benefit. When there is a lien against your policy:

The amount payable at the death of the insured under your policy and any additional term insurance rider benefits that are part of the eligible death benefit will be reduced by the amount of the lien;

Your access to the value of your policy, if any, through surrender, withdrawal, or loan will be limited to the excess of the value of your policy over the amount of the lien;

You may not make any changes to your policy that would reduce the proceeds payable at death without written permission from us. We reserve the right to require you to repay all or part of the lien before you make any changes to your policy;

Any premiums or other payments required under the terms of the policy will continue to be due and payable and will be based upon the pre- accelerated benefit amount;

Any payments required to keep the policy in force (not including scheduled premiums, minimum monthly premiums, or any other amount the payment of which will insure that the policy will not lapse notwithstanding the fact that the policy’s value is zero or less) that are not paid by you will be paid by us, and the amount of any such payments will be added to the amount of the lien; and

Interest on the amount of the lien accrues daily and is added to the amount of the lien. The maximum interest rate used will not be more than the greater of the current yield on 90 day treasury bills or the current maximum statutory adjustable policy loan interest rate; and

There may be tax consequences to requesting payment under this rider, and you should consult with a qualified tax adviser for further information. See Accelerated Benefit Rider, page 72.

Certain conditions, limitations, and restrictions on your receipt of an accelerated benefit payment under this rider are described in the rider. Additionally, the benefit may vary by state. You should consult your agent/registered representative as to whether and to what extent the rider is available in your particular state and on any particular policy.

Overloan Lapse Protection Rider. The Overloan Lapse Protection Rider is a benefit which guarantees that your policy will not lapse even if your surrender value or net policy value, as applicable, is not enough to pay the periodic fees and charges when due. This rider may help you keep your policy in force and avoid tax consequences resulting from your policy lapsing with a loan outstanding. See Distributions Other than Death Benefits, page 70.

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You may exercise this rider by written request if all of the following conditions are met:

  You elected to have your policy meet the requirements of the guideline premium test (see Death Benefit Qualification Tests, page 38);
  At least 15 years have elapsed since your policy date;
  You are at least age 75;
  Your loan account value is equal to or greater than the amount of your base insurance coverage (or total insurance coverage, if greater);
  Your loan account value less any unearned loan interest does not exceed your policy value less the transaction charge for this rider (see Loan Account Value, page 56; see also Loan Interest, page 56);
  Exercise of this rider does not cause your policy to become a modified endowment contract under Section 7702A of the Internal Revenue Code (see Modified Endowment Contracts, page 70); and
  Exercise of this rider does not cause your policy to violate the statutory premium limits allowed under the guideline premium test (see Guideline Premium Test, page 38).

We will notify you if you meet all of these conditions and explain the consequences of choosing to exercise this rider.

You should consider the following consequences when deciding whether to exercise the Overloan Lapse Protection Rider:

On the monthly processing date on or next following the date we receive your request to exercise this rider:

We will assess a one time transaction charge. This charge equals 3.50% of your policy value (see Transaction Fees and Charges table, page 8);

If another death benefit option is in effect, the death benefit option will automatically be changed to death benefit Option 1 (see Death Benefit Options, page 39);

The amount of insurance coverage after exercise of this rider will equal your policy value (less the transaction charge) multiplied by the appropriate guideline premium test factor described in Appendix A;

Amounts allocated to the subaccounts of the variable account will be transferred to the fixed account; and

All other benefit riders will be terminated.

Insurance coverage under your policy will continue in force, subject to the following limitations and restrictions:

We will continue to deduct monthly periodic fees and charges (other than the Mortality and Expense Risk charge which will no longer apply);

You may not make any further premium payments;

Any unpaid loan interest will be added to your loan account balance;

You may not make any future transfers from the fixed account to the subaccounts of the variable account;

You may not add any additional benefits by rider in the future; and

You may not increase or decrease the amount of insurance coverage, change the death benefit option or make any partial withdrawals.

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This rider may not be available in all states. You should consult your agent/registered representative as to whether and to what extent the rider is available in your particular state.

Policy Value

Your policy value equals the sum of your fixed account, variable account and loan account values. Your policy value reflects:· The net premium applied to your policy;· Any rider benefits applied to your policy;· The fees and charges that we deduct;· Any partial withdrawals you take;· Interest earned on amounts allocated to the fixed account;· The investment performance of the funds underlying the subaccounts of the variable account; and· Interest earned on amounts held in the loan account.

Fixed Account Value

Your fixed account value equals the net premium you allocate to the fixed account, plus any rider benefits allocated to the fixed account, plus interest earned, minus amounts you transfer out or withdraw. It may be reduced by fees and charges assessed against your policy value. See The Fixed Account, page 21.

Variable Account Value

Your variable account value equals your policy value attributable to amounts invested in the subaccounts of the variable account.

In the policy the “policy value” is referred to as the “Account Value”; the “fixed account value” is referred to as the “Account Value of the Guaranteed Interest Division”; the “variable account value” is referred to as the “Account Value of the Subaccounts of the Separate Account”; and the “loan account value” is referred to as the “Value of the Loan Division.”

Determining Values in the Subaccounts. The value of the amount invested in each subaccount is measured by accumulation units and accumulation unit values. The value of each subaccount is the accumulation unit value for that subaccount multiplied by the number of accumulation units you own in that subaccount. Each subaccount has a different accumulation unit value.

The accumulation unit value is the value determined on each valuation date. The accumulation unit value of each subaccount varies with the investment performance of its underlying fund. It reflects:

  Investment income;
  Realized and unrealized gains and losses;
  Fund expenses (including fund redemption fees, if applicable); and
  Taxes, if any.

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A valuation date is a date on which a fund values its shares and the New York Stock Exchange is open for business, except for days on which valuations are suspended by the SEC. Each valuation date ends at 4:00 p.m. Eastern time. We reserve the right to revise the definition of valuation date as needed in accordance with applicable federal securities laws and regulations.

You purchase accumulation units when you allocate premium or make transfers to a subaccount (including transfers from the loan account) and when rider benefits are allocated to a subaccount.

We redeem accumulation units:

  When amounts are transferred from a subaccount (including transfers to the loan account);
  For the monthly deduction of the periodic fees and charges from your policy value;
  For policy transaction fees (including fund redemption fees, if any);
  When you take a partial withdrawal;
  If you surrender your policy; and
  To pay the death benefit proceeds.

To calculate the number of accumulation units purchased or sold we divide the dollar amount of your transaction by the accumulation unit value for the subaccount calculated at the close of business on the valuation date of the transaction.

The date of a transaction is the date we receive your premium or transaction request at our Customer Service Center in good order, so long as the date of receipt is a valuation date. We use the accumulation unit value that is next calculated after we receive your premium or transaction request and we use the number of accumulation units attributable to your policy on the date of receipt.

We deduct the periodic fees and charges each month from your policy value on the monthly processing date. If your monthly processing date is not a valuation date, the monthly deduction is processed on the next valuation date.

The value of amounts allocated to the subaccounts goes up or down depending on investment performance of the corresponding funds. There is no guaranteed minimum value of amounts invested in the subaccounts of the variable account.

How We Calculate Accumulation Unit Values. We determine the accumulation unit value for each subaccount on each valuation date.

We generally set the accumulation unit value for a subaccount at $10 when the subaccount is first opened. After that, the accumulation unit value on any valuation date is:

  The accumulation unit value for the preceding valuation date, multiplied by;
  The subaccount’s accumulation experience factor for the valuation period.

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Every valuation period begins at 4:00 p.m. Eastern time on a valuation date and ends at 4:00 p.m. Eastern time on the next valuation date. We reserve the right to revise the definition of valuation period as needed in accordance with applicable federal securities laws and regulations.

We calculate an accumulation experience factor for each subaccount every valuation date as follows:

  We take the net asset value of the underlying fund shares as reported to us by the fund managers as of the close of business on that valuation date;
  We add dividends or capital gain distributions declared and reinvested by the fund during the current valuation period;
  We subtract a charge for taxes, if applicable; and
  We divide the resulting amount by the net asset value of the shares of the underlying fund at the close of business on the previous valuation date.
Loan Account Value	In the policy the “loan account” is referred to as the “Loan Division.”

When you take a loan from your policy we transfer an
amount equal to your loan to the loan account as
collateral for your loan. The loan account is part of our
general account and we credit interest to the amount held
in the loan account. Your loan account value is equal to
your outstanding loan amount plus accrued interest in
the loan account. See Loans, page 56.

Special Features and Benefits

Loans

You may borrow money from us at any time after the first policy month, by using your policy as collateral for the loan. Unless state law requires otherwise, a new loan amount must be at least $100 and the maximum amount you may borrow is limited to the surrender value of your policy minus the monthly periodic fees and charges to your next policy anniversary or the monthly periodic fees and charges for the next thirteen months if you take a loan within thirty days before your next policy anniversary.

Your loan request must be directed to our Customer Service Center. When you request a loan you may specify the investment options from which the loan collateral will be taken. If you do not specify the investment options, the loan collateral will be taken proportionately from each active investment option you have, including the fixed account.

If you request an additional loan, we add the new loan amount to your existing loan. This way, there is only one loan outstanding on your policy at any time.

Loan Interest. We credit amounts held in the loan account with interest at an annual rate of 3.00% . Interest that we credit to the loan account becomes part of your loan account value until the next policy anniversary when it is transferred to the investment options according to your most recent allocation instructions.

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We also charge interest on loans you take. The annual interest rate charged is 3.75% in policy years one through five and currently 3.00% in all years thereafter (guaranteed not to exceed 3.15%) . Loans with this reduced interest rate are called preferred loans. Interest accrues daily but is due in arrears on each policy anniversary. If you do not pay the interest when it is due, we add it to your loan amount.

Loan Repayment. You may repay your loan at any time. We assume that payments you make, other than scheduled premium payments, are loan repayments. You must tell us if you want unscheduled payments to be premium payments.

When you make a loan repayment, we transfer an amount equal to your payment from the loan account to the subaccounts and fixed account in the same proportion as your current premium allocation, unless you tell us otherwise.

Effects of a Loan. Using your policy as collateral for a loan will affect your policy in various ways. You should carefully consider the following before taking a loan:

  If you do not make loan repayments your policy could lapse if your loan amount and accrued loan interest is greater than your policy value, less any surrender charges;
  A loan may cause the termination of the death benefit guarantees because we deduct your loan amount and accrued loan interest from cumulative premiums paid when calculating whether you have paid sufficient premiums to keep the death benefit guarantees in effect;
  Taking a loan reduces your opportunity to participate in the investment performance of the subaccounts and the interest guarantees of the fixed account;
  Accruing loan interest will change your policy value as compared to what it would have been if you did not take a loan;
  Even if you repay your loan, it will have a permanent effect on your policy value;
  If you use the continuation of coverage feature and you have a loan, loan interest continues to accrue and could cause your policy to lapse;
  If you do not repay your loan we will deduct any outstanding loan amount and accrued loan interest from amounts payable under the policy; and
  Loans may have tax consequences and if your policy lapses with a loan outstanding, you may have further tax consequences. See Distributions Other than Death Benefits, page 70.

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Transfers

You currently may make an unlimited number of transfers of your variable account value between the subaccounts and to the fixed account. Transfers are subject to any conditions, limits or charges (including redemption fees) that we or the funds whose shares are involved may impose, including:

  If your state requires a refund of premium during the free look period, you may not make transfers until after your free look period ends;
  The minimum amount you may transfer is $100;
  If the amount remaining in the investment option after a transfer will be less than $100, we will transfer the entire amount; and
  We may limit the number of transfers or restrict or refuse transfers because of frequent or disruptive transfers, as described below.

Any conditions or limits we impose on transfers between the subaccounts or to the fixed account will generally apply equally to all policy owners. However, we may impose different conditions or limits on policy owners or third parties acting on behalf of policy owners, such as market timing services, who violate our excessive trading policy. See Limits on Frequent and Disruptive Transfers, page 60.

One transfer from the fixed account to the subaccounts of the variable account may be made only within 30 days of each policy anniversary. This transfer is limited to the greater of:

  25% of your fixed account value at the time of the first such transfer in a policy year;
  The sum of the amounts transferred and withdrawn from the fixed account during the prior policy year; or
  $100.

We reserve the right to liberalize these restrictions on transfers from the fixed account, depending on market conditions. Any such liberalization will generally apply equally to all policy owners. However, we may impose different restrictions on third parties acting on behalf of policy owners, such as market timing services.

We process all transfers and determine all values in connection with transfers on the valuation date we receive your request in good order, except as described below for the dollar cost averaging or automatic rebalancing programs.

Dollar Cost Averaging. Anytime you have at least $10,000 invested in a subaccount that invests in the ING Limited Maturity Bond Portfolio or the ING Liquid Assets Portfolio (the “source subaccount”), you may elect dollar cost averaging. There is no charge for this feature.

Dollar cost averaging is a long-term investment program through which you direct us to automatically transfer at regular intervals a specific dollar amount or percentage of subaccount value from the source subaccount to one or more of the other subaccounts. We do not permit transfers to the fixed account or the loan account under this program. You may request that the dollar cost averaging transfers occur on a monthly, quarterly, semi-annual or annual basis.

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This systematic plan of transferring policy values is intended to help reduce the risk of investing too much when the price of a fund’s shares is high. It also helps reduce the risk of investing too little when the price of a fund’s shares is low. Because you transfer the same dollar amount to the subaccounts each period, you purchase more units when the unit value is low and you purchase fewer units when the unit value is high.

You may add dollar cost averaging to your policy at any time. The first dollar cost averaging date must be at least one day after we receive your dollar cost averaging request. If your state requires a refund of all premium received during the free look period, dollar cost averaging begins after the end of your free look period.

You may have both dollar cost averaging and automatic rebalancing at the same time. However, your dollar cost averaging source subaccount cannot be included in your automatic rebalancing program.

Dollar cost averaging does not assure a profit nor does it protect you against a loss in a declining market.

You may discontinue your dollar cost averaging program at any time. We reserve the right to discontinue, modify or suspend this program, and dollar cost averaging will automatically terminate on:

  The date you specify;
  The date your balance in the source subaccount reaches a dollar amount you set;
  The date your balance in the source subaccount is equal to or less than the amount to be transferred. In this situation we will transfer the entire balance of the source subaccount to the other subaccounts you have selected; or
  Any date when dollar cost averaging transfers are scheduled and the policy is in the grace period.

Automatic Rebalancing. Automatic rebalancing is a program for simplifying the process of asset allocation and maintaining a consistent allocation of your variable and fixed account values among your chosen investment options. There is no charge for this feature.

If you elect automatic rebalancing, we periodically transfer amounts among the investment options to match the asset allocation percentages you have chosen. This action rebalances the amounts in the investment options that do not match your set allocation percentages. This mismatch can happen if an investment option outperforms another investment option over the time period between automatic rebalancing transfers.

Automatic rebalancing may occur on the same day of the month on a monthly, quarterly, semi-annual or annual basis. If you do not specify a frequency, automatic rebalancing will occur quarterly.

The first transfer occurs on the date you select (after your free look period if your state requires return of premium during the free look period). If you do not request a date, processing is on the last valuation date of the calendar quarter in which we receive your request in good order.

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You may have both automatic rebalancing and dollar cost averaging at the same time. However, the source subaccount for your dollar cost averaging program cannot be included in your automatic rebalancing program. You may not include the loan account.

Automatic rebalancing does not assure a profit nor does it protect you against a loss in a declining market.

You may change your allocation percentages for automatic rebalancing at any time. Your allocation change is effective on the valuation date that we receive it in good order at our Customer Service Center. If you reduce the amount allocated to the fixed account, it is considered a transfer from that account. You must meet the requirements for the maximum transfer amount and time limitations on transfers from the fixed account.

If you have a death benefit guarantee and you ask for an automatic rebalancing allocation that does not meet the death benefit guarantee diversification requirements, we will notify you and ask you for revised instructions. If you have a death benefit guarantee and you terminate automatic rebalancing, you still must meet the diversification requirements for the guarantee period to continue. See Death Benefit Guarantees, page 41.

You may discontinue your automatic rebalancing program at any time. We reserve the right to discontinue, modify or suspend this program, and automatic rebalancing will automatically terminate if the policy is in the grace period on any date when automatic rebalancing transfers are scheduled.

Limits on Frequent or Disruptive Transfers

The policy is not designed to serve as a vehicle for frequent transfers. Frequent transfer activity can disrupt management of a fund and raise its expenses through:

  Increased trading and transaction costs;
  Forced and unplanned portfolio turnover;
  Lost opportunity costs; and
  Large asset swings that decrease the fund’s ability to provide maximum investment return to all policy owners.

This in turn can have an adverse effect on fund performance. Accordingly, individuals or organizations that use market-timing investment strategies or make frequent transfers should not purchase the policy.

Excessive Trading Policy. We and the other members of the ING family of companies that provide multi-fund variable insurance and retirement products have adopted a common Excessive Trading Policy to respond to the demands of the various fund families that make their funds available through our products to restrict excessive fund trading activity and to ensure compliance with Rule 22c-2 of the 1940 Act.

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We actively monitor fund transfer and reallocation activity within our variable insurance products to identify violations of our Excessive Trading Policy. Our Excessive Trading Policy is violated if fund transfer and reallocation activity:

  Meets or exceeds our current definition of Excessive Trading, as defined below; or
  Is determined, in our sole discretion, to be disruptive or not in the best interests of other owners of our variable insurance and retirement products.

We currently define Excessive Trading as:

  More than one purchase and sale of the same fund (including money market funds) within a 60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a “round-trip”). This means two or more round-trips involving the same fund within a 60 calendar day period would meet our definition of Excessive Trading; or
  Six round-trips involving the same fund within a rolling twelve month period.

The following transactions are excluded when determining whether trading activity is excessive:

  Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);
  Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;
  Purchases and sales of fund shares in the amount of $5,000 or less;
  Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and
  Transactions initiated by us, another member of the ING family of companies or a fund.

If we determine that an individual or entity has made a purchase of a fund within 60 days of a prior round-trip involving the same fund, we will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the Internet, facsimile, Voice Response Unit (VRU), telephone calls to the ING Customer Service Center or other electronic trading medium that we may make available from time to time (“Electronic Trading Privileges”). Likewise, if we determine that an individual or entity has made five round-trips involving the same fund within a rolling twelve month period, we will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip will be deemed to be Excessive Trading and result in a suspension of their Electronic Trading Privileges. According to the needs of the various business units, a copy of any warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or the investment adviser for that individual or entity. A copy of the warning letters and details of the individual’s or entity’s trading activity may also be sent to the fund whose shares were involved in the trading activity.

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If we determine that an individual or entity has violated our Excessive Trading Policy, we will send them a letter stating that their Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those that involve the fund whose shares were involved in the activity that violated our Excessive Trading Policy, will then have to be initiated by providing written instructions to us via regular U.S. mail. Suspension of Electronic Trading Privileges may also extend to products other than the product through which the Excessive Trading activity occurred. During the six month suspension period, electronic “inquiry only” privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual’s or entity’s trading activity may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual or entity and the fund whose shares were involved in the activity that violated our Excessive Trading Policy.

Following the six month suspension period during which no additional violations of our Excessive Trading Policy are identified, Electronic Trading Privileges may again be restored. We will continue to monitor the fund transfer and reallocation activity, and any future violations of our Excessive Trading Policy will result in an indefinite suspension of Electronic Trading Privileges. A violation of our Excessive Trading Policy during the six month suspension period will also result in an indefinite suspension of Electronic Trading Privileges.

We reserve the right to suspend Electronic Trading Privileges with respect to any individual or entity, with or without prior notice, if we determine, in our sole discretion, that the individual’s or entity’s trading activity is disruptive or not in the best interests of other owners of our variable insurance and retirement products, regardless of whether the individual’s or entity’s trading activity falls within the definition of Excessive Trading set forth above.

Our failure to send or an individual’s or entity’s failure to receive any warning letter or other notice contemplated under our Excessive Trading Policy will not prevent us from suspending that individual’s or entity’s Electronic Trading Privileges or taking any other action provided for in our Excessive Trading Policy.

We do not allow exceptions to our Excessive Trading Policy. We reserve the right to modify our Excessive Trading Policy, or the policy as it relates to a particular fund, at any time without prior notice, depending on, among other factors, the needs of the underlying fund(s), the best interests of policy owners and fund investors and/or state or federal regulatory requirements. If we modify our policy, it will be applied uniformly to all policy owners or, as applicable, to all policy owners investing in the underlying fund.

Our Excessive Trading Policy may not be completely successful in preventing market timing or excessive trading activity. If it is not completely successful, fund performance and management may be adversely affected, as noted above.

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Limits Imposed by the Funds. Each underlying fund available through the variable insurance and retirement products offered by us and/or the other members of the ING family of companies, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy, and orders for the purchase of fund shares are subject to acceptance or rejection by the underlying fund. We reserve the right, without prior notice, to implement fund purchase restrictions and/or limitations on an individual or entity that the fund has identified as violating its excessive/frequent trading policy and to reject any allocation or transfer request to a subaccount if the corresponding fund will not accept the allocation or transfer for any reason. All such restrictions and/or limitations (which may include, but are not limited to, suspension of Electronic Trading Privileges and/or blocking of future purchases of a fund or all funds within a fund family) will be done in accordance with the directions we receive from the fund.

Agreements to Share Information with Fund Companies. As required by Rule 22c-2 under the 1940 Act, we have entered into information sharing agreements with each of the fund companies whose funds are offered through the policy. Policy owner trading information is shared under these agreements as necessary for the fund companies to monitor fund trading and our implementation of our Excessive Trading Policy. Under these agreements, the company is required to share information regarding policy owner transactions, including but not limited to information regarding fund transfers initiated by you. In addition to information about policy owner transactions, this information may include personal policy owner information, including names and social security numbers or other tax identification numbers.

As a result of this information sharing, a fund company may direct us to restrict a policy owner’s transactions if the fund determines that the policy owner has violated the fund’s excessive/frequent trading policy. This could include the fund directing us to reject any allocations of premium or policy value to the fund or all funds within the fund family.

Conversion to a Guaranteed Policy

During the first two policy years you may permanently convert your policy to a guaranteed policy, unless state law requires differently. If you elect to make this change, unless state law requires that we issue to you a new guaranteed policy, we will permanently transfer the amounts you have invested in the subaccounts of the variable account to the fixed account and allocate all future net premium to the fixed account. After you exercise this right you may not allocate future premium payments or make transfers to the subaccounts of the variable account. We do not charge for this change. Contact our Customer Service Center or your agent/registered representative for information about the conversion rights available in your state.

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Partial Withdrawals

Beginning in the second policy year (or the first policy year for “in corridor” policies) you may withdraw part of your policy’s surrender value. Twelve partial withdrawals are currently allowed each policy year, and a partial withdrawal must be at least $100. The maximum partial withdrawal you may take is the amount which leaves $500 as your surrender value (or for in corridor policies during the first policy year, the amount that would cause your policy to no longer qualify as “in corridor”). If your withdrawal request is for more than the maximum, we will require you to surrender your policy or reduce the amount of the withdrawal.

A policy is “in corridor” if:

  Under death benefit Option 1, your policy value multiplied by the appropriate factor from the definition of life insurance factors described in Appendix A is greater than the amount of your base insurance coverage;
  Under death benefit Option 2, your policy value multiplied by the appropriate factor from the definition of life insurance factors described in Appendix A is greater than your base insurance coverage plus your policy value; or
  Under death benefit Option 3, your policy value multiplied by the appropriate factor from the definition of life insurance factors described in Appendix A is greater than your base insurance coverage plus the sum of your premium payments minus partial withdrawals.

We charge a partial withdrawal fee of $10 for each partial withdrawal. See Partial Withdrawal Fee, page 28.

Unless you specify a different allocation, we will take partial withdrawals from the fixed account and the subaccounts of the variable account in the same proportion that your value in each has to your net policy value immediately before the withdrawal. We will determine these proportions at the end of the valuation period during which we receive your partial withdrawal request. However, amounts withdrawn from the fixed account may not exceed the amount of the total withdrawal multiplied by the ratio of your policy value in the fixed account to your net policy value immediately before the partial withdrawal.

Unless you request otherwise, proceeds from a partial withdrawal generally will be paid into an interest bearing account that you can access, without penalty, through a checkbook feature. See Transaction Processing, page 78.

Effects of a Partial Withdrawal. We will reduce your policy value by the amount of the partial withdrawal plus the partial withdrawal fee. Your policy value may also be reduced by the amount of a surrender charge if you take a partial withdrawal which decreases your base insurance coverage.

A partial withdrawal may also cause the termination of the death benefit guarantee because we deduct the amount of the partial withdrawal from the total premiums paid when calculating whether you have paid sufficient premiums in order to maintain the death benefit guarantee.

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The amount of your base insurance coverage is not reduced by the amount of a partial withdrawal when the base death benefit has been increased to qualify your policy as life insurance under the Internal Revenue Code and the amount withdrawn is not greater than that which reduces your policy value to the level which no longer requires that the base death benefit be increased for Internal Revenue Code purposes. Otherwise, depending upon the death benefit option in effect, a partial withdrawal may reduce the amount of your base insurance coverage.

Under death benefit Option 1, a partial withdrawal will reduce the amount of your base insurance coverage by the amount of the partial withdrawal.

Under death benefit Option 2, a partial withdrawal will not reduce the amount of your base insurance coverage.

Under death benefit Option 3, a partial withdrawal will reduce the amount of your base insurance coverage by the amount of a partial withdrawal in excess of the total premium we have received from you minus the sum of all your prior partial withdrawals.

If a partial withdrawal reduces the amount of base insurance coverage, the total amount of insurance coverage will also be reduced for the current year and all future years by an equal amount. Therefore, a partial withdrawal can affect the amount of pure insurance protection under the policy.

We will not allow a partial withdrawal if the amount of base insurance coverage after the withdrawal would be less than $50,000.

A reduction in the amount of base insurance coverage as a result of a partial withdrawal will be pro-rated among the existing coverage segments, unless state law requires otherwise.

A partial withdrawal may have adverse tax consequences depending on the circumstances. See Tax Status of the Policy, page 68.

Termination of Coverage

Your insurance coverage will continue under the policy until you surrender your policy or it lapses.

Surrender

You may surrender your policy for its surrender value at any time after the free look period while the insured person is alive. Your surrender value is your policy value minus any surrender charge and any outstanding loan amount and accrued loan interest.

You may take your surrender value in other than one payment.

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We compute your surrender value as of the valuation date we receive your written surrender request in good order and policy at our Customer Service Center. All insurance coverage ends on the date we receive your surrender request and policy.

Unless you request otherwise, we will deposit your surrender value into an interest bearing account that you can access, without penalty, through a checkbook feature. See Transaction Processing, page 78.

If you surrender your policy we may deduct a surrender charge. See Surrender Charge, page 29. Surrender of your policy may have adverse tax consequences.

See Distributions Other than Death Benefits, page 70.

Lapse

Your policy will not lapse and your insurance coverage under the policy will continue if on any monthly processing date:

  A death benefit guarantee is in effect;
  Your net policy value is enough to pay the periodic fees and charges when due; or
  During the continuation of coverage period, your policy value exceeds your outstanding loan amount plus accrued loan interest.

Grace Period. If on a monthly processing date you do not meet any of these conditions, your policy will enter the 61-day grace period during which you must make a sufficient premium payment to avoid having your policy lapse and insurance coverage terminate.

We will notify you that your policy is in a grace period at least 30 days before it ends. We will send this notice to you (and a person to whom you have assigned your policy) at your last known address in our records. We will notify you of the premium payment necessary to prevent your policy from lapsing. This amount generally equals the past due charges, plus the estimated periodic fees and charges, and charges of any optional rider benefits for the next two months. If we receive payment of the required amount before the end of the grace period, we apply it to your policy in the same manner as your other premium payments, and then we deduct the overdue amounts from your policy value.

If you do not pay the full amount within the 61-day grace period, your policy and its riders lapse without value. We withdraw your remaining variable and fixed account values, deduct amounts you owe us and inform you that your coverage has ended.

If the insured person dies during the grace period we pay death benefit proceeds to your beneficiaries with reductions for your outstanding loan amount, accrued loan interest and periodic fees and charges owed.

During the early policy years your net policy value may not be enough to cover the periodic fees and charges due each month, and you may need to pay sufficient premium to keep the death benefit guarantee in force. See Premium Payments, page 24.

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If your policy lapses, any distribution of policy value may be subject to current taxation. See Distributions Other than Death Benefits, page 70.

Reinstatement

Reinstatement means putting a lapsed policy back in force. You may reinstate a lapsed policy and its riders (other than a death benefit guarantee rider or the Guaranteed Minimum Accumulation Benefit Rider) by written request any time within five years after it has lapsed. A policy that was surrendered may not be reinstated.

To reinstate the policy and available riders, you must submit evidence of insurability satisfactory to us and pay a premium large enough to keep the policy and any rider benefits in force during the grace period and for at least two months after reinstatement. When we reinstate your policy, we reinstate the surrender charges for the amount and time remaining as if your coverage had not lapsed. If you had a loan existing when coverage lapsed, we will reinstate it with accrued loan interest to the date of reinstatement unless directed otherwise.

A policy that lapses during a seven pay testing period and is reinstated more than 90 days after lapsing may be classified as a modified endowment contract for tax purposes. In general, a seven pay testing period is the first seven policy years and the first seven years after certain changes to your policy. You should consult with a qualified tax adviser to determine whether reinstating a lapsed policy will cause it to be classified as a modified endowment contract. See Modified Endowment Contracts, page 70.

TAX CONSIDERATIONS

The following summary provides a general description of the federal income tax considerations associated with the policy and does not purport to be complete or to cover federal estate, gift and generation-skipping tax implications, state and local taxes or other tax situations. This discussion is not intended as tax advice. Counsel or other qualified tax advisers should be consulted for more complete information. This discussion is based upon our understanding of the present federal income tax laws. No representation is made as to the likelihood of continuation of the present federal income tax laws or as to how they may be interpreted by the Internal Revenue Service (“IRS”).

The following discussion generally assumes that the policy will qualify as a life insurance contract for federal tax purposes.

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Tax Status of the Company

We are taxed as a life insurance company under the Internal Revenue Code. The variable account is not a separate entity from us. Therefore, it is not taxed separately as a “regulated investment company,” but is taxed as part of the company. We automatically apply investment income and capital gains attributable to the separate account to increase reserves under the policy. Because of this, under existing federal tax law we believe that any such income and gains will not be taxed to us. In addition, any foreign tax credits attributable to the separate account will first be used to reduce any income taxes imposed on the variable account before being used by the company.

In summary, we do not expect that we will incur any federal income tax liability attributable to the variable account and we do not intend to make provisions for any such taxes. However, if changes in the federal tax laws or their interpretation result in our being taxed on income or gains attributable to the variable account, then we may impose a charge against the variable account (with respect to some or all of the policies) to set aside provisions to pay such taxes.

Tax Status of the Policy

This policy is designed to qualify as a life insurance contract under the Internal Revenue Code. All terms and provisions of the policy shall be construed in a manner that is consistent with that design. In order to qualify as a life insurance contract for federal income tax purposes and to receive the tax treatment normally accorded life insurance contracts under federal tax law, a policy must satisfy certain requirements that are set forth in Section 7702 of the Internal Revenue Code. Specifically, the policy must meet the requirements of either the cash value accumulation test or the guideline premium test. See Death Benefit Qualification Tests, page 38. If your variable life policy does not satisfy one of these two alternate tests, it will not be treated as life insurance under Internal Revenue Code 7702. You would then be subject to federal income tax on your policy income as you earn it. While there is very little guidance as to how these requirements are applied, we believe it is reasonable to conclude that our policies satisfy the applicable requirements. If it is subsequently determined that a policy does not satisfy the applicable requirements, we will take appropriate and reasonable steps to bring the policy into compliance with such requirements and we reserve the right to restrict policy transactions or modify your policy in order to do so. See Tax Treatment of Policy Death Benefits, page 69. If we return premium in order to bring your policy into compliance with the requirements of Section 7702, it will be refunded on a last-in, first-out basis and be taken from the investment options in which your policy value is allocated on a pro rata basis.

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Diversification and Investor Control Requirements

In addition to meeting the Internal Revenue Code Section 7702 tests, Internal Revenue Code Section 817(h) requires investments within a separate account, such as our variable account, to be adequately diversified. The Treasury has issued regulations that set the standards for measuring the adequacy of any diversification, and the Internal Revenue Service has published various revenue rulings and private letter rulings addressing diversification issues. To be adequately diversified, each subaccount and its corresponding fund must meet certain tests. If these tests are not met your variable life policy will not be adequately diversified and not treated as life insurance under Internal Revenue Code Section 7702. You would then be subject to federal income tax on your policy income as you earn it. Each subaccount’s corresponding fund has represented that it will meet the diversification standards that apply to your policy. Accordingly, we believe it is reasonable to conclude that the diversification requirements have been satisfied. If it is determined, however, that your variable life policy does not satisfy the applicable diversification regulations and rulings because a subaccount’s corresponding fund fails to be adequately diversified for whatever reason, we will take appropriate and reasonable steps to bring your policy into compliance with such regulations and rulings and we reserve the right to modify your policy as necessary in order to do so.

In certain circumstances, owners of a variable life insurance policy have been considered, for federal income tax purposes, to be the owners of the assets of the separate account supporting their policies, due to their ability to exercise investment control over such assets. When this is the case, the policy owners have been currently taxed on income and gains attributable to the separate account assets. Your ownership rights under your policy are similar to, but different in some ways from those described by the IRS in rulings in which it determined that policy owners are not owners of separate account assets. For example, you have additional flexibility in allocating your premium payments and your policy values. These differences could result in the IRS treating you as the owner of a pro rata share of the variable account assets. We do not know what standards will be set forth in the future, if any, in Treasury regulations or rulings. We reserve the right to modify your policy, as necessary, to try to prevent you from being considered the owner of a pro rata share of the variable account assets, or to otherwise qualify your policy for favorable tax treatment.

Tax Treatment of Policy Death Benefits

The death benefit, or an accelerated death benefit, under a policy is generally excludable from the gross income of the beneficiary(ies) under Section 101(a)(1) of the Internal Revenue Code. However, there are exceptions to this general rule. Additionally, federal, state and local transfer, estate, inheritance and other tax consequences of ownership or receipt of policy proceeds depend on the circumstances of each policy owner or beneficiary(ies). A qualified tax adviser should be consulted about these consequences.

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Distributions Other than Death Benefits

Generally, the policy owner will not be taxed on any of the policy value until there is a distribution. When distributions from a policy occur, or when loan amounts are taken from or secured by a policy, the tax consequences depend on whether or not the policy is a “modified endowment contract.”

Modified Endowment Contracts

Under the Internal Revenue Code, certain life insurance contracts are classified as “modified endowment contracts” and are given less favorable tax treatment than other life insurance contracts. Due to the flexibility of the policies as to premiums and benefits, the individual circumstances of each policy will determine whether or not it is classified as a modified endowment contract. The rules are too complex to be summarized here, but generally depend on the amount of premiums we receive during the first seven policy years. Certain changes in a policy after it is issued, such as reduction or increase in benefits, policy reinstatement or substitution of the insured person, could also cause it to be classified as a modified endowment contract or increase the period during which the policy must be tested. A current or prospective policy owner should consult with a qualified tax adviser to determine whether or not a policy transaction will cause the policy to be classified as a modified endowment contract.

If a policy becomes a modified endowment contract, distributions that occur during the policy year will be taxed as distributions from a modified endowment contract. In addition, distributions from a policy within two years before it becomes a modified endowment contract will be taxed in this manner. This means that a distribution made from a policy that is not a modified endowment contract could later become taxable as a distribution from a modified endowment contract.

Additionally, all modified endowment contracts that are issued by us (or our affiliates) to the same policy owner during any calendar year are treated as one modified endowment contract for purposes of determining the amount includible in the policy owner’s income when a taxable distribution occurs.

Once a policy is classified as a modified endowment contract, the following tax rules apply both prospectively and to any distributions made in the prior two years:

  All distributions other than death benefits, including distributions upon surrender and withdrawals, from a modified endowment contract will be treated first as distributions of gain, if any, taxable as ordinary income.
  Amounts will be treated as tax-free recovery of the policy owner’sinvestment in the policy only after all gain has been distributed. The amountof gain in the policy will be equal to the difference between the policy’svalue, determined without regard to any surrender charges, and theinvestment in the policy;

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  Loan amounts taken from or secured by a policy classified as a modified endowment contract, and also assignments or pledges of such a policy (or agreements to assign or pledge such a policy), are treated first as distributions of gain, if any, taxable as ordinary income. Amounts will be treated as tax- free recovery of the policy owner’s investment in the policy only after all gain has been distributed; and
  A 10% additional income tax penalty may be imposed on the distribution amount subject to income tax. This tax penalty generally does not apply to distributions (a) made on or after the date on which the taxpayer attains age 59½; (b) that are attributable to the taxpayer becoming disabled (as defined in the Internal Revenue Code); or (c) that are part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and his or her beneficiary. Consult a qualified tax adviser to determine whether or not you may be subject to this penalty tax.

If we discover that your policy has inadvertently become a modified endowment contract, we will assume that you do not want it to be classified as a modified endowment contract and attempt to fix this by refunding any excess premium with related interest. The excess gross premium will be refunded on a last-in, first-out basis and be taken from the investment options in which your policy value is allocated on a pro rata basis.

Policies That Are Not Modified Endowment Contracts

Distributions other than death benefits from a policy that is not classified as a modified endowment contract are generally treated first as a recovery of the policy owner’s investment in the policy. Only after the recovery of all investment in the policy is there taxable income. However, certain distributions made in connection with policy benefit reductions during the first 15 policy years may be treated in whole or in part as ordinary income subject to tax. Consult a qualified tax adviser to determine whether or not any distributions made in connection with a reduction in policy benefits will be subject to tax.

Loan amounts from or secured by a policy that is not a modified endowment contract are generally not taxed as distributions. However, the tax consequences of such a loan that is outstanding after policy year five are uncertain and a qualified tax adviser should be consulted about such loans. Finally, neither distributions from, nor loan amounts from or secured by, a policy that is not a modified endowment contract are subject to the 10% additional income tax penalty.

Investment in the Policy

Your investment in the policy is generally the total of your aggregate premiums. When a distribution is taken from the policy, your investment in the policy is reduced by the amount of the distribution that is tax free.

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Other Tax Matters Policy Loans

In general, interest on a policy loan will not be deductible. A limited exception to this rule exists for certain interest paid in connection with certain “key person” insurance. You should consult a qualified tax adviser before taking out a loan to determine whether you qualify under this exception.

Moreover, the tax consequences associated with a preferred loan (loans where the interest rate charged is less than or equal to the interest rate credited) available in the policy are uncertain. Before taking out a policy loan, you should consult a qualified tax adviser as to the tax consequences.

If a loan from a policy is outstanding when the policy, other than a modified endowment contract, is surrendered or lapses, then the amount of the outstanding indebtedness will be added to the amount treated as a distribution from the policy and will be taxed accordingly.

Accelerated Benefit Rider

We believe that payments under the Accelerated Benefit Rider should be fully excludable from the gross income of the beneficiary if the beneficiary is the insured under the policy, or is an individual who has no business or financial connection with the insured. (See Accelerated Benefit Rider, page 50, for more information about this rider.) However, you should consult a qualified tax adviser about the consequences of adding this rider to a policy or requesting payment under this rider.

Continuation of a Policy

The tax consequences of continuing the policy after the insured person reaches age 100 are unclear. For example, in certain situations it is possible that after the insured person reaches age 100 the IRS could treat you as being in constructive receipt of the policy value if the policy value becomes equal to the death benefit. If this happens, an amount equal to the excess of the policy value over the investment in the policy would be includible in your income at that time. Because we believe the policy will continue to constitute life insurance at that time and the IRS has not issued any guidance on this issue, we do not intend to tax report any earnings due to the possibility of constructive receipt in this circumstance. You should consult a qualified tax adviser if you intend to keep the policy in force after the insured person reaches age 100.

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Section 1035 Exchanges

Internal Revenue Code Section 1035 provides, in certain circumstances, that no gain or loss will be recognized on the exchange of one life insurance policy solely for another life insurance policy or an endowment, annuity or qualified long term care contract. We accept Section 1035 exchanges with outstanding loans. Special rules and procedures apply to Section 1035 exchanges. These rules can be complex, and if you wish to take advantage of Section 1035, you should consult your qualified tax adviser.

Tax-exempt Policy Owners

Special rules may apply to a policy that is owned by a tax-exempt entity. Tax-exempt entities should consult a qualified tax adviser regarding the consequences of purchasing and owning a policy. These consequences could include an effect on the tax-exempt status of the entity and the possibility of the unrelated business income tax.

Tax Law Changes

Although the likelihood of legislative action or tax reform is uncertain, there is always the possibility that the tax treatment of the policy could be changed by legislation or other means. It is also possible that any change may be retroactive (that is, effective before the date of the change). You should consult a qualified tax adviser with respect to legislative developments and their effect on the policy.

Policy Changes to Comply with the Law

So that your policy continues to qualify as life insurance under the Internal Revenue Code, we reserve the right to refuse to accept all or part of your premium payments or to change your death benefit. We may refuse to allow you to make partial withdrawals that would cause your policy to fail to qualify as life insurance. We also may make changes to your policy or its riders or make distributions from your policy to the degree that we deem necessary to qualify your policy as life insurance for tax purposes.

If we make any change of this type, it applies the same way to all affected policies. Any increase in your death benefit will cause an increase in your cost of insurance charges.

Policy Availability and Qualified Plans

Policy owners may use the policy in various arrangements, including:

  Certain qualified plans;
  Non-qualified deferred compensation or salary continuance plans;
  Split dollar insurance plans;
  Executive bonus plans;
  Retiree medical benefit plans; and
  Other plans.

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The tax consequences of these plans may vary depending on the particular facts and circumstances of each arrangement. If you want to use your policy with any of these various arrangements, you should consult a qualified tax adviser regarding the tax issues of your particular arrangement.

Life Insurance Owned by Businesses

In recent years, Congress has adopted new rules relating to life insurance owned by businesses. For example, in the case of a policy issued to a nonnatural taxpayer, or held for the benefit of such an entity, a portion of the taxpayer’s otherwise deductible interest expenses may not be deductible as a result of ownership of a policy even if no loans are taken under the policy. (An exception to this rule is provided for certain life insurance contracts that cover the life of an individual who is a 20% owner, or an officer, director, or employee of a trade or business.) In addition, in certain instances, a portion of the death benefit payable under an employer-owned policy may be taxable. As another example, special rules apply if you are subject to the alternative minimum tax. Any business contemplating the purchase of a new policy or a change in an existing policy should consult a qualified tax adviser.

Income Tax Withholding

The IRS requires us to withhold income taxes from any portion of the amounts individuals receive in a taxable transaction. We generally do not withhold income taxes if you elect in writing not to have withholding apply. If the amount withheld for you is insufficient to cover income taxes, you will have to pay additional income taxes and possibly penalties later. We will also report to the IRS the amount of any taxable distributions.

Policy Transfers

The transfer of the policy or designation of a beneficiary may have federal, state and/or local transfer and inheritance tax consequences, including the imposition of gift, estate and generation-skipping transfer taxes. The individual situation of each policy owner or beneficiary will determine the extent, if any, to which federal, state and local transfer and inheritance taxes may be imposed and how ownership or receipt of policy proceeds will be treated for purposes of federal, state and local estate, inheritance, generation skipping and other taxes.

You should consult qualified legal or tax advisers for complete information on federal, state, local and other tax considerations.

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ADDITIONAL INFORMATION

General Policy Provisions

Your Policy

The policy is a contract between you and us and is the combination of:

  Your policy;
  A copy of your original application and applications for benefit increases or decreases;
  Your riders;
  Your endorsements;
  Your policy schedule pages; and
  Your reinstatement applications.

If you make a change to your coverage, we give you a copy of your changed application and new policy schedules. If you send your policy to us, we attach these items to your policy and return it to you. Otherwise, you need to attach them to your policy.

Unless there is fraud, we consider all statements made in an application to be representations and not guarantees. We use no statement to deny a claim, unless it is in an application.

A president or other officer of our company and our secretary or assistant secretary must sign all changes or amendments to your policy. No other person may change its terms or conditions.

Age

We issue your policy at the insured person’s age (stated in your policy schedule) based on the nearest birthday to the policy date. On the policy date, the insured person can generally be no more than age 85 (age 70 for guaranteed and simplified issue policies).

We often use age to calculate rates, charges and values. We determine the insured person’s age at a given time by adding the number of completed policy years to the age calculated at issue and shown in the schedule.

Ownership

The original owner is the person named as the owner in the policy application. The owner can exercise all rights and receive benefits during the life of the insured person. These rights include the right to change the owner, beneficiaries or the method designated to pay death benefit proceeds.

As a matter of law, all rights of ownership are limited by the rights of any person who has been assigned rights under the policy and any irrevocable beneficiaries.

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You may name a new owner by giving us written notice. The effective date of the change to the new owner is the date the prior owner signs the notice. However, we will not be liable for any action we take before a change is recorded at our Customer Service Center. A change in ownership may cause the prior owner to recognize taxable income on gain under the policy.

Beneficiaries

You, as owner, name the beneficiaries when you apply for your policy. The primary beneficiaries who survive the insured person receive the death benefit proceeds. Other surviving beneficiaries receive death benefit proceeds only if there are no surviving primary beneficiaries. If more than one beneficiary survives the insured person, they share the death benefit proceeds equally, unless you specify otherwise. If none of your policy beneficiaries has survived the insured person, we pay the death benefit proceeds to you or to your estate, as owner. If a beneficiary is a minor, the death benefit proceeds will be held in an interest bearing account until that beneficiary attains the age of majority.

You may name new beneficiaries during the insured person’s lifetime. We pay death benefit proceeds to the beneficiaries whom you have most recently named according to our records. We do not make payments to multiple sets of beneficiaries. The designation of certain beneficiaries may have tax consequences. See Other Tax Matters, page 72.

Collateral Assignment

You may assign your policy by sending written notice to us. After we record the assignment, your rights as owner and the beneficiaries’ rights (unless the beneficiaries were made irrevocable beneficiaries under an earlier assignment) are subject to the assignment. It is your responsibility to make sure the assignment is valid. The transfer or assignment of a policy may have tax consequences. See Other Tax Matters, page 72.

Incontestability

After your policy has been in force and the insured person is alive for two years from the policy date and from the effective date of any new coverage segment, an increase in any other benefit or reinstatement, we will not question the validity of statements in your applicable application.

Misstatements of Age or Gender

Notwithstanding the Incontestability provision above, if the insured person’s age or gender has been misstated, we adjust the death benefit to the amount that would have been purchased for the insured person’s correct age and gender. We base the adjusted death benefit on the cost of insurance charges deducted from your policy value on the last monthly processing date before the insured person’s death, or as otherwise required by law.

If unisex cost of insurance rates apply, we do not make any adjustments for a misstatement of gender.

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Suicide

If the insured person commits suicide (while sane or insane), within two years of your policy date, unless otherwise required by law, we limit death benefit proceeds to:

  The total premium we receive to the time of death; minus
  Outstanding loan account value plus accrued loan interest; minus
  Partial withdrawals taken.

We make a limited payment to the beneficiaries for a new coverage segment or other increase if the insured person commits suicide (while sane or insane), within two years of the effective date of a new coverage segment or within two years of an increase in any other benefit, unless otherwise required by law. The limited payment is equal to the cost of insurance and periodic fees and charges which that deducted for the increase.

Anti-Money Laundering

In order to protect against the possible misuse of our products in money laundering or terrorist financing, we have adopted an anti-money laundering program satisfying the requirements of the USA PATRIOT Act. Among other things, this program requires us, our agents and customers to comply with certain procedures and standards that serve to assure that our customers’ identities are properly verified and that premiums are not derived from improper sources.

Under our anti-money laundering program, we may require policy owners, insured persons and/or beneficiaries to provide sufficient evidence of identification, and we reserve the right to verify any information provided to us by accessing information databases maintained internally or by outside firms.

We may also refuse to accept certain forms of premium payments or loan repayments (traveler’s cheques, for example) or restrict the amount of certain forms of premium payments or loan repayments (money orders totaling more than $5,000, for example). In addition, we may require information as to why a particular form of payment was used (third party checks, for example) and the source of the funds of such payment in order to determine whether or not we will accept it. Use of an unacceptable form of payment may result in us returning the payment to you and your policy either entering the 61-day grace period or lapsing. See Lapse, page 66. See also Premium Payments Affect Your Coverage, page 25.

Applicable laws designed to prevent terrorist financing and money laundering might, in certain circumstances, require us to block certain transactions until authorization is received from the appropriate regulator. We may also be required to provide additional information about you and your policy to government regulators.

Our anti-money laundering program is subject to change without notice to take account of changes applicable in laws or regulations and our ongoing assessment of our exposure to illegal activity.

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Transaction Processing

Generally, within seven days of when we receive all information required to process a payment, we pay:

  Death benefit proceeds;
  Surrender value;
  Partial withdrawals; and
  Loan proceeds.

We may delay processing these transactions if:

  The New York Stock Exchange is closed for trading;
  Trading on the New York Stock Exchange is restricted by the SEC;
  There is an emergency so that it is not reasonably possible to sell securities in the subaccounts or to determine the value of a subaccount’s assets; and
  A governmental body with jurisdiction over the variable account allows suspension by its order.

SEC rules and regulations generally determine whether or not these conditions exist.

We execute transfers among the subaccounts as of the valuation date of our receipt of your request at our Customer Service Center.

We determine the death benefit as of the date of the insured person’s death. The death benefit proceeds are not affected by subsequent changes in the value of the subaccounts.

We may delay payment from our fixed account for up to six months, unless law requires otherwise, of surrender proceeds, withdrawal amounts or loan amounts. If we delay payment more than 30 days, we pay interest at our declared rate (or at a higher rate if required by law) from the date we receive your complete request.

Unless you request otherwise, we generally pay death benefit proceeds, surrender value and partial withdrawals into an interest bearing account that may be accessed by you or the beneficiary, as applicable, through a checkbook feature. This interest bearing account is backed by our general account, and the checkbook feature may be used to access the payment at any time without penalty.

Notification and Claims Procedures

Except for certain authorized telephone requests, we must receive in writing any election, designation, change, assignment or request made by the owner.

You must use a form acceptable to us. We are not liable for actions taken before we receive and record the written notice. We may require you to return your policy for changes to your policy or if you surrender it.

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If the insured person dies while your policy is in force, please let us know as soon as possible. We will send you instructions on how to make a claim. As proof of the insured person’s death, we may require proof of the deceased insured person’s age and a certified copy of the death certificate.

The beneficiaries and the deceased insured person’s next of kin may need to sign authorization forms. These forms allow us to get information such as medical records of doctors and hospitals used by the deceased insured person.

Telephone Privileges

Telephone privileges are automatically provided to you and your agent/registered representative, unless you decline it on the application or contact our Customer Service Center. Telephone privileges allow you or your agent/registered representative to call our Customer Service Center to:

  Make transfers;
  Change premium allocations;
  Change your dollar cost averaging and automatic rebalancing programs; and
  Request a loan.

Our Customer Service Center uses reasonable procedures to make sure that instructions received by telephone are genuine. These procedures may include:

  Requiring some form of personal identification;
  Providing written confirmation of any transactions; and
  Tape recording telephone calls.

By accepting telephone privileges, you authorize us to record your telephone calls with us. If we use reasonable procedures to confirm instructions, we are not liable for losses from unauthorized or fraudulent instructions. We may discontinue this privilege at any time. See Limits on Frequent or Disruptive Transfers, page 60.

Telephone and facsimile privileges may not always be available. Telephone or fax systems, whether yours, your service provider’s or your agent/agent representative’s, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may prevent or delay our receipt of your request. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you should make your transfer request by written request.

Non-participation

Your policy does not participate in the surplus earnings of Security Life of Denver Insurance Company.

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Advertising Practices and Sales Literature

We may use advertisements and sales literature to promote this product, including:

  Articles on variable life insurance and other information published in business or financial publications;
  Indices or rankings of investment securities; and
  Comparisons with other investment vehicles, including tax considerations.

We may use information regarding the past performance of the subaccounts and funds. Past performance is not indicative of future performance of the subaccounts or funds and is not reflective of the actual investment experience of policy owners.

We may feature certain subaccounts, the underlying funds and their managers, as well as describe asset levels and sales volumes. We may refer to past, current, or prospective economic trends and investment performance or other information we believe may be of interest to our customers.

Settlement Options

You may elect to take the surrender value in other than one lump-sum payment. Likewise, you may elect to have the beneficiaries receive the death benefit proceeds other than in one lump-sum payment, if you make this election during the insured person’s lifetime. If you have not made this election, the beneficiaries may do so within 60 days after we receive proof of the insured person’s death.

The investment performance of the subaccounts does not affect payments under these settlement options. Instead, interest accrues at a fixed rate based on the option you choose. The declared interest rate will never be less than 3.00%, and any declared interest rate will be in effect for at least 12 months. Payment options are subject to our rules at the time you make your selection. Currently, a periodic payment must be at least $20 and the total proceeds must be at least $2,000.

The following settlement options are available:

  Option 1 – The proceeds and interest are paid in equal installments for a specified period until the proceeds and interest are all paid;
  Option 2 – The proceeds provide an annuity payment with a specified number of months. The payments are continued for the life of the primary payee. If the primary payee dies before the certain period is over, the remaining payments are paid to a contingent payee;
  Option 3 – The proceeds are left with us to earn interest. Withdrawals and any changes are subject to our approval;
  Option 4 – The proceeds and interest are paid in equal installments of a specified amount until the proceeds and interest are all paid; and
  Option 5 – Other options we offer at the time we pay the benefit.

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If none of these settlement options have been elected, your surrender value or the death benefit proceeds will be paid in one lump-sum payment.

Unless you request otherwise, death benefit proceeds generally will be paid into an interest bearing account that is backed by our general account and can be accessed by the beneficiary through a checkbook feature. The beneficiary may access the death benefit proceeds at any time without penalty. Interest earned on this account may be less than interest paid under other settlement options. See Transaction Processing, page 78.

Reports

Annual Statement. We will send you an annual statement once each policy year showing the amount of insurance coverage under your policy as well as your policy’s death benefit, policy and surrender values, the amount of premiums you have paid, the amounts you have withdrawn, borrowed or transferred and the fees and charges we have imposed since the last statement.

We send semi-annual reports with financial information on the funds, including a list of investment holdings of each fund.

We send confirmation notices to you throughout the year for certain policy transactions such as transfers between investment options, partial withdrawals and loans. You are responsible for reviewing the confirmation notices to verify that the transactions are being made as requested.

Illustrations. To help you better understand how your policy values will vary over time under different sets of assumptions, we will provide you with a personalized illustration projecting future results based on the age and risk classification of the insured person and other factors such as the amount of insurance coverage, death benefit option, planned premiums and rates of return (within limits) you specify. We may assess a charge not to exceed $25 for each illustration you request after the first in a policy year. See Excess Illustration Fee, page 29. Subject to regulatory approval, personalized illustrations may be based upon a weighted average rather than an arithmetic average of fund expenses.

Other Reports. We will mail to you at your last known address of record at least annually a report containing such information as may be required by any applicable law. To reduce expenses, only one copy of most financial reports and prospectuses, including reports and prospectuses for the funds, will be mailed to your household, even if you or other persons in your household have more than one policy issued by us or an affiliate. Call our Customer Service Center toll-free at 1-877-253-5050 if you need additional copies of financial reports, prospectuses, historical account information or annual or semi-annual reports or if you would like to receive one copy for each policy in all future mailings.

ING VUL-CV
 81

Distribution of the Policy

We sell the policy through licensed insurance agents who are registered representatives of affiliated and unaffiliated broker/dealers. All broker/dealers who sell the policy have entered into selling agreements with ING America Equities, Inc., our affiliate and the principal underwriter and distributor of the policy. ING America Equities, Inc. is organized under the laws of the State of Colorado, registered with the SEC as a broker/dealer under the Securities Exchange Act of 1934, and a member of the Financial Industry Regulatory Authority. Its principal office is located at 1290 Broadway, Denver, Colorado 80203-5699.

ING America Equities, Inc. offers the securities under the policies on a continuous basis. For the years ended December 31, 2007, 2006, and 2005, the aggregate amount of underwriting commissions we paid to ING America Equities, Inc. was $34,635,694, $30,168,287 and $35,623,260, respectively.

ING America Equities, Inc. does not retain any commissions or other amounts paid to it by us for sales of the policy. Rather, it pays all the amounts received from us to the broker/dealers for selling the policy, and part of that payment goes to your agent/registered representative.

The following is a list of broker/dealers affiliated with the company which have selling agreements with ING America Equities, Inc.:

  Bancnorth Investment Group, Inc.
  Financial Network Investment Corporation
  Guaranty Brokerage Services, Inc.
  ING Financial Advisers, LLC
  ING Financial Partners, Inc.
  Multi-Financial Securities Corporation
  PrimeVest Financial Services, Inc.

The amounts that we pay for the sale of the policy can generally be categorized as either commissions or other amounts. The commissions we pay can be further categorized as base commissions which may include a portion for wholesaling or supplemental commissions. However categorized, commissions paid will not exceed the total of the percentages shown below.

Base commissions consist of a percentage of premium we receive for the policy up to the target premium amount, a percentage of premium we receive for the policy in excess of the target premium amount and, as a trail commission, a percentage of your average net policy value. We pay up to 90% of premium received up to target premium and 3% of premium received in excess of target premium received in the first policy year, 3% of premium received in renewal years two through ten and 0.10% of the average net policy value beginning in the second policy year. These percentages may decrease thereafter.

ING VUL-CV
 82

Supplemental or wholesaling commissions are paid based on a percentage of target premiums we receive for the policy and certain other designated insurance products sold during a calendar year. The percentages of such commissions that we pay may increase as the aggregate amount of premiums received for all products issued by the company and/or its affiliates during the calendar year increases. The maximum percentage of supplemental commissions that we may pay is 43%.

Generally, the commissions paid on premiums for base coverage under the policy are greater than those paid on premiums for coverage under the Adjustable Term Insurance Rider. Be aware of this and discuss with your agent/registered representative the right blend of base coverage and Adjustable Term Insurance Rider coverage for you.

In addition to the sales compensation described above, ING America Equities, Inc. may also pay broker/dealers additional compensation or reimbursement of expenses for their efforts in selling the policy to you and other customers. These amounts may include:

  Marketing/distribution allowances which may be based on the percentages of premium received, the aggregate commissions paid and/or the aggregate assets held in relation to certain types of designated insurance products issued by the company and/or its affiliates during the year;
  Loans or advances of commissions in anticipation of future receipt of premiums (a form of lending to agents/registered representatives). These loans may have advantageous terms such as reduction or elimination of the interest charged on the loan and/or forgiveness of the principal amount of the loan, which terms may be conditioned on fixed insurance product sales;
  Education and training allowances to facilitate our attendance at certain educational and training meetings to provide information and training about our products. We also hold training programs from time to time at our own expense;
  Sponsor payments or reimbursements for broker/dealers to use in sales contests and/or meetings for their agents/registered representatives who sell our products. We do not hold contests based solely on sales of this product;
  Certain overrides and other benefits that may include cash compensation based on the amount of earned commissions, agent/representative recruiting or other activities that promote the sale of policies; and
  Additional cash or noncash compensation and reimbursements permissible under existing law. This may include, but is not limited to, cash incentives, merchandise, trips, occasional entertainment, meals and tickets to sporting events, client appreciation events, business and educational enhancement items, payment for travel expenses (including meals and lodging) to pre- approved training and education seminars and payment for advertising and sales campaigns.

We may pay commissions, dealer concessions, wholesaling fees, overrides, bonuses, other allowances and benefits and the costs of all other incentives or training programs from our resources, which include the fees and charges imposed under the policy.

ING VUL-CV
 83

The following is a list of the top 25 broker/dealers that, during 2006, received the most, in the aggregate, from us in connection with the sale of registered variable life insurance policies issued by us, ranked by total dollars received:

  ING Financial Partners, Inc.
  NFP Securities, Inc.
  Multi-Financial Securities Corporation
  Transamerica Financial Advisors, Inc.
  M Holdings Securities, Inc.
  Linsco/Private Ledger Corp.
  Securities America, Inc.
  Wachovia Securities, LLC
  American General Securities Incorporated
  Waterstone Financial Group, Inc.
  FSC Agency, Inc.
  ProEquities, Inc.
  Park Avenue Securities LLC
  ValMark Securities, Inc.
  Newbridge Securities Corporation
  R. A. Bench Securities, Inc.
  UBS Financial Services Inc.
  Associated Securities Corp.
  Raymond James Financial Services, Inc.
  Capital Analysts, Incorporated
  World Equity Group, Inc.
  The Leaders Group, Inc.
  Jefferson Pilot Securities Corporation
  Financial Network Investment Corporation
  SII Investments, Inc.

This is a general discussion of the types and levels of compensation paid by us for the sale of our variable life insurance policies. It is important for you to know that the payment of volume or sales-based compensation to a broker/dealer or registered representative may provide that registered representative a financial incentive to promote our policies over those of another company and may also provide a financial incentive to promote the policy offered by this prospectus over one of our other policies.

Legal Proceedings

We are not aware of any pending legal proceedings that involve the variable account as a party.

The company is involved in threatened or pending lawsuits/arbitrations arising from the normal conduct of business. Due to the climate in insurance and business litigation/arbitrations, suits against the company sometimes include claims for substantial compensatory, consequential, or punitive damages and other types of relief. Moreover, certain claims are asserted as class actions, purporting to represent a group of similarly situated individuals. While it is not possible to forecast the outcome of such lawsuits/arbitrations, in light of existing insurance, reinsurance, and established reserves, it is the opinion of management that the disposition of such lawsuits/arbitrations will not have a materially adverse effect on the company’s operations or financial position.

ING America Equities, Inc., the principal underwriter and distributor of the policy, is a party to threatened or pending lawsuits/arbitration that generally arise from the normal conduct of business. Some of these suits may seek class action status and sometimes include claims for substantial compensatory, consequential or punitive damages and other types of relief. ING America Equities, Inc. is not involved in any legal proceeding that, in the opinion of management, is likely to have a material adverse effect on its ability to distribute the policy.

ING VUL-CV
 84

Financial Statements

Financial statements of the variable account and the company are contained in the Statement of Additional Information. To request a free Statement of Additional Information, please contact our Customer Service Center at the address or telephone number on the back of this prospectus.

ING VUL-CV
 85

APPENDIX A

Definition of Life Insurance Factors

Guideline Premium Test Factors

Attained		Attained		Attained		Attained		Attained
Age	Factor	Age	Factor	Age	Factor	Age	Factor	Age	Factor
0-40	2.50	48	1.97	56	1.46	64	1.22	72	1.11
41	2.43	49	1.91	57	1.42	65	1.20	73	1.09
42	2.36	50	1.85	58	1.38	66	1.19	74	1.07
43	2.29	51	1.78	59	1.34	67	1.18	75 – 90	1.05
44	2.22	52	1.71	60	1.30	68	1.17	91	1.04
45	2.15	53	1.64	61	1.28	69	1.16	92	1.03
46	2.09	54	1.57	62	1.26	70	1.15	93	1.02
47	2.03	55	1.50	63	1.24	71	1.13	94	1.01
								95 +	1.00

Cash Value Accumulation Test Factors

The cash value accumulation test factors vary depending on the age and gender of the insured person.

Generally, the cash value accumulation test requires that a policy’s death benefit must be sufficient so that the policy value does not at any time exceed the net single premium required to fund the policy’s future benefits. The net single premium for a policy is calculated using the greater of 4.00% or the rates of interest guaranteed in the Guaranteed Interest Division of the policy and the 2001 Commissioner’s Standard Ordinary Mortality Table and will vary according to the age and gender of the insured person. The factors for the cash value accumulation test are then equal to 1 divided by the net single premium per dollar of paid up whole life insurance for the applicable age and gender.

A-1

APPENDIX B

Funds Available Through the Variable Account

The following chart lists the funds that are currently available through the subaccounts of the variable account, along with each fund’s investment adviser/subadviser and investment objective. More detailed information about the funds can be found in the current prospectus for each fund.

There is no assurance that the stated investment objectives of any of the funds will be achieved. Shares of the funds will rise and fall in value and you could lose money by allocating policy value to the subaccounts that invest in the funds. Shares of the funds are not bank deposits and are not guaranteed, endorsed or insured by any financial institution, the Federal Deposit Insurance Corporation or any other government agency. Except as noted, all funds are diversified, as defined under the 1940 Act.

Investment Adviser/
Fund Name	Subadviser	Investment Objective

American Funds – Growth Fund	Investment Adviser:	Seeks growth of capital by investing
(Class 2)	Capital Research and Management	primarily in U.S. common stocks.
Company

American Funds – Growth-Income	Investment Adviser:	Seeks capital growth and income over
Fund (Class 2)	Capital Research and Management	time by investing primarily in U.S.
	Company	common stocks and other securities
that appear to offer potential for capital
appreciation and/or dividends.

American Funds – International	Investment Adviser:	Seeks growth of capital over time by
Fund (Class 2)	Capital Research and Management	investing primarily in common stocks
	Company	of companies based outside the United
States.

Fidelity® VIP Contrafund® Portfolio	Investment Adviser:	Seeks long-term capital appreciation.
(Service Class)	Fidelity Management & Research
Company
Subadvisers:
FMR Co., Inc.; Fidelity Research &
Analysis Company; Fidelity
Management & Research (U.K.) Inc.;
Fidelity International Investment
Advisors, Fidelity International
Investment Advisors (U.K.) Limited;
Fidelity Investments Japan Limited

Fidelity ® VIP Equity-Income	Investment Adviser:	Seeks reasonable income. Also
Portfolio (Service Class)	Fidelity Management & Research	considers the potential for capital
	Company	appreciation. Seeks to achieve a yield
	Subadvisers:	which exceeds the composite yield on
	FMR Co., Inc.; Fidelity Research &	the securities comprising the Standard
	Analysis Company; Fidelity	& Poor’s 500SM Index (S&P 500® ).
Management & Research (U.K), Inc.;
Fidelity International Investment
Advisors; Fidelity International
Investment Advisors (U.K.) Limited;
Fidelity Investments Japan Limited

Investment Adviser/ Subadviser
Fund Name		Investment Objective

ING AllianceBernstein Mid Cap	Investment Adviser:	Seeks long-term growth of capital. The
Growth Portfolio (Class I)	Directed Services LLC	portfolio’s investment objective is not
	Subadviser:	fundamental and may be changed
	AllianceBernstein, L.P.	without a shareholder vote.

ING BlackRock Large Cap	Investment Adviser:	Seeks long-term growth of capital.
Growth Portfolio (Class I)	Directed Services LLC
Subadviser:
BlackRock Investment Management,
LLC

ING Evergreen Health Sciences	Investment Adviser:	A non-diversified portfolio that seeks
Portfolio (Class I)	Directed Services LLC	long-term capital growth. The
	Subadviser:	portfolio’s investment objective is not
	Evergreen Investment Management	fundamental and may be changed
	Company, LLC	without a shareholder vote.

ING Evergreen Omega Portfolio	Investment Adviser:	Seeks long-term capital growth. The
(Class I)	Directed Services LLC	portfolio’s investment objective is not
	Subadviser:	fundamental and may be changed
	Evergreen Investment Management	without a shareholder vote.
Company, LLC

ING FMRSM Diversified Mid Cap Portfolio (Class I)	Investment Adviser: Directed Services LLC Subadviser: Fidelity Management & Research Co.	Seeks long-term growth of capital.

ING Global Resources Portfolio	Investment Adviser:	A non-diversified portfolio that seeks
(Class I)	Directed Services LLC	long-term capital appreciation.
Subadviser:
ING Investment Management Co.

ING JPMorgan Emerging	Investment Adviser:	Seeks capital appreciation.
Markets Equity Portfolio	Directed Services LLC
(Class I)	Subadviser:
J.P. Morgan Investment Management
Inc.

ING JPMorgan Small Cap Core	Investment Adviser:	Seeks capital growth over the long
Equity Portfolio (Class I)	Directed Services LLC	term. The portfolio’s investment
	Subadviser:	objective is not fundamental and may
	J.P. Morgan Investment Management	be changed without a shareholder vote.
Inc.

ING JPMorgan Value	Investment Adviser:	Seeks to provide long-term capital
Opportunities Portfolio (Class I)	Directed Services LLC	appreciation. The portfolio’s
	Subadviser:	investment objective is not fundamental
	J. P. Morgan Investment Management	and may be changed without a
	Inc.	shareholder vote.

ING Julius Baer Foreign	Investment Adviser:	Seeks long-term growth of capital. The
Portfolio (Class I)	Directed Services LLC	portfolio’s investment objective is not
	Subadviser:	fundamental and may be changed
	Julius Baer Investment Management,	without a shareholder vote.
LLC

ING Legg Mason Value Portfolio	Investment Adviser:	A non-diversified portfolio that seeks
(Class I)	Directed Services LLC	long-term growth of capital. The
	Subadviser:	portfolio’s investment objective is not
	Legg Mason Capital Management, Inc.	fundamental and may be changed
without a shareholder vote.

Investment Adviser/ Subadviser
Fund Name		Investment Objective

ING LifeStyle Aggressive	Investment Adviser:	Seeks growth of capital. This objective
Growth Portfolio (Class I)	ING Investments, LLC	is not fundamental and may be changed
	Subadvisers:	without a shareholder vote.
Ibbotson Associates and ING
Investment Management Co.

ING LifeStyle Growth Portfolio	Investment Adviser:	Seeks growth of capital and some
(Class I)	ING Investments, LLC	current income. This objective is not
	Subadvisers:	fundamental and may be changed
	Ibbotson Associates and ING	without a shareholder vote.
Investment Management Co.

ING LifeStyle Moderate Growth	Investment Adviser:	Seeks growth of capital and a low to
Portfolio (Class I)	ING Investments, LLC	moderate level of current income. This
	Subadvisers:	objective is not fundamental and may
	Ibbotson Associates and ING	be changed without a shareholder vote.
Investment Management Co.

ING LifeStyle Moderate Portfolio	Investment Adviser:	Seeks growth of capital and current
(Class I)	ING Investments, LLC	income. This objective is not
	Subadvisers:	fundamental and may be changed
	Ibbotson Associates and ING	without a shareholder vote.
Investment Management Co.

ING Limited Maturity Bond	Investment Adviser:	Seeks highest current income consistent
Portfolio (Class S)	Directed Services LLC	with low risk to principal and liquidity
	Subadviser:	and secondarily, seeks to enhance its
	ING Investment Management Co.	total return through capital appreciation
when market factors, such as falling
interest rates and rising bond prices,
indicate that capital appreciation may
be available without significant risk to
principal.

ING Liquid Assets Portfolio	Investment Adviser:	Seeks high level of current income
(Class S)	Directed Services LLC	consistent with the preservation of
	Subadviser:	capital and liquidity.
ING Investment Management Co.

ING Marsico Growth Portfolio	Investment Adviser:	Seeks capital appreciation.
(Class I)	Directed Services LLC
Subadviser:
Marsico Capital Management, LLC

ING Marsico International	Investment Adviser:	Seeks long-term growth of capital. The
Opportunities Portfolio (Class I)	Directed Services LLC	portfolio’s investment objective is not
	Subadviser:	fundamental and may be changed
	Marsico Capital Management, LLC	without a shareholder vote.

ING MFS Total Return Portfolio	Investment Adviser:	Seeks above-average income
(Class I)	Directed Services LLC	(compared to a portfolio entirely
	Subadviser:	invested in equity securities) consistent
	Massachusetts Financial Services	with the prudent employment of
	Company	capital. Secondarily seeks reasonable
opportunity for growth of capital and
income.

Investment Adviser/ Subadviser
Fund Name		Investment Objective

ING MFS Utilities Portfolio (Class S)	Investment Adviser:	A non-diversified portfolio that seeks
	Directed Services LLC	total return. The portfolio’s investment
	Subadviser:	objective is not fundamental and may
	Massachusetts Financial Services	be changed without a shareholder vote.
Company

ING Oppenheimer Main Street	Investment Adviser:	Seeks long-term growth of capital and
Portfolio ® (Class I)	Directed Services LLC	future income.
Subadviser:
OppenheimerFunds, Inc.

ING Pioneer Fund Portfolio	Investment Adviser:	Seeks reasonable income and capital
(Class I)	Directed Services LLC	growth. The portfolio’s investment
	Subadviser:	objective is not fundamental and may
	Pioneer Investment Management, Inc.	be changed without a shareholder vote.

ING Pioneer Mid Cap Value	Investment Adviser:	Seeks capital appreciation. The
Portfolio (Class I)	Directed Services LLC	portfolio’s investment objective is not
	Subadviser:	fundamental and may be changed
	Pioneer Investment Management, Inc.	without a shareholder vote.

ING Stock Index Portfolio	Investment Adviser:	Seeks total return. The portfolio’s
(Class I)	Directed Services LLC	investment objective is not fundamental
	Subadviser:	and may be changed without a
	ING Investment Management Co.	shareholder vote.

ING T. Rowe Price Capital	Investment Adviser:	Seeks, over the long-term, a high total
Appreciation Portfolio (Class I)	Directed Services LLC	investment return, consistent with the
	Subadviser:	preservation of capital and prudent
	T. Rowe Price Associates, Inc.	investment risk.

ING T. Rowe Price Equity	Investment Adviser:	Seeks substantial dividend income as
Income Portfolio (Class I)	Directed Services LLC	well as long-term growth of capital.
Subadviser:
T. Rowe Price Associates, Inc.

ING Van Kampen Capital	Investment Adviser:	Seeks long-term capital
Growth Portfolio (Class I)	Directed Services LLC	appreciation.
Subadviser:
Morgan Stanley Investment
Management, Inc. (d/b/a Van Kampen)

ING Van Kampen Growth and	Investment Adviser:	Seeks long-term growth of capital and
Income Portfolio (Class S)	Directed Services LLC	income.
Subadviser:
Morgan Stanley Investment
Management, Inc. (d/b/a Van Kampen)

ING VP Index Plus International	Investment Adviser:	Seeks to outperform the total return
Equity Portfolio (Class S)	ING Investments, LLC	performance of the Morgan Stanley
	Subadviser:	Capital International Europe
	ING Investment Management	Australasia and Far East® Index
	Advisors, B. V.	(“MSCI EAFE® Index”), while
maintaining a market level of risk. The
portfolio’s investment objective is not
fundamental and may be changed
without a shareholder vote.

Investment Adviser/ Subadviser
Fund Name		Investment Objective

ING Wells Fargo Small Cap	Investment Adviser:	Seeks long-term capital appreciation.
Disciplined Portfolio (Class S)	Directed Services LLC	The portfolio’s investment objective is
	Subadviser:	not fundamental and may be changed
	Wells Capital Management, Inc.	without a shareholder vote.

ING Baron Small Cap Growth	Investment Adviser:	Seeks capital appreciation.
Portfolio (Initial Class)	Directed Services LLC
Subadviser:
BAMCO, Inc.

ING Columbia Small Cap Value	Investment Adviser:	Seeks long-term growth of capital.
II Portfolio (Initial Class)	Directed Services LLC
Subadviser:
Columbia Management Advisors, LLC

ING JP Morgan Mid Cap Value	Investment Adviser:	A non-diversified portfolio that seeks
Portfolio (Initial Class)	Directed Services LLC	growth from capital appreciation.
Subadviser:
J.P. Morgan Investment Management,
Inc.

ING Neuberger Berman	Investment Adviser:	Seeks capital growth.
Partners Portfolio (Initial Class)	Directed Services LLC
Subadviser:
Neuberger Berman Management Inc.

ING Oppenheimer Global	Investment Adviser:	Seeks capital appreciation.
Portfolio (Initial Class)	Directed Services LLC
Subadviser:
OppenheimerFunds, Inc.

ING Oppenheimer Strategic	Investment Adviser:	Seeks a high level of current income
Income Portfolio (Service Class)	Directed Services LLC	principally derived from interest on
	Subadviser:	debt securities.
OppenheimerFunds, Inc.

ING PIMCO Total Return	Investment Adviser:	Seeks maximum total return, consistent
Portfolio (Initial Class)	Directed Services LLC	with capital preservation and prudent
	Subadviser:	investment management.
Pacific Investment Management
Company LLC

ING T. Rowe Price Diversified	Investment Adviser:	Seeks long-term capital appreciation.
Mid Cap Growth Portfolio	Directed Services LLC
(Initial Class)	Subadviser:
T. Rowe Price Associates, Inc.

ING UBS U.S. Large Cap Equity	Investment Adviser:	Seeks long-term growth of capital and
Portfolio (Initial Class)	Directed Services LLC	future income.
Subadviser:
UBS Global Asset Management
(Americas) Inc.

ING Van Kampen Comstock	Investment Adviser:	Seeks capital growth and income.
Portfolio (Initial Class)	Directed Services LLC
Subadviser:
Morgan Stanley Investment
Management, Inc. (d/b/a Van Kampen)

Investment Adviser/ Subadviser
Fund Name		Investment Objective

ING Van Kampen Equity and	Investment Adviser:	Seeks total return, consisting of long-
Income Portfolio (Initial Class)	Directed Services LLC	term capital appreciation and current
	Subadviser:	income.
Morgan Stanley Investment
Management, Inc. (d/b/a Van Kampen)

ING VP Balanced Portfolio, Inc	Investment Adviser:	Seeks to maximize investment return,
(Class I)	ING Investments, LLC	consistent with reasonable safety of
	Subadviser:	principal, by investing in a diversified
	ING Investment Management Co.	portfolio of one or more of the
following asset classes: stocks, bonds
and cash equivalents, based on the
judgment of the portfolio’s
management, of which of those sectors
or mix thereof offers the best
investment prospects.

ING VP Intermediate Bond	Investment Adviser:	Seeks to maximize total return
Portfolio (Class I)	ING Investments, LLC	consistent with reasonable risk, through
	Subadviser:	investment in a diversified portfolio
	ING Investment Management Co.	consisting primarily of debt securities.

ING VP Index Plus LargeCap	Investment Adviser:	Seeks to outperform the total return
Portfolio (Class I)	ING Investments, LLC	performance of the Standard & Poor’s
	Subadviser:	500 Composite Stock Price Index (S&P
	ING Investment Management Co.	500 Index), while maintaining a market
level of risk.

ING VP Index Plus MidCap	Investment Adviser:	Seeks to outperform the total return
Portfolio (Class I)	ING Investments, LLC	performance of the Standard & Poor’s
	Subadviser:	MidCap 400 Index (S&P MidCap 400
	ING Investment Management Co.	Index) while maintaining a market
level of risk.

ING VP Index Plus SmallCap	Investment Adviser:	Seeks to outperform the total return
Portfolio (Class I)	ING Investments, LLC	performance of the Standard & Poor’s
	Subadviser:	SmallCap 600 Index (S&P SmallCap
	ING Investment Management Co.	600 Index) while maintaining a market
level of risk.

ING VP High Yield Bond	Investment Adviser:	Seeks to provide investors with a high
Portfolio (Class I)	ING Investments, LLC	level of current income and total return.
Subadviser:
ING Investment Management Co.

ING VP Real Estate Portfolio	Investment Adviser:	A non-diversified portfolio that seeks
(Class S)	ING Investments, LLC	total return. This objective is not
	Subadviser:	fundamental and may be changed
	ING Clarion Real Estate Securities L.P.	without a shareholder vote.

ING VP SmallCap Opportunities	Investment Adviser:	Seeks long-term capital appreciation.
Portfolio (Class I)	ING Investments, LLC
Subadviser:
ING Investment Management Co.

Neuberger Berman AMT	Investment Adviser:	Seeks long-term growth of capital by
Socially Responsive Portfolio®	Neuberger Berman Management Inc.	investing primarily in securities of
(Class I)	Subadviser:	companies that meet the fund’s
	Neuberger Berman, LLC	financial criteria and social policy.

MORE INFORMATION IS AVAILABLE

If you would like more information about us, the variable account or the policy, the following documents are available free upon request:

  Statement of Additional Information (“SAI”) – The SAI contains more specific information about the variable account and the policy, as well as the financial statements of the variable account and the company. The SAI is incorporated by reference into (made legally part of) this prospectus. The following is the Table of Contents for the SAI:
Page
General Information and History	2
Performance Reporting and Advertising	2
Experts	4
Financial Statements	4
Financial Statements of Security Life Separate Account L1	1
Statutory Basis Financial Statements of Security Life of Denver Insurance Company	09/30/07 F-1

  A personalized illustration of policy benefits – A personalized illustration can help you understand how the policy works, given the policy’s fees and charges along with the investment options, features and benefits and optional benefits you select. A personalized illustration can also help you compare the policy’s death benefits, policy value and surrender value with other life insurance policies based on the same or similar assumptions. We reserve the right to assess a fee of up to $25 for each personalized illustration you request after the first each policy year. See Excess Illustration Fee, page 29.

To request a free SAI or personalized illustration of policy benefits or to make other inquiries about the policy, please contact us at our:

ING Customer Service Center P.O. Box 5065 Minot, ND 58702-5065 1-877-253-5050 www.ingservicecenter.com

Additional information about us, the variable account or the policy (including the SAI) can be reviewed and copied from the SEC’s Internet website (http://www.sec.gov) or at the SEC’s Public Reference Branch in Washington, DC. Copies of this additional information may also be obtained, upon payment of a duplicating fee, by writing the SEC’s Public Reference Branch at 100 F Street, NE, Room 1580, Washington, DC 20549. More information about operation of the SEC’s Public Reference Branch can be obtained by calling 202-551-8090. When looking for information regarding the policy offered through this prospectus, you may find it useful to use the number assigned to the registration statement under the 1933 Act. This number is 333-147534.

1940 Act File No. 811-08292
1933 Act file No. 333-147534

SECURITY LIFE SEPARATE ACCOUNT L1
 OF
SECURITY LIFE OF DENVER INSURANCE COMPANY

Statement of Additional Information Dated February 6, 2008

ING VUL-CV
A Flexible Premium Variable Universal Life Insurance Policy

This Statement of Additional Information is not a prospectus and should be read in conjunction with the current ING VUL-CV prospectus dated February 6, 2008. The policy offered in connection with the prospectus is a flexible premium variable universal life insurance policy funded through the Security Life Separate Account L1.

A free prospectus is available upon request by contacting the Security Life of Denver Insurance Company’s Customer Service Center at P.O. Box 5065, Minot, ND 58702-5065, by calling 1-877-253-5050 or by accessing the SEC’s web site at http://www.sec.gov.

Read the prospectus before you invest. Unless otherwise indicated, terms used in this Statement of Additional Information shall have the same meaning as in the prospectus.

TABLE OF CONTENTS

Page
General Information and History	2
Performance Reporting and Advertising	2
Experts	4
Financial Statements	4
Financial Statements of Security Life Separate Account L1	1
Unaudited Financial Statements of Security Life Separate Account L1 for the Nine-Month
Period Ended September 30, 2007	1
Statutory Basis Financial Statements of Security Life of Denver Insurance Company	1
Unaudited Statutory Basis Financial Statements of Security Life of Denver Insurance Company
for the Nine-Month Period Ended September 30, 2007	09/30/07 F-1

GENERAL INFORMATION AND HISTORY

Security Life of Denver Insurance Company (the “company,” “we,” “us,” “our”) issues the policy described in the prospectus and is responsible for providing each policy’s insurance benefits. We are a stock life insurance company organized in 1929 and incorporated under the laws of the State of Colorado and an indirect, wholly owned subsidiary of ING Groep N.V. (“ING”), a global financial institution active in the fields of insurance, banking and asset management. ING is headquartered in Amsterdam, The Netherlands. We are engaged in the business of issuing insurance policies. Our headquarters is at 1290 Broadway, Denver, Colorado 80203-5699.

We established the Security Life Separate Account L1 (the “variable account”) on November 3, 1993, as one of our separate accounts under the laws of the State of Colorado for the purpose of funding variable life insurance policies issued by us. The variable account is registered with the Securities and Exchange Commission (“SEC”) as a unit investment trust under the Investment Company Act of 1940, as amended. Premium payments may be allocated to one or more of the available subaccounts of the variable account. Each subaccount invests in shares of a corresponding fund at net asset value. We may make additions to, deletions from or substitutions of available funds as permitted by law and subject to the conditions of the policy.

Other than the policy owner fees and charges described in the prospectus, all expenses incurred in the operations of the variable account are borne by the company. We do, however, receive compensation for certain recordkeeping, administration or other services from the funds or affiliates of the funds available through the policies. See “Fees and Charges” in the prospectus.

The company maintains custody of the assets of the variable account. As custodian, the company holds cash balances for the variable account pending investment in the funds or distribution. The funds in whose shares the assets of the subaccounts of the variable account are invested each have custodians, as discussed in the respective fund prospectuses.

PERFORMANCE REPORTING AND ADVERTISING

Information regarding the past, or historical, performance of the subaccounts of the variable account and the funds available for investment through the subaccounts of the variable account may appear in advertisements, sales literature or reports to policy owners or prospective purchasers. SUCH PERFORMANCE INFORMATION FOR THE SUBACCOUNTS WILL REFLECT THE DEDUCTION OF ALL FUND FEES AND CHARGES, INCLUDING INVESTMENT MANAGEMENT FEES, DISTRIBUTION (12B-1) FEES AND OTHER EXPENSES BUT WILL NOT REFLECT DEDUCTIONS FOR ANY POLICY FEES AND CHARGES. IF THE POLICY’S TAX, SALES, COST OF INSURANCE, MORTALITY AND EXPENSE RISK, POLICY AND ADMINISTRATIVE CHARGES AND THE OTHER TRANSACTION, PERIODIC OR OPTIONAL BENEFITS FEES AND CHARGES WERE DEDUCTED, THE PERFORMANCE SHOWN WOULD BE SIGNIFICANTLY LOWER.

With respect to performance reporting it is important to remember that past performance does not guarantee future results. Current performance may be higher or lower than the performance shown and actual investment returns and principal values will fluctuate so that shares and/or units, at redemption, may be worth more or less than their original cost.

Performance history of the subaccounts of the variable account and the corresponding funds is measured by comparing the value at the beginning of the period to the value at the end of the period. Performance is usually calculated for periods of one month, three months, year-to-date, one year, three years, five years, ten years (if the fund has been in existence for these periods) and since the inception date of the fund (if the fund has been in existence for less than ten years). We may provide performance information showing average annual total returns for periods prior to the date a subaccount commenced operation. We will calculate such performance information based on the assumption that the subaccounts were in existence for the same periods as those indicated for the funds, with the level of charges at the variable account level that were in effect at the inception of the subaccounts. Performance information will be specific to the class of fund shares offered through the policy, however, for periods prior to the date a class of fund shares commenced operations, performance information may be based on a different class of shares of the same fund. In this case, performance for the periods prior to the date a class of fund shares commenced operations will be adjusted by the fund fees and expenses associated with the class of fund shares offered through the policy.

We may compare performance of the subaccounts and/or the funds as reported from time to time in advertisements and sales literature to other variable life insurance issuers in general; to the performance of particular types of variable life insurance policies investing in mutual funds; or to investment series of mutual funds with investment objectives similar to each of the subaccounts, whose performance is reported by Lipper Analytical Services, Inc. (“Lipper”) and Morningstar. Inc. (“Morningstar”) or reported by other series, companies, individuals or other industry or financial publications of general interest, such as Forbes, Money, The Wall Street Journal, Business Week, Barron’s, Kiplinger’s and Fortune. Lipper and Morningstar are independent services that monitor and rank the performances of variable life insurance issuers in each of the major categories of investment objectives on an industry-wide basis.

Lipper’s and Morningstar’s rankings include variable annuity issuers as well as variable life insurance issuers. The performance analysis prepared by Lipper and Morningstar ranks such issuers on the basis of total return, assuming reinvestment of distributions, but does not take sales charges, redemption fees or certain expense deductions at the separate account level into consideration. We may also compare the performance of each subaccount in advertising and sales literature to the Standard & Poor’s Index of 500 common stocks and the Dow Jones Industrials, which are widely used measures of stock market performance. We may also compare the performance of each subaccount to other widely recognized indices. Unmanaged indices may assume the reinvestment of dividends, but typically do not reflect any “deduction” for the expense of operating or managing an investment portfolio.

To help you better understand how your policy’s death benefits, policy value and surrender value will vary over time under different sets of assumptions, we encourage you to obtain a personalized illustration. Personalized illustrations will assume deductions for fund expenses and policy and variable account charges. We will base these illustrations on the age and risk classification of the insured person and other factors such as the amount of insurance coverage, death benefit option, premiums and rates of return (within limits) you specify. These personalized illustrations will be based on either a hypothetical investment return of the funds of 0% and other percentages not to exceed 12% or on the actual historical experience of the funds as if the subaccounts had been in existence and a policy issued for the same periods as those indicated for the funds. Subject to regulatory approval, personalized illustrations may be based upon a weighted average of fund expenses rather than an arithmetic average. A personalized illustration is available upon request by contacting our Customer Service Center at P.O. Box 5065, Minot, ND 58702-5065 or by calling 1-877-253-5050.

3

EXPERTS

The statements of assets and liabilities of Security Life Separate Account L1 as of December 31, 2006, and the related statements of operations and changes in net assets for the periods disclosed in the financial statements, and the statutory basis financial statements of Security Life of Denver Insurance Company as of December 31, 2006 and 2005, and for the three years in the period ended December 31, 2006, included in this Statement of Additional Information, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

The financial statements of the variable account reflect the operations of the variable account as of and for the year ended December 31, 2006, and have been audited by Ernst & Young LLP, independent registered public accounting firm.

The statutory basis financial statements of the company as of December 31, 2006 and 2005, and for the three years in the period ended December 31, 2006, have been audited by Ernst & Young LLP, independent registered public accounting firm. The financial statements of the company should be distinguished from the financial statements of the variable account and should be considered only as bearing upon the ability of the company to meet its obligations under the policies. They should not be considered as bearing on the investment performance of the assets held in the variable account. The statutory basis financial statements of the company as of December 31, 2006 and 2005, and for the three years in the period ended December 31, 2006, have been prepared on the basis of statutory accounting practices prescribed or permitted by the State of Colorado Division of Insurance.

We are required to include unaudited financial data for the variable account and for the company as of and for the nine-month period ended September 30, 2007.

The primary business address of Ernst & Young LLP is Suite 1000, 55 Ivan Allen Jr. Boulevard, Atlanta, GA 30308.

4

FINANCIAL STATEMENTS Security Life of Denver Insurance Company Security Life Separate Account L1 Year ended December 31, 2006 with Report of Independent Registered Public Accounting Firm

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SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Financial Statements Year ended December 31, 2006

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Report of Independent Registered Public Accounting Firm

The Board of Directors and Participants Security Life of Denver Insurance Company

We have audited the accompanying statements of assets and liabilities of the Divisions constituting Security Life of Denver Insurance Company Security Life Separate Account L1 (the “Account”) as of December 31, 2006, and the related statements of operations and changes in net assets for the periods disclosed in the financial statements. These financial statements are the responsibility of the Account’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The Account is comprised of the following Divisions:

AIM Variable Insurance Funds:	ING Investors Trust (continued):
AIM V.I. Core Equity Fund - Series I Shares	ING LifeStyle Growth Portfolio - Institutional Class
AIM V.I. Core Stock Fund - Series I Shares	ING LifeStyle Moderate Growth Portfolio - Institutional Class
AIM V.I. Government Securities Fund - Series I Shares	ING LifeStyle Moderate Portfolio - Institutional Class
American Funds Insurance Series:	ING Limited Maturity Bond Portfolio - Service Class
American Funds Insurance Series® Growth Fund - Class 2	ING Liquid Assets Portfolio - Institutional Class
American Funds Insurance Series® Growth Income Fund - Class 2	ING Liquid Assets Portfolio - Service Class
American Funds Insurance Series® International Fund - Class 2	ING Lord Abbett Affiliated Portfolio - Institutional Class
Fidelity® Variable Insurance Products:	ING MarketPro Portfolio - Institutional Class
Fidelity® VIP Equity-Income Portfolio - Service Class	ING MarketStyle Growth Portfolio - Institutional Class
Fidelity® VIP Growth Portfolio - Initial Class	ING MarketStyle Moderate Growth Portfolio - Institutional Class
Fidelity® VIP Growth Portfolio - Service Class	ING MarketStyle Moderate Portfolio - Institutional Class
Fidelity® VIP High Income Portfolio - Service Class	ING Marsico Growth Portfolio - Institutional Class
Fidelity® VIP Overseas Portfolio - Initial Class	ING Marsico International Opportunities
Fidelity® VIP Overseas Portfolio - Service Class	Portfolio - Institutional Class
Fidelity® Variable Insurance Products II:	ING Marsico International Opportunities Portfolio - Service Class
Fidelity® VIP Asset ManagerSM Portfolio - Initial Class	ING MFS Total Return Portfolio - Institutional Class
Fidelity® VIP Asset ManagerSM Portfolio - Service Class	ING MFS Utilities Portfolio - Service Class
Fidelity® VIP Contrafund® Portfolio - Service Class	ING Oppenheimer Main Street Portfolio® - Institutional Class
Fidelity® VIP Investment Grade Bond Portfolio - Initial Class	ING Pioneer Fund Portfolio - Institutional Class
ING Investors Trust:	ING Pioneer Fund Portfolio - Service Class
ING AllianceBernstein Mid Cap Growth	ING Pioneer Mid Cap Value Portfolio - Institutional Class
Portfolio - Institutional Class	ING Stock Index Portfolio - Institutional Class
ING BlackRock Large Cap Growth Portfolio - Institutional Class	ING T. Rowe Price Capital Appreciation
ING BlackRock Large Cap Growth Portfolio - Service Class	Portfolio - Institutional Class
ING BlackRock Large Cap Value Portfolio - Institutional Class	ING T. Rowe Price Equity Income Portfolio - Institutional Class
ING Evergreen Health Sciences Portfolio - Institutional Class	ING UBS U.S. Allocation Portfolio - Service Class
ING Evergreen Health Sciences Portfolio - Service Class	ING Van Kampen Equity Growth Portfolio - Institutional Class
ING Evergreen Omega Portfolio - Institutional Class	ING Van Kampen Growth and Income Portfolio - Service Class
ING FMRSM Diversified Mid Cap Portfolio - Institutional Class	ING VP Index Plus International Equity Portfolio - Service Class
ING FMRSM Diversified Mid Cap Portfolio - Service Class	ING Wells Fargo Small Cap Disciplined Portfolio - Service Class
ING FMRSM Large Cap Growth Portfolio - Institutional Class	ING Partners, Inc.:
ING FMRSM Mid Cap Growth Portfolio - Institutional Class	ING American Century Large Company Value
ING Global Resources Portfolio - Institutional Class	Portfolio - Initial Class
ING JPMorgan Emerging Markets Equity	ING American Century Small-Mid Cap Value
Portfolio - Institutional Class	Portfolio - Initial Class
ING JPMorgan Small Cap Core Equity	ING Baron Small Cap Growth Portfolio - Initial Class
Portfolio - Institutional Class	ING Columbia Small Cap Value II Portfolio - Initial Class
ING JPMorgan Value Opportunities	ING Fundamental Research Portfolio - Initial Class
Portfolio - Institutional Class	ING JPMorgan Mid Cap Value Portfolio - Initial Class
ING JPMorgan Value Opportunities Portfolio - Service Class	ING Legg Mason Partners Aggressive Growth
ING Julius Baer Foreign Portfolio - Institutional Class	Portfolio - Initial Class
ING Legg Mason Value Portfolio - Institutional Class	ING Lord Abbett U.S. Government Securities
ING LifeStyle Aggressive Growth Portfolio - Institutional Class	Portfolio - Initial Class

ING Partners, Inc. (continued):	ING VP Balanced Portfolio, Inc.:
ING Neuberger Berman Partners Portfolio - Initial Class	ING VP Balanced Portfolio - Class I
ING Neuberger Berman Regency Portfolio - Initial Class	ING VP Intermediate Bond Portfolio:
ING Oppenheimer Global Portfolio - Initial Class	ING VP Intermediate Bond Portfolio - Class I
ING Oppenheimer Strategic Income Portfolio - Service Class	M Fund, Inc.:
ING PIMCO Total Return Portfolio - Initial Class	Brandes International Equity Fund
ING T. Rowe Price Diversified Mid Cap Growth	Business Opportunity Value Fund
Portfolio - Initial Class	Frontier Capital Appreciation Fund
ING UBS U.S. Large Cap Equity Portfolio - Initial Class	Turner Core Growth Fund
ING Van Kampen Comstock Portfolio - Initial Class	Neuberger Berman Advisers Management Trust:
ING Van Kampen Equity and Income Portfolio - Initial Class	Neuberger Berman AMT Growth Portfolio® - Class I
ING Strategic Allocation Portfolios, Inc.:	Neuberger Berman AMT Limited Maturity Bond
ING VP Strategic Allocation Conservative Portfolio - Class I	Portfolio® - Class I
ING VP Strategic Allocation Growth Portfolio - Class I	Neuberger Berman AMT Socially Responsive
ING VP Strategic Allocation Moderate Portfolio - Class I	Portfolio® - Class I
ING Variable Portfolios, Inc.:	Pioneer Variable Contracts Trust:
ING VP Index Plus LargeCap Portfolio - Class I	Pioneer Small Cap Value VCT Portfolio - Class I
ING VP Index Plus MidCap Portfolio - Class I	Putnam Variable Trust:
ING VP Index Plus SmallCap Portfolio - Class I	Putnam VT Small Cap Value Fund - Class IB Shares
ING VP Value Opportunity Portfolio - Class I	Van Eck Worldwide Insurance Trust:
ING Variable Products Trust:	Van Eck Worldwide Emerging Markets Fund
ING VP High Yield Bond Portfolio - Class I	Van Eck Worldwide Hard Assets Fund
ING VP MidCap Opportunities Portfolio - Class I
ING VP Real Estate Portfolio - Class S
ING VP SmallCap Opportunities Portfolio - Class I

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Account’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Account’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2006, by correspondence with the transfer agents. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective Divisions constituting Security Life of Denver Insurance Company Security Life Separate Account L1 at December 31, 2006, the results of their operations and changes in their net assets for the periods disclosed in the financial statements, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia March 23, 2007

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

American
		American	Funds	American
		Funds	Insurance	Funds	Fidelity® VIP
		Insurance	Series®	Insurance	Equity-
	AIM V.I. Core	Series®	Growth	Series®	Income
	Equity Fund -	Growth Fund	Income Fund	International	Portfolio -
	Series I Shares	- Class 2	- Class 2	Fund - Class 2	Service Class

Assets
Investments in mutual funds
at fair value	$ 18,880	$ 47,750	$ 25,077	$ 44,728	$ 1,640
Total assets	18,880	47,750	25,077	44,728	1,640

Liabilities
Payable to related parties	1	1	1	1	-

Total liabilities	1	1	1	1	-

Net assets	$ 18,879	$ 47,749	$ 25,076	$ 44,727	$ 1,640

Total number of mutual fund shares	693,593	745,165	594,394	2,038,634	62,794

Cost of mutual fund shares	$ 17,388	$ 40,599	$ 21,938	$ 35,323	$ 1,627

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

				ING	ING
				BlackRock	BlackRock
		Fidelity® VIP	ING	Large Cap	Large Cap
	Fidelity® VIP	Investment	AllianceBernstein	Growth	Value
	Contrafund®	Grade Bond	Mid Cap Growth	Portfolio -	Portfolio -
	Portfolio -	Portfolio -	Portfolio -	Institutional	Institutional
	Service Class	Initial Class	Institutional Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 8,408	$ 518	$ 2,452	$ 908	$ 23,236

Total assets	8,408	518	2,452	908	23,236

Liabilities
Payable to related parties	-	-	-	-	1

Total liabilities	-	-	-	-	1

Net assets	$ 8,408	$ 518	$ 2,452	$ 908	$ 23,235

Total number of mutual fund shares	267,926	40,565	144,162	78,559	1,666,840

Cost of mutual fund shares	$ 8,412	503	$ 2,577	$ 897	$ 19,352

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

ING
	Evergreen	ING	ING FMRSM	ING FMRSM	ING FMRSM
	Health	Evergreen	Diversified	Large Cap	Mid Cap
	Sciences	Omega	Mid Cap	Growth	Growth
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 2,450	$ 31,670	$ 19,004	$ 83,467	$ 3,430
Total assets	2,450	31,670	19,004	83,467	,430

Liabilities
Payable to related parties	-	1	1	3	-

Total liabilities	-	1	1	3	-

Net assets	$ 2,450	$ 31,669	$ 19,003	$ 83,464	$ 3,430

Total number of mutual fund shares	00,835	2,720,820	1,413,974	7,664,563	271,179

Cost of mutual fund shares	$ 2,268	$ 29,122	$ 20,448	$ 81,323	$ 3,095

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

ING
		JPMorgan	ING	ING
		Emerging	JPMorgan	JPMorgan
	ING Global	Markets	Small Cap	Value	ING Julius
	Resources	Equity	Core Equity	Opportunities	Baer Foreign
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 7,648	$ 30,687	$ 34,150	$ 12,251	$ 13,805
Total assets	7,648	30,687	34,150	12,251	13,805

Liabilities
Payable to related parties	-	1	1	-	-

Total liabilities	-	1	1	-	-

Net assets	$ 7,648	$ 30,686	$ 34,149	$ 12,251	$ 13,805

Total number of mutual fund shares	350,174	1,564,881	2,383,141	963,854	814,943

Cost of mutual fund shares	$ 7,986	$ 27,050	$ 30,057	$ 11,138	$ 12,496

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Statements of Assets and Liabilities December 31, 2006
(Dollars in thousands)

		ING LifeStyle		ING LifeStyle
	ING Legg	Aggressive	ING LifeStyle	Moderate	ING LifeStyle
	Mason Value	Growth	Growth	Growth	Moderate
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 8,682	$ 3,892	$ 8,512	$ 2,963	$ 352
Total assets	8,682	3,892	8,512	2,963	352

Liabilities
Payable to related parties	-	-	-	-	-

Total liabilities	-	-	-	-	-

Net assets	$ 8,682	$ 3,892	$ 8,512	$ 2,963	$ 352

Total number of mutual fund shares	767,643	275,820	631,435	230,906	28,435

Cost of mutual fund shares	$ 7,870	$ 3,552	$ 7,876	$ 2,877	$ 341

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

				ING Lord
	ING Limited	ING Liquid		Abbett	ING
	Maturity	Assets	ING Liquid	Affiliated	MarketPro
	Bond	Portfolio -	Assets	Portfolio -	Portfolio -
	Portfolio -	Institutional	Portfolio -	Institutional	Institutional
	Service Class	Class	Service Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 25,153	$ 61,961	$ 25,544	$ 305	$ 119
Total assets	25,153	61,961	25,544	305	119

Liabilities
Payable to related parties	1	3	-	-	-

Total liabilities	1	3	-	-	-

Net assets	$ 25,152	$ 61,958	$ 25,544	$ 305	$ 119

Total number of mutual fund shares	2,344,133	61,961,469	25,543,718	24,093	10,465

Cost of mutual fund shares	$ 25,253	$ 61,961	$ 25,544	$ 304	$ 116

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

ING
	ING	MarketStyle	ING		ING Marsico
	MarketStyle	Moderate	MarketStyle	ING Marsico	International
	Growth	Growth	Moderate	Growth	Opportunities
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 1,969	$ 758	$ 206	$ 6,212	$ 16,842
Total assets	1,969	758	206	6,212	16,842

Liabilities
Payable to related parties	-	-	-	-	-

Total liabilities	-	-	-	-	-

Net assets	$ 1,969	$ 758	$ 206	$ 6,212	$ 16,842

Total number of mutual fund shares	169,632	66,477	18,481	371,310	1,099,343

Cost of mutual fund shares	$ 1,851	$ 723	$ 203	$ 5,662	$ 15,509

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

			ING		ING Pioneer
	ING MFS		Oppenheimer	ING Pioneer	Mid Cap
	Total Return	ING MFS	Main Street	Fund	Value
	Portfolio -	Utilities	Portfolio® -	Portfolio -	Portfolio -
	Institutional	Portfolio -	Institutional	Institutional	Institutional
	Class	Service Class	Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ ,425	$ 15,067	$ 754	$ 1,215	$ 17,862
Total assets	6,425	15,067	754	1,215	17,862

Liabilities
Payable to related parties	-	-	-	-	1

Total liabilities	-	-	-	-	1

Net assets	$ 6,425	$ 15,067	$ 754	$ 1,215	$ 17,861

Total number of mutual fund shares	337,641	1,034,824	38,036	94,032	1,446,294

Cost of mutual fund shares	$ 6,162	$ 12,279	$ 698	$ 1,167	$ 15,934

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

ING Van
		ING T. Rowe	ING T. Rowe		Kampen
		Price Capital	Price Equity		Equity
	ING Stock	Appreciation	Income	ING UBS U.S.	Growth
	Index Portfolio	Portfolio -	Portfolio -	Allocation	Portfolio -
	- Institutional	Institutional	Institutional	Portfolio -	Institutional
	Class	Class	Class	Service Class	Class

Assets
Investments in mutual funds
at fair value	$ 221,383	$ 47,839	$ 18,205	$ 277	$ 4,389
Total assets	221,383	47,839	18,205	277	4,389

Liabilities
Payable to related parties	8	1	1	-	-

Total liabilities	8	1	1	-	-

Net assets	$ 221,375	$ 47,838	$ 18,204	$ 277	$ 4,389

Total number of mutual fund shares	17,228,250	795,740	1,173,007	25,218	367,616

Cost of mutual fund shares	$ 179,751	$ 40,489	$ 15,983	$ 256	$ 3,714

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

	ING Van	ING VP Index	ING Wells
	Kampen	Plus	Fargo Small	ING American	ING American
	Growth and	International	Cap	Century Large	Century Small-
	Income	Equity	Disciplined	Company	Mid Cap Value
	Portfolio -	Portfolio -	Portfolio -	Value Portfolio	Portfolio -
	Service Class	Service Class	Service Class	- Initial Class	Initial Class

Assets
Investments in mutual funds
at fair value	$ 3,695	$ 45,207	$ 19,304	$ 76	$ 699
Total assets	3,695	45,207	19,304	76	699

Liabilities
Payable to related parties	-	2	1	-	-

Total liabilities	-	2	1	-	-

Net assets	$ 3,695	$ 45,205	$ 19,303	$ 76	$ 699

Total number of mutual fund shares	130,707	3,453,527	1,694,782	4,729	51,445

Cost of mutual fund shares	$ 3,464	$ 42,531	$ 18,690	$ 67	$ 648

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

ING Legg
				ING	Mason
	ING Baron	ING Columbia	ING	JPMorgan	Partners
	Small Cap	Small Cap	Fundamental	Mid Cap	Aggressive
	Growth	Value II	Research	Value	Growth
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Initial Class	Initial Class	Initial Class	Initial Class	Initial Class

Assets
Investments in mutual funds
at fair value	$ 6,123	$ 6,507	$ 16	$ 14,756	$ 256
Total assets	6,123	6,507	16	14,756	256

Liabilities
Payable to related parties	-	-	-	-	-

Total liabilities	-	-	-	-	-

Net assets	$ 6,123	$ 6,507	$ 6	$ 14,756	$ 256

Total number of mutual fund shares	330,083	639,784	1,598	907,472	5,212

Cost of mutual fund shares	$ 5,833	$ 6,376	$ 15	$ 13,416	$ 235

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

	ING Lord	ING	ING		ING
	Abbett U.S.	Neuberger	Neuberger	ING	Oppenheimer
	Government	Berman	Berman	Oppenheimer	Strategic
	Securities	Partners	Regency	Global	Income
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Initial Class	Initial Class	Initial Class	Initial Class	Service Class

Assets
Investments in mutual funds
at fair value	$ 18,422	$ 524	$ 232	$ 5,343	$ 6,319
Total assets	18,422	524	232	5,343	6,319

Liabilities
Payable to related parties	1	-	-	-	-

Total liabilities	1	-	-	-	-

Net assets	$ 18,421	$ 524	$ 232	$ 5,343	$ 6,319

Total number of mutual fund shares	1,855,219	47,952	21,753	320,343	585,054

Cost of mutual fund shares	$ 18,385	$ 472	$ 213	$ 4,284	$ 5,969

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

ING T. Rowe
		Price			ING Van
		Diversified	ING UBS U.S.	ING Van	Kampen
	ING PIMCO	Mid Cap	Large Cap	Kampen	Equity and
	Total Return	Growth	Equity	Comstock	Income
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Initial Class	Initial Class	Initial Class	Initial Class	Initial Class

Assets
Investments in mutual funds
at fair value	$ 18,084	$ 43,420	$ 6,389	$ 12,130	$ 2,601
Total assets	18,084	43,420	6,389	12,130	2,601

Liabilities
Payable to related parties	1	2	-	-	-

Total liabilities	1	2	-	-	-

Net assets	$ 18,083	$ 43,418	$ 6,389	$ 12,130	$ 2,601

Total number of mutual fund shares	1,620,423	4,709,319	605,017	907,239	67,608

Cost of mutual fund shares	$ 17,744	$ 38,399	$ 6,010	$ 11,224	$ 2,443

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

	ING VP	ING VP	ING VP
	Strategic	Strategic	Strategic
	Allocation	Allocation	Allocation	ING VP Index	ING VP Index
	Conservative	Growth	Moderate	Plus LargeCap	Plus Mid Cap
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class I	Class I	Class I	Class I	Class I

Assets
Investments in mutual funds
at fair value	$ 181	$ 1,994	$ 3,645	$ 13,429	$ 14,470
Total assets	181	1,994	3,645	13,429	14,470

Liabilities
Payable to related parties	-	-	-	-	-

Total liabilities	-	-	-	-	-

Net assets	$ 181	$ 1,994	$ 3,645	$ 13,429	$ 14,470

Total number of mutual fund shares	13,331	116,887	237,952	768,257	765,988

Cost of mutual fund shares	$ 176	$ 1,849	$ 3,421	$ 11,918	$ 13,970

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

	ING VP Index			ING VP
	Plus	ING VP Value	ING VP High	MidCap	ING VP Real
	SmallCap	Opportunity	Yield Bond	Opportunities	Estate
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class I	Class I	Class I	Class I	Class S

Assets
Investments in mutual funds
at fair value	$ 14,562	$ 1,994	$ 27,693	$ 2,526	$ 21,780
Total assets	14,562	1,994	27,693	2,526	21,780

Liabilities
Payable to related parties	-	-	1	-	1

Total liabilities	-	-	1	-	1

Net assets	$ 14,562	$ 1,994	$ 27,692	$ 2,526	$ 21,779

Total number of mutual fund shares	809,458	125,872	8,917,527	309,507	1,111,243

Cost of mutual fund shares	$ 13,723	$ 1,753	$ 26,478	$ 2,066	$ 18,168

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

	ING VP		ING VP
	SmallCap	ING VP	Intermediate
	Opportunities	Balanced	Bond	Brandes	Business
	Portfolio -	Portfolio -	Portfolio -	International	Opportunity
	Class I	Class I	Class I	Equity Fund	Value Fund

Assets
Investments in mutual funds
at fair value	$ 3,881	$ 19,281	$ 19,808	$ 20,250	$ 3,118
Total assets	3,881	19,281	19,808	20,250	3,118

Liabilities
Payable to related parties	-	1	-	1	-

Total liabilities	-	1	-	1	-

Net assets	$ 3,881	$ 19,280	$ 19,808	$ 20,249	$ 3,118

Total number of mutual fund shares	194,362	1,316,094	1,528,390	1,004,973	248,451

Cost of mutual fund shares	$ 3,157	$ 18,201	$ 20,294	$ 16,062	$ 2,949

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Assets and Liabilities December 31, 2006 (Dollars in thousands)

Neuberger
Berman AMT
	Frontier		Socially	Van Eck
	Capital		Responsive	Worldwide
	Appreciation	Turner Core	Portfolio® -	Hard Assets
	Fund	Growth Fund	Class I	Fund

Assets
Investments in mutual funds
at fair value	$ 9,924	$ 3,615	$ 89	$ 12,593

Total assets	9,924	3,615	89	12,593

Liabilities
Payable to related parties	-	-	-	-

Total liabilities	-	-	-	-

Net assets	$ 9,924	$ 3,615	$ 89	$ 12,593

Total number of mutual fund shares	408,909	209,944	5,330	384,992

Cost of mutual fund shares	$ 8,988	$ 3,455	$ 79	$ 9,874

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

					American
				American	Funds
			AIM V.I.	Funds	Insurance
	AIM V.I.	AIM V.I.	Government	Insurance	Series®
	Core Equity	Core Stock	Securities	Series®	Growth
	Fund - Series	Fund - Series	Fund - Series	Growth Fund	Income Fund
	I Shares	I Shares	I Shares	- Class 2	- Class 2

Net investment income (loss)
Income:
Dividends	$ 101	$ 241	$ -	$ 358	$ 360

Total investment income	101	241	-	358	360
Expenses:
Mortality, expense risk
and other charges	86	46	41	165	86
Total expenses	86	46	41	165	86
Net investment income (loss)	15	195	(41)	193	274

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	50	3,551	(835)	1,454	323
Capital gains distributions	-	-	-	261	495

Total realized gain (loss) on investments
and capital gains distributions	50	3,551	(835)	1,715	818
Net unrealized appreciation
(depreciation) of investments	1,492	(2,396)	797	1,851	1,863

Net realized and unrealized gain (loss)
on investments	1,542	1,155	(38)	3,566	2,681

Net increase (decrease) in net assets
	$ 1,557	$ 1,350	$ (79)	$ 3,759	$ 2,955

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

	American
	Funds	Fidelity® VIP
	Insurance	Equity-	Fidelity®	Fidelity® VIP	Fidelity® VIP
	Series®	Income	Growth	Growth	High Income
	International	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Fund - Class 2	Service Class	Initial Class	Service Class	Service Class

Net investment income (loss)
Income:
Dividends	$ 673	$ 26	$ 165	$ 7	$ 9
Total investment income	673	26	165	7	9
Expenses:
Mortality, expense risk
and other charges	134	3	105	-	25

Total expenses	134	3	105	-	25

Net investment income (loss)	539	23	60	7	(16)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	939	4	10,384	361	(404)
Capital gains distributions	346	115	-	-	-

Total realized gain (loss) on investments
and capital gains distributions	1,285	119	10,384	361	(404)
Net unrealized appreciation
(depreciation) of investments	4,321	10	(8,471)	(240)	747

Net realized and unrealized gain (loss)
on investments	5,606	129	1,913	121	343
Net increase (decrease) in net assets
resulting from operations	$ 6,145	$ 152	$ 1,973	$ 128	$ 327

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

			Fidelity® VIP	Fidelity® VIP
	Fidelity® VIP	Fidelity® VIP	Asset	Asset	Fidelity® VIP
	Overseas	Overseas	ManagerSM	ManagerSM	Contrafund®
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Initial Class	Service Class	Initial Class	Service Class	Service Class

Net investment income (loss)
Income:
Dividends	$ 348	$ 36	$ 467	$ 45	$ 68
Total investment income	348	36	467	45	68
Expenses:
Mortality, expense risk
and other charges	94	-	43	-	26

Total expenses	94	-	43	-	26

Net investment income (loss)	254	36	424	45	42

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	14,154	1,045	2,428	105	116
Capital gains distributions	242	28	-	-	619

Total realized gain (loss) on investments
and capital gains distributions	14,396	1,073	2,428	105	735
Net unrealized appreciation
(depreciation) of investments	(10,636)	(698)	(2,176)	(79)	(123)

Net realized and unrealized gain (loss)
on investments	3,760	375	252	26	612
Net increase (decrease) in net assets
resulting from operations	$ 4,014	$ 411	$ 676	$ 71	$ 654

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

			ING		ING
			BlackRock	ING	BlackRock
	Fidelity® VIP	ING	Large Cap	BlackRock	Large Cap
	Investment	AllianceBernstein	Growth	Large Cap	Value
	Grade Bond	Mid Cap Growth	Portfolio -	Growth	Portfolio -
	Portfolio -	Portfolio -	Institutional	Portfolio -	Institutional
	Initial Class	Institutional Class	Class	Service Class	Class

Net investment income (loss)
Income:
Dividends	$ 19	$ -	$ -	$ -	$ 186

Total investment income	19	-	-	-	186
Expenses:
Mortality, expense risk
and other charges	2	17	4	3	171
Total expenses	2	17	4	3	171
Net investment income (loss)	17	(17)	(4)	(3)	15

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(10)	(27)	33	15	790
Capital gains distributions	1	356	57	-	591

Total realized gain (loss) on investments
and capital gains distributions	(9)	329	90	15	1,381
Net unrealized appreciation
(depreciation) of investments	13	(241)	11	(1)	2,168

Net realized and unrealized gain (loss)
on investments	4	88	101	14	3,549
Net increase (decrease) in net assets
resulting from operations	$ 21	$ 71	$ 97	$ 11	$ 3,564

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

	ING
	Evergreen	ING	ING	ING FMRSM
	Health	Evergreen	Evergreen	Diversified	ING FMRSM
	Sciences	Health	Omega	Mid Cap	Diversified
	Portfolio -	Sciences	Portfolio -	Portfolio -	Mid Cap
	Institutional	Portfolio -	Institutional	Institutional	Portfolio -
	Class	Service Class	Class	Class	Service Class

Net investment income (loss)
Income:
Dividends	$ -	$ -	$ -	$ -	$ -

Total investment income	-	-	-	-	-
Expenses:
Mortality, expense risk
and other charges	324	(274)	201	81	1

Total expenses	324	(274)	201	81	1

Net investment income (loss)	(324)	274	(201)	(81)	(1)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	8	39	217	(251)	41
Capital gains distributions	1	-	-	1,701	-

Total realized gain (loss) on investments
and capital gains distributions	9	39	217	1,450	41
Net unrealized appreciation
(depreciation) of investments	182	(12)	1,615	(1,445)	-

Net realized and unrealized gain (loss)
on investments	191	27	1,832	5	41
Net increase (decrease) in net assets
resulting from operations	$ (133)	$ 301	$ 1,631	$ (76)	$ 40

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

					ING
	ING FMRSM	ING FMRSM		ING JPMorgan	JPMorgan
	Large Cap	Mid Cap	ING Global	Emerging	Small Cap
	Growth	Growth	Resources	Markets Equity	Core Equity
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class	Class

Net investment income (loss)
Income:
Dividends	$ 2	$ -	$ 24	$ 155	$ 23

Total investment income	2	-	24	155	23
Expenses:
Mortality, expense risk
and other charges	473	15	31	93	214
Total expenses	473	15	31	93	214
Net investment income (loss)	(471)	(15)	(7)	62	(191)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	8	388	368	(314)	1,100
Capital gains distributions	62	-	948	278	849

Total realized gain (loss) on investments
and capital gains distributions	70	388	1,316	(36)	1,949
Net unrealized appreciation
(depreciation) of investments	1,122	(172)	(798)	3,637	3,251

Net realized and unrealized gain (loss)
on investments	1,192	216	518	3,601	5,200
Net increase (decrease) in net assets
resulting from operations	$ 721	$ 201	$ 511	$ 3,663	$ 5,009

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

	ING
	JPMorgan	ING			ING LifeStyle
	Value	JPMorgan	ING Julius	ING Legg	Aggressive
	Opportunities	Value	Baer Foreign	Mason Value	Growth
	Portfolio -	Opportunities	Portfolio -	Portfolio -	Portfolio -
	Institutional	Portfolio -	Institutional	Institutional	Institutional
	Class	Service Class	Class	Class	Class

Net investment income (loss)
Income:
Dividends	$ 51	$ -	$ -	$ -	$ 1

Total investment income	51	-	-	-	1
Expenses:
Mortality, expense risk
and other charges	26	10	30	19	2
Total expenses	26	10	30	19	2
Net investment income (loss)	25	(10)	(30)	(19)	(1)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	8	591	454	138	(2)
Capital gains distributions	81	-	1	20	10

Total realized gain (loss) on investments
and capital gains distributions	89	591	455	158	8
Net unrealized appreciation
(depreciation) of investments	1,113	(159)	1,284	599	340

Net realized and unrealized gain (loss)
on investments	1,202	432	1,739	757	348
Net increase (decrease) in net assets
resulting from operations	$ 1,227	$ 422	$ 1,709	$ 738	$ 347

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

		ING LifeStyle
	ING LifeStyle	Moderate	ING LifeStyle	ING Limited	ING Liquid
	Growth	Growth	Moderate	Maturity	Assets
	Portfolio -	Portfolio -	Portfolio -	Bond	Portfolio -
	Institutional	Institutional	Institutional	Portfolio -	Institutional
	Class	Class	Class	Service Class	Class

Net investment income (loss)
Income:
Dividends	$ 11	$ 5	$ 2	$ 925	$ 3,201
Total investment income	11	5	2	925	3,201
Expenses:
Mortality, expense risk
and other charges	11	4	-	90	498

Total expenses	11	4	-	90	498

Net investment income (loss)	-	1	2	835	2,703

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(10)	1	-	(139)	-
Capital gains distributions	42	9	3	-	-

Total realized gain (loss) on investments
and capital gains distributions	32	10	3	(139)	-
Net unrealized appreciation
(depreciation) of investments	636	86	11	(1)	-

Net realized and unrealized gain (loss)
on investments	668	96	14	(140)	-

Net increase (decrease) in net assets
resulting from operations	$ 668	$ 97	$ 16	$ 695	$ 2,703

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

					ING
		ING Lord		ING	MarketStyle
		Abbett	ING	MarketStyle	Moderate
	ING Liquid	Affiliated	MarketPro	Growth	Growth
	Assets	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Portfolio -	Institutional	Institutional	Institutional	Institutional
	Service Class	Class	Class	Class	Class

Net investment income (loss)
Income:
Dividends	$ 1,291	$ 4	$ -	$ 1	$ 2

Total investment income	1,291	4	-	1	2
Expenses:
Mortality, expense risk
and other charges	-	3	-	1	2

Total expenses	-	3	-	1	2

Net investment income (loss)	1,291	1	-	-	-

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	-	154	-	(9)	-
Capital gains distributions	-	27	-	2	1

Total realized gain (loss) on investments
and capital gains distributions	-	181	-	(7)	1
Net unrealized appreciation
(depreciation) of investments	-	(70)	3	118	35

Net realized and unrealized gain (loss)
on investments	-	111	3	111	36

Net increase (decrease) in net assets
resulting from operations	$ 1,291	$ 112	$ 3	$ 111	$ 36

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

	ING MarketStyle Moderate Portfolio - Institutional Class	ING Marsico Growth Portfolio - Institutional Class	ING Marsico International Opportunities Portfolio - Institutional Class	ING Marsico International Opportunities Portfolio - Service Class	ING MFS Total Return Portfolio - Institutional Class

Net investment income (loss)
Income:
Dividends	$ -	$ -	$ 10	$ -	$ 153

Total investment income	-	-	10	-	153
Expenses:
Mortality, expense risk
and other charges	-	23	36	19	24

Total expenses	-	23	36	19	24

Net investment income (loss)	-	(23)	(26)	(19)	129

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	-	106	(349)	2,992	12
Capital gains distributions	-	-	38	-	264

Total realized gain (loss) on investments
and capital gains distributions	-	106	(311)	2,992	276
Net unrealized appreciation
(depreciation) of investments	3	154	1,333	(1,065)	256

Net realized and unrealized gain (loss)
on investments	3	260	1,022	1,927	532
Net increase (decrease) in net assets
resulting from operations	$ 3	$ 237	$ 996	$ 1,908	$ 661

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Statements of Operations For the year ended December 31, 2006
(Dollars in thousands)

	ING MFS Utilities Portfolio - Service Class	ING Oppenheimer Main Street Portfolio® - Institutional Class	ING Pioneer Fund Portfolio - Institutional Class	ING Pioneer Fund Portfolio - Service Class	ING Pioneer Mid Cap Value Portfolio - Institutional Class

Net investment income (loss)
Income:
Dividends	$ 14	$ 4	$ -	$ -	$ 41

Total investment income	14	4	-	-	41
Expenses:
Mortality, expense risk
and other charges	66	1	2	-	86

Total expenses	66	1	2	-	86

Net investment income (loss)	(52)	3	(2)	-	(45)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	256	5	-	10	269
Capital gains distributions	66	-	-	-	37

Total realized gain (loss) on investments
and capital gains distributions	322	5	-	10	306
Net unrealized appreciation
(depreciation) of investments	3,061	53	48	(3)	1,444

Net realized and unrealized gain (loss)
on investments	3,383	58	48	7	1,750
Net increase (decrease) in net assets
resulting from operations	$ 3,331	$ 61	$ 46	$ 7	$ 1,705

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

					ING Van
		ING T. Rowe	ING T. Rowe		Kampen
	ING Stock	Price Capital	Price Equity		Equity
	Index	Appreciation	Income	ING UBS U.S.	Growth
	Portfolio -	Portfolio -	Portfolio -	Allocation	Portfolio -
	Institutional	Institutional	Institutional	Portfolio -	Institutional
	Class	Class	Class	Service Class	Class

Net investment income (loss)
Income:
Dividends	$ 3,394	$ 634	$ 239	$ -	$ -

Total investment income	3,394	634	239	-	-
Expenses:
Mortality, expense risk
and other charges	1,368	189	76	-	24

Total expenses	1,368	189	76	-	24

Net investment income (loss)	2,026	445	163	-	(24)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	5,107	1,567	408	1	129
Capital gains distributions	1,664	2,643	635	-	154

Total realized gain (loss) on investments
and capital gains distributions	6,771	4,210	1,043	1	283
Net unrealized appreciation
(depreciation) of investments	20,731	1,131	1,574	20	(101)

Net realized and unrealized gain (loss)
on investments	27,502	5,341	2,617	21	182
Net increase (decrease) in net assets
resulting from operations	$ 29,528	$ 5,786	$ 2,780	$ 21	$ 158

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

	ING Van Kampen Growth and Income Portfolio - Service Class	ING VP Index Plus International Equity Portfolio - Service Class	ING Wells Fargo Small ING American Cap Disciplined Portfolio - Service Class	ING American Century Large Company Value Portfolio - Initial Class	ING American Century Small-Mid Cap Value Portfolio - Initial Class

Net investment income (loss)
Income:
Dividends	$ 24	$ 437	$ 47	$ 1	$ -

Total investment income	24	437	47	1	-
Expenses:
Mortality, expense risk
and other charges	9	194	68	-	5

Total expenses	9	194	68	-	5

Net investment income (loss)	15	243	(21)	1	(5)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	9	(21)	(20)	-	(43)
Capital gains distributions	180	972	367	3	2
Total realized gain (loss) on investments
and capital gains distributions	189	951	347	3	(41)
Net unrealized appreciation
(depreciation) of investments	200	2,676	614	8	122
Net realized and unrealized gain (loss)
on investments	389	3,627	961	11	81
Net increase (decrease) in net assets
resulting from operations	$ 404	$ 3,870	$ 940	$ 12	$ 76

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

	ING Baron Small Cap Growth Portfolio - Initial Class	ING Columbia Small Cap Value II Portfolio - Initial Class	ING Fundamental Research Portfolio - Initial Class	ING JPMorgan Mid Cap Value Portfolio - Initial Class	ING Legg Mason Partners Aggressive Growth Portfolio - Initial Class

Net investment income (loss)
Income:
Dividends	$ -	$ -	$ -	$ 2	$ -

Total investment income	-	-	-	2	-
Expenses:
Mortality, expense risk
and other charges	20	22	-	52	2

Total expenses	20	22	-	52	2

Net investment income (loss)	(20)	(22)	-	(50)	(2)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	284	(61)	-	783	20
Capital gains distributions	40	-	-	112	-

Total realized gain (loss) on investments
and capital gains distributions	324	(61)	-	895	20
Net unrealized appreciation
(depreciation) of investments	245	131	1	1,248	6
Net realized and unrealized gain (loss)
on investments	569	70	1	2,143	26
Net increase (decrease) in net assets
resulting from operations	$ 549	$ 48	$ 1	$ 2,093	$ 24

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

	ING Lord Abbett U.S. Government Securities Portfolio - Initial Class	ING Neuberger Berman Partners Portfolio - Initial Class	ING Neuberger Berman Regency Portfolio - Initial Class	ING Oppenheimer Global Portfolio - Initial Class	ING Oppenheimer Strategic Income Portfolio - Service Class

Net investment income (loss)
Income:
Dividends	$ 792	$ -	$ 1	$ 3	$ 7

Total investment income	792	-	1	3	7
Expenses:
Mortality, expense risk
and other charges	76	1	-	23	36

Total expenses	76	1	-	23	36

Net investment income (loss)	716	(1)	1	(20)	(29)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	69	-	-	269	10
Capital gains distributions	-	-	1	7	-

Total realized gain (loss) on investments
and capital gains distributions	69	-	1	276	10
Net unrealized appreciation
(depreciation) of investments	37	52	19	528	467
Net realized and unrealized gain (loss)
on investments	106	52	20	804	477
Net increase (decrease) in net assets
resulting from operations	$ 822	$ 51	$ 21	$ 784	$ 448

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

	ING PIMCO Total Return Portfolio - Initial Class	ING T. Rowe Price Diversified Mid Cap Growth Portfolio - Initial Class	ING UBS U.S. Large Cap Equity Portfolio - Initial Class	ING Van Kampen Comstock Portfolio - Initial Class	ING Van Kampen Equity and Income Portfolio - Initial Class

Net investment income (loss)
Income:
Dividends	$ 302	$ -	$ 17	$ 121	$ 48

Total investment income	302	-	17	121	48
Expenses:
Mortality, expense risk
and other charges	70	268	8	50	4
Total expenses	70	268	8	50	4
Net investment income (loss)	232	(268)	9	71	44

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	28	759	40	1,022	77
Capital gains distributions	-	949	-	599	85

Total realized gain (loss) on investments
and capital gains distributions	28	1,708	40	1,621	162
Net unrealized appreciation
(depreciation) of investments	357	2,192	378	231	37
Net realized and unrealized gain (loss)
on investments	385	3,900	418	1,852	199
Net increase (decrease) in net assets
resulting from operations	$ 617	$ 3,632	$ 427	$ 1,923	$ 243

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

	ING VP Strategic Allocation Conservative Portfolio - Class I	ING VP Strategic Allocation Growth Portfolio - Class I	ING VP Strategic Allocation Moderate Portfolio - Class I	ING VP Index Plus LargeCap Portfolio - Class I	ING VP Index Plus MidCap Portfolio - Class I

Net investment income (loss)
Income:
Dividends	$ 5	$ 71	$ 86	$ 56	$ 78
Total investment income	5	71	86	56	78
Expenses:
Mortality, expense risk
and other charges	1	5	5	52	62
Total expenses	1	5	5	52	62
Net investment income (loss)	4	66	81	4	16

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	-	246	67	323	1,538
Capital gains distributions	6	69	102	-	954

Total realized gain (loss) on investments
and capital gains distributions	6	315	169	323	2,492
Net unrealized appreciation
(depreciation) of investments	2	13	168	1,018	(1,079)

Net realized and unrealized gain (loss)
on investments	8	328	337	1,341	1,413
Net increase (decrease) in net assets
resulting from operations	$ 12	$ 394	$ 418	$ 1,345	$ 1,429

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

	ING VP Index Plus SmallCap Portfolio - Class I	ING VP Value Opportunity Portfolio - Class I	ING VP High Yield Bond Portfolio - Class I	ING VP MidCap Opportunities Portfolio - Class I	ING VP Real Estate Portfolio - Class S

Net investment income (loss)
Income:
Dividends	$ 36	$ 27	$ 1,538	$ -	$ 417

Total investment income	36	27	1,538	-	417
Expenses:
Mortality, expense risk
and other charges	55	10	135	8	92
Total expenses	55	10	135	8	92
Net investment income (loss)	(19)	17	1,403	(8)	325

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	742	13	(237)	99	1,853
Capital gains distributions	470	-	-	-	329

Total realized gain (loss) on investments
and capital gains distributions	1,212	13	(237)	99	2,182
Net unrealized appreciation
(depreciation) of investments	164	249	856	105	3,002
Net realized and unrealized gain (loss)
on investments	1,376	262	619	204	5,184
Net increase (decrease) in net assets
resulting from operations	$ 1,357	$ 279	$ 2,022	$ 196	$ 5,509

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

	ING VP		ING VP
	SmallCap	ING VP	Intermediate
	Opportunities	Balanced	Bond	Brandes	Business
	Portfolio -	Portfolio -	Portfolio -	International	Opportunity
	Class I	Class I	Class I	Equity Fund	Value Fund

Net investment income (loss)
Income:
Dividends	$ -	$ -	$ 780	$ 254	$ 15

Total investment income	-	-	780	254	15
Expenses:
Mortality, expense risk
and other charges	17	87	55	122	19
Total expenses	17	87	55	122	19
Net investment income (loss)	(17)	(87)	725	132	(4)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	291	(3)	(252)	1,321	165
Capital gains distributions	-	-	-	1,534	243

Total realized gain (loss) on investments
and capital gains distributions	291	(3)	(252)	2,855	408
Net unrealized appreciation
(depreciation) of investments	182	1,080	177	1,099	(41)

Net realized and unrealized gain (loss)
on investments	473	1,077	(75)	3,954	367

Net increase (decrease) in net assets
resulting from operations	$ 456	$ 990	$ 650	$ 4,086	$ 363

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

				Neuberger
				Berman AMT	Neuberger
			Neuberger	Limited	Berman AMT
	Frontier		Berman AMT	Maturity	Socially
	Capital		Growth	Bond	Responsive
	Appreciation	Turner Core	Portfolio® -	Portfolio® -	Portfolio® -
	Fund	Growth Fund	Class I	Class I	Class I

Net investment income (loss)
Income:
Dividends	$ -	$ 21	$ -	$ -	$ -

Total investment income	-	21	-	-	-
Expenses:
Mortality, expense risk
and other charges	61	21	36	43	-

Total expenses	61	21	36	43	-

Net investment income (loss)	(61)	-	(36)	(43)	-

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	614	320	6,358	(1,007)	1
Capital gains distributions	898	139	-	-	1

Total realized gain (loss) on investments
and capital gains distributions	1,512	459	6,358	(1,007)	2
Net unrealized appreciation
(depreciation) of investments	(173)	(204)	(4,608)	1,185	8

Net realized and unrealized gain (loss)
on investments	1,339	255	1,750	178	10
Net increase (decrease) in net assets
resulting from operations	$ 1,278	$ 255	$ 1,714	$ 135	$ 10

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Operations For the year ended December 31, 2006 (Dollars in thousands)

		Putnam VT
	Pioneer Small	Small Cap	Van Eck	Van Eck
	Cap Value	Value Fund -	Worldwide	Worldwide
	VCT Portfolio	Class IB	Emerging	Hard Assets
	- Class I	Shares	Markets Fund	Fund

Net investment income (loss)
Income:
Dividends	$ -	$ 2,049	$ 147	$ 11

Total investment income	-	2,049	147	11
Expenses:
Mortality, expense risk
and other charges	12	35	45	78
Total expenses	12	35	45	78
Net investment income (loss)	(12)	2,014	102	(67)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	1,373	4,337	9,444	3,039
Capital gains distributions	-	-	2,316	907

Total realized gain (loss) on investments
and capital gains distributions	1,373	4,337	11,760	3,946
Net unrealized appreciation
(depreciation) of investments	(661)	(4,100)	(6,796)	(998)

Net realized and unrealized gain (loss)
on investments	712	237	4,964	2,948
Net increase (decrease) in net assets
resulting from operations	$ 700	$ 2,251	$ 5,066	$ 2,881

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

				American
			AIM V.I.	Funds
	AIM V.I.	AIM V.I.	Government	Insurance
	Core Equity	Core Stock	Securities	Series®
	Fund - Series	Fund - Series	Fund - Series	Growth Fund
	I Shares	I Shares	I Shares	- Class 2

Net Assets at January 1, 2005	$ -	$ 23,377	$ 24,056	$ 19,658
Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	(51)	566	89
Total realized gain (loss) on investments
and capital gains distributions	-	16	(125)	655
Net unrealized appreciation (depreciation)
of investments	-	583	(191)	3,524

Net increase (decrease) in net assets from operations	-	548	250	4,268
Changes from principal transactions:
Premiums	-	2,019	2,452	5,873
Surrenders and withdrawals	-	(1,324)	(1,912)	(593)
Cost of insurance and administrative charges	-	(1,179)	(1,083)	(1,185)
Benefit payments	-	(1)	-	-
Transfers between Divisions
(including fixed account), net	-	(1,803)	(1,978)	5,450

Increase (decrease) in net assets derived from
principal transactions	-	(2,288)	(2,522)	9,545

Total increase (decrease) in net assets	-	(1,740)	(2,272)	13,813

Net assets at December 31, 2005	-	21,637	21,784	33,471
Increase (decrease) in net assets
Operations:
Net investment income (loss)	15	195	(41)	193
Total realized gain (loss) on investments
and capital gains distributions	50	3,551	(835)	1,715
Net unrealized appreciation (depreciation)
of investments	1,492	(2,396)	797	1,851

Net increase (decrease) in net assets from operations	1,557	1,350	(79)	3,759
Changes from principal transactions:
Premiums	-	537	558	6,935
Surrenders and withdrawals	(908)	(446)	(562)	(1,672)
Cost of insurance and administrative charges	(731)	(356)	(309)	(1,750)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	18,961	(22,722)	(21,392)	7,006

Increase (decrease) in net assets derived from
principal transactions	17,322	(22,987)	(21,705)	10,519

Total increase (decrease) in net assets	18,879	(21,637)	(21,784)	14,278

Net assets at December 31, 2006	$ 18,879	$ -	$ -	$ 47,749

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	American Funds	American
	Insurance	Funds	Fidelity® VIP
	Series®	Insurance	Equity-	Fidelity® VIP
	Growth	Series®	Income	Growth
	Income Fund -	International	Portfolio -	Portfolio -
	Class 2	Fund - Class 2	Service Class	Initial Class

Net Assets at January 1, 2005	$ 13,451	$ 13,661	$ -	$ 49,347
Increase (decrease) in net assets
Operations:
Net investment income (loss)	160	258	-	(100)
Total realized gain (loss) on investments
and capital gains distributions	388	485	-	(475)
Net unrealized appreciation (depreciation)
of investments	408	3,495	3	2,618
Net increase (decrease) in net assets from operations	956	4,238	3	2,043
Changes from principal transactions:
Premiums	4,117	3,551	10	4,186
Surrenders and withdrawals	(438)	(535)	-	(4,234)
Cost of insurance and administrative charges	(695)	(790)	(1)	(2,414)
Benefit payments	-	-	-	(38)
Transfers between Divisions
(including fixed account), net	951	5,682	96	(4,497)

Increase (decrease) in net assets derived from
principal transactions	3,935	7,908	105	(6,997)

Total increase (decrease) in net assets	4,891	12,146	108	(4,954)

Net assets at December 31, 2005	18,342	25,807	108	44,393
Increase (decrease) in net assets
Operations:
Net investment income (loss)	274	539	23	60
Total realized gain (loss) on investments
and capital gains distributions	818	1,285	119	10,384
Net unrealized appreciation (depreciation)
of investments	1,863	4,321	10	(8,471)

Net increase (decrease) in net assets from operations	2,955	6,145	152	1,973
Changes from principal transactions:
Premiums	3,537	5,416	137	1,282
Surrenders and withdrawals	(841)	(1,331)	-	(1,823)
Cost of insurance and administrative charges	(977)	(1,343)	(24)	(742)
Benefit payments	-	-	-	(41)
Transfers between Divisions
(including fixed account), net	2,060	10,033	1,267	(45,042)

Increase (decrease) in net assets derived from
principal transactions	3,779	12,775	1,380	(46,366)

Total increase (decrease) in net assets	6,734	18,920	1,532	(44,393)

Net assets at December 31, 2006	$ 25,076	$ 44,727	$ 1,640	$ -

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	Fidelity® VIP	Fidelity® VIP	Fidelity® VIP	Fidelity® VIP
	Growth	High Income	Overseas	Overseas
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service Class	Initial Class	Service Class

Net Assets at January 1, 2005	$ 2,789	$ -	$ 40,032	$ 3,069

Increase (decrease) in net assets
Operations:
Net investment income (loss)	10	769	(14)	18
Total realized gain (loss) on investments
and capital gains distributions	142	440	3,746	350
Net unrealized appreciation (depreciation)
of investments	(10)	(747)	2,437	223

Net increase (decrease) in net assets from operations	142	462	6,169	591
Changes from principal transactions:
Premiums	587	162	2,896	533
Surrenders and withdrawals	(95)	(90)	(2,636)	(213)
Cost of insurance and administrative charges	(180)	(295)	(1,507)	(187)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(411)	10,887	(7,174)	(332)

Increase (decrease) in net assets derived from
principal transactions	(99)	10,664	(8,421)	(199)

Total increase (decrease) in net assets	43	11,126	(2,252)	392

Net assets at December 31, 2005	2,832	11,126	37,780	3,461

Increase (decrease) in net assets
Operations:
Net investment income (loss)	7	(16)	254	36
Total realized gain (loss) on investments
and capital gains distributions	361	(404)	14,396	1,073
Net unrealized appreciation (depreciation)
of investments	(240)	747	(10,636)	(698)

Net increase (decrease) in net assets from operations	128	327	4,014	411
Changes from principal transactions:
Premiums	163	117	709	151
Surrenders and withdrawals	(208)	(195)	(724)	(40)
Cost of insurance and administrative charges	(58)	(256)	(475)	(68)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(2,857)	(11,119)	(41,304)	(3,915)

Increase (decrease) in net assets derived from
principal transactions	(2,960)	(11,453)	(41,794)	(3,872)

Total increase (decrease) in net assets	(2,832)	(11,126)	(37,780)	(3,461)

Net assets at December 31, 2006	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	Fidelity® VIP	Fidelity® VIP		Fidelity® VIP
	Asset	Asset	Fidelity® VIP	Investment
	ManagerSM	ManagerSM	Contrafund®	Grade Bond
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Initial Class	Service Class	Service Class	Initial Class

Net Assets at January 1, 2005	$ 20,212	$ 1,650	$ -	$ -
Increase (decrease) in net assets
Operations:
Net investment income (loss)	392	44	(3)	-
Total realized gain (loss) on investments
and capital gains distributions	209	58	4	-
Net unrealized appreciation (depreciation)
of investments	(38)	(37)	119	2

Net increase (decrease) in net assets from operations	563	65	120	2
Changes from principal transactions:
Premiums	1,771	465	164	48
Surrenders and withdrawals	(1,320)	(54)	(2)	-
Cost of insurance and administrative charges	(944)	(109)	(24)	(7)
Benefit payments	(7)	-	-	-
Transfers between Divisions
(including fixed account), net	(2,557)	(298)	1,790	405

Increase (decrease) in net assets derived from
principal transactions	(3,057)	4	1,928	446

Total increase (decrease) in net assets	(2,494)	69	2,048	448

Net assets at December 31, 2005	17,718	1,719	2,048	448
Increase (decrease) in net assets
Operations:
Net investment income (loss)	424	45	42	17
Total realized gain (loss) on investments
and capital gains distributions	2,428	105	735	(9)
Net unrealized appreciation (depreciation)
of investments	(2,176)	(79)	(123)	13

Net increase (decrease) in net assets from operations	676	71	654	21
Changes from principal transactions:
Premiums	417	83	1,337	48
Surrenders and withdrawals	(710)	(27)	(171)	(5)
Cost of insurance and administrative charges	(287)	(37)	(239)	(25)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(17,814)	(1,809)	4,779	31

Increase (decrease) in net assets derived from
principal transactions	(18,394)	(1,790)	5,706	49

Total increase (decrease) in net assets	(17,718)	(1,719)	6,360	70

Net assets at December 31, 2006	$ -	$ -	$ 8,408	$ 518

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	ING AllianceBernstein Mid Cap Growth Portfolio - Institutional Class	ING BlackRock Large Cap Growth Portfolio - Institutional Class	ING BlackRock Large Cap Growth Portfolio - Service Class	ING BlackRock Large Cap Value Portfolio - Institutional Class

Net Assets at January 1, 2005	$ -	$ -	$ -	$ 27,830
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(5)	-	-	(183)
Total realized gain (loss) on investments
and capital gains distributions	38	-	3	68
Net unrealized appreciation (depreciation)
of investments	116	-	1	1,190

Net increase (decrease) in net assets from operations	149	-	4	1,075
Changes from principal transactions:
Premiums	78	-	2	2,338
Surrenders and withdrawals	(33)	-	-	(3,049)
Cost of insurance and administrative charges	(38)	-	(1)	(1,226)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	3,927	-	6	(1,140)

Increase (decrease) in net assets derived from
principal transactions	3,934	-	7	(3,077)

Total increase (decrease) in net assets	4,083	-	11	(2,002)

Net assets at December 31, 2005	4,083	-	11	25,828
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(17)	(4)	(3)	15
Total realized gain (loss) on investments
and capital gains distributions	329	90	15	1,381
Net unrealized appreciation (depreciation)
of investments	(241)	11	(1)	2,168

Net increase (decrease) in net assets from operations	71	97	11	3,564
Changes from principal transactions:
Premiums	323	-	144	572
Surrenders and withdrawals	(123)	-	-	(1,979)
Cost of insurance and administrative charges	(104)	-	(29)	(1,084)
Benefit payments	-	-	-	(49)
Transfers between Divisions
(including fixed account), net	(1,798)	811	(137)	(3,617)

Increase (decrease) in net assets derived from
principal transactions	(1,702)	811	(22)	(6,157)

Total increase (decrease) in net assets	(1,631)	908	(11)	(2,593)

Net assets at December 31, 2006	$ 2,452	$ 908	$ -	$ 23,235

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)
	ING Evergreen	ING	ING	ING FMRSM
	Health	Evergreen	Evergreen	Diversified
	Sciences	Health	Omega	Mid Cap
	Portfolio -	Sciences	Portfolio -	Portfolio -
	Institutional	Portfolio -	Institutional	Institutional
	Class	Service Class	Class	Class

Net Assets at January 1, 2005	$ -	$ -	$ -	$ -
Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	(2)	(47)	-
Total realized gain (loss) on investments
and capital gains distributions	-	59	8	-
Net unrealized appreciation (depreciation)
of investments	-	12	933	-

Net increase (decrease) in net assets from operations	-	69	894	-
Changes from principal transactions:
Premiums	-	56	1,388	-
Surrenders and withdrawals	-	(105)	(786)	-
Cost of insurance and administrative charges	-	(21)	(458)	-
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	-	2,025	32,649	-

Increase (decrease) in net assets derived from
principal transactions	-	1,955	32,793	-

Total increase (decrease) in net assets	-	2,024	33,687	-

Net assets at December 31, 2005	-	2,024	33,687	-
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(324)	274	(201)	(81)
Total realized gain (loss) on investments
and capital gains distributions	9	39	217	1,450
Net unrealized appreciation (depreciation)
of investments	182	(12)	1,615	(1,445)

Net increase (decrease) in net assets from operations	(133)	301	1,631	(76)
Changes from principal transactions:
Premiums	-	255	2,943	1,410
Surrenders and withdrawals	-	(218)	(2,287)	(622)
Cost of insurance and administrative charges	-	(98)	(1,559)	(459)
Benefit payments	-	-	(2)	-
Transfers between Divisions
(including fixed account), net	2,583	(2,264)	(2,744)	18,750

Increase (decrease) in net assets derived from
principal transactions	2,583	(2,325)	(3,649)	19,079

Total increase (decrease) in net assets	2,450	(2,024)	(2,018)	19,003

Net assets at December 31, 2006	$ 2,450	$ -	$ 31,669	$ 19,003

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

		ING FMRSM	ING FMRSM
	ING FMRSM	Large Cap	Mid Cap	ING Global
	Diversified	Growth	Growth	Resources
	Mid Cap	Portfolio -	Portfolio -	Portfolio -
	Portfolio -	Institutional	Institutional	Institutional
	Service Class	Class	Class	Class

Net Assets at January 1, 2005	$ -	$ -	$ 4,257	$ 1,428
Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	(5)	(17)	12
Total realized gain (loss) on investments
and capital gains distributions	-	118	100	367
Net unrealized appreciation (depreciation)
of investments	-	1,023	12	376

Net increase (decrease) in net assets from operations	-	1,136	95	755
Changes from principal transactions:
Premiums	2	1,379	436	271
Surrenders and withdrawals	-	(1,297)	(162)	(30)
Cost of insurance and administrative charges	-	(525)	(200)	(125)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	63	42,123	951	1,124
Increase (decrease) in net assets derived from
principal transactions	65	41,680	1,025	1,240
Total increase (decrease) in net assets	65	42,816	1,120	1,995
Net assets at December 31, 2005	65	42,816	5,377	3,423
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(1)	(471)	(15)	(7)
Total realized gain (loss) on investments
and capital gains distributions	41	70	388	1,316
Net unrealized appreciation (depreciation)
of investments	-	1,122	(172)	(798)

Net increase (decrease) in net assets from operations	40	721	201	511
Changes from principal transactions:
Premiums	33	6,346	130	1,454
Surrenders and withdrawals	-	(3,209)	(323)	(191)
Cost of insurance and administrative charges	(7)	(3,198)	(168)	(350)
Benefit payments	-	(11)	-	-
Transfers between Divisions
(including fixed account), net	(131)	39,999	(1,787)	2,801

Increase (decrease) in net assets derived from
principal transactions	(105)	39,927	(2,148)	3,714

Total increase (decrease) in net assets	(65)	40,648	(1,947)	4,225

Net assets at December 31, 2006	$ -	$ 83,464	$ 3,430	$ 7,648

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	ING JPMorgan		ING JPMorgan	ING
	Emerging	ING JPMorgan	Value	JPMorgan
	Markets Equity	Small Cap Core	Opportunities	Value
	Portfolio -	Equity Portfolio	Portfolio -	Opportunities
	Institutional	- Institutional	Institutional	Portfolio -
	Class	Class	Class	Service Class

Net Assets at January 1, 2005	$ -	$ 22,159	$ -	$ -
Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	(156)	-	(9)
Total realized gain (loss) on investments
and capital gains distributions	-	3,056	-	(7)
Net unrealized appreciation (depreciation)
of investments	-	(2,136)	-	159

Net increase (decrease) in net assets from operations	-	764	-	143
Changes from principal transactions:
Premiums	-	2,691	-	222
Surrenders and withdrawals	-	(3,371)	-	(39)
Cost of insurance and administrative charges	-	(1,373)	-	(81)
Benefit payments	-	(39)	-	-
Transfers between Divisions
(including fixed account), net	-	12,217	-	6,644

Increase (decrease) in net assets derived from
principal transactions	-	10,125	-	6,746

Total increase (decrease) in net assets	-	10,889	-	6,889

Net assets at December 31, 2005	-	33,048	-	6,889
Increase (decrease) in net assets
Operations:
Net investment income (loss)	62	(191)	25	(10)
Total realized gain (loss) on investments
and capital gains distributions	(36)	1,949	89	591
Net unrealized appreciation (depreciation)
of investments	3,637	3,251	1,113	(159)

Net increase (decrease) in net assets from operations	3,663	5,009	1,227	422
Changes from principal transactions:
Premiums	1,573	3,424	-	864
Surrenders and withdrawals	(423)	(2,335)	-	(725)
Cost of insurance and administrative charges	(564)	(1,750)	-	(308)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	26,437	(3,247)	11,024	(7,142)

Increase (decrease) in net assets derived from
principal transactions	27,023	(3,908)	11,024	(7,311)

Total increase (decrease) in net assets	30,686	1,101	12,251	(6,889)

Net assets at December 31, 2006	$ 30,686	$ 34,149	$ 12,251	$ -

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

			ING LifeStyle
	ING Julius	ING Legg	Aggressive	ING LifeStyle
	Baer Foreign	Mason Value	Growth	Growth
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class

Net Assets at January 1, 2005	$ -	$ 1,660	$ -	$ -
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(3)	(8)	-	-
Total realized gain (loss) on investments
and capital gains distributions	152	91	-	-
Net unrealized appreciation (depreciation)
of investments	25	34	-	-

Net increase (decrease) in net assets from operations	174	117	-	-
Changes from principal transactions:
Premiums	351	300	-	-
Surrenders and withdrawals	-	(8)	-	-
Cost of insurance and administrative charges	(30)	(66)	-	-
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	1,846	154	-	-

Increase (decrease) in net assets derived from
principal transactions	2,167	380	-	-

Total increase (decrease) in net assets	2,341	497	-	-

Net assets at December 31, 2005	2,341	2,157	-	-
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(30)	(19)	(1)	-
Total realized gain (loss) on investments
and capital gains distributions	455	158	8	32
Net unrealized appreciation (depreciation)
of investments	1,284	599	340	636
Net increase (decrease) in net assets from operations	1,709	738	347	668
Changes from principal transactions:
Premiums	1,855	888	611	682
Surrenders and withdrawals	(39)	(349)	(36)	(29)
Cost of insurance and administrative charges	(285)	(208)	(78)	(137)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	8,224	5,456	3,048	7,328
Increase (decrease) in net assets derived from
principal transactions	9,755	5,787	3,545	7,844
Total increase (decrease) in net assets	11,464	6,525	3,892	8,512
Net assets at December 31, 2006	$ 13,805	$ 8,682	$ 3,892	$ 8,512

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	ING LifeStyle Moderate	ING LifeStyle	ING Limited	ING Liquid
	Growth	Moderate	Maturity	Assets
	Portfolio -	Portfolio -	Bond	Portfolio -
	Institutional	Institutional	Portfolio -	Institutional
	Class	Class	Service Class	Class

Net Assets at January 1, 2005	$ -	$ -	$ 1,365	$ 58,056
Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	-	74	1,492
Total realized gain (loss) on investments
and capital gains distributions	-	-	(17)	-
Net unrealized appreciation (depreciation)
of investments	-	-	(26)	-

Net increase (decrease) in net assets from operations	-	-	31	1,492
Changes from principal transactions:
Premiums	-	-	725	14,684
Surrenders and withdrawals	-	-	(107)	(20,510)
Cost of insurance and administrative charges	-	-	(50)	(3,584)
Benefit payments	-	-	-	(3,010)
Transfers between Divisions
(including fixed account), net	-	-	979	15,035

Increase (decrease) in net assets derived from
principal transactions	-	-	1,547	2,615

Total increase (decrease) in net assets	-	-	1,578	4,107

Net assets at December 31, 2005	-	-	2,943	62,163
Increase (decrease) in net assets
Operations:
Net investment income (loss)	1	2	835	2,703
Total realized gain (loss) on investments
and capital gains distributions	10	3	(139)	-
Net unrealized appreciation (depreciation)
of investments	86	11	(1)	-

Net increase (decrease) in net assets from operations	97	16	695	2,703
Changes from principal transactions:
Premiums	311	99	1,980	11,139
Surrenders and withdrawals	(33)	-	(622)	(3,547)
Cost of insurance and administrative charges	(29)	(5)	(786)	(3,333)
Benefit payments	-	-	-	(5,591)
Transfers between Divisions
(including fixed account), net	2,617	242	20,942	(1,576)

Increase (decrease) in net assets derived from
principal transactions	2,866	336	21,514	(2,908)

Total increase (decrease) in net assets	2,963	352	22,209	(205)

Net assets at December 31, 2006	$ 2,963	$ 352	$ 25,152	$ 61,958

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

		ING Lord		ING
		Abbett	ING	MarketStyle
	ING Liquid	Affiliated	MarketPro	Growth
	Assets	Portfolio -	Portfolio -	Portfolio -
	Portfolio -	Institutional	Institutional	Institutional
	Service Class	Class	Class	Class

Net Assets at January 1, 2005	$ 20,814	$ 942	$ -	$ -
Increase (decrease) in net assets
Operations:
Net investment income (loss)	709	9	-	-
Total realized gain (loss) on investments
and capital gains distributions	-	15	-	-
Net unrealized appreciation (depreciation)
of investments	-	33	-	-

Net increase (decrease) in net assets from operations	709	57	-	-
Changes from principal transactions:
Premiums	43,105	231	-	-
Surrenders and withdrawals	(1,637)	(8)	-	-
Cost of insurance and administrative charges	(1,917)	(21)	-	-
Benefit payments	(2,626)	-	-	-
Transfers between Divisions
(including fixed account), net	(23,199)	(227)	-	-

Increase (decrease) in net assets derived from
principal transactions	13,726	(25)	-	-

Total increase (decrease) in net assets	14,435	32	-	-

Net assets at December 31, 2005	35,249	974	-	-
Increase (decrease) in net assets
Operations:
Net investment income (loss)	1,291	1	-	-
Total realized gain (loss) on investments
and capital gains distributions	-	181	-	(7)
Net unrealized appreciation (depreciation)
of investments	-	(70)	3	118

Net increase (decrease) in net assets from operations	1,291	112	3	111
Changes from principal transactions:
Premiums	28,360	196	9	144
Surrenders and withdrawals	(2,321)	(24)	-	-
Cost of insurance and administrative charges	(2,209)	(15)	(1)	(31)
Benefit payments	(647)	-	-	-
Transfers between Divisions
(including fixed account), net	(34,179)	(938)	108	1,745

Increase (decrease) in net assets derived from
principal transactions	(10,996)	(781)	116	1,858

Total increase (decrease) in net assets	(9,705)	(669)	119	1,969

Net assets at December 31, 2006	$ 25,544	$ 305	$ 119	$ 1,969

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	ING MarketStyle	ING		ING Marsico
	Moderate	MarketStyle	ING Marsico	International
	Growth	Moderate	Growth	Opportunities
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class

Net Assets at January 1, 2005	$ -	$ -	$ 3,205	$ -
Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	-	(20)	-
Total realized gain (loss) on investments
and capital gains distributions	-	-	391	-
Net unrealized appreciation (depreciation)
of investments	-	-	51	-

Net increase (decrease) in net assets from operations	-	-	422	-
Changes from principal transactions:
Premiums	-	-	750	-
Surrenders and withdrawals	-	-	(517)	-
Cost of insurance and administrative charges	-	-	(171)	-
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	-	-	1,059	-

Increase (decrease) in net assets derived from
principal transactions	-	-	1,121	-

Total increase (decrease) in net assets	-	-	1,543	-

Net assets at December 31, 2005	-	-	4,748	-
Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	-	(23)	(26)
Total realized gain (loss) on investments
and capital gains distributions	1	-	106	(311)
Net unrealized appreciation (depreciation)
of investments	35	3	154	1,333
Net increase (decrease) in net assets from operations	36	3	237	996
Changes from principal transactions:
Premiums	141	204	1,138	-
Surrenders and withdrawals	(1)	(1)	(322)	-
Cost of insurance and administrative charges	(38)	(2)	(227)	-
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	620	2	638	15,846
Increase (decrease) in net assets derived from
principal transactions	722	203	1,227	15,846
Total increase (decrease) in net assets	758	206	1,464	16,842
Net assets at December 31, 2006	$ 758	$ 206	$ 6,212	$ 16,842

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

				ING
	ING Marsico	ING MFS		Oppenheimer
	International	Total Return	ING MFS	Main Street
	Opportunities	Portfolio -	Utilities	Portfolio® -
	Portfolio -	Institutional	Portfolio -	Institutional
	Service Class	Class	Service Class	Class

Net Assets at January 1, 2005	$ -	$ 3,023	$ -	$ -
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(1)	81	58	-
Total realized gain (loss) on investments
and capital gains distributions	120	238	198	1
Net unrealized appreciation (depreciation)
of investments	1,065	(188)	(273)	3

Net increase (decrease) in net assets from operations	1,184	131	(17)	4
Changes from principal transactions:
Premiums	388	1,768	311	8
Surrenders and withdrawals	(57)	(215)	(2,463)	-
Cost of insurance and administrative charges	(141)	(205)	(139)	(1)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	11,341	882	13,610	44
Increase (decrease) in net assets derived from
principal transactions	11,531	2,230	11,319	51
Total increase (decrease) in net assets	12,715	2,361	11,302	55
Net assets at December 31, 2005	12,715	5,384	11,302	55
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(19)	129	(52)	3
Total realized gain (loss) on investments
and capital gains distributions	2,992	276	322	5
Net unrealized appreciation (depreciation)
of investments	(1,065)	256	3,061	53

Net increase (decrease) in net assets from operations	1,908	661	3,331	61
Changes from principal transactions:
Premiums	1,703	690	1,118	185
Surrenders and withdrawals	(833)	(93)	(1,317)	(8)
Cost of insurance and administrative charges	(613)	(257)	(503)	(21)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(14,880)	40	1,136	482

Increase (decrease) in net assets derived from
principal transactions	(14,623)	380	434	638

Total increase (decrease) in net assets	(12,715)	1,041	3,765	699

Net assets at December 31, 2006	$ -	$ 6,425	$ 15,067	$ 754

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

			ING Pioneer
	ING Pioneer		Mid Cap	ING Stock
	Fund	ING Pioneer	Value	Index
	Portfolio -	Fund	Portfolio -	Portfolio -
	Institutional	Portfolio -	Institutional	Institutional
	Class	Service Class	Class	Class

Net Assets at January 1, 2005	$ -	$ -	$ -	$ 220,550
Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	-	(27)	(1,397)
Total realized gain (loss) on investments
and capital gains distributions	-	-	11	1,852
Net unrealized appreciation (depreciation)
of investments	-	3	483	7,993

Net increase (decrease) in net assets from operations	-	3	468	8,448
Changes from principal transactions:
Premiums	-	22	548	22,505
Surrenders and withdrawals	-	-	(517)	(15,677)
Cost of insurance and administrative charges	-	(1)	(195)	(9,747)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	-	62	15,411	(6,673)

Increase (decrease) in net assets derived from
principal transactions	-	83	15,247	(9,592)

Total increase (decrease) in net assets	-	86	15,715	(1,144)

Net assets at December 31, 2005	-	86	15,715	219,406
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(2)	-	(45)	2,026
Total realized gain (loss) on investments
and capital gains distributions	-	10	306	6,771
Net unrealized appreciation (depreciation)
of investments	48	(3)	1,444	20,731

Net increase (decrease) in net assets from operations	46	7	1,705	29,528
Changes from principal transactions:
Premiums	-	40	1,260	16,283
Surrenders and withdrawals	-	-	(1,721)	(9,213)
Cost of insurance and administrative charges	-	(11)	(684)	(9,375)
Benefit payments	-	-	(11)	(90)
Transfers between Divisions
(including fixed account), net	1,169	(122)	1,597	(25,164)

Increase (decrease) in net assets derived from
principal transactions	1,169	(93)	441	(27,559)

Total increase (decrease) in net assets	1,215	(86)	2,146	1,969

Net assets at December 31, 2006	$ 1,215	$ -	$ 17,861	$ 221,375

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	ING T. Rowe	ING T. Rowe		Kampen
	Price Capital	Price Equity		Equity
	Appreciation	Income	ING UBS U.S.	Growth
	Portfolio -	Portfolio -	Allocation	Portfolio -
	Institutional	Institutional	Portfolio -	Institutional
	Class	Class	Service Class	Class

Net Assets at January 1, 2005	$ 33,001	$ 10,480	$ -	$ 4,704
Increase (decrease) in net assets
Operations:
Net investment income (loss)	371	104	-	1
Total realized gain (loss) on investments
and capital gains distributions	2,909	750	-	60
Net unrealized appreciation (depreciation)
of investments	(537)	(378)	1	541

Net increase (decrease) in net assets from operations	2,743	476	1	602
Changes from principal transactions:
Premiums	5,156	1,879	8	601
Surrenders and withdrawals	(2,186)	(136)	-	(283)
Cost of insurance and administrative charges	(1,665)	(442)	(1)	(219)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	1,281	1,038	8	(602)

Increase (decrease) in net assets derived from
principal transactions	2,586	2,339	15	(503)

Total increase (decrease) in net assets	5,329	2,815	16	99
Net assets at December 31, 2005	38,330	13,295	16	4,803
Increase (decrease) in net assets
Operations:
Net investment income (loss)	445	163	-	(24)
Total realized gain (loss) on investments
and capital gains distributions	4,210	1,043	1	283
Net unrealized appreciation (depreciation)
of investments	1,131	1,574	20	(101)

Net increase (decrease) in net assets from operations	5,786	2,780	21	158
Changes from principal transactions:
Premiums	5,883	2,142	53	217
Surrenders and withdrawals	(3,065)	(1,130)	(1)	(95)
Cost of insurance and administrative charges	(1,985)	(575)	(7)	(203)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	2,889	1,692	195	(491)

Increase (decrease) in net assets derived from
principal transactions	3,722	2,129	240	(572)

Total increase (decrease) in net assets	9,508	4,909	261	(414)

Net assets at December 31, 2006	$ 47,838	$ 18,204	$ 277	$ 4,389

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	ING Van	ING VP Index	ING Wells
	Kampen	Plus	Fargo Small	ING American
	Growth and	International	Cap	Century Large
	Income	Equity	Disciplined	Company
	Portfolio -	Portfolio -	Portfolio -	Value Portfolio
	Service Class	Service Class	Service Class	- Initial Class

Net Assets at January 1, 2005	$ -	$ -	$ -	$ -
Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	-	-	-
Total realized gain (loss) on investments
and capital gains distributions	1	-	-	-
Net unrealized appreciation (depreciation)
of investments	31	-	-	1

Net increase (decrease) in net assets from operations	32	-	-	1
Changes from principal transactions:
Premiums	19	-	-	3
Surrenders and withdrawals	-	-	-	-
Cost of insurance and administrative charges	(13)	-	-	(1)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	990	7	-	30

Increase (decrease) in net assets derived from
principal transactions	996	7	-	32

Total increase (decrease) in net assets	1,028	7	-	33

Net assets at December 31, 2005	1,028	7	-	33
Increase (decrease) in net assets
Operations:
Net investment income (loss)	15	243	(21)	1
Total realized gain (loss) on investments
and capital gains distributions	189	951	347	3
Net unrealized appreciation (depreciation)
of investments	200	2,676	614	8
Net increase (decrease) in net assets from operations	404	3,870	940	12
Changes from principal transactions:
Premiums	530	1,934	1,219	6
Surrenders and withdrawals	(11)	(1,027)	(651)	(7)
Cost of insurance and administrative charges	(111)	(1,236)	(621)	(3)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	1,855	41,657	18,416	35

Increase (decrease) in net assets derived from
principal transactions	2,263	41,328	18,363	31
Total increase (decrease) in net assets	2,667	45,198	19,303	43
Net assets at December 31, 2006	$ 3,695	$ 45,205	$ 19,303	$ 76

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

			ING
	ING American	ING Baron	Columbia	ING
	Century Small-	Small Cap	Small Cap	Fundamental
	Mid Cap Value	Growth	Value II	Research
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Initial Class	Initial Class	Initial Class	Initial Class

Net Assets at January 1, 2005	$ -	$ -	$ -	$ -
Increase (decrease) in net assets
Operations:
Net investment income (loss)	2	(3)	-	-
Total realized gain (loss) on investments
and capital gains distributions	81	2	-	-
Net unrealized appreciation (depreciation)
of investments	(71)	45	-	-

Net increase (decrease) in net assets from operations	12	44	-	-
Changes from principal transactions:
Premiums	166	356	-	-
Surrenders and withdrawals	(4)	(3)	-	-
Cost of insurance and administrative charges	(12)	(24)	-	-
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	726	1,957	-	-

Increase (decrease) in net assets derived from
principal transactions	876	2,286	-	-

Total increase (decrease) in net assets	888	2,330	-	-

Net assets at December 31, 2005	888	2,330	-	-
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(5)	(20)	(22)	-
Total realized gain (loss) on investments
and capital gains distributions	(41)	324	(61)	-
Net unrealized appreciation (depreciation)
of investments	122	245	131	1

Net increase (decrease) in net assets from operations	76	549	48	1
Changes from principal transactions:
Premiums	90	1,161	406	-
Surrenders and withdrawals	(46)	(372)	(226)	-
Cost of insurance and administrative charges	(55)	(197)	(155)	(1)
Benefit payments	-	(8)	-	-
Transfers between Divisions
(including fixed account), net	(254)	2,660	6,434	16

Increase (decrease) in net assets derived from
principal transactions	(265)	3,244	6,459	15

Total increase (decrease) in net assets	(189)	3,793	6,507	16

Net assets at December 31, 2006	$ 699	$ 6,123	$ 6,507	$ 16

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

		ING Legg
	ING	Mason	ING Lord	ING
	JPMorgan	Partners	Abbett U.S.	Neuberger
	Mid Cap	Aggressive	Government	Berman
	Value	Growth	Securities	Partners
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Initial Class	Initial Class	Initial Class	Initial Class

Net Assets at January 1, 2005	$ 6,176	$ 226	$ -	$ -
Increase (decrease) in net assets
Operations:
Net investment income (loss)	13	(1)	-	-
Total realized gain (loss) on investments
and capital gains distributions	1,070	35	-	-
Net unrealized appreciation (depreciation)
of investments	(372)	(5)	-	-

Net increase (decrease) in net assets from operations	711	29	-	-
Changes from principal transactions:
Premiums	1,682	52	-	-
Surrenders and withdrawals	(152)	(5)	-	-
Cost of insurance and administrative charges	(357)	(25)	-	-
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	2,054	434	-	-

Increase (decrease) in net assets derived from
principal transactions	3,227	456	-	-

Total increase (decrease) in net assets	3,938	485	-	-

Net assets at December 31, 2005	10,114	711	-	-
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(50)	(2)	716	(1)
Total realized gain (loss) on investments
and capital gains distributions	895	20	69	-
Net unrealized appreciation (depreciation)
of investments	1,248	6	37	52
Net increase (decrease) in net assets from operations	2,093	24	822	51
Changes from principal transactions:
Premiums	2,363	39	1,135	93
Surrenders and withdrawals	(874)	(11)	(758)	-
Cost of insurance and administrative charges	(616)	(37)	(601)	(7)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	1,676	(470)	17,823	387

Increase (decrease) in net assets derived from
principal transactions	2,549	(479)	17,599	473

Total increase (decrease) in net assets	4,642	(455)	18,421	524

Net assets at December 31, 2006	$ 14,756	$ 256	$ 18,421	$ 524

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	ING		ING
	Neuberger	ING	Oppenheimer
	Berman	Oppenheimer	Strategic	ING PIMCO
	Regency	Global	Income	Total Return
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Initial Class	Initial Class	Service Class	Initial Class

Net Assets at January 1, 2005	$ -	$ -	$ -	$ 6,250
Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	21	110	126
Total realized gain (loss) on investments
and capital gains distributions	-	106	2	157
Net unrealized appreciation (depreciation)
of investments	-	531	(117)	(141)

Net increase (decrease) in net assets from operations	-	658	(5)	142
Changes from principal transactions:
Premiums	-	399	227	1,158
Surrenders and withdrawals	-	(68)	(2)	(300)
Cost of insurance and administrative charges	-	(129)	(85)	(354)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	-	3,171	5,959	2,881

Increase (decrease) in net assets derived from
principal transactions	-	3,373	6,099	3,385

Total increase (decrease) in net assets	-	4,031	6,094	3,527

Net assets at December 31, 2005	-	4,031	6,094	9,777
Increase (decrease) in net assets
Operations:
Net investment income (loss)	1	(20)	(29)	232
Total realized gain (loss) on investments
and capital gains distributions	1	276	10	28
Net unrealized appreciation (depreciation)
of investments	19	528	467	357
Net increase (decrease) in net assets from operations	21	784	448	617
Changes from principal transactions:
Premiums	46	801	646	1,590
Surrenders and withdrawals	-	(400)	(262)	(423)
Cost of insurance and administrative charges	(3)	(243)	(265)	(551)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	168	370	(342)	7,073

Increase (decrease) in net assets derived from
principal transactions	211	528	(223)	7,689

Total increase (decrease) in net assets	232	1,312	225	8,306
Net assets at December 31, 2006	$ 232	$ 5,343	$ 6,319	$ 18,083

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	ING T. Rowe Price			ING Van
	Diversified	ING UBS U.S.	ING Van	Kampen
	Mid Cap	Large Cap	Kampen	Equity and
	Growth	Equity	Comstock	Income
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Initial Class	Initial Class	Initial Class	Initial Class

Net Assets at January 1, 2005	$ -	$ -	$ 8,237	$ 877
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(80)	(1)	23	(2)
Total realized gain (loss) on investments
and capital gains distributions	298	18	884	23
Net unrealized appreciation (depreciation)
of investments	2,829	1	(577)	59

Net increase (decrease) in net assets from operations	3,047	18	330	80
Changes from principal transactions:
Premiums	1,537	1	1,371	139
Surrenders and withdrawals	(1,202)	-	(465)	(53)
Cost of insurance and administrative charges	(616)	(19)	(371)	(66)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	43,047	72	817	175
Increase (decrease) in net assets derived from
principal transactions	42,766	54	1,352	195
Total increase (decrease) in net assets	45,813	72	1,682	275
Net assets at December 31, 2005	45,813	72	9,919	1,152
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(268)	9	71	44
Total realized gain (loss) on investments
and capital gains distributions	1,708	40	1,621	162
Net unrealized appreciation (depreciation)
of investments	2,192	378	231	37
Net increase (decrease) in net assets from operations	3,632	427	1,923	243
Changes from principal transactions:
Premiums	3,671	108	1,771	121
Surrenders and withdrawals	(2,740)	(7)	(648)	(112)
Cost of insurance and administrative charges	(2,004)	(49)	(463)	(108)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(4,954)	5,838	(372)	1,305

Increase (decrease) in net assets derived from
principal transactions	(6,027)	5,890	288	1,206

Total increase (decrease) in net assets	(2,395)	6,317	2,211	1,449

Net assets at December 31, 2006	$ 43,418	$ 6,389	$ 12,130	$ 2,601

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	ING VP	ING VP	ING VP
	Strategic	Strategic	Strategic	ING VP Index
	Allocation	Allocation	Allocation	Plus
	Conservative	Growth	Moderate	LargeCap
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class I	Class I	Class I	Class I

Net Assets at January 1, 2005	$ 52	$ 42	$ 31	$ 5,418
Increase (decrease) in net assets
Operations:
Net investment income (loss)	1	16	8	44
Total realized gain (loss) on investments
and capital gains distributions	(4)	10	18	516
Net unrealized appreciation (depreciation)
of investments	2	132	57	(340)

Net increase (decrease) in net assets from operations	(1)	158	83	220
Changes from principal transactions:
Premiums	19	1,409	2,416	774
Surrenders and withdrawals	-	(123)	(159)	(585)
Cost of insurance and administrative charges	(7)	(67)	(46)	(264)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	69	2,709	2,111	(610)

Increase (decrease) in net assets derived from
principal transactions	81	3,928	4,322	(685)

Total increase (decrease) in net assets	80	4,086	4,405	(465)

Net assets at December 31, 2005	132	4,128	4,436	4,953
Increase (decrease) in net assets
Operations:
Net investment income (loss)	4	66	81	4
Total realized gain (loss) on investments
and capital gains distributions	6	315	169	323
Net unrealized appreciation (depreciation)
of investments	2	13	168	1,018
Net increase (decrease) in net assets from operations	12	394	418	1,345
Changes from principal transactions:
Premiums	7	729	278	623
Surrenders and withdrawals	-	(12)	(41)	(232)
Cost of insurance and administrative charges	(9)	(122)	(146)	(354)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	39	(3,123)	(1,300)	7,094

Increase (decrease) in net assets derived from
principal transactions	37	(2,528)	(1,209)	7,131

Total increase (decrease) in net assets	49	(2,134)	(791)	8,476

Net assets at December 31, 2006	$ 181	$ 1,994	$ 3,645	$ 13,429

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

		ING VP Index
	ING VP Index	Plus	ING VP Value	ING VP High
	Plus MidCap	SmallCap	Opportunity	Yield Bond
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class I	Class I	Class I	Class I

Net Assets at January 1, 2005	$ 13,569	$ 6,535	$ -	$ -
Increase (decrease) in net assets
Operations:
Net investment income (loss)	23	(17)	(1)	233
Total realized gain (loss) on investments
and capital gains distributions	2,620	1,239	-	(7)
Net unrealized appreciation (depreciation)
of investments	(897)	(507)	(8)	(136)

Net increase (decrease) in net assets from operations	1,746	715	(9)	90
Changes from principal transactions:
Premiums	2,372	1,039	12	519
Surrenders and withdrawals	(398)	(272)	(2)	(440)
Cost of insurance and administrative charges	(583)	(305)	(6)	(179)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	1,978	2,879	1,916	14,772
Increase (decrease) in net assets derived from
principal transactions	3,369	3,341	1,920	14,672
Total increase (decrease) in net assets	5,115	4,056	1,911	14,762
Net assets at December 31, 2005	18,684	10,591	1,911	14,762
Increase (decrease) in net assets
Operations:
Net investment income (loss)	16	(19)	17	1,403
Total realized gain (loss) on investments
and capital gains distributions	2,492	1,212	13	(237)
Net unrealized appreciation (depreciation)
of investments	(1,079)	164	249	856

Net increase (decrease) in net assets from operations	1,429	1,357	279	2,022
Changes from principal transactions:
Premiums	1,755	1,272	57	1,510
Surrenders and withdrawals	(540)	(387)	(56)	(901)
Cost of insurance and administrative charges	(606)	(412)	(69)	(1,154)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(6,252)	2,141	(128)	11,453

Increase (decrease) in net assets derived from
principal transactions	(5,643)	2,614	(196)	10,908

Total increase (decrease) in net assets	(4,214)	3,971	83	12,930

Net assets at December 31, 2006	$ 14,470	$ 14,562	$ 1,994	$ 27,692

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	ING VP		ING VP
	MidCap	ING VP Real	SmallCap	ING VP
	Opportunities	Estate	Opportunities	Balanced
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Class I	Class S	Class I	Class I

Net Assets at January 1, 2005	$ 2,482	$ -	$ 3,678	$ -

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(9)	161	(19)	-
Total realized gain (loss) on investments
and capital gains distributions	191	8	126	-
Net unrealized appreciation (depreciation)
of investments	37	610	230	-

Net increase (decrease) in net assets from operations	219	779	337	-
Changes from principal transactions:
Premiums	299	579	462	-
Surrenders and withdrawals	(130)	(307)	(163)	-
Cost of insurance and administrative charges	(207)	(180)	(230)	-
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	46	13,269	(457)	-

Increase (decrease) in net assets derived from
principal transactions	8	13,661	(388)	-

Total increase (decrease) in net assets	227	14,140	(51)	-

Net assets at December 31, 2005	2,709	14,140	3,627	-

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(8)	325	(17)	(87)
Total realized gain (loss) on investments
and capital gains distributions	99	2,182	291	(3)
Net unrealized appreciation (depreciation)
of investments	105	3,002	182	1,080
Net increase (decrease) in net assets from operations	196	5,509	456	990
Changes from principal transactions:
Premiums	83	2,103	473	1,059
Surrenders and withdrawals	(52)	(982)	(122)	(911)
Cost of insurance and administrative charges	(165)	(794)	(190)	(620)
Benefit payments	-	(12)	-	-
Transfers between Divisions
(including fixed account), net	(245)	1,815	(363)	18,762

Increase (decrease) in net assets derived from
principal transactions	(379)	2,130	(202)	18,290

Total increase (decrease) in net assets	(183)	7,639	254	19,280

Net assets at December 31, 2006	$ 2,526	$ 21,779	$ 3,881	$ 19,280

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	ING VP Intermediate			Frontier
	Bond	Brandes	Business	Capital
	Portfolio -	International	Opportunity	Appreciation
	Class I	Equity Fund	Value Fund	Fund

Net Assets at January 1, 2005	$ 8,705	$ 11,581	$ 1,943	$ 6,826

Increase (decrease) in net assets
Operations:
Net investment income (loss)	567	105	1	(60)
Total realized gain (loss) on investments
and capital gains distributions	(43)	1,281	373	1,259
Net unrealized appreciation (depreciation)
of investments	(234)	(26)	(167)	(282)

Net increase (decrease) in net assets from operations	290	1,360	207	917
Changes from principal transactions:
Premiums	2,993	1,150	238	567
Surrenders and withdrawals	(362)	(334)	(12)	(220)
Cost of insurance and administrative charges	(596)	(489)	(130)	(232)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	5,221	1,630	661	(243)

Increase (decrease) in net assets derived from
principal transactions	7,256	1,957	757	(128)

Total increase (decrease) in net assets	7,546	3,317	964	789
Net assets at December 31, 2005	16,251	14,898	2,907	7,615

Increase (decrease) in net assets
Operations:
Net investment income (loss)	725	132	(4)	(61)
Total realized gain (loss) on investments
and capital gains distributions	(252)	2,855	408	1,512
Net unrealized appreciation (depreciation)
of investments	177	1,099	(41)	(173)

Net increase (decrease) in net assets from operations	650	4,086	363	1,278
Changes from principal transactions:
Premiums	3,560	1,033	235	566
Surrenders and withdrawals	(819)	(766)	(96)	(212)
Cost of insurance and administrative charges	(779)	(607)	(135)	(279)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	945	1,605	(156)	956

Increase (decrease) in net assets derived from
principal transactions	2,907	1,265	(152)	1,031

Total increase (decrease) in net assets	3,557	5,351	211	2,309
Net assets at December 31, 2006	$ 19,808	$ 20,249	$ 3,118	$ 9,924

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

			Neuberger
			Berman AMT	Neuberger
		Neuberger	Limited	Berman AMT
		Berman AMT	Maturity	Socially
		Growth	Bond	Responsive
	Turner Core	Portfolio® -	Portfolio® -	Portfolio® -
	Growth Fund	Class I	Class I	Class I

Net Assets at January 1, 2005	$ 2,652	$ 13,491	$ 27,815	$ -
Increase (decrease) in net assets
Operations:
Net investment income (loss)	(6)	(95)	536	-
Total realized gain (loss) on investments
and capital gains distributions	276	359	(234)	-
Net unrealized appreciation (depreciation)
of investments	50	1,426	(99)	2

Net increase (decrease) in net assets from operations	320	1,690	203	2
Changes from principal transactions:
Premiums	235	1,342	2,412	18
Surrenders and withdrawals	(22)	(798)	(2,728)	-
Cost of insurance and administrative charges	(167)	(575)	(1,163)	(1)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	88	(275)	(3,223)	28

Increase (decrease) in net assets derived from
principal transactions	134	(306)	(4,702)	45

Total increase (decrease) in net assets	454	1,384	(4,499)	47

Net assets at December 31, 2005	3,106	14,875	23,316	47
Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	(36)	(43)	-
Total realized gain (loss) on investments
and capital gains distributions	459	6,358	(1,007)	2
Net unrealized appreciation (depreciation)
of investments	(204)	(4,608)	1,185	8

Net increase (decrease) in net assets from operations	255	1,714	135	10
Changes from principal transactions:
Premiums	228	392	568	11
Surrenders and withdrawals	(401)	(108)	(1,351)	-
Cost of insurance and administrative charges	(174)	(187)	(318)	(5)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	601	(16,686)	(22,350)	26

Increase (decrease) in net assets derived from
principal transactions	254	(16,589)	(23,451)	32

Total increase (decrease) in net assets	509	(14,875)	(23,316)	42

Net assets at December 31, 2006	$ 3,615	$ -	$ -	$ 89

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Statements of Changes in Net Assets For the years ended December 31, 2006 and 2005 (Dollars in thousands)

	Pioneer Small	Putnam VT	Van Eck	Van Eck
	Cap Value	Small Cap	Worldwide	Worldwide
	VCT Portfolio	Value Fund -	Emerging	Hard Assets
	- Class I	Class IB Shares	Markets Fund	Fund

Net Assets at January 1, 2005	$ 5,468	$ 20,927	$ 14,257	$ 8,359

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(31)	1,010	27	(30)
Total realized gain (loss) on investments
and capital gains distributions	983	2,263	1,703	1,705
Net unrealized appreciation (depreciation)
of investments	(236)	(2,047)	3,019	2,276

Net increase (decrease) in net assets from operations	716	1,226	4,749	3,951
Changes from principal transactions:
Premiums	751	2,153	1,558	647
Surrenders and withdrawals	(215)	(1,437)	(764)	(310)
Cost of insurance and administrative charges	(232)	(966)	(611)	(330)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(120)	(2,245)	2,240	1,481

Increase (decrease) in net assets derived from
principal transactions	184	(2,495)	2,423	1,488

Total increase (decrease) in net assets	900	(1,269)	7,172	5,439

Net assets at December 31, 2005	6,368	19,658	21,429	13,798

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(12)	2,014	102	(67)
Total realized gain (loss) on investments
and capital gains distributions	1,373	4,337	11,760	3,946
Net unrealized appreciation (depreciation)
of investments	(661)	(4,100)	(6,796)	(998)

Net increase (decrease) in net assets from operations	700	2,251	5,066	2,881
Changes from principal transactions:
Premiums	192	658	480	261
Surrenders and withdrawals	(162)	(305)	(238)	(736)
Cost of insurance and administrative charges	(74)	(307)	(249)	(436)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(7,024)	(21,955)	(26,488)	(3,175)

Increase (decrease) in net assets derived from
principal transactions	(7,068)	(21,909)	(26,495)	(4,086)

Total increase (decrease) in net assets	(6,368)	(19,658)	(21,429)	(1,205)

Net assets at December 31, 2006	$ -	$ -	$ -	$ 12,593

The accompanying notes are an integral part of these financial statements.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements 1. Organization

Security Life of Denver Insurance Company Security Life Separate Account L1 (the “Account”) was established on November 3, 1993, by Security Life of Denver Insurance Company (“SLD” or the “Company”) to support the operations of variable universal life policies (“Policies”). The Company is a wholly owned subsidiary of ING America Insurance Holdings, Inc. (“ING AIH”), an insurance holding company domiciled in the State of Delaware. ING AIH is an indirect wholly owned subsidiary of ING Groep, N.V., a global financial services holding company based in The Netherlands.

The Account supports the operations of the FirstLine Variable Universal Life, FirstLine II Variable Universal Life, Strategic Advantage Variable Universal Life, Strategic Advantage II Variable Universal Life, Variable Survivorship Universal Life, Corporate Benefits Variable Universal Life, Strategic Investor Variable Universal Life, Asset Portfolio Manager Variable Universal Life, Estate Designer Variable Universal Life, Asset Accumulator Variable Universal Life, and ING Corporate Advantage Variable Universal Life policies (collectively, “Policies”) offered by the Company.

The Account is registered as a unit investment trust with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. SLD provides for variable accumulation and benefits under the Contracts by crediting annuity considerations to one or more divisions within the Account or the SLD fixed separate account, which is not part of the Account, as directed by the contractowners. The portion of the Account’s assets applicable to Contracts will not be chargeable with liabilities arising out of any other business SLD may conduct, but obligations of the Account, including the promise to make benefit payments, are obligations of SLD. The assets and liabilities of the Account are clearly identified and distinguished from the other assets and liabilities of SLD.

At December 31, 2006, the Account had, 84 investment divisions (the “Divisions”) 13 of which invest in independently managed mutual funds and 71 of which invest in mutual funds managed by an affiliate, either Directed Services, LLC or ING Investments, LLC. The assets in each Division are invested in shares of a designated Fund (“Fund”) of various investment trusts (the “Trusts”).

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Investment Divisions with asset balances at December 31, 2006, and related Trusts are as follows:

AIM Variable Insurance Funds:	ING Investors Trust (continued):
AIM V.I. Core Equity Fund - Series I Shares**	ING MarketStyle Moderate Growth
American Funds Insurance Series:	Portfolio - Institutional Class**
American Funds Insurance Series® Growth	ING MarketStyle Moderate
Fund - Class 2	Portfolio - Institutional Class**
American Funds Insurance Series® Growth Income	ING Marsico Growth Portfolio - Institutional Class
Fund - Class 2	ING Marsico International Opportunities
American Funds Insurance Series® International	Portfolio - Institutional Class**
Fund - Class 2	ING MFS Total Return Portfolio - Institutional Class
Fidelity® Variable Insurance Products:	ING MFS Utilities Portfolio - Service Class*
Fidelity® VIP Equity-Income Portfolio - Service Class*	ING Oppenheimer Main Street
Fidelity® Variable Insurance Products II:	Portfolio® - Institutional Class
Fidelity® VIP Contrafund® Portfolio - Service Class*	ING Pioneer Fund Portfolio - Institutional Class**
Fidelity® VIP Investment Grade Bond	ING Pioneer Mid Cap Value
Portfolio - Initial Class*	Portfolio - Institutional Class*
ING Investors Trust:	ING Stock Index Portfolio - Institutional Class
ING AllianceBernstein Mid Cap Growth	ING T. Rowe Price Capital Appreciation
Portfolio - Institutional Class*	Portfolio - Institutional Class
ING BlackRock Large Cap Growth	ING T. Rowe Price Equity Income
Portfolio - Institutional Class**	Portfolio - Institutional Class
ING BlackRock Large Cap Value	ING UBS U.S. Allocation
Portfolio - Institutional Class	Portfolio - Service Class*
ING Evergreen Health Sciences	ING Van Kampen Equity Growth
Portfolio - Institutional Class**	Portfolio - Institutional Class
ING Evergreen Omega Portfolio - Institutional Class*	ING Van Kampen Growth and Income
ING FMRSM Diversified Mid Cap	Portfolio - Service Class*
Portfolio - Institutional Class**	ING VP Index Plus International Equity
ING FMRSM Large Cap Growth	Portfolio - Service Class*
Portfolio - Institutional Class*	ING Wells Fargo Small Cap Disciplined
ING FMRSM Mid Cap Growth	Portfolio - Service Class**
Portfolio - Institutional Class	ING Partners, Inc.:
ING Global Resources Portfolio - Institutional Class	ING American Century Large Company Value
ING JPMorgan Emerging Markets Equity	Portfolio - Initial Class*
Portfolio - Institutional Class**	ING American Century Small-Mid Cap Value
ING JPMorgan Small Cap Core Equity	Portfolio - Initial Class*
Portfolio - Institutional Class	ING Baron Small Cap Growth
ING JPMorgan Value Opportunities	Portfolio - Initial Class*
Portfolio - Institutional Class**	ING Columbia Small Cap Value II
ING Julius Baer Foreign Portfolio - Institutional Class*	Portfolio - Initial Class**
ING Legg Mason Value Portfolio - Institutional Class	ING Fundamental Research Portfolio - Initial Class**
ING LifeStyle Aggressive Growth	ING JPMorgan Mid Cap Value Portfolio - Initial Class
Portfolio - Institutional Class**	ING Legg Mason Partners Aggressive Growth
ING LifeStyle Growth Portfolio - Institutional Class**	Portfolio - Initial Class
ING LifeStyle Moderate Growth	ING Lord Abbett U.S. Government Securities
Portfolio - Institutional Class**	Portfolio - Initial Class**
ING LifeStyle Moderate	ING Neuberger Berman Partners
Portfolio - Institutional Class**	Portfolio - Initial Class**
ING Limited Maturity Bond Portfolio - Service Class	ING Neuberger Berman Regency
ING Liquid Assets Portfolio - Institutional Class	Portfolio - Initial Class**
ING Liquid Assets Portfolio - Service Class	ING Oppenheimer Global Portfolio - Initial Class*
ING Lord Abbett Affiliated	ING Oppenheimer Strategic Income
Portfolio - Institutional Class	Portfolio - Service Class*
ING MarketPro Portfolio - Institutional Class**	ING PIMCO Total Return Portfolio - Initial Class
ING MarketStyle Growth Portfolio - Institutional Class**	ING T. Rowe Price Diversified Mid Cap Growth
Portfolio - Initial Class*

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

ING Partners, Inc. (continued):	ING VP Balanced Portfolio, Inc.:
ING UBS U.S. Large Cap Equity	ING VP Balanced Portfolio - Class I**
Portfolio - Initial Class*	ING VP Intermediate Bond Portfolio:
ING Van Kampen Comstock Portfolio - Initial Class	ING VP Intermediate Bond Portfolio - Class I
ING Van Kampen Equity and Income	M Fund, Inc.:
Portfolio - Initial Class	Brandes International Equity Fund
ING Strategic Allocation Portfolios, Inc.:	Business Opportunity Value Fund
ING VP Strategic Allocation Conservative	Frontier Capital Appreciation Fund
Portfolio - Class I	Turner Core Growth Fund
ING VP Strategic Allocation Growth	Neuberger Berman Advisers Management Trust:
Portfolio - Class I	Neuberger Berman AMT Socially Responsive
ING VP Strategic Allocation Moderate	Portfolio® - Class I*
Portfolio - Class I	Van Eck Worldwide Insurance Trust:
ING Variable Portfolios, Inc.:	Van Eck Worldwide Hard Assets Fund
ING VP Index Plus LargeCap Portfolio - Class I
ING VP Index Plus MidCap Portfolio - Class I
ING VP Index Plus SmallCap Portfolio - Class I	* Division added in 2005
ING VP Value Opportunity Portfolio - Class I*	** Division added in 2006
ING Variable Products Trust:
ING VP High Yield Bond Portfolio - Class I*
ING VP MidCap Opportunities Portfolio - Class I
ING VP Real Estate Portfolio - Class S*
ING VP SmallCap Opportunities Portfolio - Class I

The names of certain Divisions were changed during 2006. The following is a summary of current and former names for those Divisions:

Current Name	Former Name

ING Investors Trust:	ING Investors Trust:
ING BlackRock Large Cap Growth	ING Mercury Large Cap Growth
Portfolio - Institutional Class	Portfolio - Institutional Class
ING BlackRock Large Cap Value	ING Mercury Large Cap Value
Portfolio - Institutional Class	Portfolio - Institutional Class
ING FMRSM Large Cap Growth	ING FMRSM Earnings Growth
Portfolio - Institutional Class	Portfolio - Institutional Class
ING FMRSM Mid Cap Growth	ING MFS Mid Cap Growth
Portfolio - Institutional Class	Portfolio - Institutional Class
ING JPMorgan Small Cap Core Equity	ING JPMorgan Small Cap Equity
Portfolio - Institutional Class	Portfolio - Institutional Class
ING Partners, Inc.:	ING Partners, Inc.:
ING American Century Small-Mid Cap Value	ING American Century Small Cap Value
Portfolio - Initial Class	Portfolio - Initial Class
ING Legg Mason Partners Aggressive Growth	ING Salomon Brothers Aggressive Growth
Portfolio - Initial Class	Portfolio - Initial Class
ING Strategic Allocation Portfolios, Inc.:	ING Strategic Allocation Portfolios, Inc.:
ING VP Strategic Allocation Conservative	ING VP Strategic Allocation Income
Portfolio - Class I	Portfolio - Class I
ING VP Strategic Allocation Moderate	ING VP Strategic Allocation Balanced
Portfolio - Class I	Portfolio - Class I

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

During 2006, the following Divisions were closed to contractowners:

AIM V.I. Core Stock Fund - Series I Shares	ING FMRSM Diversified Mid Cap
AIM V.I. Government Securities Fund - Series I Shares	Portfolio - Service Class
Fidelity® VIP Growth Portfolio - Initial Class	ING JPMorgan Value Opportunities
Fidelity® VIP Growth Portfolio - Service Class	Portfolio - Service Class
Fidelity® VIP High Income Portfolio - Service Class	ING Marsico International Opportunities Portfolio -
Fidelity® VIP Overseas Portfolio - Initial Class	Service Class
Fidelity® VIP Overseas Portfolio - Service Class	ING Pioneer Fund Portfolio - Service Class
Fidelity® VIP Asset ManagerSM Portfolio - Initial Class	Neuberger Berman AMT Growth Portfolio® - Class I
Fidelity® VIP Asset ManagerSM Portfolio - Service Class	Neuberger Berman AMT Limited Maturity Bond
ING BlackRock Large Cap Growth	Portfolio® - Class I
Portfolio - Service Class	Pioneer Small Cap Value VCT Portfolio - Class I
ING Evergreen Health Sciences	Putnam VT Small Cap Value Fund - Class IB Shares
Portfolio - Service Class	Van Eck Worldwide Emerging Markets Fund

There were no Divisions offered during 2006 that did not have any activity as of December 31, 2006.

2. Significant Accounting Policies

The following is a summary of the significant accounting policies of the Account:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

Investments

Investments are made in shares of a Fund and are recorded at fair value, determined by the net asset value per share of the respective Fund. Investment transactions in each Fund are recorded on the date the order to buy or sell is confirmed. Distributions of net investment income and capital gains from each Fund are recognized on the ex-distribution date. Realized gains and losses on redemptions of the shares of the Fund are determined on a first-in, first-out basis. The difference between cost and current market value of investments owned on the day of measurement is recorded as unrealized appreciation or depreciation of investments.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Federal Income Taxes

Operations of the Account form a part of, and are taxed with, the total operations of SLD, which is taxed as a life insurance company under the Internal Revenue Code. Earnings and realized capital gains of the Account attributable to the contractowners are excluded in the determination of the federal income tax liability of SLD.

Contractowner Reserves

Contractowner reserves of the Account are represented by net assets on the Statements of Assets and Liabilities and are equal to the aggregate account values of the contractowners invested in the Account Divisions. To the extent that benefits to be paid to the contractowners exceed their account values, SLD will contribute additional funds to the benefit proceeds. Conversely, if amounts allocated exceed amounts required, transfers may be made to SLD.

3. Charges and Fees

Under the terms of the Policies, certain charges are allocated to the Policies to cover SLD’s expenses in connection with the issuance and administration of the Policies. Following is a summary of these charges:

Premium Expense Charge

SLD deducts a premium charge for certain Policies ranging from 2.00% to 11.00% of each premium payment as defined in the Policies.

Mortality, Expense Risk, and Other Charges

For FirstLine, FirstLine II, Strategic Advantage, Strategic Advantage II, Variable Survivorship, Estate Designer Policies, and Strategic Investor (Class A Policies), charges are made directly against the assets of the Account Divisions and are reflected daily in the computation of the unit values of the Divisions. A daily deduction, at an annual rate of up to 0.75% of the average daily net asset value of each Division of the Account, is charged to cover these risks, as specified in the Contracts.

For the Corporate Benefits, Corporate Advantage, Asset Portfolio Manager, and Asset Accumulator Policies (Class B Policies), mortality and expense charges result in the redemption of units rather than a deduction in the daily computation of unit values.

For Corporate Benefits Policies, a monthly deduction, at an annual rate of 0.20% of the contractowner account value, is charged. For Corporate Advantage Policies, a monthly deduction, at an annual rate of 0.10% of the contractowner account value, is charged. For Asset Portfolio Manager Policies, a monthly deduction, at an annual rate of 0.90% and

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

0.45% of the contractowner account value, is charged during policy years 1 through 10 and 11 through 20, respectively. There is no mortality and expense charge after year 20 for Asset Portfolio Manager Policies. For Asset Accumulator Policies, a monthly deduction, at an annual rate of 0.45% and 0.30% of the contractowner account value, is charged during policy years 1 through 5 and 6 through 10, respectively. There is no mortality and expense charge after year 10 for Asset Accumulator Policies.

The monthly cost of insurance charge varies based on the insured’s sex, issue age, policy year, rate class, and the face amount of policies.

The monthly administrative charge is based on an established amount per $1,000 of base insurance coverage or an established per month charge, as defined in the Policies.

The monthly amount charged for optional insurance benefits varies based on a number of factors and is defined in the Policies.

Other Policy Deductions

The Variable Universal Life Policies provide for certain deductions for sales and tax loads from premium payments received from the contractowners and for surrender charges and taxes from amounts paid to contractowners. Such deductions are taken after the redemption of units in the Account and are not included in the Account financial statements.

Premium Taxes

Premiums are subject to a charge for premium and other state and local taxes. The amount and timing of the payment by SLD depends on the state of residence and currently is up to 4.00% of premiums.

4. Related Party Transactions

During the year ended December 31, 2006, management and service fees were paid indirectly to Directed Services, Inc. (“DSI”), an affiliate of the Company, in its capacity as investment manager to ING Investors Trust. The Fund's advisory agreement provided for fees at annual rates ranging from 0.00% to 1.25% of the average net assets of each respective Division.

Management fees were paid to ING Investments, LLC, an affiliate of the Company, in its capacity as investment advisor to ING Variable Products Trust, ING VP Intermediate Bond Portfolio, ING Strategic Allocation Portfolios, Inc., ING VP Balanced Portfolio, Inc., and ING Variable Portfolios, Inc. The Fund’s advisory agreement provides for fees at annual rates ranging from 0.35% to 0.76% of the average net assets of each respective Division.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Additionally, management fees were paid to ING Life Insurance and Annuity Company (“ILIAC”), an affiliate of the Company, in its capacity as investment advisor to ING Partners, Inc. The Funds’ advisory agreement provides for fees at annual rates ranging from 0.47% to 1.00% of the average net assets of each respective Division.

On November 9, 2006, the Board of Trustees of ING Partners, Inc. and ING Investors Trust approved a consolidation of the Advisory functions for all of the Divisions. Effective December 31, 2006 DSI was reorganized into a limited liability corporation, renamed to Directed Services, LLC (“DSL”) and transferred so that it became a wholly owned subsidiary of ILIAC. The functions of DSI and ILIAC were consolidated into DSL effective December 31, 2006. DSL is a dually registered investment adviser and broker-dealer. DSI’s current advisory contracts will remain within the newly organized DSL, and ILIAC’s advisory contracts will be assumed by DSL.

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements 5. Purchases and Sales of Investment Securities

The aggregate cost of purchases and proceeds from sales of investments follow:

	Year Ended December 31
	2006		2005

	Purchases	Sales	Purchases	Sales
	(Dollars in thousands)
AIM Variable Insurance Funds:
AIM V.I. Core Equity Fund - Series I Shares	$ 22,096	$ 4,759	$ -	$ -
AIM V.I. Core Stock Fund - Series I Shares	510	23,302	1,344	3,683
AIM V.I. Government Securities Fund - Series I Shares	750	22,496	3,488	5,444
American Funds Insurance Series:
American Funds Insurance Series® Growth Fund - Class 2	17,259	6,285	12,731	3,098
American Funds Insurance Series® Growth Income Fund - Class 2	7,105	2,556	6,945	2,784
American Funds Insurance Series® International Fund - Class 2	16,523	2,862	9,939	1,772
Fidelity® Variable Insurance Products:
Fidelity® VIP Equity-Income Portfolio - Service Class	1,614	95	105	1
Fidelity® VIP Growth Portfolio - Initial Class	808	47,116	6,388	13,483
Fidelity® VIP Growth Portfolio - Service Class	153	3,105	941	1,031
Fidelity® VIP High Income Portfolio - Service Class	961	12,430	22,284	10,851
Fidelity® VIP Overseas Portfolio - Initial Class	2,262	43,561	3,190	11,420
Fidelity® VIP Overseas Portfolio - Service Class	1,163	4,972	1,012	1,177
Fidelity® Variable Insurance Products II:
Fidelity® VIP Asset ManagerSM Portfolio - Initial Class	725	18,695	1,686	4,344
Fidelity® VIP Asset ManagerSM Portfolio - Service Class	128	1,873	590	542
Fidelity® VIP Contrafund® Portfolio - Service Class	7,447	1,081	1,969	43
Fidelity® VIP Investment Grade Bond Portfolio - Initial Class	316	249	487	41
ING Investors Trust:
ING AllianceBernstein Mid Cap Growth
Portfolio - Institutional Class	4,375	5,738	4,528	598
ING BlackRock Large Cap Growth Portfolio - Institutional Class	1,773	909	-	-
ING BlackRock Large Cap Growth Portfolio - Service Class	590	615	177	170
ING BlackRock Large Cap Value Portfolio - Institutional Class	1,038	6,589	3,052	6,309
ING Evergreen Health Sciences Portfolio - Institutional Class	3,089	829	-	-
ING Evergreen Health Sciences Portfolio - Service Class	2,888	4,939	2,205	197
ING Evergreen Omega Portfolio - Institutional Class	1,744	5,595	34,026	1,279
ING FMRSM Diversified Mid Cap Portfolio - Institutional Class	22,208	1,508	-	-
ING FMRSM Diversified Mid Cap Portfolio - Service Class	821	926	65	-
ING FMRSM Large Cap Growth Portfolio - Institutional Class	52,076	12,556	45,210	3,439
ING FMRSM Mid Cap Growth Portfolio - Institutional Class	160	2,324	1,809	801
ING Global Resources Portfolio - Institutional Class	8,148	3,492	2,884	1,519
ING JPMorgan Emerging Markets Equity
Portfolio - Institutional Class	33,419	6,055	-	-
ING JPMorgan Small Cap Core Equity
Portfolio - Institutional Class	7,947	11,197	26,191	14,298
ING JPMorgan Value Opportunities Portfolio - Institutional Class	11,670	541	-	-

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

		Year Ended December 31
	2006		2005

	Purchases	Sales	Purchases	Sales
		(Dollars in thousands)
ING Investors Trust (continued):
ING JPMorgan Value Opportunities Portfolio - Service Class	$ 116	$ 7,437	$ 7,088	$ 351
ING Julius Baer Foreign Portfolio - Institutional Class	14,653	4,927	2,471	160
ING Legg Mason Value Portfolio - Institutional Class	6,975	1,187	1,370	994
ING LifeStyle Aggressive Growth Portfolio - Institutional Class	3,598	44	-	-
ING LifeStyle Growth Portfolio - Institutional Class	8,215	329	-	-
ING LifeStyle Moderate Growth Portfolio - Institutional Class	2,981	106	-	-
ING LifeStyle Moderate Portfolio - Institutional Class	344	4	-	-
ING Limited Maturity Bond Portfolio - Service Class	26,940	4,589	1,899	273
ING Liquid Assets Portfolio - Institutional Class	58,188	58,391	127,652	123,544
ING Liquid Assets Portfolio - Service Class	31,335	41,040	48,772	34,338
ING Lord Abbett Affiliated Portfolio - Institutional Class	454	1,206	358	374
ING MarketPro Portfolio - Institutional Class	116	-	-	-
ING MarketStyle Growth Portfolio - Institutional Class	2,286	425	-	-
ING MarketStyle Moderate Growth Portfolio - Institutional Class	751	28	-	-
ING MarketStyle Moderate Portfolio - Institutional Class	205	1	-	-
ING Marsico Growth Portfolio - Institutional Class	2,434	1,229	5,751	4,650
ING Marsico International Opportunities
Portfolio - Institutional Class	23,397	7,539	-	-
ING Marsico International Opportunities Portfolio - Service Class	9,445	24,086	14,258	2,566
ING MFS Total Return Portfolio - Institutional Class	1,656	881	4,110	1,659
ING MFS Utilities Portfolio - Service Class	6,294	5,846	14,264	2,658
ING Oppenheimer Main Street Portfolio® - Institutional Class	679	37	82	30
ING Pioneer Fund Portfolio - Institutional Class	1,496	329	-	-
ING Pioneer Fund Portfolio - Service Class	64	158	86	2
ING Pioneer Mid Cap Value Portfolio - Institutional Class	4,342	3,908	18,330	3,109
ING Stock Index Portfolio - Institutional Class	14,765	38,631	17,395	28,380
ING T. Rowe Price Capital Appreciation
Portfolio - Institutional Class	11,646	4,836	10,369	6,134
ING T. Rowe Price Equity Income Portfolio - Institutional Class	5,622	2,694	5,128	2,387
ING UBS U.S. Allocation Portfolio - Service Class	249	9	16	1
ING Van Kampen Equity Growth Portfolio - Institutional Class	371	813	942	1,443
ING Van Kampen Growth and Income Portfolio - Service Class	2,617	159	1,013	17
ING VP Index Plus International Equity Portfolio - Service Class	47,788	5,242	7	-
ING Wells Fargo Small Cap Disciplined Portfolio - Service Class	22,327	3,617	-	-

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements
		Year Ended December 31
	2006		2005

	Purchases	Sales	Purchases	Sales
		(Dollars in thousands)
ING Partners, Inc.:
ING American Century Large Company Value
Portfolio - Initial Class	$ 43	$ 8	$ 33	$ 1
ING American Century Small-Mid Cap Value
Portfolio - Initial Class	604	873	975	16
ING Baron Small Cap Growth Portfolio - Initial Class	7,172	3,908	2,438	156
ING Columbia Small Cap Value II Portfolio - Initial Class	7,668	1,231	-	-
ING Fundamental Research Portfolio - Initial Class	15	1	-	-
ING JPMorgan Mid Cap Value Portfolio - Initial Class	8,633	6,023	6,016	2,078
ING Legg Mason Partners Aggressive Growth
Portfolio - Initial Class	56	537	752	297
ING Lord Abbett U.S. Government Securities
Portfolio - Initial Class	21,547	3,231	-	-
ING Neuberger Berman Partners Portfolio - Initial Class	480	7	-	-
ING Neuberger Berman Regency Portfolio - Initial Class	217	4	-	-
ING Oppenheimer Global Portfolio - Initial Class	1,698	1,183	3,838	377
ING Oppenheimer Strategic Income Portfolio - Service Class	1,016	1,269	7,253	1,044
ING PIMCO Total Return Portfolio - Initial Class	10,354	2,432	6,733	3,104
ING T. Rowe Price Diversified Mid Cap Growth
Portfolio - Initial Class	2,733	8,079	46,272	3,540
ING UBS U.S. Large Cap Equity Portfolio - Initial Class	6,368	469	2,599	2,546
ING Van Kampen Comstock Portfolio - Initial Class	9,143	8,185	4,151	2,417
ING Van Kampen Equity and Income Portfolio - Initial Class	1,790	456	399	206
ING Strategic Allocation Portfolios, Inc.:
ING VP Strategic Allocation Conservative Portfolio - Class I	85	39	730	647
ING VP Strategic Allocation Growth Portfolio - Class I	1,354	3,747	4,590	646
ING VP Strategic Allocation Moderate Portfolio - Class I	856	1,880	4,733	403
ING Variable Portfolios, Inc.:
ING VP Index Plus LargeCap Portfolio - Class I	8,865	1,730	1,818	2,460
ING VP Index Plus MidCap Portfolio - Class I	4,632	9,306	9,205	4,679
ING VP Index Plus SmallCap Portfolio - Class I	8,532	5,467	6,241	2,462
ING VP Value Opportunity Portfolio - Class I	74	253	1,923	3
ING Variable Products Trust:
ING VP High Yield Bond Portfolio - Class I	25,987	13,935	15,324	653
ING VP MidCap Opportunities Portfolio - Class I	124	512	6,710	6,710
ING VP Real Estate Portfolio - Class S	12,726	9,940	14,324	802
ING VP SmallCap Opportunities Portfolio - Class I	992	1,210	7,106	7,513
ING VP Balanced Portfolio, Inc.:
ING VP Balanced Portfolio - Class I	19,993	1,788	-	-
ING VP Intermediate Bond Portfolio:
ING VP Intermediate Bond Portfolio - Class I	7,328	3,696	10,199	2,313

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

		Year Ended December 31
	2006		2005

	Purchases	Sales	Purchases	Sales
		(Dollars in thousands)
M Fund, Inc.:
Brandes International Equity Fund	$ 5,720	$ 2,787	$ 4,050	$ 1,190
Business Opportunity Value Fund	655	568	1,382	392
Frontier Capital Appreciation Fund	3,547	1,678	2,052	1,661
Turner Core Growth Fund	2,314	1,920	2,415	2,287
Neuberger Berman Advisers Management Trust:
Neuberger Berman AMT Growth Portfolio® - Class I	1,368	17,994	1,508	1,909
Neuberger Berman AMT Limited Maturity Bond
Portfolio® - Class I	595	24,088	2,480	6,645
Neuberger Berman AMT Socially Responsive
Portfolio® - Class I	55	22	48	3
Pioneer Variable Contracts Trust:
Pioneer Small Cap Value VCT Portfolio - Class I	502	7,582	4,410	4,071
Putnam Variable Trust:
Putnam VT Small Cap Value Fund - Class IB Shares	2,637	22,531	3,477	4,962
Van Eck Worldwide Insurance Trust:
Van Eck Worldwide Emerging Markets Fund	7,934	32,012	6,006	3,557
Van Eck Worldwide Hard Assets Fund	4,660	7,907	8,038	6,580

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements 6. Changes in Units The changes in units outstanding were as follows:

			Year Ended December 31
		2006			2005

		Units	Net Increase		Units	Net Increase
	Units Issued	Redeemed	(Decrease)	Units Issued	Redeemed	(Decrease)

AIM Variable Insurance Funds:
AIM V.I. Core Equity Fund - Series I Shares	2,211,419	482,028	1,729,391	-	-	-
AIM V.I. Core Stock Fund - Series I Shares	752,954	1,770,537	(1,017,583)	176,758	263,190	(86,432)
AIM V.I. Government Securities Fund - Series I Shares	86,733	1,710,054	(1,623,321)	370,932	559,678	(188,746)
American Funds Insurance Series:
American Funds Insurance Series® Growth Fund - Class 2	1,226,438	628,207	598,231	1,060,764	421,320	639,444
American Funds Insurance Series® Growth Income Fund - Class 2	521,384	287,385	233,999	587,035	310,499	276,536
American Funds Insurance Series® International Fund - Class 2	889,967	296,096	593,871	677,748	213,655	464,093
Fidelity® Variable Insurance Products:
Fidelity® VIP Equity-Income Portfolio - Service Class	125,074	11,354	113,720	9,809	144	9,665
Fidelity® VIP Growth Portfolio - Initial Class	1,834,332	3,685,163	(1,850,831)	459,720	770,861	(311,141)
Fidelity® VIP Growth Portfolio - Service Class	27,432	355,533	(328,101)	150,913	164,171	(13,258)
Fidelity® VIP High Income Portfolio - Service Class	201,841	1,264,932	(1,063,091)	2,119,433	1,056,342	1,063,091
Fidelity® VIP Overseas Portfolio - Initial Class	2,038,908	4,023,191	(1,984,283)	347,780	859,553	(511,773)
Fidelity® VIP Overseas Portfolio - Service Class	122,213	416,762	(294,549)	125,372	141,752	(16,380)
Fidelity® Variable Insurance Products II:
Fidelity® VIP Asset ManagerSM Portfolio - Initial Class	21,419	926,786	(905,367)	-	-	-
Fidelity® VIP Asset ManagerSM Portfolio - Initial Class	9,302	156,867	(147,565)	-	-	-
Fidelity® VIP Contrafund® Portfolio - Service Class	586,722	129,716	457,006	-	-	-
Fidelity® VIP Investment Grade Bond Portfolio - Initial Class	31,176	26,065	5,111	49,391	5,434	43,957
ING Investors Trust:
ING AllianceBernstein Mid Cap Growth Portfolio - Institutional Class	326,171	456,474	(130,303)	369,226	50,400	318,826
ING BlackRock Large Cap Growth Portfolio - Institutional Class	148,812	75,730	73,082	-	-	-
ING BlackRock Large Cap Value Portfolio - Service Class	61,970	563,359	(501,389)	-	-	-
ING Evergreen Health Sciences Portfolio - Institutional Class	485,119	288,158	196,961	-	-	-
ING Evergreen Health Sciences Portfolio - Service Class	-	180,196	(180,196)	199,638	19,442	180,196
ING Evergreen Omega Portfolio - Institutional Class	382,451	695,650	(313,199)	3,141,898	199,421	2,942,477
ING FMRSM Diversified Mid Cap Portfolio - Institutional Class	2,139,665	221,214	1,918,451	-	-	-

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

			Year Ended December 31
		2006			2005

		Units	Net Increase		Units	Net Increase
	Units Issued	Redeemed	(Decrease)	Units Issued	Redeemed	(Decrease)

ING Investors Trust (continued):
ING FMRSM Diversified Mid Cap Portfolio - Service Class	81,220	87,581	(6,361)	6,388	27	6,361
ING FMRSM Large Cap Growth Portfolio - Institutional Class	5,413,878	1,735,020	3,678,858	4,464,173	442,791	4,041,382
ING FMRSM Mid Cap Growth Portfolio - Institutional Class	28,295	277,252	(248,957)	254,755	131,928	122,827
ING Global Resources Portfolio - Institutional Class	332,446	195,093	137,353	167,491	102,267	65,224
ING JPMorgan Emerging Markets Equity Portfolio - Institutional Class	3,424,112	745,146	2,678,966	-	-	-
ING JPMorgan Small Cap Core Equity Portfolio - Institutional Class	781,325	1,077,674	(296,349)	2,215,621	1,398,682	816,939
ING JPMorgan Value Opportunities Portfolio - Institutional Class	1,084,251	129,860	954,391	-	-	-
ING JPMorgan Value Opportunities Portfolio - Service Class	-	643,315	(643,315)	687,560	44,245	643,315
ING Julius Baer Foreign Portfolio - Institutional Class	1,132,071	427,208	704,863	216,392	18,675	197,717
ING Legg Mason Value Portfolio - Institutional Class	616,470	119,004	497,466	136,757	103,473	33,284
ING LifeStyle Aggressive Growth Portfolio - Institutional Class	278,333	9,061	269,272	-	-	-
ING LifeStyle Growth Portfolio - Institutional Class	657,860	40,220	617,640	-	-	-
ING LifeStyle Moderate Growth Portfolio - Institutional Class	238,921	13,044	225,877	-	-	-
ING LifeStyle Moderate Portfolio - Institutional Class	28,342	558	27,784	-	-	-
ING Limited Maturity Bond Portfolio - Service Class	2,521,642	543,831	1,977,811	155,526	26,643	128,883
ING Liquid Assets Portfolio - Institutional Class	6,183,664	6,446,342	(262,678)	13,640,075	13,363,703	276,372
ING Liquid Assets Portfolio - Service Class	3,669,840	4,576,966	(907,126)	5,697,210	4,534,434	1,162,776
ING Lord Abbett Affiliated Portfolio - Institutional Class	26,735	74,430	(47,695)	26,163	27,207	(1,044)
ING MarketPro Portfolio - Institutional Class	10,882	81	10,801	-	-	-
ING MarketStyle Growth Portfolio - Institutional Class	217,867	44,502	173,365	-	-	-
ING MarketStyle Moderate Growth Portfolio - Institutional Class	71,836	3,765	68,071	-	-	-
ING MarketStyle Moderate Portfolio - Institutional Class	18,894	195	18,699	-	-	-
ING Marsico Growth Portfolio - Institutional Class	252,023	129,266	122,757	558,675	463,019	95,656
ING Marsico International Opportunities Portfolio - Institutional Class	2,088,230	998,916	1,089,314	-	-	-
ING Marsico International Opportunities Portfolio - Service Class	-	1,017,399	(1,017,399)	1,275,577	258,178	1,017,399
ING MFS Total Return Portfolio - Institutional Class	100,829	73,303	27,526	308,212	142,402	165,810
ING MFS Utilities Portfolio - Service Class	570,990	547,090	23,900	1,241,662	255,356	986,306
ING Oppenheimer Main Street Portfolio® - Institutional Class	63,698	5,685	58,013	8,628	3,217	5,411
ING Pioneer Fund Portfolio - Institutional Class	122,761	27,902	94,859	-	-	-
ING Pioneer Fund Portfolio - Service Class	-	7,796	(7,796)	8,009	213	7,796

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

			Year Ended December 31
		2006			2005

		Units	Net Increase		Units	Net Increase
	Units Issued	Redeemed	(Decrease)	Units Issued	Redeemed	(Decrease)

ING Investors Trust (continued):
ING Pioneer Mid Cap Value Portfolio - Institutional Class	438,542	419,903	18,639	1,816,700	384,375	1,432,325
ING Stock Index Portfolio - Institutional Class	1,944,126	4,278,229	(2,334,103)	3,108,373	3,952,786	(844,413)
ING T. Rowe Price Capital Appreciation Portfolio - Institutional Class	701,306	494,366	206,940	798,828	629,836	168,992
ING T. Rowe Price Equity Income Portfolio - Institutional Class	411,522	270,465	141,057	411,358	240,660	170,698
ING UBS U.S. Allocation Portfolio - Service Class	22,273	798	21,475	1,534	105	1,429
ING Van Kampen Equity Growth Portfolio - Institutional Class	24,198	70,547	(46,349)	115,808	164,680	(48,872)
ING Van Kampen Growth and Income Portfolio - Service Class	220,213	26,455	193,758	93,895	2,206	91,689
ING VP Index Plus International Equity Portfolio - Service Class	4,113,249	607,122	3,506,127	671	-	671
ING Wells Fargo Small Cap Disciplined Portfolio - Service Class	2,305,762	468,574	1,837,188	-	-	-
ING Partners, Inc.:
ING American Century Large Company Value Portfolio - Initial Class	3,789	947	2,842	3,235	110	3,125
ING American Century Small-Mid Cap Value Portfolio - Initial Class	50,996	75,679	(24,683)	-	-	-
ING Baron Small Cap Growth Portfolio - Initial Class	663,209	394,221	268,988	231,451	21,858	209,593
ING Columbia Small Cap Value II Portfolio - Initial Class	804,997	163,160	641,837	-	-	-
ING Fundamental Research Portfolio - Initial Class	1,330	51	1,279	-	-	-
ING JPMorgan Mid Cap Value Portfolio - Initial Class	575,233	421,093	154,140	387,207	181,550	205,657
ING Legg Mason Partners Aggressive Growth Portfolio - Initial Class	4,132	35,135	(31,003)	51,280	21,403	29,877
ING Lord Abbett U.S. Government Securities Portfolio - Initial Class	2,157,951	401,980	1,755,971	-	-	-
ING Neuberger Berman Partners Portfolio - Initial Class	51,190	831	50,359	-	-	-
ING Neuberger Berman Regency Portfolio - Initial Class	23,246	432	22,814	-	-	-
ING Oppenheimer Global Portfolio - Initial Class	163,460	120,634	42,826	387,774	53,271	334,503
ING Oppenheimer Strategic Income Portfolio - Service Class	134,587	156,381	(21,794)	714,401	113,950	600,451
ING PIMCO Total Return Portfolio - Initial Class	1,008,434	302,837	705,597	674,602	359,558	315,044
ING T. Rowe Price Diversified Mid Cap Growth Portfolio - Initial Class	441,943	936,122	(494,179)	4,332,120	433,376	3,898,744
ING UBS U.S. Large Cap Equity Portfolio - Initial Class	527,947	39,167	488,780	495,648	489,288	6,360
ING Van Kampen Comstock Portfolio - Initial Class	678,603	636,803	41,800	378,785	270,086	108,699
ING Van Kampen Equity and Income Portfolio - Initial Class	138,479	40,731	97,748	38,226	20,579	17,647

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

			Year Ended December 31
		2006			2005

		Units	Net Increase		Units	Net Increase
	Units Issued	Redeemed	(Decrease)	Units Issued	Redeemed	(Decrease)

ING Strategic Allocation Portfolios, Inc.:
ING VP Strategic Allocation Conservative Portfolio - Class I	7,017	3,738	3,279	70,002	62,719	7,283
ING VP Strategic Allocation Growth Portfolio - Class I	109,776	312,034	(202,258)	429,172	79,024	350,148
ING VP Strategic Allocation Moderate Portfolio - Class I	59,991	162,562	(102,571)	432,300	40,988	391,312
ING Variable Portfolios, Inc.:
ING VP Index Plus LargeCap Portfolio - Class I	772,110	179,314	592,796	183,486	246,108	(62,622)
ING VP Index Plus MidCap Portfolio - Class I	306,430	685,143	(378,713)	677,855	418,623	259,232
ING VP Index Plus SmallCap Portfolio - Class I	568,816	415,565	153,251	466,907	217,204	249,703
ING VP Value Opportunity Portfolio - Class I	7,460	25,870	(18,410)	193,244	854	192,390
ING Variable Products Trust:
ING VP High Yield Bond Portfolio - Class I	2,469,077	1,441,595	1,027,482	1,516,838	87,957	1,428,881
ING VP MidCap Opportunities Portfolio - Class I	12,637	44,750	(32,113)	692,699	694,496	(1,797)
ING VP Real Estate Portfolio - Class S	1,010,461	841,621	168,840	1,314,934	96,974	1,217,960
ING VP SmallCap Opportunities Portfolio - Class I	135,210	154,193	(18,983)	964,213	1,005,415	(41,202)
ING VP Balanced Portfolio, Inc.:
ING VP Balanced Portfolio - Class I	2,076,838	250,249	1,826,589	-	-	-
ING VP Intermediate Bond Portfolio:
ING VP Intermediate Bond Portfolio - Class I	670,763	435,872	234,891	878,675	288,488	590,187
M Fund, Inc.:
Brandes International Equity Fund	259,978	184,687	75,291	248,919	110,921	137,998
Business Opportunity Value Fund	37,942	49,900	(11,958)	104,536	39,744	64,792
Frontier Capital Appreciation Fund	184,119	118,765	65,354	130,815	143,088	(12,273)
Turner Core Growth Fund	204,241	183,200	21,041	245,370	236,496	8,874
Neuberger Berman Advisers Management Trust:
Neuberger Berman AMT Growth Portfolio® - Class I	752,247	1,512,710	(760,463)	166,336	167,704	(1,368)
Neuberger Berman AMT Limited Maturity Bond Portfolio® - Class I	219,531	1,824,921	(1,605,390)	274,903	585,630	(310,727)
Neuberger Berman AMT Socially Responsive Portfolio® - Class I	4,942	2,137	2,805	5,328	1,231	4,097
Pioneer Variable Contracts Trust:
Pioneer Small Cap Value VCT Portfolio - Class I	174,887	624,327	(449,440)	358,677	337,102	21,575

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

			Year Ended December 31
	2006			2005

		Units	Net Increase		Units	Net Increase
	Units Issued	Redeemed	(Decrease)	Units Issued	Redeemed	(Decrease)

Putnam Variable Trust:
Putnam VT Small Cap Value Fund - Class IB Shares	765,777	1,812,542	(1,046,765)	231,072	370,615	(139,543)
Van Eck Worldwide Insurance Trust:
Van Eck Worldwide Emerging Markets Fund	1,190,950	2,327,230	(1,136,280)	462,052	319,989	142,063
Van Eck Worldwide Hard Assets Fund	155,449	304,471	(149,022)	462,042	410,179	51,863

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements 7. Unit Summary

Division/Contract	Units	Unit Value	Extended Value

AIM V.I. Core Equity Fund - Series I Shares

Contracts in accumulation period:

Class A	1,490,371.304	$ 10.91	$ 16,259,951

Class B	239,019.536	10.96	2,619,654

	1,729,390.840		$ 18,879,605

American Funds Insurance Series® Growth Fund - Class 2

Contracts in accumulation period:

Class A	1,367,929.983	$ 18.14	$ 24,814,250

Class B	1,227,913.532	18.65	22,900,587

ING Corporate Advantage VUL	2,681.838	13.17	35,320

	2,598,525.353		$ 47,750,157

American Funds Insurance Series® Growth Income Fund - Class 2

Contracts in accumulation period:

Class A	776,686.618	$ 16.99	$ 13,195,906

Class B	680,271.560	17.46	11,877,541

ING Corporate Advantage VUL	321.397	12.58	4,043

	1,457,279.575		$ 25,077,490

American Funds Insurance Series® International Fund - Class 2

Contracts in accumulation period:

Class A	876,290.344	$ 23.37	$ 20,478,905

Class B	1,008,263.818	24.03	24,228,580

ING Corporate Advantage VUL	1,369.851	14.71	20,151

	1,885,924.013		$ 44,727,636

Fidelity® VIP Equity-Income Portfolio - Service Class

Contracts in accumulation period:

Class A	81,241.880	$ 13.23	$ 1,074,830

Class B	42,127.179	13.40	564,504

ING Corporate Advantage VUL	15.649	13.11	205

	123,384.708		$ 1,639,539

Fidelity® VIP Contrafund® Portfolio - Service Class

Contracts in accumulation period:

Class A	372,211.345	$ 13.35	$ 4,969,021

Class B	253,646.620	13.52	3,429,302

ING Corporate Advantage VUL	698.052	13.19	9,207

	626,556.017		$ 8,407,530

Fidelity® VIP Investment Grade Bond Portfolio - Initial Class

Contracts in accumulation period:

Class A	34,353.840	$ 10.51	$ 361,059

Class B	14,713.955	10.64	156,556

	49,067.795		$ 517,615

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Division/Contract	Units	Unit Value	Extended Value

ING AllianceBernstein Mid Cap Growth Portfolio - Institutional Class

Contracts in accumulation period:

Class A	138,730.187	$ 12.96	$ 1,797,943

Class B	49,639.252	13.12	651,267

ING Corporate Advantage VUL	153.786	19.44	2,990

	188,523.225		$ 2,452,200

ING BlackRock Large Cap Growth Portfolio - Institutional Class

Contracts in accumulation period:

Class A	56,450.447	$ 12.39	$ 699,421

Class B	16,631.316	12.55	208,723

	73,081.763		$ 908,144

ING BlackRock Large Cap Value Portfolio - Institutional Class

Contracts in accumulation period:

Class A	1,638,043.822	$ 13.33	$ 21,835,124

Class B	102,987.165	13.60	1,400,625

	1,741,030.987		$ 23,235,749

ING Evergreen Health Sciences Portfolio - Institutional Class

Contracts in accumulation period:

Class A	126,295.537	$ 12.40	$ 1,566,065

Class B	68,584.029	12.56	861,415

ING Corporate Advantage VUL		10.91	22,705

	196,960.695		$ 2,450,185

ING Evergreen Omega Portfolio - Institutional Class

Contracts in accumulation period:

Class A	2,214,156.262	$ 12.02	$ 26,614,158

Class B	415,122.333	12.18	5,056,190

	2,629,278.595		$ 31,670,348

ING FMRSM Diversified Mid Cap Portfolio - Institutional Class

Contracts in accumulation period:

Class A	1,697,638.607	$ 9.90	$ 16,806,622

Class B	220,741.211	9.95	2,196,375

ING Corporate Advantage VUL	70.788	11.41	808

	1,918,450.606		$ 19,003,805

ING FMRSM Large Cap Growth Portfolio - Institutional Class

Contracts in accumulation period:

Class A	7,088,085.991	$ 10.80	$ 76,551,329

Class B	632,154.277	10.94	6,915,768

	7,720,240.268		$ 83,467,097

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Division/Contract	Units	Unit Value	Extended Value

ING FMRSM Mid Cap Growth Portfolio - Institutional Class

Contracts in accumulation period:

Class A	210,353.075	$ 8.29	$ 1,743,827

Class B	145,020.258	11.63	1,686,586

	355,373.333		$ 3,430,413

ING Global Resources Portfolio - Institutional Class

Contracts in accumulation period:

Class A	173,692.505	$ 27.08	$ 4,703,593

Class B	125,171.413	23.51	2,942,780

ING Corporate Advantage VUL	89.092	15.96	1,422

	298,953.010		$ 7,647,795

ING JPMorgan Emerging Markets Equity Portfolio - Institutional Class

Contracts in accumulation period:

Class A	1,880,015.646	$ 11.44	$ 21,507,379

Class B	798,875.255	11.49	9,179,077

ING Corporate Advantage VUL	74.861	11.55	865

	2,678,965.762		$ 30,687,321

ING JPMorgan Small Cap Core Equity Portfolio - Institutional Class

Contracts in accumulation period:

Class A	1,975,800.807	$ 14.41	$ 28,471,290

Class B	386,283.478	14.70	5,678,367

ING Corporate Advantage VUL	57.472	13.06	751

	2,362,141.757		$ 34,150,408

ING JPMorgan Value Opportunities Portfolio - Institutional Class

Contracts in accumulation period:

Class A	560,568.312	$ 12.77	$ 7,158,457

Class B	393,822.481	12.93	5,092,125

	954,390.793		$ 12,250,582

ING Julius Baer Foreign Portfolio - Institutional Class

Contracts in accumulation period:

Class A	497,910.273	$ 15.21	$ 7,573,215

Class B	404,628.444	15.40	6,231,278

ING Corporate Advantage VUL	41.291	15.34	633

	902,580.008		$ 13,805,126

ING Legg Mason Value Portfolio - Institutional Class

Contracts in accumulation period:

Class A	299,256.200	$ 12.69	$ 3,797,561

Class B	377,239.872	12.94	4,881,484

ING Corporate Advantage VUL	246.717	12.17	3,003

	676,742.789		$ 8,682,048

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Division/Contract	Units	Unit Value	Extended Value

ING LifeStyle Aggressive Growth Portfolio - Institutional Class

Contracts in accumulation period:

Class A	56,808.796	$ 14.39	$ 817,479

Class B	212,463.569	14.47	3,074,348

	269,272.365		$ 3,891,827

ING LifeStyle Growth Portfolio - Institutional Class

Contracts in accumulation period:

Class A	343,421.834	$ 13.75	$ 4,722,050

Class B	274,203.719	13.82	3,789,495

ING Corporate Advantage VUL	14.778	13.82	204

	617,640.331		$ 8,511,749

ING LifeStyle Moderate Growth Portfolio - Institutional Class

Contracts in accumulation period:

Class A	175,444.154	$ 13.10	$ 2,298,318

Class B	50,433.232	13.17	664,206

	225,877.386		$ 2,962,524

ING LifeStyle Moderate Portfolio - Institutional Class

Contracts in accumulation period:

Class A	7,861.384	$ 12.62	$ 99,211

Class B	19,922.387	12.69	252,815

	27,783.771		$ 352,026

ING Limited Maturity Bond Portfolio - Service Class

Contracts in accumulation period:

Class A	1,595,261.793	$ 10.38	$ 16,558,817

Class B	614,034.812	13.99	8,590,347

ING Corporate Advantage VUL	320.008	10.58	3,386

	2,209,616.613		$ 25,152,550

ING Liquid Assets Portfolio - Institutional Class

Contracts in accumulation period:

Class A	5,796,208.474	$ 10.69	$ 61,961,469

	5,796,208.474		$ 61,961,469

ING Liquid Assets Portfolio - Service Class

Contracts in accumulation period:

Class B	2,027,237.817	$ 12.48	$ 25,299,928

ING Corporate Advantage VUL	22,762.844	10.71	243,790

	2,050,000.661		$ 25,543,718

ING Lord Abbett Affiliated Portfolio - Institutional Class

Contracts in accumulation period:

Class A	10,817.070	$ 17.50	$ 189,299

Class B	6,458.853	17.99	116,195

	17,275.923		$ 305,494

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Division/Contract	Units	Unit Value	Extended Value

ING MarketPro Portfolio - Institutional Class

Contracts in accumulation period:

Class A	7,581.738	$ 10.98	$ 83,247

Class B	3,219.509	11.07	35,640

	10,801.247		$ 118,887

ING MarketStyle Growth Portfolio - Institutional Class

Contracts in accumulation period:

Class A	19,295.600	$ 11.28	$ 217,654

Class B	154,069.882	11.37	1,751,775

	173,365.482		$ 1,969,429

ING MarketStyle Moderate Growth Portfolio - Institutional Class

Contracts in accumulation period:

Class A	43,093.887	$ 11.10	$ 478,342

Class B	24,977.301	11.19	279,496

	68,071.188		$ 757,838

ING MarketStyle Moderate Portfolio - Institutional Class

Contracts in accumulation period:

Class B	18,698.701	$ 11.02	$ 206,060

	18,698.701		$ 206,060

ING Marsico Growth Portfolio - Institutional Class

Contracts in accumulation period:

Class A	190,459.125	$ 16.19	$ 3,083,533

Class B	311,291.630	10.05	3,128,481

	501,750.755		$ 6,212,014

ING Marsico International Opportunities Portfolio - Institutional Class

Contracts in accumulation period:

Class A	567,307.528	$ 15.37	$ 8,719,517

Class B	521,674.291	15.56	8,117,252

ING Corporate Advantage VUL	331.828	15.56	5,163

	1,089,313.647		$ 16,841,932

ING MFS Total Return Portfolio - Institutional Class

Contracts in accumulation period:

Class A	245,730.671	$ 14.60	$ 3,587,668

Class B	170,122.209	16.68	2,837,638

	415,852.880		$ 6,425,306

ING MFS Utilities Portfolio - Service Class

Contracts in accumulation period:

Class A	718,732.081	$ 14.86	$ 10,680,359

Class B	291,406.011	15.05	4,385,660

ING Corporate Advantage VUL	67.692	15.05	1,019

	1,010,205.784		$ 15,067,038

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Division/Contract	Units	Unit Value	Extended Value

ING Oppenheimer Main Street Portfolio® - Institutional Class

Contracts in accumulation period:

Class A	24,364.456	$ 12.73	$ 310,160

Class B	39,059.193	11.37	444,103

	63,423.649		$ 754,263

ING Pioneer Fund Portfolio - Institutional Class

Contracts in accumulation period:

Class A	84,549.002	$ 12.79	$ 1,081,382

Class B	10,310.193	12.95	133,517

	94,859.195		$ 1,214,899

ING Pioneer Mid Cap Value Portfolio - Institutional Class

Contracts in accumulation period:

Class A	1,061,550.753	$ 12.27	$ 13,025,228

Class B	389,412.843	12.42	4,836,508

	1,450,963.596		$ 17,861,736

ING Stock Index Portfolio - Institutional Class

Contracts in accumulation period:

Class A	14,227,099.410	$ 13.09	$ 186,232,731

Class B	2,632,979.575	13.35	35,150,277

	16,860,078.985		$ 221,383,008

ING T. Rowe Price Capital Appreciation Portfolio - Institutional Class

Contracts in accumulation period:

Class A	1,510,468.776	$ 18.67	$ 28,200,452

Class B	1,006,854.853	19.50	19,633,670

ING Corporate Advantage VUL	348.431	12.59	4,387

	2,517,672.060		$ 47,838,509

ING T. Rowe Price Equity Income Portfolio - Institutional Class

Contracts in accumulation period:

Class A	661,209.038	$ 17.77	$ 11,749,685

Class B	383,067.304	16.76	6,420,208

ING Corporate Advantage VUL	2,773.997	12.68	35,174

	1,047,050.339		$ 18,205,067

ING UBS U.S. Allocation Portfolio - Service Class

Contracts in accumulation period:

Class A	9,456.655	$ 11.99	$ 113,385

Class B	13,430.793	12.14	163,050

ING Corporate Advantage VUL	16.653	12.12	202

	22,904.101		$ 276,637

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Division/Contract	Units	Unit Value	Extended Value

ING Van Kampen Equity Growth Portfolio - Institutional Class

Contracts in accumulation period:

Class A	250,139.173	$ 12.67	$ 3,169,263

Class B	94,359.696	12.93	1,220,071

	344,498.869		$ 4,389,334

ING Van Kampen Growth and Income Portfolio - Service Class

Contracts in accumulation period:

Class A	151,816.197	$ 12.87	$ 1,953,874

Class B	133,630.912	13.03	1,741,211

	285,447.109		$ 3,695,085

ING VP Index Plus International Equity Portfolio - Service Class

Contracts in accumulation period:

Class A	3,115,630.166	$ 12.88	$ 40,129,317

Class B	391,167.337	12.98	5,077,352

	3,506,797.503		$ 45,206,669

ING Wells Fargo Small Cap Disciplined Portfolio - Service Class

Contracts in accumulation period:

Class A	1,208,149.890	$ 10.49	$ 12,673,492

Class B	628,976.346	10.54	6,629,411

ING Corporate Advantage VUL	62.252	10.60	660

	1,837,188.488		$ 19,303,563

ING American Century Large Company Value Portfolio - Initial Class

Contracts in accumulation period:

Class A	4,679.511	$ 12.67	$ 59,289

Class B	1,286.964	12.83	16,512

	5,966.475		$ 75,801

ING American Century Small-Mid Cap Value Portfolio - Initial Class

Contracts in accumulation period:

Class A	33,043.275	$ 13.11	$ 433,197

Class B	19,986.549	13.28	265,421

	53,029.824		$ 698,618

ING Baron Small Cap Growth Portfolio - Initial Class

Contracts in accumulation period:

Class A	255,163.068	$ 12.72	$ 3,245,674

Class B	222,802.344	12.88	2,869,694

ING Corporate Advantage VUL	616.111	12.45	7,671

	478,581.523		$ 6,123,039

ING Columbia Small Cap Value II Portfolio - Initial Class

Contracts in accumulation period:

Class A	417,443.999	$ 10.12	$ 4,224,533

Class B	224,392.771	10.17	2,282,074

	641,836.770		$ 6,506,607

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Division/Contract	Units	Unit Value	Extended Value

ING Fundamental Research Portfolio - Initial Class

Contracts in accumulation period:

Class A	22.119	$ 12.39	$ 274

Class B	1,256.904	12.55	15,774

	1,279.023		$ 16,048

ING JPMorgan Mid Cap Value Portfolio - Initial Class

Contracts in accumulation period:

Class A	385,957.433	$ 19.11	$ 7,375,647

Class B	374,145.225	19.65	7,351,954

ING Corporate Advantage VUL	2,193.559	12.72	27,902

	762,296.217		$ 14,755,503

ING Legg Mason Partners Aggressive Growth

Portfolio - Initial Class

Contracts in accumulation period:

Class A	7,080.157	$ 16.83	$ 119,159

Class B	7,901.085	17.31	136,768

	14,981.242		$ 255,927

ING Lord Abbett U.S. Government Securities Portfolio - Initial Class

Contracts in accumulation period:

Class A	1,360,936.898	$ 10.48	$ 14,262,619

Class B	395,033.905	10.53	4,159,707

	1,755,970.803		$ 18,422,326

ING Neuberger Berman Partners Portfolio - Initial Class

Contracts in accumulation period:

Class A	22,660.350	$ 10.38	$ 235,214

Class B	27,699.089	10.43	288,901

	50,359.439		$ 524,115

ING Neuberger Berman Regency Portfolio - Initial Class

Contracts in accumulation period:

Class A	11,861.739	$ 10.14	$ 120,278

Class B	10,952.381	10.19	111,605

	22,814.120		$ 231,883

ING Oppenheimer Global Portfolio - Initial Class

Contracts in accumulation period:

Class A	228,620.791	$ 14.09	$ 3,221,267

Class B	148,707.515	14.27	2,122,056

	377,328.306		$ 5,343,323

ING Oppenheimer Strategic Income Portfolio - Service Class

Contracts in accumulation period:

Class A	457,150.098	$ 10.89	$ 4,978,365

Class B	121,417.196	11.03	1,339,232

ING Corporate Advantage VUL	88.906	11.10	987

	578,656.200		$ 6,318,584

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Division/Contract	Units	Unit Value	Extended Value

ING PIMCO Total Return Portfolio - Initial Class

Contracts in accumulation period:

Class A	1,050,064.508	$ 11.14	$ 11,697,719

Class B	551,284.283	11.45	6,312,205

ING Corporate Advantage VUL	6,870.422	10.77	73,994

	1,608,219.213		$ 18,083,918

ING T. Rowe Price Diversified Mid Cap Growth Portfolio - Initial Class

Contracts in accumulation period:

Class A	2,692,997.165	$ 12.72	$ 34,254,924

Class B	711,567.923	12.88	9,164,995

	3,404,565.088		$ 43,419,919

ING UBS U.S. Large Cap Equity Portfolio - Initial Class

Contracts in accumulation period:

Class A	268,056.172	$ 12.83	$ 3,439,161

Class B	227,084.203	12.99	2,949,824

	495,140.375		$ 6,388,985

ING Van Kampen Comstock Portfolio - Initial Class

Contracts in accumulation period:

Class A	421,577.917	$ 14.85	$ 6,260,432

Class B	381,139.331	15.38	5,861,923

ING Corporate Advantage VUL	598.509	12.41	7,427

	803,315.757		$ 12,129,782

ING Van Kampen Equity and Income Portfolio - Initial Class

Contracts in accumulation period:

Class A	56,756.880	$ 12.99	$ 737,272

Class B	138,354.866	13.46	1,862,256

ING Corporate Advantage VUL	107.926	12.36	1,334

	195,219.672		$ 2,600,862

ING VP Strategic Allocation Conservative Portfolio - Class I

Contracts in accumulation period:

Class A	13,011.599	$ 11.62	$ 151,195

Class B	2,493.239	11.81	29,445

	15,504.838		$ 180,640

ING VP Strategic Allocation Growth Portfolio - Class I

Contracts in accumulation period:

Class A	52,332.138	$ 13.00	$ 680,318

Class B	99,377.503	13.22	1,313,771

	151,709.641		$ 1,994,089

ING VP Strategic Allocation Moderate Portfolio - Class I

Contracts in accumulation period:

Class A	40,849.450	$ 12.32	$ 503,265

Class B	250,770.921	12.53	3,142,160

	291,620.371		$ 3,645,425

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Division/Contract	Units	Unit Value	Extended Value

ING VP Index Plus LargeCap Portfolio - Class I

Contracts in accumulation period:

Class A	684,013.781	$ 12.99	$ 8,885,339

Class B	337,577.282	13.46	4,543,790

	1,021,591.063		$ 13,429,129

ING VP Index Plus MidCap Portfolio - Class I

Contracts in accumulation period:

Class A	584,863.122	$ 15.07	$ 8,813,887

Class B	362,294.637	15.61	5,655,419

ING Corporate Advantage VUL	16.258	12.44	202

	947,174.017		$ 14,469,508

ING VP Index Plus SmallCap Portfolio - Class I

Contracts in accumulation period:

Class A	518,671.052	$ 16.16	$ 8,381,724

Class B	368,943.683	16.75	6,179,807

ING Corporate Advantage VUL	48.221	12.68	611

	887,662.956		$ 14,562,142

ING VP Value Opportunity Portfolio - Class I

Contracts in accumulation period:

Class A	121,790.912	$ 11.43	$ 1,392,070

Class B	52,188.755	11.53	601,736

	173,979.667		$ 1,993,806

ING VP High Yield Bond Portfolio - Class I

Contracts in accumulation period:

Class A	2,033,943.544	$ 11.25	$ 22,881,865

Class B	422,185.667	11.39	4,808,695

ING Corporate Advantage VUL	233.497	11.32	2,643

	2,456,362.708		$ 27,693,203

ING VP MidCap Opportunities Portfolio - Class I

Contracts in accumulation period:

Class A	81,967.135	$ 11.83	$ 969,671

Class B	125,984.438	12.35	1,555,908

	207,951.573		$ 2,525,579

ING VP Real Estate Portfolio - Class S

Contracts in accumulation period:

Class A	863,345.587	$ 15.63	$ 13,494,092

Class B	523,311.535	15.83	8,284,022

ING Corporate Advantage VUL	142.606	15.83	2,257

	1,386,799.728		$ 21,780,371

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Division/Contract	Units	Unit Value	Extended Value

ING VP SmallCap Opportunities Portfolio - Class I

Contracts in accumulation period:

Class A	229,668.415	$ 9.87	$ 2,266,827

Class B	156,564.266	10.30	1,612,612

ING Corporate Advantage VUL	149.655	13.16	1,969

	386,382.336		$ 3,881,408

ING VP Balanced Portfolio - Class I

Contracts in accumulation period:

Class A	1,655,606.034	$ 10.55	$ 17,466,644

Class B	170,983.003	10.61	1,814,130

	1,826,589.037		$ 19,280,774

ING VP Intermediate Bond Portfolio - Class I

Contracts in accumulation period:

Class A	693,229.607	$ 12.52	$ 8,679,235

Class B	853,805.253	12.97	11,073,854

ING Corporate Advantage VUL	5,082.486	10.79	54,840

	1,552,117.346		$ 19,807,929

Brandes International Equity Fund

Contracts in accumulation period:

Class A	964,739.681	$ 19.83	$ 19,130,788

Class B	54,078.520	20.70	1,119,425

	1,018,818.201		$ 20,250,213

Business Opportunity Value Fund

Contracts in accumulation period:

Class A	180,565.969	$ 14.38	$ 2,596,539

Class B	35,001.242	14.90	521,519

	215,567.211		$ 3,118,058

Frontier Capital Appreciation Fund

Contracts in accumulation period:

Class A	542,574.580	$ 17.25	$ 9,359,412

Class B	31,361.121	18.01	564,814

	573,935.701		$ 9,924,226

Turner Core Growth Fund

Contracts in accumulation period:

Class A	245,960.962	$ 12.43	$ 3,057,295

Class B	42,984.704	12.98	557,941

	288,945.666		$ 3,615,236

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Division/Contract	Units	Unit Value	Extended Value

Neuberger Berman AMT Socially Responsive Portfolio® - Class I

Contracts in accumulation period:

Class A	4,335.363	$ 12.84	$ 55,666

Class B	2,567.182	13.01	33,399

	6,902.545		$ 89,065

Van Eck Worldwide Hard Assets Fund

Contracts in accumulation period:

Class A	321,881.968	$ 30.40	$ 9,785,212

Class B	95,440.690	29.42	2,807,865

	417,322.658		$ 12,593,077

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

8. Financial Highlights

A summary of unit values, units outstanding and net assets for Policies, expense ratios, excluding expenses of underlying Funds, investment income ratios, and total return for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, follows:

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

AIM V.I. Core Equity Fund - Series I Shares
2006	1,729	$10.91 to $10.96	$ 18,879	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
American Funds Insurance Series® Growth Fund - Class 2
2006	2,599	$13.17 to $18.65	47,749	0.88%	0.00% to 0.75%	9.41% to 10.22%
2005	2,000	$16.58 to $16.92	33,471	0.77%	0.00% to 0.75%	15.30% to 16.21%
2004	1,361	$14.38 to $14.56	19,658	0.24%	0.00% to 0.75%	11.65% to 12.43%
2003	305	$12.88 to $12.95	3,929	(b)	0.00% to 0.75%	(b)
2002	(b)	(b)	(b)	(b)	(b)	(b)
American Funds Insurance Series® Growth Income
Fund - Class 2
2006	1,457	$12.58 to $17.46	25,076	1.66%	0.00% to 0.75%	14.33% to 15.17%
2005	1,223	$14.86 to $15.16	18,342	1.45%	0.00% to 0.75%	5.09% to 5.87%
2004	947	$14.14 to $14.32	13,451	1.19%	0.00% to 0.75%	9.53% to 10.32%
2003	268	$12.91 to $12.98	3,463	(b)	0.00% to 0.75%	(b)
2002	(b)	(b)	(b)	(b)	(b)	(b)
American Funds Insurance Series® International
Fund - Class 2
2006	1,886	$14.71 to $24.03	44,727	1.91%	0.00% to 0.75%	18.09% to 19.02%
2005	1,292	$19.79 to $20.19	25,807	1.72%	0.00% to 0.75%	20.60% to 21.48%
2004	828	$16.41 to $16.62	13,661	1.90%	0.00% to 0.75%	18.40% to 19.31%
2003	174	$13.86 to $13.93	2,412	(b)	0.00% to 0.75%	(b)
2002	(b)	(b)	(b)	(b)	(b)	(b)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

Fidelity® VIP Equity-Income Portfolio - Service Class
2006	123	$13.11 to $13.40	$ 1,640	3.02%	0.00% to 0.75%	19.19% to 20.07%
2005	10	$11.10 to $11.16	108	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
Fidelity® VIP Contrafund® Portfolio - Service Class
2006	627	$13.19 to $13.52	8,408	1.29%	0.00% to 0.75%	10.70% to 11.55%
2005	170	$12.06 to $12.12	2,048	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
Fidelity® VIP Investment Grade Bond Portfolio - Initial Class
2006	49	$10.51 to $10.64	518	3.88%	0.00% to 0.75%	3.55% to 4.31%
2005	44	$10.15 to $10.20	448	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING AllianceBernstein Mid Cap Growth
Portfolio - Institutional Class
2006	189	$12.96 to $19.44	2,452	-	0.00% to 0.75%	1.25% to 1.94%
2005	319	$12.80 to $12.87	4,083	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING BlackRock Large Cap Growth Portfolio - Institutional Class
2006	73	$12.39 to $12.55	908	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING BlackRock Large Cap Value Portfolio - Institutional Class
2006	1,741	$13.33 to $13.60	$ 23,235	0.76%	0.00% to 0.75%	15.81% to 16.64%
2005	2,242	$11.51 to $11.66	25,828	-	0.00% to 0.75%	4.73% to 5.62%
2004	2,532	$10.99 to $11.04	27,830	(c)	0.00% to 0.75%	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
2002	(c)	(c)	(c)	(c)	(c)	(c)
ING Evergreen Health Sciences Portfolio - Institutional Class
2006	197	$10.91 to $12.56	2,450	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING Evergreen Omega Portfolio - Institutional Class
2006	2,629	$12.02 to $12.18	31,669	-	0.00% to 0.75%	5.07% to 5.91%
2005	2,942	$11.44 to $11.50	33,687	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING FMRSM Diversified Mid Cap Portfolio - Institutional Class
2006	1,918	$9.90 to $11.41	19,003	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING FMRSM Large Cap Growth Portfolio - Institutional Class
2006	7,720	$10.80 to $10.94	83,464	-	0.00% to 0.75%	1.98% to 2.82%
2005	4,041	$10.59 to $10.64	42,816	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING FMRSM Mid Cap Growth Portfolio - Institutional Class
2006	355	$8.29 to $11.63	$ 3,430	-	0.00% to 0.75%	4.02%to4.77%
2005	604	$7.97 to $11.10	5,377	-	0.00% to 0.75%	2.57%to3.35%
2004	482	$7.77 to $10.74	4,257	-	0.00% to 0.75%	14.43%to15.36%
2003	381	$6.79 to $9.31	2,923	-	0.00% to 0.75%	38.57%to39.58%
2002	277	$4.90 to $6.67	1,478	-	0.00% to 0.75%	-49.38%to -48.85%
ING Global Resources Portfolio - Institutional Class
2006	299	$15.96 to $27.08	7,648	0.43%	0.00% to 0.75%	20.79%to21.75%
2005	162	$19.31 to $22.42	3,423	0.88%	0.00% to 0.75%	37.04%to38.03%
2004	96	$13.99 to $16.36	1,428	1.75%	0.00% to 0.75%	5.89%to6.71%
2003	4	$13.11 to $15.45	61	(b)	0.00% to 0.75%	(b)
2002	(b)	(b)	(b)	(b)	(b)	(b)
ING JPMorgan Emerging Markets Equity
Portfolio - Institutional Class
2006	2,679	$11.44 to $11.55	30,686	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING JPMorgan Small Cap Core Equity
Portfolio - Institutional Class
2006	2,362	$13.06 to $14.70	34,149	0.07%	0.00% to 0.75%	16.12%to16.95%
2005	2,658	$12.41 to $12.57	33,048	-	0.00% to 0.75%	3.16%to3.97%
2004	1,842	$12.03 to $12.09	22,159	(c)	0.00% to 0.75%	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
2002	(c)	(c)	(c)	(c)	(c)	(c)
ING JPMorgan Value Opportunities Portfolio - Institutional Class
2006	954	$12.77 to $12.93	12,251	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Julius Baer Foreign Portfolio - Institutional Class
2006	903	$15.21 to $15.40	$ 13,805	-	0.00% to 0.75%	28.68% to 29.63%
2005	198	$11.82 to $11.88	2,341	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING Legg Mason Value Portfolio - Institutional Class
2006	677	$12.17 to $12.94	8,682	-	0.00% to 0.75%	6.02% to 6.77%
2005	179	$11.97 to $12.12	2,157	-	0.00% to 0.75%	5.37% to 6.13%
2004	146	$11.36 to $11.42	1,660	(c)	0.00% to 0.75%	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
2002	(c)	(c)	(c)	(c)	(c)	(c)
ING LifeStyle Aggressive Growth Portfolio - Institutional Class
2006	269	$14.39 to $14.47	3,892	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING LifeStyle Growth Portfolio - Institutional Class
2006	618	$13.75 to $13.82	8,512	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING LifeStyle Moderate Growth Portfolio - Institutional Class
2006	226	$13.10 to $13.17	2,963	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING LifeStyle Moderate Portfolio - Institutional Class
2006	28	$12.62 to $12.69	$ 352	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING Limited Maturity Bond Portfolio - Service Class
2006	2,210	$10.38 to $13.99	25,152	6.59%	0.00% to 0.75%	3.08% to 3.86%
2005	232	$10.07 to $13.47	2,943	3.50%	0.00% to 0.75%	1.58% to 1.58%
2004	103	$13.26	1,365	7.76%	0.00%	1.38%
2003	36	$13.08	465	1.26%	0.00%	2.83%
2002	26	$12.72	329	0.23%	0.00%	7.25%
ING Liquid Assets Portfolio - Institutional Class
2006	5,796	$10.69	61,958	5.16%	0.75%	4.19%
2005	6,059	$10.26	62,163	3.32%	0.75%	2.19%
2004	1,794	$11.60	20,814	(c)	0.00%	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
2002	(c)	(c)	(c)	(c)	(c)	(c)
ING Liquid Assets Portfolio - Service Class
2006	2,050	$10.71 to $12.48	25,544	4.25%	0.00%	4.70%
2005	2,957	$11.92	35,249	2.53%	0.00%	2.76%
2004	5,783	$10.04	58,056	1.79%	0.75%	0.00%
2003	1,827	$11.49	20,993	0.78%	0.00%	0.70%
2002	1,780	$11.41	20,314	1.47%	0.00%	1.42%
ING Lord Abbett Affiliated Portfolio - Institutional Class
2006	17	$17.50 to $17.99	305	0.57%	0.00% to 0.75%	17.06% to 17.89%
2005	65	$14.95 to $15.26	974	1.67%	0.00% to 0.75%	4.91% to 5.75%
2004	66	$14.25 to $14.43	942	1.27%	0.00% to 0.75%	9.45% to 10.24%
2003	12	$13.02 to $13.09	161	(b)	0.00% to 0.75%	(b)
2002	(b)	(b)	(b)	(b)	(b)	(b)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING MarketPro Portfolio - Institutional Class
2006	11	$10.98 to $11.07	$ 119	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING MarketStyle Growth Portfolio - Institutional Class
2006	173	$11.28 to $11.37	1,969	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING MarketStyle Moderate Growth
Portfolio - Institutional Class
2006	68	$11.10 to $11.19	758	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING MarketStyle Moderate Portfolio - Institutional Class
2006	19	$11.02	206	(e)	0.00%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING Marsico Growth Portfolio - Institutional Class
2006	502	$10.05 to $16.19	6,212	-	0.00% to 0.75%	4.45% to 5.13%
2005	379	$9.56 to $15.50	4,748	-	0.00% to 0.75%	8.32% to 9.13%
2004	283	$8.76 to $14.31	3,205	-	0.00% to 0.75%	11.97% to 12.89%
2003	182	$7.76 to $12.78	1,870	-	0.00% to 0.75%	32.88%
2002	1	$5.84	5	-	0.00%	-29.55%

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Marsico International Opportunities
Portfolio - Institutional Class
2006	1,089	$15.37 to $15.56	$ 16,842	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING MFS Total Return Portfolio - Institutional Class
2006	416	$14.60 to $16.68	6,425	2.59%	0.00% to 0.75%	11.45% to 12.17%
2005	388	$13.10 to $14.87	5,384	2.32%	0.00% to 0.75%	2.34% to 3.19%
2004	223	$12.80 to $14.41	3,023	2.53%	0.00% to 0.75%	10.63% to 11.45%
2003	99	$11.57 to $12.93	1,246	1.00%	0.00% to 0.75%	16.91%
2002	14	$11.06	151	3.30%	-	-5.06%
ING MFS Utilities Portfolio - Service Class
2006	1,010	$14.86 to $15.05	15,067	0.11%	0.00% to 0.75%	29.78% to 30.87%
2005	986	$11.45 to $11.50	11,302	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING Oppenheimer Main Street Portfolio® - Institutional Class
2006	63	$11.37 to $12.73	754	0.95%	0.00% to 0.75%	14.38% to 15.31%
2005	5	$9.86 to $11.13	55	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING Pioneer Fund Portfolio - Institutional Class
2006	95	$12.79 to $12.95	1,215	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Pioneer Mid Cap Value Portfolio - Institutional Class
2006	1,451	$12.27 to $12.42	$ 17,861	0.25%	0.00% to 0.75%	11.95% to 12.70%
2005	1,432	$10.96 to $11.02	15,714	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING Stock Index Portfolio - Institutional Class
2006	16,860	$13.09 to $13.35	221,375	1.54%	0.00% to 0.75%	14.72% to 15.48%
2005	19,194	$11.41 to $11.56	219,406	-	0.00% to 0.75%	3.73% to 4.62%
2004	20,039	$11.00 to $11.05	220,550	(c)	0.00% to 0.75%	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
2002	(c)	(c)	(c)	(c)	(c)	(c)
ING T. Rowe Price Capital Appreciation
Portfolio - Institutional Class
2006	2,518	$12.59 to $19.50	47,838	1.47%	0.00% to 0.75%	14.05% to 14.91%
2005	2,311	$16.37 to $16.97	38,330	1.54%	0.00% to 0.75%	7.20% to 8.02%
2004	2,142	$15.27 to $15.71	33,001	1.32%	0.00% to 0.75%	16.03% to 16.98%
2003	1,686	$13.16 to $13.43	22,308	0.73%	0.00% to 0.75%	24.39% to 25.28%
2002	1,058	$10.58 to $10.72	11,222	3.65%	0.00% to 0.75%	-0.19% to 0.56%
ING T. Rowe Price Equity Income Portfolio - Institutional Class
2006	1,047	$12.68 to $17.77	18,204	1.52%	0.00% to 0.75%	18.55% to 19.37%
2005	906	$14.04 to $14.99	13,295	1.43%	0.00% to 0.75%	3.38% to 4.15%
2004	735	$13.48 to $14.50	10,480	1.45%	0.00% to 0.75%	14.17% to 15.12%
2003	220	$11.71 to $12.70	2,734	0.85%	0.00% to 0.75%	25.37%
2002	11	$9.34	99	4.45%	0.00%	-13.20%
ING UBS U.S. Allocation Portfolio - Service Class
2006	23	$11.99 to $12.14	277	0.21%	0.00% to 0.75%	10.20% to 10.97%
2005	1	$10.88 to $10.94	16	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Van Kampen Equity Growth Portfolio - Institutional Class
2006	344	$12.67 to $12.93	$ 4,389	-	0.00% to 0.75%	3.51% to 4.36%
2005	391	$12.24 to $12.39	4,803	0.49%	0.00% to 0.75%	14.61% to 15.47%
2004	440	$10.68 to $10.73	4,704	(c)	0.00% to 0.75%	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
2002	(c)	(c)	(c)	(c)	(c)	(c)
ING Van Kampen Growth and Income Portfolio - Service Class
2006	285	$12.87 to $13.03	3,695	1.02%	0.00% to 0.75%	15.12% to 15.93%
2005	92	$11.18 to $11.24	1,028	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING VP Index Plus International Equity Portfolio - Service Class
2006	3,507	$12.88 to $12.98	45,205	1.93%	0.00% to 0.75%	24.08%
2005	1	$10.38 to $10.38	7	(d)	0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING Wells Fargo Small Cap Disciplined Portfolio - Service Class
2006	1,837	$10.49 to $10.60	19,303	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING American Century Large Company Value
Portfolio - Initial Class
2006	6	$12.67 to $12.83	76	1.12%	0.00% to 0.75%	18.63% to 19.57%
2005	3	$10.68 to $10.73	33	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING American Century Small-Mid Cap Value
Portfolio - Initial Class
2006	53	$13.11 to $13.28	$ 699	0.02%	0.00% to 0.75%	14.90% to 15.78%
2005	78	$11.41 to $11.47	888	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING Baron Small Cap Growth Portfolio - Initial Class
2006	479	$12.45 to $12.88	6,123	-	0.00% to 0.75%	14.70% to 15.52%
2005	210	$11.09 to $11.15	2,330	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING Columbia Small Cap Value II Portfolio - Initial Class
2006	642	$10.12 to $10.17	6,507	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING Fundamental Research Portfolio - Initial Class
2006	1	$12.39 to $12.55	16	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING JPMorgan Mid Cap Value Portfolio - Initial Class
2006	762	$12.72 to $19.65	14,756	0.02%	0.00% to 0.75%	15.96% to 16.89%
2005	608	$16.48 to $16.81	10,114	0.62%	0.00% to 0.75%	7.92% to 8.66%
2004	402	$15.27 to $15.47	6,176	0.46%	0.00% to 0.75%	19.95% to 20.86%
2003	89	$12.73 to $12.80	1,139	(b)	0.00% to 0.75%	(b)
2002	(b)	(b)	(b)	(b)	(b)	(b)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Legg Mason Partners Aggressive Growth
Portfolio - Initial Class
2006	15	$16.83 to $17.31	$ 256	-	0.00% to 0.75%	9.43% to 10.33%
2005	46	$15.38 to $15.69	711	-	0.00% to 0.75%	10.65% to 11.43%
2004	16	$13.90 to $14.08	226	-	0.00% to 0.75%	8.85% to 9.74%
2003	10	$12.77 to $12.83	123	(b)	0.00% to 0.75%	(b)
2002	(b)	(b)	(b)	(b)	(b)	(b)
ING Lord Abbett U.S. Government Securities
Portfolio - Initial Class
2006	1,756	$10.48 to $10.53	18,421	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING Neuberger Berman Partners Portfolio - Initial Class
2006	50	$10.38 to $10.43	524	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING Neuberger Berman Regency Portfolio - Initial Class
2006	23	$10.14 to $10.19	232	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING Oppenheimer Global Portfolio - Initial Class
2006	377	$14.09 to $14.27	5,343	0.07%	0.00% to 0.75%	17.12% to 18.03%
2005	335	$12.03 to $12.09	4,031	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Oppenheimer Strategic Income Portfolio - Service Class
2006	579	$10.89 to $11.10	$ 6,319	0.11%	0.00% to 0.75%	7.40% to 8.24%
2005	600	$10.14 to $10.19	6,094	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING PIMCO Total Return Portfolio - Initial Class
2006	1,608	$10.77 to $11.45	18,083	2.17%	0.00% to 0.75%	3.44% to 4.19%
2005	903	$10.77 to $10.99	9,777	2.18%	0.00% to 0.75%	1.60% to 2.42%
2004	588	$10.60 to $10.73	6,250	-	0.00% to 0.75%	3.82% to 4.58%
2003	576	$10.21 to $10.26	5,884	(b)	0.00% to 0.75%	(b)
2002	(b)	(b)	(b)	(b)	(b)	(b)
ING T. Rowe Price Diversified Mid Cap Growth
Portfolio - Initial Class
2006	3,405	$12.72 to $12.88	43,418	-	0.00% to 0.75%	8.35% to 9.15%
2005	3,899	$11.74 to $11.80	45,813	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING UBS U.S. Large Cap Equity Portfolio - Initial Class
2006	495	$12.83 to $12.99	6,389	0.52%	0.00% to 0.75%	13.64% to 14.45%
2005	6	$11.29 to $11.35	72	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING Van Kampen Comstock Portfolio - Initial Class
2006	803	$12.41 to $15.38	12,130	1.10%	0.00% to 0.75%	15.38% to 16.25%
2005	762	$12.87 to $13.23	9,919	0.67%	0.00% to 0.75%	2.96% to 3.68%
2004	653	$12.50 to $12.76	8,237	-	0.00% to 0.75%	15.96% to 16.96%
2003	372	$10.78 to $10.91	4,034	3.47%	0.00% to 0.75%	28.95% to 29.88%
2002	151	$8.36 to $8.40	1,265	(a)	0.00% to 0.75%	(a)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Van Kampen Equity and Income Portfolio - Initial Class
2006	195	$12.36 to $13.46	$ 2,601	2.54%	0.00% to 0.75%	11.79% to 12.64%
2005	97	$11.62 to $11.95	1,152	0.09%	0.00% to 0.75%	7.29% to 8.05%
2004	80	$10.83 to $11.06	877	0.78%	0.00% to 0.75%	9.95% to 10.93%
2003	14	$9.85 to $9.97	143	-	0.00% to 0.75%	26.44% to 27.33%
2002	2	$7.79 to $7.83	15	(a)	0.00% to 0.75%	(a)
ING VP Strategic Allocation Conservative Portfolio - Class I
2006	16	$11.62 to $11.81	181	3.36%	0.00% to 0.75%	7.59% to 8.35%
2005	12	$10.80 to $10.90	132	2.14%	0.00% to 0.75%	3.05% to 3.81%
2004	5	$10.48 to $10.50	52	(c)	0.00% to 0.75%	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
2002	(c)	(c)	(c)	(c)	(c)	(c)
ING VP Strategic Allocation Growth Portfolio - Class I
2006	152	$13.00 to $13.22	1,994	2.32%	0.00% to 0.75%	12.36% to 13.18%
2005	354	$11.57 to $11.68	4,128	0.86%	0.00% to 0.75%	5.37% to 6.18%
2004	4	$10.98 to $11.00	42	(c)	0.00% to 0.75%	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
2002	(c)	(c)	(c)	(c)	(c)	(c)
ING VP Strategic Allocation Moderate Portfolio - Class I
2006	292	$12.32 to $12.53	3,645	2.14%	0.00% to 0.75%	10.30% to 11.18%
2005	394	$11.17 to $11.27	4,436	0.52%	0.00% to 0.75%	3.91% to 4.64%
2004	3	$10.75 to $10.77	31	(c)	0.00% to 0.75%	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
2002	(c)	(c)	(c)	(c)	(c)	(c)
ING VP Index Plus LargeCap Portfolio - Class I
2006	1,022	$12.99 to $13.46	13,429	0.60%	0.00% to 0.75%	13.75% to 14.55%
2005	429	$11.42 to $11.75	4,953	1.23%	0.00% to 0.75%	4.58% to 5.38%
2004	491	$10.92 to $11.15	5,418	1.00%	0.00% to 0.75%	9.75% to 10.62%
2003	422	$9.95 to $10.08	4,224	1.39%	0.00% to 0.75%	25.16% to 26.16%
2002	49	$7.95 to $7.99	389	(a)	0.00% to 0.75%	(a)

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING VP Index Plus MidCap Portfolio - Class I
2006	947	$12.44 to $15.61	$ 14,470	0.47%	0.00% to 0.75%	8.65%to9.47%
2005	1,326	$13.87 to $14.26	18,684	0.46%	0.00% to 0.75%	10.34%to11.15%
2004	1,067	$12.57 to $12.83	13,569	0.44%	0.00% to 0.75%	15.64%to16.53%
2003	712	$10.87 to $11.01	7,802	0.40%	0.00% to 0.75%	31.44%to32.49%
2002	385	$8.27 to $8.31	3,193	(a)	0.00% to 0.75%	(a)
ING VP Index Plus SmallCap Portfolio - Class I
2006	888	$12.68 to $16.75	14,562	0.29%	0.00% to 0.75%	12.93%to13.87%
2005	734	$14.31 to $14.71	10,591	0.32%	0.00% to 0.75%	6.87%to7.61%
2004	485	$13.39 to $13.67	6,535	0.13%	0.00% to 0.75%	21.18%to22.05%
2003	261	$11.05 to $11.20	2,906	0.17%	0.00% to 0.75%	35.09%to36.09%
2002	77	$8.18 to $8.23	630	(a)	0.00% to 0.75%	(a)
ING VP Value Opportunity Portfolio - Class I
2006	174	$11.43 to $11.53	1,994	1.40%	0.00% to 0.75%	15.11%to16.00%
2005	192	$9.93 to $9.94	1,911	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING VP High Yield Bond Portfolio - Class I
2006	2,456	$11.25 to $11.39	27,692	7.25%	0.00% to 0.75%	9.01%to9.73%
2005	1,429	$10.32 to $10.38	14,762	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING VP MidCap Opportunities Portfolio - Class I
2006	208	$11.83 to $12.35	2,526	-	0.00% to 0.75%	7.06%to7.86%
2005	240	$11.05 to $11.45	2,709	-	0.00% to 0.75%	9.51%to10.31%
2004	242	$10.09 to $10.38	2,482	-	0.00% to 0.75%	10.64%to11.49%
2003	152	$9.12 to $9.31	1,404	-	0.00% to 0.75%	35.71%to36.71%
2002	128	$6.72 to $6.81	868	-	0.00% to 0.75%	-26.80%to -25.82%

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING VP Real Estate Portfolio - Class S
2006	1,387	$15.63 to $15.83	$ 21,779	2.32%	0.00% to 0.75%	34.86%to35.88%
2005	1,218	$11.59 to $11.65	14,140	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
ING VP SmallCap Opportunities Portfolio - Class I
2006	386	$9.87 to $13.16	3,881	-	0.00% to 0.75%	11.78%to12.57%
2005	405	$8.83 to $9.15	3,627	-	0.00% to 0.75%	8.21%to9.06%
2004	447	$8.16 to $8.39	3,678	-	0.00% to 0.75%	9.38%to10.10%
2003	365	$7.46 to $7.62	2,743	-	0.00% to 0.75%	37.64%to38.80%
2002	238	$5.42 to $5.49	1,297	-	0.00% to 0.75%	-44.07%to -43.63%
ING VP Balanced Portfolio - Class I
2006	1,827	$10.55 to $10.61	19,280	(e)	0.00% to 0.75%	(e)
2005	(e)	(e)	(e)	(e)	(e)	(e)
2004	(e)	(e)	(e)	(e)	(e)	(e)
2003	(e)	(e)	(e)	(e)	(e)	(e)
2002	(e)	(e)	(e)	(e)	(e)	(e)
ING VP Intermediate Bond Portfolio - Class I
2006	1,552	$10.79 to $12.97	19,808	4.33%	0.00% to 0.75%	3.30%to4.01%
2005	1,317	$12.12 to $12.47	16,251	4.84%	0.00% to 0.75%	2.36%to3.14%
2004	727	$11.84 to $12.09	8,705	8.27%	0.00% to 0.75%	4.04%to4.95%
2003	505	$11.38 to $11.52	5,775	1.88%	0.00% to 0.75%	5.57%to6.27%
2002	235	$10.78 to $10.84	2,539	(a)	0.00% to 0.75%	(a)
Brandes International Equity Fund
2006	1,019	$19.83 to $20.70	20,249	1.45%	0.00% to 0.75%	25.82%to26.76%
2005	944	$15.76 to $16.33	14,898	1.52%	0.00% to 0.75%	9.75%to10.56%
2004	806	$14.36 to $14.77	11,581	1.20%	0.00% to 0.75%	23.05%to24.01%
2003	713	$11.67 to $11.91	8,330	1.05%	0.00% to 0.75%	46.42%to47.40%
2002	722	$7.97 to $8.08	5,757	6.53%	0.00% to 0.75%	-15.93%to -15.30%

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

Business Opportunity Value Fund
2006	216	$14.38 to $14.90	$ 3,118	0.49%	0.00% to 0.75%	13.05%to13.91%
2005	228	$12.72 to $13.08	2,907	0.73%	0.00% to 0.75%	6.98%to7.74%
2004	163	$11.89 to $12.14	1,943	0.66%	0.00% to 0.75%	21.70%to22.63%
2003	113	$9.77 to $9.90	1,103	1.07%	0.00% to 0.75%	28.72%to29.58%
2002	26	$7.59 to $7.64	200	(a)	0.00% to 0.75%	(a)
Frontier Capital Appreciation Fund
2006	574	$17.25 to $18.01	9,924	-	0.00% to 0.75%	15.46%to16.34%
2005	509	$14.94 to $15.48	7,615	-	0.00% to 0.75%	14.13%to14.92%
2004	521	$13.09 to $13.47	6,826	-	0.00% to 0.75%	8.54%to9.33%
2003	491	$12.06 to $12.32	5,926	-	0.00% to 0.75%	54.62%to55.95%
2002	435	$7.80 to $7.90	3,390	-	0.00% to 0.75%	-25.79%to -25.26%
Turner Core Growth Fund
2006	289	$12.43 to $12.98	3,615	0.63%	0.00% to 0.75%	7.71%to8.53%
2005	268	$11.54 to $11.96	3,106	0.43%	0.00% to 0.75%	13.03%to13.90%
2004	259	$10.21 to $10.50	2,652	0.29%	0.00% to 0.75%	10.38%to11.23%
2003	166	$9.25 to $9.44	1,538	0.28%	0.00% to 0.75%	33.67%to34.47%
2002	89	$6.92 to $7.02	619	0.28%	0.00% to 0.75%	-27.08%to -26.49%
Neuberger Berman AMT Socially Responsive Portfolio® - Class I
2006	7	$12.84 to $13.01	89	0.13%	0.00% to 0.75%	12.83%to13.72%
2005	4	$11.38 to $11.44	47	(d)	0.00% to 0.75%	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
2002	(d)	(d)	(d)	(d)	(d)	(d)
Van Eck Worldwide Hard Assets Fund
2006	417	$29.42 to $30.40	12,593	0.08%	0.00% to 0.75%	23.58%to24.50%
2005	566	$23.63 to $24.60	13,798	0.29%	0.00% to 0.75%	50.55%to51.67%
2004	514	$15.58 to $16.34	8,359	0.39%	0.00% to 0.75%	23.04%to23.95%
2003	545	$12.57 to $13.28	7,224	0.34%	0.00% to 0.75%	44.03%to45.15%
2002	233	$8.66 to $9.22	2,148	0.62%	0.00% to 0.75%	-3.66%to -2.81%

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements

(a)	As investment Division was not available until 2002, this data is not meaningful and is therefore not presented.

(b)	As investment Division was not available until 2003, this data is not meaningful and is therefore not presented.

(c)	As investment Division was not available until 2004, this data is not meaningful and is therefore not presented.

(d)	As investment Division was not available until 2005, this data is not meaningful and is therefore not presented.

(e)	As investment Division was not available until 2006, this data is not meaningful and is therefore not presented.

A	The Investment Income Ratio represents dividends received by the Division, excluding capital gains distributions, divided by the average net assets. The recognition of investment income is determined by the timing of the declaration of dividends by the underlying fund in which the Division invests.

B	The Expense Ratio considers only the expenses borne directly by the Account and is equal to the mortality and expense charge, as defined in Note 3. Certain items in this table are presented as a range of minimum and maximum values; however, such information is calculated independently for each column in the table.

C	Total Return is calculated as the change in unit value for each Contract presented in the Statements of Assets and Liabilities. Certain items in this table are presented as a range of minimum and maximum values; however, such information is calculated independently for each column in the table.

FINANCIAL STATEMENTS

Security Life of Denver Insurance Company
 Security Life Separate Account L1
Nine months ended September 30, 2007

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SECURITY LIFE OF DENVER INSURANCE COMPANY
 SECURITY LIFE SEPARATE ACCOUNT L1
 Unaudited Financial Statements
 Nine months ended September 30, 2007

SECURITY LIFE OF DENVER INSURANCE COMPANY
 SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Financial Statements
 Nine months ended September 30, 2007

This page intentionally left blank.

SECURITY LIFE OF DENVER INSURANCE COMPANY
 SECURITY LIFE SEPARATE ACCOUNT L1
 Unaudited Statements of Assets and Liabilities
 September 30, 2007

(Dollars in thousands)

			American	American
		American	Funds	Funds
		Funds	Insurance	Insurance	Fidelity® VIP
	AIM V.I. Core	Insurance	Series® Growth	Series®	Equity-Income
	Equity Fund -	Series® Growth	Income Fund -	International	Portfolio -
	Series I Shares	Fund - Class 2	Class 2	Fund - Class 2	Service Class

Assets
Investments in mutual funds
at fair value	$ 17,604	$ 60,984	$ 32,085	$ 59,241	$ 3,165
Total assets	17,604	60,984	32,085	59,241	3,165

Liabilities
Payable to related parties	1	1	1	1	-

Total liabilities	1	1	1	1	-

Net assets	$ 17,603	$ 60,983	$ 32,084	$ 59,240	$ 3,165

Total number of mutual fund shares	586,588	880,003	710,151	2,405,252	112,409

Cost of mutual fund shares	$ 14,705	$ 51,364	$ 27,462	$ 45,854	$ 3,030

The accompanying notes are an integral part of these financial statements.

1

SECURITY LIFE OF DENVER INSURANCE COMPANY
 SECURITY LIFE SEPARATE ACCOUNT L1
 Unaudited Statements of Assets and Liabilities
 September 30, 2007

(Dollars in thousands)

				ING BlackRock
		Fidelity® VIP	ING	Large Cap	ING BlackRock
	Fidelity® VIP	Investment	AllianceBernstein	Growth	Large Cap
	Contrafund®	Grade Bond	Mid Cap Growth	Portfolio -	Value Portfolio
	Portfolio -	Portfolio -	Portfolio -	Institutional	- Institutional
	Service Class	Initial Class	Institutional Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 19,177	$ 440	$ 1,774	$ 2,981	$ 22,106
Total assets	19,177	440	1,774	2,981	22,106

Liabilities
Payable to related parties	-	1	-	-	1

Total liabilities	-	1	-	-	1

Net assets	$ 19,177	$ 439	$ 1,774	$ 2,981	$ 22,105

Total number of mutual fund shares	531,226	35,100	95,960	235,118	1,530,910

Cost of mutual fund shares	$ 17,531	$ 432	$ 1,602	$ 2,966	$ 17,974

The accompanying notes are an integral part of these financial statements.

2

SECURITY LIFE OF DENVER INSURANCE COMPANY
 SECURITY LIFE SEPARATE ACCOUNT L1
 Unaudited Statements of Assets and Liabilities
 September 30, 2007

(Dollars in thousands)

				ING FMRSM	ING FMRSM
	ING Evergreen	ING Evergreen	ING FMRSM	Large Cap	Mid Cap
	Health Sciences	Omega	Diversified Mid	Growth	Growth
	Portfolio -	Portfolio -	Cap Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 2,600	$ 36,790	$ 21,571	$ 82,364	$ 2,958
Total assets	2,600	36,790	21,571	82,364	2,958

Liabilities
Payable to related parties	-	1	1	3	-

Total liabilities	-	1	1	3	-

Net assets	$ 2,600	$ 36,789	$ 21,570	$ 82,361	$ 2,958

Total number of mutual fund shares	208,196	2,768,218	1,373,067	7,143,441	226,307

Cost of mutual fund shares	$ 2,440	$ 30,818	$ 19,794	$ 76,269	$ 2,619

The accompanying notes are an integral part of these financial statements.

3

SECURITY LIFE OF DENVER INSURANCE COMPANY
 SECURITY LIFE SEPARATE ACCOUNT L1
 Unaudited Statements of Assets and Liabilities
 September 30, 2007

(Dollars in thousands)

		ING JPMorgan		ING JPMorgan
	ING Global	Emerging	ING JPMorgan	Value	ING Julius Baer
	Resources	Markets Equity	Small Cap Core	Opportunities	Foreign
	Portfolio -	Portfolio -	Equity Portfolio	Portfolio -	Portfolio -
	Institutional	Institutional	- Institutional	Institutional	Institutional
	Class	Class	Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 17,828	$ 37,462	$ 33,987	$ 9,046	$ 19,608

Total assets	17,828	37,462	33,987	9,046	19,608

Liabilities
Payable to related parties	1	1	1	-	1

Total liabilities	1	1	1	-	1

Net assets	$ 17,827	$ 37,461	$ 33,986	$ 9,046	$ 19,607

Total number of mutual fund shares	712,282	1,486,596	2,375,021	713,987	1,077,955

Cost of mutual fund shares	$ 16,433	$ 26,620	$ 31,487	$ 8,491	$ 18,513

The accompanying notes are an integral part of these financial statements.

4

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Assets and Liabilities
September 30, 2007
(Dollars in thousands)

		ING LifeStyle		ING LifeStyle
	ING Legg	Aggressive	ING LifeStyle	Moderate	ING LifeStyle
	Mason Value	Growth	Growth	Growth	Moderate
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 9,246	$ 7,095	$ 18,458	$ 8,079	$ 1,453
Total assets	9,246	7,095	18,458	8,079	1,453

Liabilities
Payable to related parties	-	-	-	-	-

Total liabilities	-	-	-	-	-

Net assets	$ 9,246	$ 7,095	$ 18,458	$ 8,079	$ 1,453

Total number of mutual fund shares	800,499	486,976	1,324,134	613,438	114,700

Cost of mutual fund shares	$ 8,375	$ 6,815	$ 17,669	$ 7,875	$ 1,429

The accompanying notes are an integral part of these financial statements.

5

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Assets and Liabilities
September 30, 2007
(Dollars in thousands)

				ING Lord
				Abbett
	ING Limited	ING Liquid		Affiliated	ING MarketPro
	Maturity Bond	Assets Portfolio	ING Liquid	Portfolio -	Portfolio -
	Portfolio -	- Institutional	Assets Portfolio	Institutional	Institutional
	Service Class	Class	- Service Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 25,001	$ 75,016	$ 25,372	$ 319	$ 103
Total assets	25,001	75,016	25,372	319	103

Liabilities
Payable to related parties	1	3	-	-	-

Total liabilities	1	3	-	-	-

Net assets	$ 25,000	$ 75,013	$ 25,372	$ 319	$ 103

Total number of mutual fund shares	2,285,326	75,016,350	25,372,051	24,302	8,674

Cost of mutual fund shares	$ 24,627	$ 75,016	$ 25,372	$ 307	$ 99

The accompanying notes are an integral part of these financial statements.

6

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Assets and Liabilities
September 30, 2007
(Dollars in thousands)

ING
	ING	MarketStyle	ING		ING Marsico
	MarketStyle	Moderate	MarketStyle	ING Marsico	International
	Growth	Growth	Moderate	Growth	Opportunities
	Portfolio -	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 2,688	$ 1,172	$ 820	$ 13,218	$ 17,338
Total assets	2,688	1,172	820	13,218	17,338

Liabilities
Payable to related parties	-	-	-	-	-

Total liabilities	-	-	-	-	-

Net assets	$ 2,688	$ 1,172	$ 820	$ 13,218	$ 17,338

Total number of mutual fund shares	219,984	98,399	70,471	688,413	1,026,528

Cost of mutual fund shares	$ 2,471	$ 1,103	$ 788	$ 11,822	$ 14,887

The accompanying notes are an integral part of these financial statements.

7

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Assets and Liabilities
September 30, 2007
(Dollars in thousands)

			ING
	ING MFS Total		Oppenheimer		ING Pioneer
	Return	ING MFS	Main Street	ING Pioneer	Mid Cap Value
	Portfolio -	Utilities	Portfolio® -	Fund Portfolio -	Portfolio -
	Institutional	Portfolio -	Institutional	Institutional	Institutional
	Class	Service Class	Class	Class	Class

Assets
Investments in mutual funds
at fair value	$ 6,797	$ 13,191	$ 806	$ 1,554	$ 16,107
Total assets	6,797	13,191	806	1,554	16,107

Liabilities
Payable to related parties	-	1	-	-	1

Total liabilities	-	1	-	-	1

Net assets	$ 6,797	$ 13,190	$ 806	$ 1,554	$ 16,106

Total number of mutual fund shares	367,398	775,051	37,343	112,859	1,231,415

Cost of mutual fund shares	$ 6,753	$ 10,703	$ 748	$ 1,437	$ 14,491

The accompanying notes are an integral part of these financial statements.

8

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Assets and Liabilities
September 30, 2007
(Dollars in thousands)

		ING T. Rowe	ING T. Rowe		ING Van
		Price Capital	Price Equity		Kampen Capital
	ING Stock	Appreciation	Income	ING UBS U.S. Allocation Portfolio - Service Class	Growth
	Index Portfolio	Portfolio -	Portfolio -		Portfolio -
	- Institutional	Institutional	Institutional		Institutional
	Class	Class	Class		Class

Assets
Investments in mutual funds
at fair value	$ 227,064	$ 50,220	$ 20,936	$ 69	$ 4,330
Total assets	227,064	50,220	20,936	69	4,330

Liabilities
Payable to related parties	8	1	1	-	-

Total liabilities	8	1	1	-	-

Net assets	$ 227,056	$ 50,219	$ 20,935	$ 69	$ 4,330

Total number of mutual fund shares	16,957,762	1,998,419	1,329,253	6,562	310,845

Cost of mutual fund shares	$ 180,523	$ 47,497	$ 18,865	$ 72	$ 3,194

The accompanying notes are an integral part of these financial statements.

9

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Assets and Liabilities
September 30, 2007
(Dollars in thousands)

	ING Van
	Kampen	ING VP Index	ING Wells	ING American	ING American
	Growth and	Plus	Fargo Small	Century Large	Century Small-
	Income	International	Cap Disciplined	Company Value	Mid Cap Value
	Portfolio -	Equity Portfolio	Portfolio -	Portfolio -	Portfolio -
	Service Class	- Service Class	Service Class	Initial Class	Initial Class

Assets
Investments in mutual funds
at fair value	$ 4,886	$ 47,033	$ 17,502	$ 43	$ 569
Total assets	4,886	47,033	17,502	43	569

Liabilities
Payable to related parties	-	2	1	-	-

Total liabilities	-	2	1	-	-

Net assets	$ 4,886	$ 47,031	$ 17,501	$ 43	$ 569

Total number of mutual fund shares	176,374	3,214,863	1,512,696	2,769	46,341

Cost of mutual fund shares	$ 4,803	$ 39,769	$ 16,728	$ 40	$ 584

The accompanying notes are an integral part of these financial statements.

10

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Assets and Liabilities
September 30, 2007
(Dollars in thousands)

ING Legg
	ING Baron	ING Columbia	ING Fundamental Research Portfolio - Initial Class		Mason Partners
	Small Cap	Small Cap		ING JPMorgan	Aggressive
	Growth	Value II		Mid Cap Value	Growth
	Portfolio -	Portfolio -		Portfolio -	Portfolio -
	Initial Class	Initial Class		Initial Class	Initial Class

Assets
Investments in mutual funds
at fair value	$ 10,167	$ 7,220	$ 17	$ 16,406	$ 226
Total assets	10,167	7,220	17	16,406	226

Liabilities
Payable to related parties	-	-	-	-	-

Total liabilities	-	-	-	-	-

Net assets	$ 10,167	$ 7,220	$ 17	$ 16,406	$ 226

Total number of mutual fund shares	502,071	659,362	1,611	1,004,031	4,469

Cost of mutual fund shares	$ 9,210	$ 6,696	$ 15	$ 15,756	$ 202

The accompanying notes are an integral part of these financial statements.

11

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Assets and Liabilities
September 30, 2007
(Dollars in thousands)

	ING Lord				ING
	Abbett U.S.	ING Neuberger	ING Neuberger	ING Oppenheimer Global Portfolio - Initial Class	Oppenheimer
	Government	Berman	Berman		Strategic
	Securities	Partners	Regency		Income
	Portfolio -	Portfolio -	Portfolio -		Portfolio -
	Initial Class	Initial Class	Initial Class		Service Class

Assets
Investments in mutual funds
at fair value	$ 19,748	$ 933	$ 473	$ 6,645	$ 8,448
Total assets	19,748	933	473	6,645	8,448

Liabilities
Payable to related parties	1	-	-	-	-

Total liabilities	1	-	-	-	-

Net assets	$ 19,747	$ 933	$ 473	$ 6,645	$ 8,448

Total number of mutual fund shares	1,921,043	83,207	42,536	376,492	770,130

Cost of mutual fund shares	$ 19,080	$ 987	$ 466	$ 5,534	$ 8,035

The accompanying notes are an integral part of these financial statements.

12

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Assets and Liabilities
September 30, 2007
(Dollars in thousands)

		ING T. Rowe Price	ING UBS U.S. Large Cap Equity Portfolio - Initial Class	ING Van	ING Van
	ING PIMCO	Diversified Mid		Kampen	Kampen Equity
	Total Return	Cap Growth		Comstock	and Income
	Portfolio -	Portfolio -		Portfolio -	Portfolio -
	Initial Class	Initial Class		Initial Class	Initial Class

Assets
Investments in mutual funds
at fair value	$ 21,371	$ 46,479	$ 2,315	$ 12,287	$ 3,137
Total assets	21,371	46,479	2,315	12,287	3,137

Liabilities
Payable to related parties	1	2	-	-	-

Total liabilities	1	2	-	-	-

Net assets	$ 21,370	$ 46,477	$ 2,315	$ 12,287	$ 3,137

Total number of mutual fund shares	1,886,214	4,801,583	208,896	918,312	81,356

Cost of mutual fund shares	$ 20,765	$ 39,804	$ 2,173	$ 11,546	$ 3,012

The accompanying notes are an integral part of these financial statements.

13

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Assets and Liabilities
September 30, 2007
(Dollars in thousands)

	ING VP Strategic Allocation Conservative Portfolio - Class I	ING VP Strategic Allocation Growth Portfolio - Class I	ING VP Strategic Allocation Moderate Portfolio - Class I	ING VP Index Plus LargeCap Portfolio - Class I

ING VP Index Plus MidCap Portfolio - Class I

Assets
Investments in mutual funds
at fair value	$ 128	$ 1,992	$ 3,224	$ 14,380	$ 15,593
Total assets	128	1,992	3,224	14,380	15,593

Liabilities
Payable to related parties	-	-	-	-	-

Total liabilities	-	-	-	-	-

Net assets	$ 128	$ 1,992	$ 3,224	$ 14,380	$ 15,593

Total number of mutual fund shares	9,554	118,574	211,418	775,222	824,177

Cost of mutual fund shares	$ 127	$ 1,880	$ 3,055	$ 12,330	$ 15,183

The accompanying notes are an integral part of these financial statements.

14

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Assets and Liabilities
September 30, 2007
(Dollars in thousands)

				ING VP MidCap Opportunities Portfolio - Class I
	ING VP Index Plus SmallCap Portfolio - Class I	ING VP Value Opportunity Portfolio - Class I	ING VP High Yield Bond Portfolio - Class I
					ING VP Real Estate Portfolio - Class S

Assets
Investments in mutual funds
at fair value	$ 13,510	$ 1,847	$ 27,947	$ 2,554	$ 16,918
Total assets	13,510	1,847	27,947	2,554	16,918

Liabilities
Payable to related parties	-	-	1	-	-

Total liabilities	-	-	1	-	-

Net assets	$ 13,510	$ 1,847	$ 27,946	$ 2,554	$ 16,918

Total number of mutual fund shares	823,767	110,326	9,215,518	256,924	959,642

Cost of mutual fund shares	$ 14,065	$ 1,541	$ 27,394	$ 1,724	$ 16,820

The accompanying notes are an integral part of these financial statements.

15

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Assets and Liabilities
September 30, 2007
(Dollars in thousands)

	ING VP
	SmallCap	ING VP	ING VP Intermediate Bond Portfolio - Class I
	Opportunities	Balanced		Brandes International Equity Fund	Business
	Portfolio - Class	Portfolio - Class			Opportunity
	I	I			Value Fund

Assets
Investments in mutual funds
at fair value	$ 4,914	$ 16,983	$ 21,749	$ 21,725	$ 3,307
Total assets	4,914	16,983	21,749	21,725	3,307

Liabilities
Payable to related parties	-	1	-	1	-

Total liabilities	-	1	-	1	-

Net assets	$ 4,914	$ 16,982	$ 21,749	$ 21,724	$ 3,307

Total number of mutual fund shares	216,371	1,169,600	1,618,234	1,012,807	246,027

Cost of mutual fund shares	$ 3,751	$ 16,218	$ 21,401	$ 17,552	$ 3,017

The accompanying notes are an integral part of these financial statements.

16

SECURITY LIFE OF DENVER INSURANCE COMPANY
 SECURITY LIFE SEPARATE ACCOUNT L1
 Unaudited Statements of Assets and Liabilities
 September 30, 2007

(Dollars in thousands)

			Neuberger
			Berman AMT
			Socially	Van Eck
	Frontier Capital		Responsive	Worldwide
	Appreciation	Turner Core	Portfolio® -	Hard Assets
	Fund	Growth Fund	Class I	Fund

Assets
Investments in mutual funds
at fair value	$ 11,012	$ 3,836	$ 238	$ 12,350
Total assets	11,012	3,836	238	12,350

Liabilities
Payable to related parties	1	-	-	-

Total liabilities	1	-	-	-

Net assets	$ 11,011	$ 3,836	$ 238	$ 12,350

Total number of mutual fund shares	397,845	192,072	12,972	321,449

Cost of mutual fund shares	$ 8,936	$ 3,273	$ 215	$ 8,916

The accompanying notes are an integral part of these financial statements.

17

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

			American	American
		American	Funds	Funds
		Funds	Insurance	Insurance	Fidelity® VIP
	AIM V.I. Core	Insurance	Series® Growth	Series®	Equity-Income
	Equity Fund -	Series® Growth	Income Fund -	International	Portfolio -
	Series I Shares	Fund - Class 2	Class 2	Fund - Class 2	Service Class

Net investment income (loss)
Income:
Dividends	$ -	$ 92	$ 78	$ 93	$ 1

Total investment income	-	92	78	93	1
Expenses:
Mortality, expense risk
and other charges	90	157	84	130	9
Total expenses	90	157	84	130	9
Net investment income (loss)	(90)	(65)	(6)	(37)	(8)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	389	1,866	421	1,992	41
Capital gains distributions	-	3,809	950	2,542	3

Total realized gain (loss) on investments
and capital gains distributions	389	5,675	1,371	4,534	44
Net unrealized appreciation
(depreciation) of investments	1,407	2,470	1,483	3,983	123
Net realized and unrealized gain (loss)
on investments	1,796	8,145	2,854	8,517	167
Net increase (decrease) in net assets
resulting from operations	$ 1,706	$ 8,080	$ 2,848	$ 8,480	$ 159

The accompanying notes are an integral part of these financial statements.

18

SECURITY LIFE OF DENVER INSURANCE COMPANY
 SECURITY LIFE SEPARATE ACCOUNT L1
 Unaudited Statements of Operations
 For the nine months ended September 30, 2007

(Dollars in thousands)

				ING BlackRock
		Fidelity® VIP	ING	Large Cap	ING BlackRock
	Fidelity® VIP	Investment	AllianceBernstein	Growth	Large Cap
	Contrafund®	Grade Bond	Mid Cap Growth	Portfolio -	Value Portfolio
	Portfolio -	Portfolio -	Portfolio -	Institutional	- Institutional
	Service Class	Initial Class	Institutional Class	Class	Class

Net investment income (loss)
Income:
Dividends	$ 3	$ 21	$ 3	$ -	$ 124

Total investment income	3	21	3	-	124
Expenses:
Mortality, expense risk
and other charges	34	2	5	8	122
Total expenses	34	2	5	8	122
Net investment income (loss)	(31)	19	(2)	(8)	2

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	95	(2)	(197)	130	580
Capital gains distributions	111	-	91	-	679

Total realized gain (loss) on investments
and capital gains distributions	206	(2)	(106)	130	1,259
Net unrealized appreciation
(depreciation) of investments	1,651	(7)	298	4	249

Net realized and unrealized gain (loss)
on investments	1,857	(9)	192	134	1,508

Net increase (decrease) in net assets
resulting from operations	$ 1,826	$ 10	$ 190	$ 126	$ 1,510

The accompanying notes are an integral part of these financial statements.

19

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

				ING FMRSM	ING FMRSM
	ING Evergreen	ING Evergreen	ING FMRSM	Large Cap	Mid Cap
	Health Sciences	Omega	Diversified Mid	Growth	Growth
	Portfolio -	Portfolio -	Cap Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class	Class

Net investment income (loss)
Income:
Dividends	$ 9	$ 105	$ 55	$ 183	$ -

Total investment income	9	105	55	183	-
Expenses:
Mortality, expense risk
and other charges	8	154	100	423	9
Total expenses	8	154	100	423	9
Net investment income (loss)	1	(49)	(45)	(240)	(9)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	67	1,149	(98)	663	106
Capital gains distributions	95	273	85	-	-

Total realized gain (loss) on investments
and capital gains distributions	162	1,422	(13)	663	106
Net unrealized appreciation
(depreciation) of investments	(22)	3,423	3,222	3,950	4

Net realized and unrealized gain (loss)
on investments	140	4,845	3,209	4,613	110
Net increase (decrease) in net assets
resulting from operations	$ 141	$ 4,796	$ 3,164	$ 4,373	$ 101

The accompanying notes are an integral part of these financial statements.

20

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

				ING JPMorgan
	ING Global		ING JPMorgan	Value	ING Julius Baer
	Resources	ING JPMorgan	Small Cap Core	Opportunities	Foreign
	Portfolio -	Emerging Markets	Equity Portfolio	Portfolio -	Portfolio -
	Institutional	Equity Portfolio -	- Institutional	Institutional	Institutional
	Class	Institutional Class	Class	Class	Class

Net investment income (loss)
Income:
Dividends	$ 17	$ 402	$ 107	$ 132	$ 56
Total investment income	17	402	107	132	56
Expenses:
Mortality, expense risk
and other charges	38	126	159	32	58
Total expenses	38	126	159	32	58
Net investment income (loss)	(21)	276	(52)	100	(2)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	(252)	1,157	1,501	467	1,000
Capital gains distributions	1,314	79	1,735	484	1,356
Total realized gain (loss) on investments
and capital gains distributions	1,062	1,236	3,236	951	2,356
Net unrealized appreciation
(depreciation) of investments	1,734	7,205	(1,594)	(558)	(214)

Net realized and unrealized gain (loss)
on investments	2,796	8,441	1,642	393	2,142
Net increase (decrease) in net assets
resulting from operations	$ 2,775	$ 8,717	$ 1,590	$ 493	$ 2,140

The accompanying notes are an integral part of these financial statements.

21

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

		ING LifeStyle Aggressive Growth Portfolio - Institutional Class		ING LifeStyle Moderate Growth Portfolio - Institutional Class
	ING Legg Mason Value Portfolio - Institutional Class		ING LifeStyle Growth Portfolio - Institutional Class		ING LifeStyle Moderate Portfolio - Institutional Class

Net investment income (loss)
Income:
Dividends	$ -	$ 47	$ 154	$ 92	$ 21

Total investment income	-	47	154	92	21
Expenses:
Mortality, expense risk
and other charges	23	11	40	23	1
Total expenses	23	11	40	23	1
Net investment income (loss)	(23)	36	114	69	20

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	121	178	162	22	14
Capital gains distributions	113	236	359	154	23
Total realized gain (loss) on investments
and capital gains distributions	234	414	521	176	37
Net unrealized appreciation
(depreciation) of investments	58	(60)	153	118	13

Net realized and unrealized gain (loss)
on investments	292	354	674	294	50
Net increase (decrease) in net assets
resulting from operations	$ 269	$ 390	$ 788	$ 363	$ 70

The accompanying notes are an integral part of these financial statements.

22

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

				ING Lord Abbett Affiliated Portfolio - Institutional Class

	ING Limited	ING Liquid			ING MarketPro
	Maturity Bond	Assets Portfolio	ING Liquid		Portfolio -
	Portfolio -	- Institutional	Assets Portfolio		Institutional
	Service Class	Class	- Service Class		Class

Net investment income (loss)
Income:
Dividends	$ 506	$ 2,876	$ 965	$ 6	$ 1
Total investment income	506	2,876	965	6	1
Expenses:
Mortality, expense risk
and other charges	92	419	-	1	-

Total expenses	92	419	-	1	-

Net investment income (loss)	414	2,457	965	5	1

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	17	-	-	-	3
Capital gains distributions	-	-	-	7	1

Total realized gain (loss) on investments
and capital gains distributions	17	-	-	7	4
Net unrealized appreciation
(depreciation) of investments	476	-	-	11	1

Net realized and unrealized gain (loss)
on investments	493	-	-	18	5

Net increase (decrease) in net assets
resulting from operations	$ 907	$ 2,457	$ 965	$ 23	$ 6

The accompanying notes are an integral part of these financial statements.

23

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

		ING MarketStyle Moderate Growth Portfolio - Institutional Class
	ING		ING MarketStyle Moderate Portfolio - Institutional Class		ING Marsico
	MarketStyle			ING Marsico Growth Portfolio - Institutional Class	International
	Growth				Opportunities
	Portfolio -				Portfolio -
	Institutional				Institutional
	Class				Class

Net investment income (loss)
Income:
Dividends	$ 32	$ 17	$ 12	$ 1	$ 212
Total investment income	32	17	12	1	212
Expenses:
Mortality, expense risk
and other charges	2	3	-	18	46

Total expenses	2	3	-	18	46

Net investment income (loss)	30	14	12	(17)	166

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	12	5	1	146	465
Capital gains distributions	23	11	5	-	1,091

Total realized gain (loss) on investments
and capital gains distributions	35	16	6	146	1,556
Net unrealized appreciation
(depreciation) of investments	99	34	29	845	1,118
Net realized and unrealized gain (loss)
on investments	134	50	35	991	2,674
Net increase (decrease) in net assets
resulting from operations	$ 164	$ 64	$ 47	$ 974	$ 2,840

The accompanying notes are an integral part of these financial statements.

24

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

			ING Oppenheimer Main Street Portfolio® - Institutional Class
	ING MFS Total				ING Pioneer
	Return	ING MFS		ING Pioneer	Mid Cap Value
	Portfolio -	Utilities		Fund Portfolio -	Portfolio -
	Institutional	Portfolio -		Institutional	Institutional
	Class	Service Class		Class	Class

Net investment income (loss)
Income:
Dividends	$ 200	$ 132	$ 6	$ 17	$ 147
Total investment income	200	132	6	17	147
Expenses:
Mortality, expense risk
and other charges	20	65	1	7	77
Total expenses	20	65	1	7	77
Net investment income (loss)	180	67	5	10	70

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	30	2,612	56	15	1,178
Capital gains distributions	343	587	-	32	1,003

Total realized gain (loss) on investments
and capital gains distributions	373	3,199	56	47	2,181
Net unrealized appreciation
(depreciation) of investments	(220)	(300)	3	69	(312)

Net realized and unrealized gain (loss)
on investments	153	2,899	59	116	1,869
Net increase (decrease) in net assets
resulting from operations	$ 333	$ 2,966	$ 64	$ 126	$ 1,939

The accompanying notes are an integral part of these financial statements.

25

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

		ING T. Rowe	ING T. Rowe		ING Van
		Price Capital	Price Equity		Kampen Capital
	ING Stock	Appreciation	Income	ING UBS U.S.	Growth
	Index Portfolio	Portfolio -	Portfolio -	Allocation	Portfolio -
	- Institutional	Institutional	Institutional	Portfolio -	Institutional
	Class	Class	Class	Service Class	Class

Net investment income (loss)
Income:
Dividends	$ 3,633	$ 990	$ 325	$ 1	$ -

Total investment income	3,633	990	325	1	-
Expenses:
Mortality, expense risk
and other charges	1,058	159	70	-	17

Total expenses	1,058	159	70	-	17

Net investment income (loss)	2,575	831	255	1	(17)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	4,369	1,887	358	23	209
Capital gains distributions	6,370	4,816	739	5	141
Total realized gain (loss) on investments
and capital gains distributions	10,739	6,703	1,097	28	350
Net unrealized appreciation
(depreciation) of investments	4,909	(4,626)	(151)	(24)	461

Net realized and unrealized gain (loss)
on investments	15,648	2,077	946	4	811
Net increase (decrease) in net assets
resulting from operations	$ 18,223	$ 2,908	$ 1,201	$ 5	$ 794

The accompanying notes are an integral part of these financial statements.

26

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

	ING Van
	Kampen	ING VP Index	ING Wells	ING American	ING American
	Growth and	Plus	Fargo Small	Century Large	Century Small-
	Income	International	Cap Disciplined	Company Value	Mid Cap Value
	Portfolio -	Equity Portfolio	Portfolio -	Portfolio -	Portfolio -
	Service Class	- Service Class	Service Class	Initial Class	Initial Class

Net investment income (loss)
Income:
Dividends	$ 68	$ -	$ -	$ 1	$ 4

Total investment income	68	-	-	1	4
Expenses:
Mortality, expense risk
and other charges	13	231	70	-	2

Total expenses	13	231	70	-	2

Net investment income (loss)	55	(231)	(70)	1	2

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	22	520	159	7	16
Capital gains distributions	295	133	-	3	76

Total realized gain (loss) on investments
and capital gains distributions	317	653	159	10	92
Net unrealized appreciation
(depreciation) of investments	(149)	4,589	160	(6)	(67)

Net realized and unrealized gain (loss)
on investments	168	5,242	319	4	25
Net increase (decrease) in net assets
resulting from operations	$ 223	$ 5,011	$ 249	$ 5	$ 27

The accompanying notes are an integral part of these financial statements.

27

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

					ING Legg
	ING Baron	ING Columbia	ING Fundamental Research Portfolio - Initial Class		Mason Partners
	Small Cap	Small Cap		ING JPMorgan	Aggressive
	Growth	Value II		Mid Cap Value	Growth
	Portfolio -	Portfolio -		Portfolio -	Portfolio -
	Initial Class	Initial Class		Initial Class	Initial Class

Net investment income (loss)
Income:
Dividends	$ -	$ 11	$ -	$ 117	$ -

Total investment income	-	11	-	117	-
Expenses:
Mortality, expense risk
and other charges	26	25	-	46	1

Total expenses	26	25	-	46	1

Net investment income (loss)	(26)	(14)	-	71	(1)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	40	121	-	743	4
Capital gains distributions	-	-	1	755	-

Total realized gain (loss) on investments
and capital gains distributions	40	121	1	1,498	4
Net unrealized appreciation
(depreciation) of investments	666	393	1	(690)	2

Net realized and unrealized gain (loss)
on investments	706	514	2	808	6
Net increase (decrease) in net assets
resulting from operations	$ 680	$ 500	$ 2	$ 879	$ 5

The accompanying notes are an integral part of these financial statements.

28

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

	ING Lord				ING Oppenheimer Strategic Income Portfolio - Service Class
	Abbett U.S.	ING Neuberger	ING Neuberger
	Government	Berman	Berman	ING
	Securities	Partners	Regency	Oppenheimer
	Portfolio -	Portfolio -	Portfolio -	Global Portfolio
	Initial Class	Initial Class	Initial Class	- Initial Class

Net investment income (loss)
Income:
Dividends	$ -	$ 5	$ -	$ 67	$ 347

Total investment income	-	5	-	67	347
Expenses:
Mortality, expense risk
and other charges	81	3	1	19	31
Total expenses	81	3	1	19	31
Net investment income (loss)	(81)	2	(1)	48	316

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	32	19	19	260	38
Capital gains distributions	-	74	1	251	-

Total realized gain (loss) on investments
and capital gains distributions	32	93	20	511	38
Net unrealized appreciation
(depreciation) of investments	631	(106)	(12)	52	63

Net realized and unrealized gain (loss)
on investments	663	(13)	8	563	101

Net increase (decrease) in net assets
resulting from operations	$ 582	$ (11)	$ 7	$ 611	$ 417

The accompanying notes are an integral part of these financial statements.

29

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

		ING T. Rowe
		Price		ING Van	ING Van
	ING PIMCO	Diversified Mid	ING UBS U.S.	Kampen	Kampen Equity
	Total Return	Cap Growth	Large Cap	Comstock	and Income
	Portfolio -	Portfolio -	Equity Portfolio	Portfolio -	Portfolio -
	Initial Class	Initial Class	- Initial Class	Initial Class	Initial Class

Net investment income (loss)
Income:
Dividends	$ 712	$ 85	$ 18	$ 178	$ 75
Total investment income	712	85	18	178	75
Expenses:
Mortality, expense risk
and other charges	67	198	9	35	5
Total expenses	67	198	9	35	5
Net investment income (loss)	645	(113)	9	143	70

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	33	731	461	236	38
Capital gains distributions	-	3,935	-	315	85

Total realized gain (loss) on investments
and capital gains distributions	33	4,666	461	551	123
Net unrealized appreciation
(depreciation) of investments	266	1,655	(238)	(165)	(33)

Net realized and unrealized gain (loss)
on investments	299	6,321	223	386	90
Net increase (decrease) in net assets
resulting from operations	$ 944	$ 6,208	$ 232	$ 529	$ 160

The accompanying notes are an integral part of these financial statements.

30

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

	ING VP	ING VP	ING VP
	Strategic	Strategic	Strategic
	Allocation	Allocation	Allocation	ING VP Index	ING VP Index
	Conservative	Growth	Moderate	Plus LargeCap	Plus MidCap
	Portfolio - Class	Portfolio - Class	Portfolio - Class	Portfolio - Class	Portfolio - Class
	I	I	I	I	I

Net investment income (loss)
Income:
Dividends	$ 4	$ 34	$ 72	$ 168	$ 115
Total investment income	4	34	72	168	115
Expenses:
Mortality, expense risk
and other charges	1	4	3	50	53
Total expenses	1	4	3	50	53
Net investment income (loss)	3	30	69	118	62

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	3	10	47	295	108
Capital gains distributions	3	115	121	-	1,110

Total realized gain (loss) on investments
and capital gains distributions	6	125	168	295	1,218
Net unrealized appreciation
(depreciation) of investments	(4)	(33)	(55)	539	(89)

Net realized and unrealized gain (loss)
on investments	2	92	113	834	1,129
Net increase (decrease) in net assets
resulting from operations	$ 5	$ 122	$ 182	$ 952	$ 1,191

The accompanying notes are an integral part of these financial statements.

31

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

				ING VP
	ING VP Index	ING VP Value	ING VP High	MidCap
	Plus SmallCap	Opportunity	Yield Bond	Opportunities	ING VP Real
	Portfolio - Class	Portfolio - Class	Portfolio - Class	Portfolio - Class	Estate Portfolio
	I	I	I	I	- Class S

Net investment income (loss)
Income:
Dividends	$ 59	$ 32	$ 1,405	$ -	$ 193

Total investment income	59	32	1,405	-	193
Expenses:
Mortality, expense risk
and other charges	41	8	110	6	67
Total expenses	41	8	110	6	67
Net investment income (loss)	18	24	1,295	(6)	126

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	172	42	479	133	1,700
Capital gains distributions	1,299	-	-	-	680

Total realized gain (loss) on investments
and capital gains distributions	1,471	42	479	133	2,380
Net unrealized appreciation
(depreciation) of investments	(1,395)	65	(560)	370	(3,513)

Net realized and unrealized gain (loss)
on investments	76	107	(81)	503	(1,133)

Net increase (decrease) in net assets
resulting from operations	$ 94	$ 131	$ 1,214	$ 497	$ (1,007)

The accompanying notes are an integral part of these financial statements.

32

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

	ING VP
	SmallCap	ING VP	ING VP
	Opportunities	Balanced	Intermediate	Brandes	Business
	Portfolio - Class	Portfolio - Class	Bond Portfolio -	International	Opportunity
	I	I	Class I	Equity Fund	Value Fund

Net investment income (loss)
Income:
Dividends	$ -	$ 512	$ -	$ -	$ -

Total investment income	-	512	-	-	-
Expenses:
Mortality, expense risk
and other charges	14	93	51	114	15
Total expenses	14	93	51	114	15
Net investment income (loss)	(14)	419	(51)	(114)	(15)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	109	166	(65)	1,314	95
Capital gains distributions	-	757	-	478	67

Total realized gain (loss) on investments
and capital gains distributions	109	923	(65)	1,792	162
Net unrealized appreciation
(depreciation) of investments	438	(315)	834	(15)	121

Net realized and unrealized gain (loss)
on investments	547	608	769	1,777	283
Net increase (decrease) in net assets
resulting from operations	$ 533	$ 1,027	$ 718	$ 1,663	$ 268

The accompanying notes are an integral part of these financial statements.

33

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Unaudited Statements of Operations For the nine months ended September 30, 2007 (Dollars in thousands)

			Neuberger
			Berman AMT
			Socially	Van Eck
	Frontier Capital		Responsive	Worldwide
	Appreciation	Turner Core	Portfolio® -	Hard Assets
	Fund	Growth Fund	Class I	Fund

Net investment income (loss)
Income:
Dividends	$ -	$ -	$ -	$ 15

Total investment income	-	-	-	15
Expenses:
Mortality, expense risk
and other charges	56	17	1	54
Total expenses	56	17	1	54
Net investment income (loss)	(56)	(17)	(1)	(39)

Realized and unrealized gain (loss)
on investments
Net realized gain (loss) on investments	234	152	3	1,321
Capital gains distributions	58	53	-	1,506

Total realized gain (loss) on investments
and capital gains distributions	292	205	3	2,827
Net unrealized appreciation
(depreciation) of investments	1,140	403	13	715
Net realized and unrealized gain (loss)
on investments	1,432	608	16	3,542
Net increase (decrease) in net assets
resulting from operations	$ 1,376	$ 591	$ 15	$ 3,503

The accompanying notes are an integral part of these financial statements.

34

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

			American	American
		American	Funds	Funds
		Funds	Insurance	Insurance
	AIM V.I. Core	Insurance	Series® Growth	Series®
	Equity Fund -	Series® Growth	Income Fund -	International
	Series I Shares	Fund - Class 2	Class 2	Fund - Class 2

Net Assets at January 1, 2006	$ -	$ 33,471	$ 18,342	$ 25,807

Increase (decrease) in net assets
Operations:
Net investment income (loss)	15	193	274	539
Total realized gain (loss) on investments
and capital gains distributions	50	1,715	818	1,285
Net unrealized appreciation (depreciation)
of investments	1,492	1,851	1,863	4,321
Net increase (decrease) in net assets from operations	1,557	3,759	2,955	6,145
Changes from principal transactions:
Premiums	-	6,935	3,537	5,416
Surrenders and withdrawals	(908)	(1,672)	(841)	(1,331)
Cost of insurance and administrative charges	(731)	(1,750)	(977)	(1,343)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	18,961	7,006	2,060	10,033

Increase (decrease) in net assets derived from
principal transactions	17,322	10,519	3,779	12,775
Total increase (decrease) in net assets	18,879	14,278	6,734	18,920
Net assets at December 31, 2006	18,879	47,749	25,076	44,727

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(90)	(65)	(6)	(37)
Total realized gain (loss) on investments
and capital gains distributions	389	5,675	1,371	4,534
Net unrealized appreciation (depreciation)
of investments	1,407	2,470	1,483	3,983
Net increase (decrease) in net assets from operations	1,706	8,080	2,848	8,480
Changes from principal transactions:
Premiums	-	6,325	3,313	4,349
Surrenders and withdrawals	(553)	(1,308)	(713)	(1,010)
Cost of insurance and administrative charges	(734)	(1,612)	(923)	(1,361)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(1,695)	1,749	2,483	4,055

Increase (decrease) in net assets derived from
principal transactions	(2,982)	5,154	4,160	6,033

Total increase (decrease) in net assets	(1,276)	13,234	7,008	14,513

Net assets at September 30, 2007	$ 17,603	$ 60,983	$ 32,084	$ 59,240

The accompanying notes are an integral part of these financial statements.

35

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

			Fidelity® VIP	ING
	Fidelity® VIP	Fidelity® VIP	Investment	AllianceBernstein
	Equity-Income	Contrafund®	Grade Bond	Mid Cap Growth
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Service Class	Service Class	Initial Class	Institutional Class

Net Assets at January 1, 2006	$ 108	$ 2,048	$ 448	$ 4,083

Increase (decrease) in net assets
Operations:
Net investment income (loss)	23	42	17	(17)
Total realized gain (loss) on investments
and capital gains distributions	119	735	(9)	329
Net unrealized appreciation (depreciation)
of investments	10	(123)	13	(241)

Net increase (decrease) in net assets from operations	152	654	21	71
Changes from principal transactions:
Premiums	137	1,337	48	323
Surrenders and withdrawals	-	(171)	(5)	(123)
Cost of insurance and administrative charges	(24)	(239)	(25)	(104)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	1,267	4,779	31	(1,798)

Increase (decrease) in net assets derived from
principal transactions	1,380	5,706	49	(1,702)

Total increase (decrease) in net assets	1,532	6,360	70	(1,631)

Net assets at December 31, 2006	1,640	8,408	518	2,452

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(8)	(31)	19	(2)
Total realized gain (loss) on investments
and capital gains distributions	44	206	(2)	(106)
Net unrealized appreciation (depreciation)
of investments	123	1,651	(7)	298

Net increase (decrease) in net assets from operations	159	1,826	10	190
Changes from principal transactions:
Premiums	584	2,070	-	294
Surrenders and withdrawals	-	(141)	-	(11)
Cost of insurance and administrative charges	(56)	(343)	(13)	(74)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	838	7,357	(76)	(1,077)

Increase (decrease) in net assets derived from
principal transactions	1,366	8,943	(89)	(868)

Total increase (decrease) in net assets	1,525	10,769	(79)	(678)

Net assets at September 30, 2007	$ 3,165	$ 19,177	$ 439	$ 1,774

The accompanying notes are an integral part of these financial statements. 36

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

	ING BlackRock
	Large Cap	ING BlackRock	ING Evergreen
	Growth	Large Cap	Health Sciences	ING Evergreen
	Portfolio -	Value Portfolio	Portfolio -	Omega Portfolio
	Institutional	- Institutional	Institutional	- Institutional
	Class	Class	Class	Class

Net Assets at January 1, 2006	$ -	$ 25,828	$ -	$ 33,687

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(4)	15	(324)	(201)
Total realized gain (loss) on investments
and capital gains distributions	90	1,381	9	217
Net unrealized appreciation (depreciation)
of investments	11	2,168	182	1,615
Net increase (decrease) in net assets from operations	97	3,564	(133)	1,631
Changes from principal transactions:
Premiums	-	572	-	2,943
Surrenders and withdrawals	-	(1,979)	-	(2,287)
Cost of insurance and administrative charges	-	(1,084)	-	(1,559)
Benefit payments	-	(49)	-	(2)
Transfers between Divisions
(including fixed account), net	811	(3,617)	2,583	(2,744)

Increase (decrease) in net assets derived from
principal transactions	811	(6,157)	2,583	(3,649)

Total increase (decrease) in net assets	908	(2,593)	2,450	(2,018)

Net assets at December 31, 2006	908	23,235	2,450	31,669

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(8)	2	1	(49)
Total realized gain (loss) on investments
and capital gains distributions	130	1,259	162	1,422
Net unrealized appreciation (depreciation)
of investments	4	249	(22)	3,423

Net increase (decrease) in net assets from operations	126	1,510	141	4,796
Changes from principal transactions:
Premiums	-	-	-	1,885
Surrenders and withdrawals	-	(898)	-	(1,408)
Cost of insurance and administrative charges	-	(692)	-	(1,172)
Benefit payments	-	(18)	-	(21)
Transfers between Divisions
(including fixed account), net	1,947	(1,032)	9	1,040

Increase (decrease) in net assets derived from
principal transactions	1,947	(2,640)	9	324

Total increase (decrease) in net assets	2,073	(1,130)	150	5,120

Net assets at September 30, 2007	$ 2,981	$ 22,105	$ 2,600	$ 36,789

The accompanying notes are an integral part of these financial statements. 37

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

		ING FMRSM	ING FMRSM
	ING FMRSM	Large Cap	Mid Cap	ING Global
	Diversified Mid	Growth	Growth	Resources
	Cap Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class

Net Assets at January 1, 2006	$ -	$ 42,816	$ 5,377	$ 3,423

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(81)	(471)	(15)	(7)
Total realized gain (loss) on investments
and capital gains distributions	1,450	70	388	1,316
Net unrealized appreciation (depreciation)
of investments	(1,445)	1,122	(172)	(798)

Net increase (decrease) in net assets from operations	(76)	721	201	511
Changes from principal transactions:
Premiums	1,410	6,346	130	1,454
Surrenders and withdrawals	(622)	(3,209)	(323)	(191)
Cost of insurance and administrative charges	(459)	(3,198)	(168)	(350)
Benefit payments	-	(11)	-	-
Transfers between Divisions
(including fixed account), net	18,750	39,999	(1,787)	2,801

Increase (decrease) in net assets derived from
principal transactions	19,079	39,927	(2,148)	3,714

Total increase (decrease) in net assets	19,003	40,648	(1,947)	4,225

Net assets at December 31, 2006	19,003	83,464	3,430	7,648

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(45)	(240)	(9)	(21)
Total realized gain (loss) on investments
and capital gains distributions	(13)	663	106	1,062
Net unrealized appreciation (depreciation)
of investments	3,222	3,950	4	1,734
Net increase (decrease) in net assets from operations	3,164	4,373	101	2,775
Changes from principal transactions:
Premiums	1,961	5,350	-	1,168
Surrenders and withdrawals	(1,460)	(3,024)	(148)	(362)
Cost of insurance and administrative charges	(532)	(2,783)	(101)	(405)
Benefit payments	-	(24)	(5)	-
Transfers between Divisions
(including fixed account), net	(566)	(4,995)	(319)	7,003

Increase (decrease) in net assets derived from
principal transactions	(597)	(5,476)	(573)	7,404

Total increase (decrease) in net assets	2,567	(1,103)	(472)	10,179

Net assets at September 30, 2007	$ 21,570	$ 82,361	$ 2,958	$ 17,827

The accompanying notes are an integral part of these financial statements. 38

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

	ING JPMorgan		ING JPMorgan
	Emerging	ING JPMorgan	Value	ING Julius Baer
	Markets Equity	Small Cap Core	Opportunities	Foreign
	Portfolio -	Equity Portfolio	Portfolio -	Portfolio -
	Institutional	- Institutional	Institutional	Institutional
	Class	Class	Class	Class

Net Assets at January 1, 2006	$ -	$ 33,048	$ -	$ 2,341

Increase (decrease) in net assets
Operations:
Net investment income (loss)	62	(191)	25	(30)
Total realized gain (loss) on investments
and capital gains distributions	(36)	1,949	89	455
Net unrealized appreciation (depreciation)
of investments	3,637	3,251	1,113	1,284
Net increase (decrease) in net assets from operations	3,663	5,009	1,227	1,709
Changes from principal transactions:
Premiums	1,573	3,424	-	1,855
Surrenders and withdrawals	(423)	(2,335)	-	(39)
Cost of insurance and administrative charges	(564)	(1,750)	-	(285)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	26,437	(3,247)	11,024	8,224

Increase (decrease) in net assets derived from
principal transactions	27,023	(3,908)	11,024	9,755

Total increase (decrease) in net assets	30,686	1,101	12,251	11,464
Net assets at December 31, 2006	30,686	34,149	12,251	13,805

Increase (decrease) in net assets
Operations:
Net investment income (loss)	276	(52)	100	(2)
Total realized gain (loss) on investments
and capital gains distributions	1,236	3,236	951	2,356
Net unrealized appreciation (depreciation)
of investments	7,205	(1,594)	(558)	(214)

Net increase (decrease) in net assets from operations	8,717	1,590	493	2,140
Changes from principal transactions:
Premiums	1,562	2,500	-	2,906
Surrenders and withdrawals	(1,096)	(1,461)	-	(470)
Cost of insurance and administrative charges	(752)	(1,299)	-	(539)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(1,656)	(1,493)	(3,698)	1,765

Increase (decrease) in net assets derived from
principal transactions	(1,942)	(1,753)	(3,698)	3,662

Total increase (decrease) in net assets	6,775	(163)	(3,205)	5,802

Net assets at September 30, 2007	$ 37,461	$ 33,986	$ 9,046	$ 19,607

The accompanying notes are an integral part of these financial statements. 39

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

		ING LifeStyle		ING LifeStyle
	ING Legg	Aggressive	ING LifeStyle	Moderate
	Mason Value	Growth	Growth	Growth
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class

Net Assets at January 1, 2006	$ 2,157	$ -	$ -	$ -

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(19)	(1)	-	1
Total realized gain (loss) on investments
and capital gains distributions	158	8	32	10
Net unrealized appreciation (depreciation)
of investments	599	340	636	86
Net increase (decrease) in net assets from operations	738	347	668	97
Changes from principal transactions:
Premiums	888	611	682	311
Surrenders and withdrawals	(349)	(36)	(29)	(33)
Cost of insurance and administrative charges	(208)	(78)	(137)	(29)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	5,456	3,048	7,328	2,617
Increase (decrease) in net assets derived from
principal transactions	5,787	3,545	7,844	2,866
Total increase (decrease) in net assets	6,525	3,892	8,512	2,963
Net assets at December 31, 2006	8,682	3,892	8,512	2,963

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(23)	36	114	69
Total realized gain (loss) on investments
and capital gains distributions	234	414	521	176
Net unrealized appreciation (depreciation)
of investments	58	(60)	153	118

Net increase (decrease) in net assets from operations	269	390	788	363
Changes from principal transactions:
Premiums	426	1,848	2,552	1,738
Surrenders and withdrawals	(214)	(860)	(911)	(40)
Cost of insurance and administrative charges	(236)	(246)	(418)	(258)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	319	2,071	7,935	3,313
Increase (decrease) in net assets derived from
principal transactions	295	2,813	9,158	4,753
Total increase (decrease) in net assets	564	3,203	9,946	5,116
Net assets at September 30, 2007	$ 9,246	$ 7,095	$ 18,458	$ 8,079

The accompanying notes are an integral part of these financial statements. 40

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

	ING LifeStyle
	Moderate	ING Limited	ING Liquid
	Portfolio -	Maturity Bond	Assets Portfolio	ING Liquid
	Institutional	Portfolio -	- Institutional	Assets Portfolio
	Class	Service Class	Class	- Service Class

Net Assets at January 1, 2006	$ -	$ 2,943	$ 62,163	$ 35,249

Increase (decrease) in net assets
Operations:
Net investment income (loss)	2	835	2,703	1,291
Total realized gain (loss) on investments
and capital gains distributions	3	(139)	-	-
Net unrealized appreciation (depreciation)
of investments	11	(1)	-	-

Net increase (decrease) in net assets from operations	16	695	2,703	1,291
Changes from principal transactions:
Premiums	99	1,980	11,139	28,360
Surrenders and withdrawals	-	(622)	(3,547)	(2,321)
Cost of insurance and administrative charges	(5)	(786)	(3,333)	(2,209)
Benefit payments	-	-	(5,591)	(647)
Transfers between Divisions
(including fixed account), net	242	20,942	(1,576)	(34,179)

Increase (decrease) in net assets derived from
principal transactions	336	21,514	(2,908)	(10,996)

Total increase (decrease) in net assets	352	22,209	(205)	(9,705)

Net assets at December 31, 2006	352	25,152	61,958	25,544

Increase (decrease) in net assets
Operations:
Net investment income (loss)	20	414	2,457	965
Total realized gain (loss) on investments
and capital gains distributions	37	17	-	-
Net unrealized appreciation (depreciation)
of investments	13	476	-	-

Net increase (decrease) in net assets from operations	70	907	2,457	965
Changes from principal transactions:
Premiums	584	1,613	12,094	16,840
Surrenders and withdrawals	(31)	(1,461)	(4,622)	(4,261)
Cost of insurance and administrative charges	(62)	(778)	(2,762)	(1,583)
Benefit payments	-	-	(1,836)	(353)
Transfers between Divisions
(including fixed account), net	540	(433)	7,724	(11,780)

Increase (decrease) in net assets derived from
principal transactions	1,031	(1,059)	10,598	(1,137)

Total increase (decrease) in net assets	1,101	(152)	13,055	(172)

Net assets at September 30, 2007	$ 1,453	$ 25,000	$ 75,013	$ 25,372

The accompanying notes are an integral part of these financial statements. 41

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

				ING
	ING Lord		ING	MarketStyle
	Abbett		MarketStyle	Moderate
	Affiliated	ING MarketPro	Growth	Growth
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Institutional	Institutional	Institutional	Institutional
	Class	Class	Class	Class

Net Assets at January 1, 2006	$ 974	$ -	$ -	$ -

Increase (decrease) in net assets
Operations:
Net investment income (loss)	1	-	-	-
Total realized gain (loss) on investments
and capital gains distributions	181	-	(7)	1
Net unrealized appreciation (depreciation)
of investments	(70)	3	118	35

Net increase (decrease) in net assets from operations	112	3	111	36
Changes from principal transactions:
Premiums	196	9	144	141
Surrenders and withdrawals	(24)	-	-	(1)
Cost of insurance and administrative charges	(15)	(1)	(31)	(38)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(938)	108	1,745	620

Increase (decrease) in net assets derived from
principal transactions	(781)	116	1,858	722

Total increase (decrease) in net assets	(669)	119	1,969	758

Net assets at December 31, 2006	305	119	1,969	758

Increase (decrease) in net assets
Operations:
Net investment income (loss)	5	1	30	14
Total realized gain (loss) on investments
and capital gains distributions	7	4	35	16
Net unrealized appreciation (depreciation)
of investments	11	1	99	34
Net increase (decrease) in net assets from operations	23	6	164	64
Changes from principal transactions:
Premiums	-	1	205	248
Surrenders and withdrawals	-	-	(12)	(4)
Cost of insurance and administrative charges	(8)	(1)	(52)	(64)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(1)	(22)	414	170

Increase (decrease) in net assets derived from
principal transactions	(9)	(22)	555	350

Total increase (decrease) in net assets	14	(16)	719	414

Net assets at September 30, 2007	$ 319	$ 103	$ 2,688	$ 1,172

The accompanying notes are an integral part of these financial statements. 42

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

	ING		ING Marsico
	MarketStyle	ING Marsico	International
	Moderate	Growth	Opportunities	ING MFS Total
	Portfolio -	Portfolio -	Portfolio -	Return Portfolio
	Institutional	Institutional	Institutional	- Institutional
	Class	Class	Class	Class

Net Assets at January 1, 2006	$ -	$ 4,748	$ -	$ 5,384

Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	(23)	(26)	129
Total realized gain (loss) on investments
and capital gains distributions	-	106	(311)	276
Net unrealized appreciation (depreciation)
of investments	3	154	1,333	256
Net increase (decrease) in net assets from operations	3	237	996	661
Changes from principal transactions:
Premiums	204	1,138	-	690
Surrenders and withdrawals	(1)	(322)	-	(93)
Cost of insurance and administrative charges	(2)	(227)	-	(257)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	2	638	15,846	40
Increase (decrease) in net assets derived from
principal transactions	203	1,227	15,846	380
Total increase (decrease) in net assets	206	1,464	16,842	1,041
Net assets at December 31, 2006	206	6,212	16,842	6,425

Increase (decrease) in net assets
Operations:
Net investment income (loss)	12	(17)	166	180
Total realized gain (loss) on investments
and capital gains distributions	6	146	1,556	373
Net unrealized appreciation (depreciation)
of investments	29	845	1,118	(220)

Net increase (decrease) in net assets from operations	47	974	2,840	333
Changes from principal transactions:
Premiums	137	585	-	543
Surrenders and withdrawals	-	(169)	-	(29)
Cost of insurance and administrative charges	(25)	(219)	-	(186)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	455	5,835	(2,344)	(289)

Increase (decrease) in net assets derived from
principal transactions	567	6,032	(2,344)	39

Total increase (decrease) in net assets	614	7,006	496	372
Net assets at September 30, 2007	$ 820	$ 13,218	$ 17,338	$ 6,797

The accompanying notes are an integral part of these financial statements. 43

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

		ING Oppenheimer Main Street Portfolio® - Institutional Class
				ING Pioneer
	ING MFS		ING Pioneer	Mid Cap Value
	Utilities		Fund Portfolio -	Portfolio -
	Portfolio -		Institutional	Institutional
	Service Class		Class	Class

Net Assets at January 1, 2006	$ 11,302	$ 55	$ -	$ 15,715

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(52)	3	(2)	(45)
Total realized gain (loss) on investments
and capital gains distributions	322	5	-	306
Net unrealized appreciation (depreciation)
of investments	3,061	53	48	1,444
Net increase (decrease) in net assets from operations	3,331	61	46	1,705
Changes from principal transactions:
Premiums	1,118	185	-	1,260
Surrenders and withdrawals	(1,317)	(8)	-	(1,721)
Cost of insurance and administrative charges	(503)	(21)	-	(684)
Benefit payments	-	-	-	(11)
Transfers between Divisions
(including fixed account), net	1,136	482	1,169	1,597
Increase (decrease) in net assets derived from
principal transactions	434	638	1,169	441
Total increase (decrease) in net assets	3,765	699	1,215	2,146
Net assets at December 31, 2006	15,067	754	1,215	17,861

Increase (decrease) in net assets
Operations:
Net investment income (loss)	67	5	10	70
Total realized gain (loss) on investments
and capital gains distributions	3,199	56	47	2,181
Net unrealized appreciation (depreciation)
of investments	(300)	3	69	(312)

Net increase (decrease) in net assets from operations	2,966	64	126	1,939
Changes from principal transactions:
Premiums	1,134	181	-	1,171
Surrenders and withdrawals	(648)	(56)	-	(620)
Cost of insurance and administrative charges	(477)	(29)	-	(606)
Benefit payments	(19)	-	-	(26)
Transfers between Divisions
(including fixed account), net	(4,833)	(108)	213	(3,613)

Increase (decrease) in net assets derived from
principal transactions	(4,843)	(12)	213	(3,694)

Total increase (decrease) in net assets	(1,877)	52	339	(1,755)

Net assets at September 30, 2007	$ 13,190	$ 806	$ 1,554	$ 16,106

The accompanying notes are an integral part of these financial statements.

44

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

		ING T. Rowe	ING T. Rowe
		Price Capital	Price Equity
	ING Stock	Appreciation	Income	ING UBS U.S.
	Index Portfolio -	Portfolio -	Portfolio -	Allocation
	Institutional	Institutional	Institutional	Portfolio -
	Class	Class	Class	Service Class

Net Assets at January 1, 2006	$ 219,406	$ 38,330	$ 13,295	$ 16

Increase (decrease) in net assets
Operations:
Net investment income (loss)	2,026	445	163	-
Total realized gain (loss) on investments
and capital gains distributions	6,771	4,210	1,043	1
Net unrealized appreciation (depreciation)
of investments	20,731	1,131	1,574	20
Net increase (decrease) in net assets from operations	29,528	5,786	2,780	21
Changes from principal transactions:
Premiums	16,283	5,883	2,142	53
Surrenders and withdrawals	(9,213)	(3,065)	(1,130)	(1)
Cost of insurance and administrative charges	(9,375)	(1,985)	(575)	(7)
Benefit payments	(90)	-	-	-
Transfers between Divisions
(including fixed account), net	(25,164)	2,889	1,692	195

Increase (decrease) in net assets derived from
principal transactions	(27,559)	3,722	2,129	240

Total increase (decrease) in net assets	1,969	9,508	4,909	261
Net assets at December 31, 2006	221,375	47,838	18,204	277

Increase (decrease) in net assets
Operations:
Net investment income (loss)	2,575	831	255	1
Total realized gain (loss) on investments
and capital gains distributions	10,739	6,703	1,097	28
Net unrealized appreciation (depreciation)
of investments	4,909	(4,626)	(151)	(24)

Net increase (decrease) in net assets from operations	18,223	2,908	1,201	5
Changes from principal transactions:
Premiums	11,465	4,448	1,763	50
Surrenders and withdrawals	(10,648)	(1,850)	(194)	-
Cost of insurance and administrative charges	(7,047)	(1,744)	(573)	(7)
Benefit payments	-	(89)	-	-
Transfers between Divisions
(including fixed account), net	(6,312)	(1,292)	534	(256)

Increase (decrease) in net assets derived from
principal transactions	(12,542)	(527)	1,530	(213)

Total increase (decrease) in net assets	5,681	2,381	2,731	(208)

Net assets at September 30, 2007	$ 227,056	$ 50,219	$ 20,935	$ 69

The accompanying notes are an integral part of these financial statements. 45

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

	ING Van	ING Van
	Kampen Capital	Kampen	ING VP Index	ING Wells
	Growth	Growth and	Plus	Fargo Small
	Portfolio -	Income	International	Cap Disciplined
	Institutional	Portfolio -	Equity Portfolio	Portfolio -
	Class	Service Class	- Service Class	Service Class

Net Assets at January 1, 2006	$ 4,803	$ 1,028	$ 7	$ -

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(24)	15	243	(21)
Total realized gain (loss) on investments
and capital gains distributions	283	189	951	347
Net unrealized appreciation (depreciation)
of investments	(101)	200	2,676	614

Net increase (decrease) in net assets from operations	158	404	3,870	940
Changes from principal transactions:
Premiums	217	530	1,934	1,219
Surrenders and withdrawals	(95)	(11)	(1,027)	(651)
Cost of insurance and administrative charges	(203)	(111)	(1,236)	(621)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(491)	1,855	41,657	18,416

Increase (decrease) in net assets derived from
principal transactions	(572)	2,263	41,328	18,363

Total increase (decrease) in net assets	(414)	2,667	45,198	19,303

Net assets at December 31, 2006	4,389	3,695	45,205	19,303

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(17)	55	(231)	(70)
Total realized gain (loss) on investments
and capital gains distributions	350	317	653	159
Net unrealized appreciation (depreciation)
of investments	461	(149)	4,589	160

Net increase (decrease) in net assets from operations	794	223	5,011	249
Changes from principal transactions:
Premiums	-	593	2,015	1,222
Surrenders and withdrawals	(378)	(65)	(1,499)	(550)
Cost of insurance and administrative charges	(132)	(147)	(1,399)	(602)
Benefit payments	-	-	(18)	-
Transfers between Divisions
(including fixed account), net	(343)	587	(2,284)	(2,121)

Increase (decrease) in net assets derived from
principal transactions	(853)	968	(3,185)	(2,051)

Total increase (decrease) in net assets	(59)	1,191	1,826	(1,802)

Net assets at September 30, 2007	$ 4,330	$ 4,886	$ 47,031	$ 17,501

The accompanying notes are an integral part of these financial statements. 46

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

	ING American	ING American	ING Baron	ING Columbia
	Century Large	Century Small-	Small Cap	Small Cap
	Company Value	Mid Cap Value	Growth	Value II
	Portfolio -	Portfolio -	Portfolio -	Portfolio -
	Initial Class	Initial Class	Initial Class	Initial Class

Net Assets at January 1, 2006	$ 33	$ 888	$ 2,330	$ -

Increase (decrease) in net assets
Operations:
Net investment income (loss)	1	(5)	(20)	(22)
Total realized gain (loss) on investments
and capital gains distributions	3	(41)	324	(61)
Net unrealized appreciation (depreciation)
of investments	8	122	245	131
Net increase (decrease) in net assets from operations	12	76	549	48
Changes from principal transactions:
Premiums	6	90	1,161	406
Surrenders and withdrawals	(7)	(46)	(372)	(226)
Cost of insurance and administrative charges	(3)	(55)	(197)	(155)
Benefit payments	-	-	(8)	-
Transfers between Divisions
(including fixed account), net	35	(254)	2,660	6,434

Increase (decrease) in net assets derived from
principal transactions	31	(265)	3,244	6,459

Total increase (decrease) in net assets	43	(189)	3,793	6,507

Net assets at December 31, 2006	76	699	6,123	6,507

Increase (decrease) in net assets
Operations:
Net investment income (loss)	1	2	(26)	(14)
Total realized gain (loss) on investments
and capital gains distributions	10	92	40	121
Net unrealized appreciation (depreciation)
of investments	(6)	(67)	666	393

Net increase (decrease) in net assets from operations	5	27	680	500
Changes from principal transactions:
Premiums	-	-	1,353	788
Surrenders and withdrawals	-	(14)	(111)	(163)
Cost of insurance and administrative charges	(2)	(22)	(239)	(197)
Benefit payments	-	-	-	(7)
Transfers between Divisions
(including fixed account), net	(36)	(121)	2,361	(208)

Increase (decrease) in net assets derived from
principal transactions	(38)	(157)	3,364	213

Total increase (decrease) in net assets	(33)	(130)	4,044	713

Net assets at September 30, 2007	$ 43	$ 569	$ 10,167	$ 7,220

The accompanying notes are an integral part of these financial statements.

47

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

			ING Legg	ING Lord
	ING Fundamental Research Portfolio - Initial Class		Mason Partners	Abbett U.S.
		ING JPMorgan	Aggressive	Government
		Mid Cap Value	Growth	Securities
		Portfolio -	Portfolio -	Portfolio -
		Initial Class	Initial Class	Initial Class

Net Assets at January 1, 2006	$ -	$ 10,114	$ 711	$ -

Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	(50)	(2)	716
Total realized gain (loss) on investments
and capital gains distributions	-	895	20	69
Net unrealized appreciation (depreciation)
of investments	1	1,248	6	37

Net increase (decrease) in net assets from operations	1	2,093	24	822
Changes from principal transactions:
Premiums	-	2,363	39	1,135
Surrenders and withdrawals	-	(874)	(11)	(758)
Cost of insurance and administrative charges	(1)	(616)	(37)	(601)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	16	1,676	(470)	17,823

Increase (decrease) in net assets derived from
principal transactions	15	2,549	(479)	17,599

Total increase (decrease) in net assets	16	4,642	(455)	18,421

Net assets at December 31, 2006	16	14,756	256	18,421

Increase (decrease) in net assets
Operations:
Net investment income (loss)	-	71	(1)	(81)
Total realized gain (loss) on investments
and capital gains distributions	1	1,498	4	32
Net unrealized appreciation (depreciation)
of investments	1	(690)	2	631

Net increase (decrease) in net assets from operations	2	879	5	582
Changes from principal transactions:
Premiums	-	1,691	6	909
Surrenders and withdrawals	-	(378)	(4)	(643)
Cost of insurance and administrative charges	(1)	(546)	(15)	(646)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	-	4	(22)	1,124

Increase (decrease) in net assets derived from
principal transactions	(1)	771	(35)	744

Total increase (decrease) in net assets	1	1,650	(30)	1,326

Net assets at September 30, 2007	$ 17	$ 16,406	$ 226	$ 19,747

The accompanying notes are an integral part of these financial statements. 48

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

				ING
	ING Neuberger	ING Neuberger		Oppenheimer
	Berman	Berman	ING	Strategic
	Partners	Regency	Oppenheimer	Income
	Portfolio -	Portfolio -	Global Portfolio	Portfolio -
	Initial Class	Initial Class	- Initial Class	Service Class

Net Assets at January 1, 2006	$ -	$ -	$ 4,031	$ 6,094

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(1)	1	(20)	(29)
Total realized gain (loss) on investments
and capital gains distributions	-	1	276	10
Net unrealized appreciation (depreciation)
of investments	52	19	528	467
Net increase (decrease) in net assets from operations	51	21	784	448
Changes from principal transactions:
Premiums	93	46	801	646
Surrenders and withdrawals	-	-	(400)	(262)
Cost of insurance and administrative charges	(7)	(3)	(243)	(265)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	387	168	370	(342)

Increase (decrease) in net assets derived from
principal transactions	473	211	528	(223)

Total increase (decrease) in net assets	524	232	1,312	225
Net assets at December 31, 2006	524	232	5,343	6,319

Increase (decrease) in net assets
Operations:
Net investment income (loss)	2	(1)	48	316
Total realized gain (loss) on investments
and capital gains distributions	93	20	511	38
Net unrealized appreciation (depreciation)
of investments	(106)	(12)	52	63

Net increase (decrease) in net assets from operations	(11)	7	611	417
Changes from principal transactions:
Premiums	286	193	660	685
Surrenders and withdrawals	-	-	(282)	(225)
Cost of insurance and administrative charges	(21)	(11)	(223)	(254)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	155	52	536	1,506
Increase (decrease) in net assets derived from
principal transactions	420	234	691	1,712
Total increase (decrease) in net assets	409	241	1,302	2,129
Net assets at September 30, 2007	$ 933	$ 473	$ 6,645	$ 8,448

The accompanying notes are an integral part of these financial statements. 49

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

		ING T. Rowe
		Price		ING Van
	ING PIMCO	Diversified Mid	ING UBS U.S.	Kampen
	Total Return	Cap Growth	Large Cap	Comstock
	Portfolio -	Portfolio -	Equity Portfolio	Portfolio -
	Initial Class	Initial Class	- Initial Class	Initial Class

Net Assets at January 1, 2006	$ 9,777	$ 45,813	$ 72	$ 9,919

Increase (decrease) in net assets
Operations:
Net investment income (loss)	232	(268)	9	71
Total realized gain (loss) on investments
and capital gains distributions	28	1,708	40	1,621
Net unrealized appreciation (depreciation)
of investments	357	2,192	378	231
Net increase (decrease) in net assets from operations	617	3,632	427	1,923
Changes from principal transactions:
Premiums	1,590	3,671	108	1,771
Surrenders and withdrawals	(423)	(2,740)	(7)	(648)
Cost of insurance and administrative charges	(551)	(2,004)	(49)	(463)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	7,073	(4,954)	5,838	(372)

Increase (decrease) in net assets derived from
principal transactions	7,689	(6,027)	5,890	288

Total increase (decrease) in net assets	8,306	(2,395)	6,317	2,211

Net assets at December 31, 2006	18,083	43,418	6,389	12,130

Increase (decrease) in net assets
Operations:
Net investment income (loss)	645	(113)	9	143
Total realized gain (loss) on investments
and capital gains distributions	33	4,666	461	551
Net unrealized appreciation (depreciation)
of investments	266	1,655	(238)	(165)

Net increase (decrease) in net assets from operations	944	6,208	232	529
Changes from principal transactions:
Premiums	1,292	2,395	321	932
Surrenders and withdrawals	(387)	(1,532)	(17)	(531)
Cost of insurance and administrative charges	(530)	(1,507)	(62)	(385)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	1,968	(2,505)	(4,548)	(388)

Increase (decrease) in net assets derived from
principal transactions	2,343	(3,149)	(4,306)	(372)

Total increase (decrease) in net assets	3,287	3,059	(4,074)	157

Net assets at September 30, 2007	$ 21,370	$ 46,477	$ 2,315	$ 12,287

The accompanying notes are an integral part of these financial statements. 50

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

		ING VP	ING VP	ING VP
	ING Van	Strategic	Strategic	Strategic
	Kampen Equity	Allocation	Allocation	Allocation
	and Income	Conservative	Growth	Moderate
	Portfolio -	Portfolio - Class	Portfolio - Class	Portfolio - Class
	Initial Class	I	I	I

Net Assets at January 1, 2006	$ 1,152	$ 132	$ 4,128	$ 4,436

Increase (decrease) in net assets
Operations:
Net investment income (loss)	44	4	66	81
Total realized gain (loss) on investments
and capital gains distributions	162	6	315	169
Net unrealized appreciation (depreciation)
of investments	37	2	13	168
Net increase (decrease) in net assets from operations	243	12	394	418
Changes from principal transactions:
Premiums	121	7	729	278
Surrenders and withdrawals	(112)	-	(12)	(41)
Cost of insurance and administrative charges	(108)	(9)	(122)	(146)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	1,305	39	(3,123)	(1,300)

Increase (decrease) in net assets derived from
principal transactions	1,206	37	(2,528)	(1,209)

Total increase (decrease) in net assets	1,449	49	(2,134)	(791)

Net assets at December 31, 2006	2,601	181	1,994	3,645

Increase (decrease) in net assets
Operations:
Net investment income (loss)	70	3	30	69
Total realized gain (loss) on investments
and capital gains distributions	123	6	125	168
Net unrealized appreciation (depreciation)
of investments	(33)	(4)	(33)	(55)

Net increase (decrease) in net assets from operations	160	5	122	182
Changes from principal transactions:
Premiums	217	-	-	-
Surrenders and withdrawals	(8)	-	-	(79)
Cost of insurance and administrative charges	(107)	(4)	(66)	(69)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	274	(54)	(58)	(455)

Increase (decrease) in net assets derived from
principal transactions	376	(58)	(124)	(603)

Total increase (decrease) in net assets	536	(53)	(2)	(421)

Net assets at September 30, 2007	$ 3,137	$ 128	$ 1,992	$ 3,224

The accompanying notes are an integral part of these financial statements. 51

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

	ING VP Index	ING VP Index	ING VP Index	ING VP Value
	Plus LargeCap	Plus MidCap	Plus SmallCap	Opportunity
	Portfolio - Class	Portfolio - Class	Portfolio - Class	Portfolio - Class
	I	I	I	I

Net Assets at January 1, 2006	$ 4,953	$ 18,684	$ 10,591	$ 1,911

Increase (decrease) in net assets
Operations:
Net investment income (loss)	4	16	(19)	17
Total realized gain (loss) on investments
and capital gains distributions	323	2,492	1,212	13
Net unrealized appreciation (depreciation)
of investments	1,018	(1,079)	164	249

Net increase (decrease) in net assets from operations	1,345	1,429	1,357	279
Changes from principal transactions:
Premiums	623	1,755	1,272	57
Surrenders and withdrawals	(232)	(540)	(387)	(56)
Cost of insurance and administrative charges	(354)	(606)	(412)	(69)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	7,094	(6,252)	2,141	(128)

Increase (decrease) in net assets derived from
principal transactions	7,131	(5,643)	2,614	(196)

Total increase (decrease) in net assets	8,476	(4,214)	3,971	83

Net assets at December 31, 2006	13,429	14,470	14,562	1,994

Increase (decrease) in net assets
Operations:
Net investment income (loss)	118	62	18	24
Total realized gain (loss) on investments
and capital gains distributions	295	1,218	1,471	42
Net unrealized appreciation (depreciation)
of investments	539	(89)	(1,395)	65

Net increase (decrease) in net assets from operations	952	1,191	94	131
Changes from principal transactions:
Premiums	851	1,559	794	-
Surrenders and withdrawals	(342)	(374)	(472)	(55)
Cost of insurance and administrative charges	(311)	(505)	(357)	(44)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(199)	(748)	(1,111)	(179)

Increase (decrease) in net assets derived from
principal transactions	(1)	(68)	(1,146)	(278)

Total increase (decrease) in net assets	951	1,123	(1,052)	(147)

Net assets at September 30, 2007	$ 14,380	$ 15,593	$ 13,510	$ 1,847

The accompanying notes are an integral part of these financial statements. 52

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

		ING VP		ING VP
	ING VP High	MidCap		SmallCap
	Yield Bond	Opportunities	ING VP Real	Opportunities
	Portfolio - Class	Portfolio - Class	Estate Portfolio	Portfolio - Class
	I	I	- Class S	I

Net Assets at January 1, 2006	$ 14,762	$ 2,709	$ 14,140	$ 3,627

Increase (decrease) in net assets
Operations:
Net investment income (loss)	1,403	(8)	325	(17)
Total realized gain (loss) on investments
and capital gains distributions	(237)	99	2,182	291
Net unrealized appreciation (depreciation)
of investments	856	105	3,002	182
Net increase (decrease) in net assets from operations	2,022	196	5,509	456
Changes from principal transactions:
Premiums	1,510	83	2,103	473
Surrenders and withdrawals	(901)	(52)	(982)	(122)
Cost of insurance and administrative charges	(1,154)	(165)	(794)	(190)
Benefit payments	-	-	(12)	-
Transfers between Divisions
(including fixed account), net	11,453	(245)	1,815	(363)

Increase (decrease) in net assets derived from
principal transactions	10,908	(379)	2,130	(202)

Total increase (decrease) in net assets	12,930	(183)	7,639	254

Net assets at December 31, 2006	27,692	2,526	21,779	3,881

Increase (decrease) in net assets
Operations:
Net investment income (loss)	1,295	(6)	126	(14)
Total realized gain (loss) on investments
and capital gains distributions	479	133	2,380	109
Net unrealized appreciation (depreciation)
of investments	(560)	370	(3,513)	438

Net increase (decrease) in net assets from operations	1,214	497	(1,007)	533
Changes from principal transactions:
Premiums	1,388	-	1,658	373
Surrenders and withdrawals	(566)	(30)	(556)	(103)
Cost of insurance and administrative charges	(994)	(114)	(650)	(156)
Benefit payments	-	-	-	(8)
Transfers between Divisions
(including fixed account), net	(788)	(325)	(4,306)	394

Increase (decrease) in net assets derived from
principal transactions	(960)	(469)	(3,853)	500

Total increase (decrease) in net assets	254	28	(4,860)	1,033

Net assets at September 30, 2007	$ 27,946	$ 2,554	$ 16,918	$ 4,914

The accompanying notes are an integral part of these financial statements. 53

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

	ING VP	ING VP
	Balanced	Intermediate	Brandes	Business
	Portfolio - Class	Bond Portfolio -	International	Opportunity
	I	Class I	Equity Fund	Value Fund

Net Assets at January 1, 2006	$ -	$ 16,251	$ 14,898	$ 2,907

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(87)	725	132	(4)
Total realized gain (loss) on investments
and capital gains distributions	(3)	(252)	2,855	408
Net unrealized appreciation (depreciation)
of investments	1,080	177	1,099	(41)

Net increase (decrease) in net assets from operations	990	650	4,086	363
Changes from principal transactions:
Premiums	1,059	3,560	1,033	235
Surrenders and withdrawals	(911)	(819)	(766)	(96)
Cost of insurance and administrative charges	(620)	(779)	(607)	(135)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	18,762	945	1,605	(156)

Increase (decrease) in net assets derived from
principal transactions	18,290	2,907	1,265	(152)

Total increase (decrease) in net assets	19,280	3,557	5,351	211
Net assets at December 31, 2006	19,280	19,808	20,249	3,118

Increase (decrease) in net assets
Operations:
Net investment income (loss)	419	(51)	(114)	(15)
Total realized gain (loss) on investments
and capital gains distributions	923	(65)	1,792	162
Net unrealized appreciation (depreciation)
of investments	(315)	834	(15)	121

Net increase (decrease) in net assets from operations	1,027	718	1,663	268
Changes from principal transactions:
Premiums	1,047	2,159	826	145
Surrenders and withdrawals	(891)	(396)	(761)	(65)
Cost of insurance and administrative charges	(647)	(681)	(494)	(112)
Benefit payments	(9)	(12)	-	-
Transfers between Divisions
(including fixed account), net	(2,825)	153	241	(47)

Increase (decrease) in net assets derived from
principal transactions	(3,325)	1,223	(188)	(79)

Total increase (decrease) in net assets	(2,298)	1,941	1,475	189

Net assets at September 30, 2007	$ 16,982	$ 21,749	$ 21,724	$ 3,307

The accompanying notes are an integral part of these financial statements. 54

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Unaudited Statements of Changes in Net Assets
For the nine months ended September 30, 2007 and the year ended December 31, 2006
(Dollars in thousands)

			Neuberger
			Berman AMT
			Socially	Van Eck
	Frontier Capital		Responsive	Worldwide
	Appreciation	Turner Core	Portfolio® -	Hard Assets
	Fund	Growth Fund	Class I	Fund

Net Assets at January 1, 2006	$ 7,615	$ 3,106	$ 47	$ 13,798

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(61)	-	-	(67)
Total realized gain (loss) on investments
and capital gains distributions	1,512	459	2	3,946
Net unrealized appreciation (depreciation)
of investments	(173)	(204)	8	(998)

Net increase (decrease) in net assets from operations	1,278	255	10	2,881
Changes from principal transactions:
Premiums	566	228	11	261
Surrenders and withdrawals	(212)	(401)	-	(736)
Cost of insurance and administrative charges	(279)	(174)	(5)	(436)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	956	601	26	(3,175)

Increase (decrease) in net assets derived from
principal transactions	1,031	254	32	(4,086)

Total increase (decrease) in net assets	2,309	509	42	(1,205)

Net assets at December 31, 2006	9,924	3,615	89	12,593

Increase (decrease) in net assets
Operations:
Net investment income (loss)	(56)	(17)	(1)	(39)
Total realized gain (loss) on investments
and capital gains distributions	292	205	3	2,827
Net unrealized appreciation (depreciation)
of investments	1,140	403	13	715
Net increase (decrease) in net assets from operations	1,376	591	15	3,503
Changes from principal transactions:
Premiums	415	158	30	-
Surrenders and withdrawals	(79)	(95)	(2)	(397)
Cost of insurance and administrative charges	(213)	(127)	(8)	(269)
Benefit payments	-	-	-	-
Transfers between Divisions
(including fixed account), net	(412)	(306)	114	(3,080)

Increase (decrease) in net assets derived from
principal transactions	(289)	(370)	134	(3,746)

Total increase (decrease) in net assets	1,087	221	149	(243)

Net assets at September 30, 2007	$ 11,011	$ 3,836	$ 238	$ 12,350

The accompanying notes are an integral part of these financial statements. 55

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements (Unaudited)

1.	Organization

Security Life of Denver Insurance Company Security Life Separate Account L1 (the “Account”) was established on November 3, 1993, by Security Life of Denver Insurance Company (“SLD” or the “Company”) to support the operations of variable universal life policies (“Policies” or “Contracts”). The Company is a wholly owned subsidiary of ING America Insurance Holdings, Inc. (“ING AIH”), an insurance holding company domiciled in the State of Delaware. ING AIH is an indirect wholly owned subsidiary of ING Groep, N.V., a global financial services holding company based in The Netherlands.

The Account supports the operations of the FirstLine Variable Universal Life, FirstLine II Variable Universal Life, Strategic Advantage Variable Universal Life, Strategic Advantage II Variable Universal Life, Variable Survivorship Universal Life, Corporate Benefits Variable Universal Life, Strategic Investor Variable Universal Life, Asset Portfolio Manager Variable Universal Life, Estate Designer Variable Universal Life, Asset Accumulator Variable Universal Life, and ING Corporate Advantage Variable Universal Life policies (collectively, “Policies” or “Contracts”) offered by the Company.

The Account is registered as a unit investment trust with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. SLD provides for variable accumulation and benefits under the Contracts by crediting annuity considerations to one or more divisions within the Account or the SLD fixed separate account, which is not part of the Account, as directed by the contractowners. The portion of the Account’s assets applicable to Contracts will not be chargeable with liabilities arising out of any other business SLD may conduct, but obligations of the Account, including the promise to make benefit payments, are obligations of SLD. The assets and liabilities of the Account are clearly identified and distinguished from the other assets and liabilities of SLD.

At September 30, 2007, the Account had, 84 investment divisions (the “Divisions”) 13 of which invest in independently managed mutual funds and 71 of which invest in mutual funds managed by an affiliate, either Directed Services LLC or ING Investments, LLC. The assets in each Division are invested in shares of a designated Fund (“Fund”) of various investment trusts (the “Trusts”).

56

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements (Unaudited)

Investment Divisions with asset balances at September 30, 2007, and related Trusts are as follows:

AIM Variable Insurance Funds:
AIM V.I. Core Equity Fund - Series I Shares*
American Funds Insurance Series:
American Funds Insurance Series® Growth Fund -
Class 2
American Funds Insurance Series® Growth Income Fund
- Class 2
American Funds Insurance Series® International Fund -
Class 2
Fidelity® Variable Insurance Products:
Fidelity® VIP Equity-Income Portfolio - Service Class
Fidelity® Variable Insurance Products II:
Fidelity® VIP Contrafund® Portfolio - Service Class*
Fidelity® Variable Insurance Products V:
Fidelity® VIP Investment Grade Bond Portfolio - Initial
Class
ING Investors Trust:
ING AllianceBernstein Mid Cap Growth Portfolio -
Institutional Class
ING BlackRock Large Cap Growth Portfolio -
Institutional Class*
ING BlackRock Large Cap Value Portfolio - Institutional
Class
ING Evergreen Health Sciences Portfolio - Institutional
Class*
ING Evergreen Omega Portfolio - Institutional Class
ING FMRSM Diversified Mid Cap Portfolio - Institutional
Class*
ING FMRSM Large Cap Growth Portfolio - Institutional
Class
ING FMRSM Mid Cap Growth Portfolio - Institutional
Class
ING Global Resources Portfolio - Institutional Class
ING JPMorgan Emerging Markets Equity Portfolio -
Institutional Class*
ING JPMorgan Small Cap Core Equity Portfolio -
Institutional Class
ING JPMorgan Value Opportunities Portfolio -
Institutional Class*
ING Julius Baer Foreign Portfolio - Institutional Class
ING Legg Mason Value Portfolio - Institutional Class
ING LifeStyle Aggressive Growth Portfolio - Institutional
Class*
ING LifeStyle Growth Portfolio - Institutional Class*
ING LifeStyle Moderate Growth Portfolio - Institutional
Class*
ING LifeStyle Moderate Portfolio - Institutional Class*
ING Limited Maturity Bond Portfolio - Service Class
ING Liquid Assets Portfolio - Institutional Class
ING Liquid Assets Portfolio - Service Class
ING Lord Abbett Affiliated Portfolio - Institutional Class
ING MarketPro Portfolio - Institutional Class*
ING MarketStyle Growth Portfolio - Institutional Class*
ING MarketStyle Moderate Growth Portfolio -
Institutional Class*

ING Investors Trust (continued):
ING MarketStyle Moderate Portfolio - Institutional
Class*
ING Marsico Growth Portfolio - Institutional Class
ING Marsico International Opportunities Portfolio -
Institutional Class*
ING MFS Total Return Portfolio - Institutional Class
ING MFS Utilities Portfolio - Service Class
ING Oppenheimer Main Street Portfolio® - Institutional
Class
ING Pioneer Fund Portfolio - Institutional Class*
ING Pioneer Mid Cap Value Portfolio - Institutional
Class
ING Stock Index Portfolio - Institutional Class
ING T. Rowe Price Capital Appreciation Portfolio -
Institutional Class
ING T. Rowe Price Equity Income Portfolio -
Institutional Class
ING UBS U.S. Allocation Portfolio - Service Class
ING Van Kampen Capital Growth Portfolio - Institutional
Class
ING Van Kampen Growth and Income Portfolio - Service
Class
ING VP Index Plus International Equity Portfolio -
Service Class
ING Wells Fargo Small Cap Disciplined Portfolio -
Service Class*
ING Partners, Inc.:
ING American Century Large Company Value Portfolio -
Initial Class
ING American Century Small-Mid Cap Value Portfolio -
Initial Class
ING Baron Small Cap Growth Portfolio - Initial Class
ING Columbia Small Cap Value II Portfolio - Initial
Class*
ING Fundamental Research Portfolio - Initial Class*
ING JPMorgan Mid Cap Value Portfolio - Initial Class
ING Legg Mason Partners Aggressive Growth Portfolio -
Initial Class
ING Lord Abbett U.S. Government Securities Portfolio -
Initial Class*
ING Neuberger Berman Partners Portfolio - Initial Class*
ING Neuberger Berman Regency Portfolio - Initial Class*
ING Oppenheimer Global Portfolio - Initial Class
ING Oppenheimer Strategic Income Portfolio - Service
Class
ING PIMCO Total Return Portfolio - Initial Class
ING T. Rowe Price Diversified Mid Cap Growth Portfolio
- Initial Class
ING UBS U.S. Large Cap Equity Portfolio - Initial
Class
ING Van Kampen Comstock Portfolio - Initial Class
ING Van Kampen Equity and Income Portfolio - Initial
Class

57

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements (Unaudited)

ING Strategic Allocation Portfolios, Inc.:
ING VP Strategic Allocation Conservative Portfolio -
Class I
ING VP Strategic Allocation Growth Portfolio - Class I
ING VP Strategic Allocation Moderate Portfolio - Class I
ING Variable Portfolios, Inc.:
ING VP Index Plus LargeCap Portfolio - Class I
ING VP Index Plus MidCap Portfolio - Class I
ING VP Index Plus SmallCap Portfolio - Class I
ING VP Value Opportunity Portfolio - Class I
ING Variable Products Trust:
ING VP High Yield Bond Portfolio - Class I
ING VP MidCap Opportunities Portfolio - Class I
ING VP Real Estate Portfolio - Class S
ING VP SmallCap Opportunities Portfolio - Class I
ING VP Balanced Portfolio, Inc.:
ING VP Balanced Portfolio - Class I*

ING VP Intermediate Bond Portfolio:
ING VP Intermediate Bond Portfolio - Class I
M Fund, Inc.:
Brandes International Equity Fund
Business Opportunity Value Fund
Frontier Capital Appreciation Fund
Turner Core Growth Fund
Neuberger Berman Advisers Management Trust:
Neuberger Berman AMT Socially Responsive Portfolio®
- Class I
Van Eck Worldwide Insurance Trust:
Van Eck Worldwide Hard Assets Fund

* Division added in 2006

The names of certain Divisions were changed during 2007. The following is a summary of current and former names for those Divisions:

Current Name

Former Name

ING Investors Trust: ING Van Kampen Capital Growth Portfolio - Institutional Class

ING Investors Trust: ING Van Kampen Equity Growth Portfolio - Institutional Class

There were no Divisions offered that had zero investments as of September 30, 2007. Also, there were no Divisions closed during the nine months ended September 30, 2007.

2. Significant Accounting Policies

The following is a summary of the significant accounting policies of the Account:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

Investments

Investments are made in shares of a Fund and are recorded at fair value, determined by the net asset value per share of the respective Fund. Investment transactions in each Fund are recorded on the date the order to buy or sell is confirmed. Distributions of net investment income and capital gains from each Fund are recognized on the ex-

58

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements (Unaudited)

distribution date. Realized gains and losses on redemptions of the shares of the Fund are determined on a first-in, first-out basis. The difference between cost and current market value of investments owned on the day of measurement is recorded as unrealized appreciation or depreciation of investments.

Federal Income Taxes

Operations of the Account form a part of, and are taxed with, the total operations of SLD, which is taxed as a life insurance company under the Internal Revenue Code. Earnings and realized capital gains of the Account attributable to the contractowners are excluded in the determination of the federal income tax liability of SLD.

Contractowner Reserves

Contractowner reserves of the Account are represented by net assets on the Statements of Assets and Liabilities and are equal to the aggregate account values of the contractowners invested in the Account Divisions. To the extent that benefits to be paid to the contractowners exceed their account values, SLD will contribute additional funds to the benefit proceeds. Conversely, if amounts allocated exceed amounts required, transfers may be made to SLD.

3. New Accounting Pronouncements

Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 157, “Fair Value Measurements” (“FAS No. 157”). FAS No. 157 provides guidance for using fair value to measure assets and liabilities whenever other standards require (or permit) assets or liabilities to be measured at fair value. FAS No. 157 does not expand the use of fair value to any new circumstances.

Under FAS No. 157, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, FAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop such assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. FAS No. 157 also requires separate disclosure of fair value measurements by level within the hierarchy and expanded disclosure of the effect on earnings for items measured using unobservable data.

The provisions of FAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of determining the impact of adoption of FAS No. 157.

59

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements (Unaudited)

4. Charges and Fees

Under the terms of the Policies, certain charges are allocated to the Policies to cover SLD’s expenses in connection with the issuance and administration of the Policies. Following is a summary of these charges:

Premium Expense Charge

SLD deducts a premium charge for certain Policies ranging from 2.00% to 11.00% of each premium payment as defined in the Policies.

Mortality, Expense Risk, and Other Charges

For FirstLine, FirstLine II, Strategic Advantage, Strategic Advantage II, Variable Survivorship, Estate Designer Policies, and Strategic Investor (Class A Policies), charges are made directly against the assets of the Account Divisions and are reflected daily in the computation of the unit values of the Divisions. A daily deduction, at an annual rate of up to 0.75% of the average daily net asset value of each Division of the Account, is charged to cover these risks, as specified in the Contracts.

For the Corporate Benefits, Corporate Advantage, Asset Portfolio Manager, and Asset Accumulator Policies (Class B Policies), mortality and expense charges result in the redemption of units rather than a deduction in the daily computation of unit values.

For Corporate Benefits Policies, a monthly deduction, at an annual rate of 0.20% of the contractowner account value, is charged. For Corporate Advantage Policies, a monthly deduction, at an annual rate of 0.10% of the contractowner account value, is charged. For Asset Portfolio Manager Policies, a monthly deduction, at an annual rate of 0.90% and 0.45% of the contractowner account value, is charged during policy years 1 through 10 and 11 through 20, respectively. There is no mortality and expense charge after year 20 for Asset Portfolio Manager Policies. For Asset Accumulator Policies, a monthly deduction, at an annual rate of 0.45% and 0.30% of the contractowner account value, is charged during policy years 1 through 5 and 6 through 10, respectively. There is no mortality and expense charge after year 10 for Asset Accumulator Policies.

The monthly cost of insurance charge varies based on the insured’s sex, issue age, policy year, rate class, and the face amount of policies.

The monthly administrative charge is based on an established amount per $1,000 of base insurance coverage or an established per month charge, as defined in the Policies.

The monthly amount charged for optional insurance benefits varies based on a number of factors and is defined in the Policies.

60

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements (Unaudited)

Other Policy Deductions

The Variable Universal Life Policies provide for certain deductions for sales and tax loads from premium payments received from the contractowners and for surrender charges and taxes from amounts paid to contractowners. Such deductions are taken after the redemption of units in the Account and are not included in the Account financial statements.

Premium Taxes

Premiums are subject to a charge for premium and other state and local taxes. The amount and timing of the payment by SLD depends on the state of residence and currently is up to 4.00% of premiums.

5. Related Party Transactions

During the nine months ended September 30, 2007, management and service fees were paid indirectly to Directed Services LLC, an affiliate of the Company, in its capacity as investment manager to ING Investors Trust and ING Partners, Inc. The Fund's advisory agreement provided for fees at annual rates ranging from 0.00% to 1.25% of the average net assets of each respective Division.

Management fees were paid to ING Investments, LLC, an affiliate of the Company, in its capacity as investment advisor to ING Variable Products Trust, ING VP Intermediate Bond Portfolio, ING Strategic Allocation Portfolios, Inc., ING VP Balanced Portfolio, Inc., and ING Variable Portfolios, Inc. The Fund’s advisory agreement provides for fees at annual rates ranging from 0.35% to 0.76% of the average net assets of each respective Division.

61

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements (Unaudited) 6. Purchases and Sales of Investment Securities

	Nine Months Ended		Year Ended
	September 30, 2007		December 31, 2006

	Purchases	Sales	Purchases	Sales

		(Dollars in thousands)
AIM Variable Insurance Funds:
AIM V.I. Core Equity Fund - Series I Shares	$ -	$ 3,072	$ 22,096	$ 4,759
American Funds Insurance Series:
American Funds Insurance Series® Growth Fund - Class 2	15,009	6,110	17,259	6,285
American Funds Insurance Series® Growth Income Fund - Class 2	7,110	2,007	7,105	2,556
American Funds Insurance Series® International Fund - Class 2	13,552	5,013	16,523	2,862
Fidelity® Variable Insurance Products:
Fidelity® VIP Equity-Income Portfolio - Service Class	1,847	485	1,614	95
Fidelity® Variable Insurance Products II:
Fidelity® VIP Contrafund® Portfolio - Service Class	10,281	1,257	7,447	1,081
Fidelity® Variable Insurance Products V:
Fidelity® VIP Investment Grade Bond Portfolio - Initial Class	25	93	316	249
ING Investors Trust:
ING AllianceBernstein Mid Cap Growth Portfolio - Institutional Class	616	1,395	4,375	5,738
ING BlackRock Large Cap Growth Portfolio - Institutional Class	3,801	1,862	1,773	909
ING BlackRock Large Cap Value Portfolio - Institutional Class	803	2,762	1,038	6,589
ING Evergreen Health Sciences Portfolio - Institutional Class	840	735	3,089	829
ING Evergreen Omega Portfolio - Institutional Class	7,872	7,324	1,744	5,595
ING FMRSM Diversified Mid Cap Portfolio - Institutional Class	2,417	2,973	22,208	1,508
ING FMRSM Large Cap Growth Portfolio - Institutional Class	4,412	10,129	52,076	12,556
ING FMRSM Mid Cap Growth Portfolio - Institutional Class	15	597	160	2,324
ING Global Resources Portfolio - Institutional Class	12,003	3,304	8,148	3,492
ING JPMorgan Emerging Markets Equity Portfolio - Institutional Class	4,283	5,870	33,419	6,055
ING JPMorgan Small Cap Core Equity Portfolio - Institutional Class	9,399	9,471	7,947	11,197
ING JPMorgan Value Opportunities Portfolio - Institutional Class	1,885	4,999	11,670	541
ING Julius Baer Foreign Portfolio - Institutional Class	12,849	7,832	14,653	4,927
ING Legg Mason Value Portfolio - Institutional Class	1,237	852	6,975	1,187
ING LifeStyle Aggressive Growth Portfolio - Institutional Class	4,434	1,348	3,598	44
ING LifeStyle Growth Portfolio - Institutional Class	11,045	1,413	8,215	329
ING LifeStyle Moderate Growth Portfolio - Institutional Class	5,244	267	2,981	106
ING LifeStyle Moderate Portfolio - Institutional Class	1,544	469	344	4
ING Limited Maturity Bond Portfolio - Service Class	2,509	3,153	26,940	4,589
ING Liquid Assets Portfolio - Institutional Class	75,388	62,333	58,188	58,391
ING Liquid Assets Portfolio - Service Class	26,397	26,569	31,335	41,040
ING Lord Abbett Affiliated Portfolio - Institutional Class	13	10	454	1,206
ING MarketPro Portfolio - Institutional Class	65	85	116	-
ING MarketStyle Growth Portfolio - Institutional Class	761	152	2,286	425
ING MarketStyle Moderate Growth Portfolio - Institutional Class	443	68	751	28
ING MarketStyle Moderate Portfolio - Institutional Class	608	24	205	1
ING Marsico Growth Portfolio - Institutional Class	6,809	795	2,434	1,229
ING Marsico International Opportunities Portfolio - Institutional Class	4,831	5,918	23,397	7,539
ING MFS Total Return Portfolio - Institutional Class	1,488	927	1,656	881
ING MFS Utilities Portfolio - Service Class	4,872	9,060	6,294	5,846

62

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements (Unaudited)

	Nine Months Ended		Year Ended
	September 30, 2007		December 31, 2006

	Purchases	Sales	Purchases	Sales

		(Dollars in thousands)
ING Investors Trust (continued):
ING Oppenheimer Main Street Portfolio® - Institutional Class	$ 495	$ 502	$ 679	$ 37
ING Pioneer Fund Portfolio - Institutional Class	390	135	1,496	329
ING Pioneer Mid Cap Value Portfolio - Institutional Class	4,286	6,907	4,342	3,908
ING Stock Index Portfolio - Institutional Class	15,840	19,436	14,765	38,631
ING T. Rowe Price Capital Appreciation Portfolio - Institutional Class	10,153	5,032	11,646	4,836
ING T. Rowe Price Equity Income Portfolio - Institutional Class	4,336	1,812	5,622	2,694
ING UBS U.S. Allocation Portfolio - Service Class	57	265	249	9
ING Van Kampen Capital Growth Portfolio - Institutional Class	168	897	371	813
ING Van Kampen Growth and Income Portfolio - Service Class	1,723	407	2,617	159
ING VP Index Plus International Equity Portfolio - Service Class	1,392	4,674	47,788	5,242
ING Wells Fargo Small Cap Disciplined Portfolio - Service Class	859	2,980	22,327	3,617
ING Partners, Inc.:
ING American Century Large Company Value Portfolio - Initial Class	3	37	43	8
ING American Century Small-Mid Cap Value Portfolio - Initial Class	81	160	604	873
ING Baron Small Cap Growth Portfolio - Initial Class	3,753	416	7,172	3,908
ING Columbia Small Cap Value II Portfolio - Initial Class	1,771	1,572	7,668	1,231
ING Fundamental Research Portfolio - Initial Class	1	1	15	1
ING JPMorgan Mid Cap Value Portfolio - Initial Class	6,891	5,293	8,633	6,023
ING Legg Mason Partners Aggressive Growth Portfolio - Initial Class	6	43	56	537
ING Lord Abbett U.S. Government Securities Portfolio - Initial Class	2,528	1,865	21,547	3,231
ING Neuberger Berman Partners Portfolio - Initial Class	1,282	786	480	7
ING Neuberger Berman Regency Portfolio - Initial Class	400	165	217	4
ING Oppenheimer Global Portfolio - Initial Class	1,863	873	1,698	1,183
ING Oppenheimer Strategic Income Portfolio - Service Class	2,552	523	1,016	1,269
ING PIMCO Total Return Portfolio - Initial Class	4,598	1,610	10,354	2,432
ING T. Rowe Price Diversified Mid Cap Growth Portfolio - Initial Class	5,183	4,510	2,733	8,079
ING UBS U.S. Large Cap Equity Portfolio - Initial Class	599	4,897	6,368	469
ING Van Kampen Comstock Portfolio - Initial Class	1,806	1,720	9,143	8,185
ING Van Kampen Equity and Income Portfolio - Initial Class	704	172	1,790	456
ING Strategic Allocation Portfolios, Inc.:
ING VP Strategic Allocation Conservative Portfolio - Class I	8	59	85	39
ING VP Strategic Allocation Growth Portfolio - Class I	150	129	1,354	3,747
ING VP Strategic Allocation Moderate Portfolio - Class I	193	606	856	1,880
ING Variable Portfolios, Inc.:
ING VP Index Plus LargeCap Portfolio - Class I	1,387	1,270	8,865	1,730
ING VP Index Plus MidCap Portfolio - Class I	3,490	2,385	4,632	9,306
ING VP Index Plus SmallCap Portfolio - Class I	2,518	2,348	8,532	5,467
ING VP Value Opportunity Portfolio - Class I	33	287	74	253
ING Variable Products Trust:
ING VP High Yield Bond Portfolio - Class I	34,735	34,297	25,987	13,935
ING VP MidCap Opportunities Portfolio - Class I	1	476	124	512
ING VP Real Estate Portfolio - Class S	4,146	7,195	12,726	9,940
ING VP SmallCap Opportunities Portfolio - Class I	837	352	992	1,210
ING VP Balanced Portfolio, Inc.:
ING VP Balanced Portfolio - Class I	2,168	4,318	19,993	1,788

63

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

	Nine Months Ended		Year Ended
	September 30, 2007		December 31, 2006

	Purchases	Sales	Purchases	Sales

		(Dollars in thousands)
ING VP Intermediate Bond Portfolio:
ING VP Intermediate Bond Portfolio - Class I	$ 3,005	$ 1,834	$ 7,328	$ 3,696
M Fund, Inc.:
Brandes International Equity Fund	2,681	2,506	5,720	2,787
Business Opportunity Value Fund	468	495	655	568
Frontier Capital Appreciation Fund	621	906	3,547	1,678
Turner Core Growth Fund	589	923	2,314	1,920
Neuberger Berman Advisers Management Trust:
Neuberger Berman AMT Socially Responsive Portfolio® - Class I	151	18	55	22
Van Eck Worldwide Insurance Trust:
Van Eck Worldwide Hard Assets Fund	1,530	3,809	4,660	7,907

64

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements (Unaudited)

7. Changes in Units

The changes in units outstanding were as follows:

	Nine Months Ended September 30, 2007			Year Ended December 31, 2006

	Units	Units	Net Increase	Units	Units	Net Increase
	Issued	Redeemed	(Decrease)	Issued	Redeemed	(Decrease)

AIM Variable Insurance Funds:
AIM V.I. Core Equity Fund - Series I Shares	-	259,525	(259,525)	2,211,419	482,028	1,729,391
Alger American Fund:
American Funds Insurance Series:
American Funds Insurance Series® Growth Fund - Class 2	625,468	353,267	272,201	1,226,438	628,207	598,231
American Funds Insurance Series® Growth Income Fund - Class 2	371,808	141,100	230,708	521,384	287,385	233,999
American Funds Insurance Series® International Fund - Class 2	460,199	223,996	236,203	889,967	296,096	593,871
Fidelity® Variable Insurance Products:
Fidelity® VIP Equity-Income Portfolio - Service Class	134,694	36,640	98,054	125,074	11,354	113,720
Fidelity® Variable Insurance Products II:
Fidelity® VIP Contrafund® Portfolio - Service Class	709,670	107,018	602,652	586,722	129,716	457,006
Fidelity® Variable Insurance Products V:
Fidelity® VIP Investment Grade Bond Portfolio - Initial Class	331	8,593	(8,262)	31,176	26,065	5,111
ING Investors Trust:
ING AllianceBernstein Mid Cap Growth Portfolio - Institutional Class	39,912	111,639	(71,727)	326,171	456,474	(130,303)
ING BlackRock Large Cap Growth Portfolio - Institutional Class	283,717	137,097	146,620	148,812	75,730	73,082
ING BlackRock Large Cap Value Portfolio - Institutional Class	141	187,718	(187,577)	61,970	563,359	(501,389)
ING Evergreen Health Sciences Portfolio - Institutional Class	59,193	59,103	90	485,119	288,158	196,961
ING Evergreen Omega Portfolio - Institutional Class	593,304	568,255	25,049	382,451	695,650	(313,199)
ING FMRSM Diversified Mid Cap Portfolio - Institutional Class	233,296	291,468	(58,172)	2,139,665	221,214	1,918,451
ING FMRSM Large Cap Growth Portfolio - Institutional Class	422,040	928,531	(506,491)	5,413,878	1,735,020	3,678,858
ING FMRSM Mid Cap Growth Portfolio - Institutional Class	1,875	59,031	(57,156)	28,295	277,252	(248,957)
ING Global Resources Portfolio - Institutional Class	382,914	127,578	255,336	332,446	195,093	137,353
ING JPMorgan Emerging Markets Equity Portfolio - Institutional Class	340,625	500,418	(159,793)	3,424,112	745,146	2,678,966
ING JPMorgan Small Cap Core Equity Portfolio - Institutional Class	524,020	646,889	(122,869)	781,325	1,077,674	(296,349)
ING JPMorgan Value Opportunities Portfolio - Institutional Class	103,976	395,764	(291,788)	1,084,251	129,860	954,391
ING Julius Baer Foreign Portfolio - Institutional Class	723,820	506,231	217,589	1,132,071	427,208	704,863

65

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements (Unaudited)

	Nine Months Ended September 30, 2007			Year Ended December 31, 2006

	Units	Units	Net Increase	Units	Units	Net Increase
	Issued	Redeemed	(Decrease)	Issued	Redeemed	(Decrease)

ING Investors Trust (continued):
ING Legg Mason Value Portfolio - Institutional Class	95,244	72,567	22,677	616,470	119,004	497,466
ING LifeStyle Aggressive Growth Portfolio - Institutional Class	279,168	91,485	187,683	278,333	9,061	269,272
ING LifeStyle Growth Portfolio - Institutional Class	747,136	108,511	638,625	657,860	40,220	617,640
ING LifeStyle Moderate Growth Portfolio - Institutional Class	377,169	22,579	354,590	238,921	13,044	225,877
ING LifeStyle Moderate Portfolio - Institutional Class	117,685	37,125	80,560	28,342	558	27,784
ING Limited Maturity Bond Portfolio - Service Class	203,775	303,456	(99,681)	2,521,642	543,831	1,977,811
ING Liquid Assets Portfolio - Institutional Class	6,687,555	5,694,953	992,602	6,183,664	6,446,342	(262,678)
ING Liquid Assets Portfolio - Service Class	2,008,029	2,095,288	(87,259)	3,669,840	4,576,966	(907,126)
ING Lord Abbett Affiliated Portfolio - Institutional Class	1	515	(514)	26,735	74,430	(47,695)
ING MarketPro Portfolio - Institutional Class	5,661	7,680	(2,019)	10,882	81	10,801
ING MarketStyle Growth Portfolio - Institutional Class	59,806	13,065	46,741	217,867	44,502	173,365
ING MarketStyle Moderate Growth Portfolio - Institutional Class	36,372	6,140	30,232	71,836	3,765	68,071
ING MarketStyle Moderate Portfolio - Institutional Class	53,221	2,110	51,111	18,894	195	18,699
ING Marsico Growth Portfolio - Institutional Class	499,694	63,066	436,628	252,023	129,266	122,757
ING Marsico International Opportunities Portfolio - Institutional Class	229,117	377,653	(148,536)	2,088,230	998,916	1,089,314
ING MFS Total Return Portfolio - Institutional Class	63,676	62,410	1,266	100,829	73,303	27,526
ING MFS Utilities Portfolio - Service Class	260,281	539,259	(278,978)	570,990	547,090	23,900
ING Oppenheimer Main Street Portfolio® - Institutional Class	39,518	41,331	(1,813)	63,698	5,685	58,013
ING Pioneer Fund Portfolio - Institutional Class	25,707	10,047	15,660	122,761	27,902	94,859
ING Pioneer Mid Cap Value Portfolio - Institutional Class	256,794	532,021	(275,227)	438,542	419,903	18,639
ING Stock Index Portfolio - Institutional Class	554,244	1,470,438	(916,194)	1,944,126	4,278,229	(2,334,103)
ING T. Rowe Price Capital Appreciation Portfolio - Institutional Class	252,413	280,498	(28,085)	701,306	494,366	206,940
ING T. Rowe Price Equity Income Portfolio - Institutional Class	202,620	113,383	89,237	411,522	270,465	141,057
ING UBS U.S. Allocation Portfolio - Service Class	4,141	21,660	(17,519)	22,273	798	21,475
ING Van Kampen Capital Growth Portfolio - Institutional Class	2,121	63,865	(61,744)	24,198	70,547	(46,349)
ING Van Kampen Growth and Income Portfolio - Service Class	105,151	33,447	71,704	220,213	26,455	193,758
ING VP Index Plus International Equity Portfolio - Service Class	128,498	363,059	(234,561)	4,113,249	607,122	3,506,127
ING Wells Fargo Small Cap Disciplined Portfolio - Service Class	98,265	290,288	(192,023)	2,305,762	468,574	1,837,188

66

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements (Unaudited)

	Nine Months Ended September 30, 2007			Year Ended December 31, 2006

	Units	Units	Net Increase	Units	Units	Net Increase
	Issued	Redeemed	(Decrease)	Issued	Redeemed	(Decrease)

ING Partners, Inc.:
ING American Century Large Company Value Portfolio - Initial Class	-	2,760	(2,760)	3,789	947	2,842
ING American Century Small-Mid Cap Value Portfolio - Initial Class	33	11,484	(11,451)	50,996	75,679	(24,683)
ING Baron Small Cap Growth Portfolio - Initial Class	289,457	37,078	252,379	663,209	394,221	268,988
ING Columbia Small Cap Value II Portfolio - Initial Class	180,581	159,881	20,700	804,997	163,160	641,837
ING Fundamental Research Portfolio - Initial Class	-	39	(39)	1,330	51	1,279
ING JPMorgan Mid Cap Value Portfolio - Initial Class	312,540	274,931	37,609	575,233	421,093	154,140
ING Legg Mason Partners Aggressive Growth Portfolio - Initial Class	352	2,467	(2,115)	4,132	35,135	(31,003)
ING Lord Abbett U.S. Government Securities Portfolio - Initial Class	270,587	198,431	72,156	2,157,951	401,980	1,755,971
ING Neuberger Berman Partners Portfolio - Initial Class	107,278	74,202	33,076	51,190	831	50,359
ING Neuberger Berman Regency Portfolio - Initial Class	37,281	15,507	21,774	23,246	432	22,814
ING Oppenheimer Global Portfolio - Initial Class	112,450	67,654	44,796	163,460	120,634	42,826
ING Oppenheimer Strategic Income Portfolio - Service Class	207,248	55,417	151,831	134,587	156,381	(21,794)
ING PIMCO Total Return Portfolio - Initial Class	353,854	153,547	200,307	1,008,434	302,837	705,597
ING T. Rowe Price Diversified Mid Cap Growth Portfolio - Initial Class	129,679	358,972	(229,293)	441,943	936,122	(494,179)
ING UBS U.S. Large Cap Equity Portfolio - Initial Class	45,077	370,033	(324,956)	527,947	39,167	488,780
ING Van Kampen Comstock Portfolio - Initial Class	93,966	116,425	(22,459)	678,603	636,803	41,800
ING Van Kampen Equity and Income Portfolio - Initial Class	41,898	13,930	27,968	138,479	40,731	97,748
ING Strategic Allocation Portfolios, Inc.:
ING VP Strategic Allocation Conservative Portfolio - Class I	-	4,987	(4,987)	7,017	3,738	3,279
ING VP Strategic Allocation Growth Portfolio - Class I	-	9,088	(9,088)	109,776	312,034	(202,258)
ING VP Strategic Allocation Moderate Portfolio - Class I	-	48,299	(48,299)	59,991	162,562	(102,571)
ING Variable Portfolios, Inc.:
ING VP Index Plus LargeCap Portfolio - Class I	99,469	99,506	(37)	772,110	179,314	592,796
ING VP Index Plus MidCap Portfolio - Class I	155,002	161,964	(6,962)	306,430	685,143	(378,713)
ING VP Index Plus SmallCap Portfolio - Class I	86,627	160,599	(73,972)	568,816	415,565	153,251
ING VP Value Opportunity Portfolio - Class I	89	23,469	(23,380)	7,460	25,870	(18,410)

67

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

	Nine Months Ended September 30, 2007			Year Ended December 31, 2006

	Units	Units	Net Increase	Units	Units	Net Increase
	Issued	Redeemed	(Decrease)	Issued	Redeemed	(Decrease)

ING Variable Products Trust:
ING VP High Yield Bond Portfolio - Class I	2,939,098	3,001,324	(62,226)	2,469,077	1,441,595	1,027,482
ING VP MidCap Opportunities Portfolio - Class I	75	34,612	(34,537)	12,637	44,750	(32,113)
ING VP Real Estate Portfolio - Class S	239,158	486,613	(247,455)	1,010,461	841,621	168,840
ING VP SmallCap Opportunities Portfolio - Class I	83,128	38,683	44,445	135,210	154,193	(18,983)
ING VP Balanced Portfolio, Inc.:
ING VP Balanced Portfolio - Class I	94,932	397,725	(302,793)	2,076,838	250,249	1,826,589
ING VP Intermediate Bond Portfolio:
ING VP Intermediate Bond Portfolio - Class I	262,975	168,150	94,825	670,763	435,872	234,891
Janus Aspen Series:
M Fund, Inc.:
Brandes International Equity Fund	110,323	119,685	(9,362)	259,978	184,687	75,291
Business Opportunity Value Fund	28,123	33,881	(5,758)	37,942	49,900	(11,958)
Frontier Capital Appreciation Fund	33,388	48,989	(15,601)	184,119	118,765	65,354
Turner Core Growth Fund	41,577	69,281	(27,704)	204,241	183,200	21,041
Neuberger Berman Advisers Management Trust:
Neuberger Berman AMT Socially Responsive Portfolio® - Class I	11,490	1,509	9,981	4,942	2,137	2,805
Van Eck Worldwide Insurance Trust:
Van Eck Worldwide Hard Assets Fund	240	114,516	(114,276)	155,449	304,471	(149,022)

68

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

8.	Unit Summary

	Division/Contract	Units	Unit Value	Extended Value

	AIM V.I. Core Equity Fund - Series I Shares
	Contracts in accumulation period:
	Class A	1,285,895.839	$ 11.96	$ 15,379,314
	Class B	183,970.605	12.09	2,224,205
		1,469,866.444		$ 17,603,519

	American Funds Insurance Series® Growth Fund - Class 2
	Contracts in accumulation period:
	Class A	1,488,142.289	$ 20.92	$ 31,131,937
	Class B	1,374,250.699	21.63	29,725,043
	ING Corporate Advantage VUL	8,333.283	15.27	127,249
		2,870,726.271		$ 60,984,229

	American Funds Insurance Series® Growth Income Fund -
	Class 2
	Contracts in accumulation period:
	Class A	906,213.331	$ 18.72	$ 16,964,314
	Class B	779,031.535	19.36	15,082,051
	ING Corporate Advantage VUL	2,743.021	13.95	38,265
		1,687,987.887		$ 32,084,630

	American Funds Insurance Series® International Fund -
	Class 2
	Contracts in accumulation period:
	Class A	972,417.030	$ 27.43	$ 26,673,399
	Class B	1,146,271.643	28.36	32,508,264
	ING Corporate Advantage VUL	3,438.467	17.36	59,692
		2,122,127.140		$ 59,241,355

	Fidelity® VIP Equity-Income Portfolio - Service Class
	Contracts in accumulation period:
	Class A	156,713.985	$ 14.22	$ 2,228,473
	Class B	63,862.385	14.48	924,727
	ING Corporate Advantage VUL	863.110	14.17	12,230
		221,439.480		$ 3,165,430

	Fidelity® VIP Contrafund® Portfolio - Service Class
	Contracts in accumulation period:
	Class A	667,298.660	$ 15.47	$ 10,323,110
	Class B	557,915.665	15.76	8,792,751
	ING Corporate Advantage VUL	3,993.928	15.37	61,387
		1,229,208.253		$ 19,177,248

	Fidelity® VIP Investment Grade Bond Portfolio - Initial
	Class
	Contracts in accumulation period:
	Class A	26,915.686	$ 10.71	$ 288,267
	Class B	13,889.964	10.91	151,540
		40,805.650		$ 439,807

69

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

Division/Contract	Units	Unit Value	Extended Value

ING AllianceBernstein Mid Cap Growth Portfolio -
Institutional Class
Contracts in accumulation period:
Class A	49,577.606	$ 15.01	$ 744,160
Class B	66,897.351	15.29	1,022,860
ING Corporate Advantage VUL	321.042	22.65	7,272
	116,795.999		$ 1,774,292

ING BlackRock Large Cap Growth Portfolio - Institutional
Class
Contracts in accumulation period:
Class A	176,003.687	$ 13.52	$ 2,379,570
Class B	43,698.152	13.77	601,724
	219,701.839		$ 2,981,294

ING BlackRock Large Cap Value Portfolio - Institutional
Class
Contracts in accumulation period:
Class A	1,467,616.673	$ 14.21	$ 20,854,833
Class B	85,837.175	14.58	1,251,506
	1,553,453.848		$ 22,106,339

ING Evergreen Health Sciences Portfolio - Institutional
Class
Contracts in accumulation period:
Class A	120,697.985	$ 13.13	$ 1,584,765
Class B	72,945.202	13.38	976,007
ING Corporate Advantage VUL	3,407.389	11.62	39,594
	197,050.576		$ 2,600,366

ING Evergreen Omega Portfolio - Institutional Class
Contracts in accumulation period:
Class A	2,141,455.362	$ 13.81	$ 29,573,499
Class B	512,872.473	14.07	7,216,116
	2,654,327.835		$ 36,789,615

ING FMRSM Diversified Mid Cap Portfolio - Institutional
Class
Contracts in accumulation period:
Class A	1,640,495.276	$ 11.58	$ 18,996,935
Class B	219,620.898	11.71	2,571,761
ING Corporate Advantage VUL	162.472	13.43	2,182
	1,860,278.646		$ 21,570,878

ING FMRSM Large Cap Growth Portfolio - Institutional
Class
Contracts in accumulation period:
Class A	6,608,340.807	$ 11.40	$ 75,335,085
Class B	605,407.801	11.61	7,028,785
	7,213,748.608		$ 82,363,870

ING FMRSM Mid Cap Growth Portfolio - Institutional Class
Contracts in accumulation period:
Class A	179,067.683	$ 8.52	$ 1,525,657
Class B	119,149.132	12.02	1,432,173
	298,216.815		$ 2,957,830

70

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

Division/Contract	Units	Unit Value	Extended Value

ING Global Resources Portfolio - Institutional Class
Contracts in accumulation period:
Class A	299,983.100	$ 34.16	$ 10,247,423
Class B	254,053.940	29.82	7,575,888
ING Corporate Advantage VUL	252.324	20.24	5,107
	554,289.364		$ 17,828,418

ING JPMorgan Emerging Markets Equity Portfolio -
Institutional Class
Contracts in accumulation period:
Class A	1,719,105.478	$ 14.82	$ 25,477,143
Class B	799,372.239	14.98	11,974,596
ING Corporate Advantage VUL	695.096	15.06	10,468
	2,519,172.813		$ 37,462,207

ING JPMorgan Small Cap Core Equity Portfolio -
Institutional Class
Contracts in accumulation period:
Class A	1,850,234.243	$ 15.11	$ 27,957,039
Class B	388,704.722	15.50	6,024,923
ING Corporate Advantage VUL	333.630	13.77	4,594
	2,239,272.595		$ 33,986,556

ING JPMorgan Value Opportunities Portfolio - Institutional
Class
Contracts in accumulation period:
Class A	390,836.242	$ 13.55	$ 5,295,831
Class B	271,015.499	13.80	3,740,014
ING Corporate Advantage VUL	751.075	13.80	10,365
	662,602.816		$ 9,046,210

ING Julius Baer Foreign Portfolio - Institutional Class
Contracts in accumulation period:
Class A	663,042.604	$ 17.37	$ 11,517,050
Class B	454,986.820	17.70	8,053,267
ING Corporate Advantage VUL	2,139.249	17.62	37,694
	1,120,168.673		$ 19,608,011

ING Legg Mason Value Portfolio - Institutional Class
Contracts in accumulation period:
Class A	318,196.242	$ 13.04	$ 4,149,279
Class B	380,611.911	13.37	5,088,781
ING Corporate Advantage VUL	612.025	12.58	7,699
	699,420.178		$ 9,245,759

ING LifeStyle Aggressive Growth Portfolio - Institutional
Class
Contracts in accumulation period:
Class A	122,179.720	$ 15.41	$ 1,882,789
Class B	334,719.784	15.57	5,211,587
ING Corporate Advantage VUL	55.516	15.57	864
	456,955.020		$ 7,095,240

71

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

Division/Contract	Units	Unit Value	Extended Value

ING LifeStyle Growth Portfolio - Institutional Class
Contracts in accumulation period:
Class A	682,335.163	$ 14.62	$ 9,975,740
Class B	572,863.062	14.78	8,466,916
ING Corporate Advantage VUL	1,067.248	14.78	15,774
	1,256,265.473		$ 18,458,430

ING LifeStyle Moderate Growth Portfolio - Institutional
Class
Contracts in accumulation period:
Class A	355,834.074	$ 13.86	$ 4,931,860
Class B	222,158.211	14.01	3,112,437
ING Corporate Advantage VUL	2,475.149	14.01	34,677
	580,467.434		$ 8,078,974

ING LifeStyle Moderate Portfolio - Institutional Class
Contracts in accumulation period:
Class A	12,949.923	$ 13.29	$ 172,104
Class B	94,405.468	13.43	1,267,865
ING Corporate Advantage VUL	988.613	13.43	13,277
	108,344.004		$ 1,453,246

ING Limited Maturity Bond Portfolio - Service Class
Contracts in accumulation period:
Class A	1,495,779.916	$ 10.74	$ 16,064,676
Class B	612,654.570	14.56	8,920,251
ING Corporate Advantage VUL	1,501.891	11.01	16,536
	2,109,936.377		$ 25,001,463

ING Liquid Assets Portfolio - Institutional Class
Contracts in accumulation period:
Class A	6,788,809.989	$ 11.05	$ 75,016,350
	6,788,809.989		$ 75,016,350

ING Liquid Assets Portfolio - Service Class
Contracts in accumulation period:
Class B	1,948,702.720	$ 12.94	$ 25,216,213
ING Corporate Advantage VUL	14,039.485	11.10	155,838
	1,962,742.205		$ 25,372,051

ING Lord Abbett Affiliated Portfolio - Institutional Class
Contracts in accumulation period:
Class A	10,628.184	$ 18.82	$ 200,022
Class B	6,133.738	19.45	119,301
	16,761.922		$ 319,323

ING MarketPro Portfolio - Institutional Class
Contracts in accumulation period:
Class A	6,339.909	$ 11.72	$ 74,304
Class B	2,441.733	11.88	29,008
	8,781.642		$ 103,312

72

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SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

Division/Contract	Units	Unit Value	Extended Value

ING MarketStyle Growth Portfolio - Institutional Class
Contracts in accumulation period:
Class A	36,773.218	$ 12.08	$ 444,220
Class B	183,332.508	12.24	2,243,990
	220,105.726		$ 2,688,210

ING MarketStyle Moderate Growth Portfolio - Institutional
Class
Contracts in accumulation period:
Class A	41,870.140	$ 11.83	$ 495,324
Class B	56,251.554	11.99	674,456
ING Corporate Advantage VUL	181.704	11.85	2,153
	98,303.398		$ 1,171,933

ING MarketStyle Moderate Portfolio - Institutional Class
Contracts in accumulation period:
Class B	69,810.286	$ 11.74	$ 819,573
	69,810.286		$ 819,573

ING Marsico Growth Portfolio - Institutional Class
Contracts in accumulation period:
Class A	344,128.498	$ 18.48	$ 6,359,495
Class B	594,089.425	11.54	6,855,792
ING Corporate Advantage VUL	161.292	13.86	2,236
	938,379.215		$ 13,217,523

ING Marsico International Opportunities Portfolio -
Institutional Class
Contracts in accumulation period:
Class A	400,578.933	$ 18.24	$ 7,306,560
Class B	538,561.916	18.57	10,001,095
ING Corporate Advantage VUL	1,637.523	18.57	30,409
	940,778.372		$ 17,338,064

ING MFS Total Return Portfolio - Institutional Class
Contracts in accumulation period:
Class A	241,119.602	$ 15.33	$ 3,696,363
Class B	175,881.279	17.62	3,099,028
ING Corporate Advantage VUL	118.035	12.47	1,472
	417,118.916		$ 6,796,863

ING MFS Utilities Portfolio - Service Class
Contracts in accumulation period:
Class A	553,931.712	$ 17.96	$ 9,948,614
Class B	177,017.814	18.29	3,237,656
ING Corporate Advantage VUL	278.837	18.29	5,100
	731,228.363		$ 13,191,370

ING Oppenheimer Main Street Portfolio« - Institutional
Class
Contracts in accumulation period:
Class A	24,112.415	$ 13.95	$ 336,368
Class B	37,498.670	12.53	469,858
	61,611.085		$ 806,226

73

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

Division/Contract	Units	Unit Value	Extended Value

ING Pioneer Fund Portfolio - Institutional Class
Contracts in accumulation period:
Class A	92,897.737	$ 14.02	$ 1,302,426
Class B	17,621.562	14.28	251,636
	110,519.299		$ 1,554,062

ING Pioneer Mid Cap Value Portfolio - Institutional Class
Contracts in accumulation period:
Class A	884,663.743	$ 13.64	$ 12,066,813
Class B	290,459.323	13.88	4,031,575
ING Corporate Advantage VUL	613.932	13.88	8,521
	1,175,736.998		$ 16,106,909

ING Stock Index Portfolio - Institutional Class
Contracts in accumulation period:
Class A	13,288,670.760	$ 14.18	$ 188,433,351
Class B	2,652,701.487	14.55	38,596,807
ING Corporate Advantage VUL	2,512.866	13.64	34,275
	15,943,885.113		$ 227,064,433

ING T. Rowe Price Capital Appreciation Portfolio -
Institutional Class
Contracts in accumulation period:
Class A	1,407,812.259	$ 19.75	$ 27,804,292
Class B	1,080,520.571	20.73	22,399,191
ING Corporate Advantage VUL	1,253.800	13.39	16,788
	2,489,586.630		$ 50,220,271

ING T. Rowe Price Equity Income Portfolio - Institutional
Class
Contracts in accumulation period:
Class A	660,199.938	$ 18.85	$ 12,444,769
Class B	471,154.283	17.88	8,424,239
ING Corporate Advantage VUL	4,932.302	13.53	66,734
	1,136,286.523		$ 20,935,742

ING UBS U.S. Allocation Portfolio - Service Class
Contracts in accumulation period:
Class A	178.188	$ 12.50	$ 2,227
Class B	5,206.500	12.73	66,279
	5,384.688		$ 68,506

ING Van Kampen Capital Growth Portfolio - Institutional
Class
Contracts in accumulation period:
Class A	202,283.558	$ 15.20	$ 3,074,710
Class B	80,471.931	15.60	1,255,362
	282,755.489		$ 4,330,072

ING Van Kampen Growth and Income Portfolio - Service
Class
Contracts in accumulation period:
Class A	172,104.168	$ 13.55	$ 2,332,011
Class B	183,493.981	13.80	2,532,217
ING Corporate Advantage VUL	1,552.870	13.73	21,321
	357,151.019		$ 4,885,549

74

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

Division/Contract	Units	Unit Value	Extended Value

ING VP Index Plus International Equity Portfolio - Service
Class
Contracts in accumulation period:
Class A	2,887,989.012	$ 14.35	$ 41,442,642
Class B	384,247.554	14.55	5,590,802
	3,272,236.566		$ 47,033,444

ING Wells Fargo Small Cap Disciplined Portfolio - Service
Class
Contracts in accumulation period:
Class A	1,071,152.261	$ 10.60	$ 11,354,214
Class B	573,856.968	10.71	6,146,008
ING Corporate Advantage VUL	155.572	10.77	1,676
	1,645,164.801		$ 17,501,898

ING American Century Large Company Value Portfolio -
Initial Class
Contracts in accumulation period:
Class A	1,973.802	$ 13.24	$ 26,133
Class B	1,232.589	13.49	16,628
	3,206.391		$ 42,761

ING American Century Small-Mid Cap Value Portfolio -
Initial Class
Contracts in accumulation period:
Class A	25,693.218	$ 13.58	$ 348,914
Class B	15,885.380	13.83	219,695
	41,578.598		$ 568,609

ING Baron Small Cap Growth Portfolio - Initial Class
Contracts in accumulation period:
Class A	418,412.928	$ 13.80	$ 5,774,098
Class B	309,150.447	14.06	4,346,655
ING Corporate Advantage VUL	3,398.024	13.59	46,179
	730,961.399		$ 10,166,932

ING Columbia Small Cap Value II Portfolio - Initial Class
Contracts in accumulation period:
Class A	400,125.061	$ 10.85	$ 4,341,357
Class B	261,206.050	10.97	2,865,430
ING Corporate Advantage VUL	1,205.837	10.97	13,228
	662,536.948		$ 7,220,015

ING Fundamental Research Portfolio - Initial Class
Contracts in accumulation period:
Class A	21.146	$ 13.28	$ 281
Class B	1,219.002	13.53	16,493
	1,240.148		$ 16,774

ING JPMorgan Mid Cap Value Portfolio - Initial Class
Contracts in accumulation period:
Class A	384,637.479	$ 20.20	$ 7,769,677
Class B	410,011.191	20.89	8,565,134
ING Corporate Advantage VUL	5,256.049	13.52	71,062
	799,904.719		$ 16,405,873

75

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

Division/Contract	Units	Unit Value	Extended Value

ING Legg Mason Partners Aggressive Growth Portfolio -
Initial Class
Contracts in accumulation period:
Class A	5,666.957	$ 17.23	$ 97,642
Class B	7,199.381	17.81	128,221
	12,866.338		$ 225,863

ING Lord Abbett U.S. Government Securities Portfolio -
Initial Class
Contracts in accumulation period:
Class A	1,485,530.975	$ 10.78	$ 16,014,024
Class B	342,595.970	10.90	3,734,296
	1,828,126.945		$ 19,748,320

ING Neuberger Berman Partners Portfolio - Initial Class
Contracts in accumulation period:
Class A	56,272.162	$ 11.14	$ 626,872
Class B	26,975.278	11.26	303,742
ING Corporate Advantage VUL	187.344	11.43	2,141
	83,434.784		$ 932,755

ING Neuberger Berman Regency Portfolio - Initial Class
Contracts in accumulation period:
Class A	16,866.857	$ 10.54	$ 177,777
Class B	27,720.896	10.65	295,228
	44,587.753		$ 473,005

ING Oppenheimer Global Portfolio - Initial Class
Contracts in accumulation period:
Class A	243,881.700	$ 15.62	$ 3,809,432
Class B	177,345.754	15.91	2,821,571
ING Corporate Advantage VUL	896.207	15.71	14,079
	422,123.661		$ 6,645,082

ING Oppenheimer Strategic Income Portfolio - Service Class
Contracts in accumulation period:
Class A	547,298.092	$ 11.51	$ 6,299,401
Class B	181,556.255	11.73	2,129,655
ING Corporate Advantage VUL	1,632.752	11.80	19,266
	730,487.099		$ 8,448,322

ING PIMCO Total Return Portfolio - Initial Class
Contracts in accumulation period:
Class A	1,106,065.859	$ 11.67	$ 12,907,789
Class B	690,436.575	12.06	8,326,665
ING Corporate Advantage VUL	12,023.604	11.34	136,348
	1,808,526.038		$ 21,370,802

ING T. Rowe Price Diversified Mid Cap Growth Portfolio -
Initial Class
Contracts in accumulation period:
Class A	2,494,329.152	$ 14.58	$ 36,367,319
Class B	680,943.084	14.85	10,112,005
	3,175,272.236		$ 46,479,324

76

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

Division/Contract	Units	Unit Value	Extended Value

ING UBS U.S. Large Cap Equity Portfolio - Initial Class
Contracts in accumulation period:
Class A	88,210.930	$ 13.48	$ 1,189,083
Class B	81,972.899	13.73	1,125,488
	170,183.829		$ 2,314,571

ING Van Kampen Comstock Portfolio - Initial Class
Contracts in accumulation period:
Class A	384,259.463	$ 15.42	$ 5,925,281
Class B	394,135.475	16.06	6,329,816
ING Corporate Advantage VUL	2,462.285	12.96	31,911
	780,857.223		$ 12,287,008

ING Van Kampen Equity and Income Portfolio - Initial
Class
Contracts in accumulation period:
Class A	69,320.581	$ 13.66	$ 946,919
Class B	153,087.009	14.24	2,179,959
ING Corporate Advantage VUL	780.117	13.07	10,196
	223,187.707		$ 3,137,074

ING VP Strategic Allocation Conservative Portfolio - Class I
Contracts in accumulation period:
Class A	8,652.570	$ 12.15	$ 105,129
Class B	1,865.480	12.43	23,188
	10,518.050		$ 128,317

ING VP Strategic Allocation Growth Portfolio - Class I
Contracts in accumulation period:
Class A	51,842.180	$ 13.77	$ 713,867
Class B	90,779.625	14.08	1,278,177
	142,621.805		$ 1,992,044

ING VP Strategic Allocation Moderate Portfolio - Class I
Contracts in accumulation period:
Class A	40,128.365	$ 13.00	$ 521,669
Class B	203,192.250	13.30	2,702,457
	243,320.615		$ 3,224,126

ING VP Index Plus LargeCap Portfolio - Class I
Contracts in accumulation period:
Class A	674,651.114	$ 13.88	$ 9,364,157
Class B	346,902.423	14.46	5,016,209
	1,021,553.537		$ 14,380,366

ING VP Index Plus MidCap Portfolio - Class I
Contracts in accumulation period:
Class A	561,456.218	$ 16.31	$ 9,157,351
Class B	377,956.599	17.00	6,425,262
ING Corporate Advantage VUL	798.825	13.54	10,816
	940,211.642		$ 15,593,429

77

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

Division/Contract	Units	Unit Value	Extended Value

ING VP Index Plus SmallCap Portfolio - Class I
Contracts in accumulation period:
Class A	416,871.572	$ 16.27	$ 6,782,500
Class B	396,143.368	16.96	6,718,592
ING Corporate Advantage VUL	676.336	12.84	8,684
	813,691.276		$ 13,509,776

ING VP Value Opportunity Portfolio - Class I
Contracts in accumulation period:
Class A	103,389.328	$ 12.21	$ 1,262,384
Class B	47,210.730	12.38	584,469
	150,600.058		$ 1,846,853

ING VP High Yield Bond Portfolio - Class I
Contracts in accumulation period:
Class A	1,926,555.521	$ 11.63	$ 22,405,841
Class B	466,792.770	11.85	5,531,494
ING Corporate Advantage VUL	788.703	11.77	9,283
	2,394,136.994		$ 27,946,618

ING VP MidCap Opportunities Portfolio - Class I
Contracts in accumulation period:
Class A	75,452.918	$ 14.32	$ 1,080,486
Class B	97,961.580	15.04	1,473,342
	173,414.498		$ 2,553,828

ING VP Real Estate Portfolio - Class S
Contracts in accumulation period:
Class A	735,249.344	$ 14.75	$ 10,844,928
Class B	403,304.595	15.03	6,061,668
ING Corporate Advantage VUL	791.312	15.03	11,893
	1,139,345.251		$ 16,918,489

ING VP SmallCap Opportunities Portfolio - Class I
Contracts in accumulation period:
Class A	243,137.600	$ 11.16	$ 2,713,416
Class B	187,489.192	11.72	2,197,373
ING Corporate Advantage VUL	199.787	14.96	2,989

	430,826.579		$ 4,913,778

ING VP Balanced Portfolio - Class I
Contracts in accumulation period:
Class A	1,334,231.404	$ 11.13	$ 14,849,996
Class B	189,564.662	11.25	2,132,602
	1,523,796.066		$ 16,982,598

ING VP Intermediate Bond Portfolio - Class I
Contracts in accumulation period:
Class A	693,458.033	$ 12.91	$ 8,952,543
Class B	941,170.195	13.45	12,658,739
ING Corporate Advantage VUL	12,313.476	11.19	137,788
	1,646,941.704		$ 21,749,070

78

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

Division/Contract	Units	Unit Value	Extended Value

Brandes International Equity Fund
Contracts in accumulation period:
Class A	951,711.225	$ 21.46	$ 20,423,723
Class B	57,744.824	22.53	1,300,991
	1,009,456.049		$ 21,724,714

Business Opportunity Value Fund
Contracts in accumulation period:
Class A	171,056.372	$ 15.64	$ 2,675,322
Class B	38,752.872	16.29	631,284
	209,809.244		$ 3,306,606

Frontier Capital Appreciation Fund
Contracts in accumulation period:
Class A	528,110.687	$ 19.67	$ 10,387,937
Class B	30,223.882	20.66	624,425
	558,334.569		$ 11,012,362

Turner Core Growth Fund
Contracts in accumulation period:
Class A	210,248.055	$ 14.54	$ 3,057,007
Class B	50,994.045	15.27	778,679
	261,242.100		$ 3,835,686

Neuberger Berman AMT Socially Responsive Portfolio® -
Class I
Contracts in accumulation period:
Class A	11,993.896	$ 14.00	$ 167,915
Class B	4,889.604	14.26	69,726
	16,883.500		$ 237,641

Van Eck Worldwide Hard Assets Fund
Contracts in accumulation period:
Class A	237,744.484	$ 40.99	$ 9,745,146
Class B	65,302.584	39.89	2,604,920
	303,047.068		$ 12,350,066

79

SECURITY LIFE OF DENVER INSURANCE COMPANY SECURITY LIFE SEPARATE ACCOUNT L1 Notes to Financial Statements (Unaudited)

9. Financial Highlights

A summary of unit values, units outstanding and net assets for Policies, expense ratios, excluding expenses of underlying Funds, investment income ratios, and total return for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005, 2004 and 2003, follows:

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

AIM V.I. Core Equity Fund - Series I Shares
2007	1,470	$11.96 to $12.09	$17,603	-	0.00% to 0.75%	9.62% to 10.31%
2006	1,729	$10.91 to $10.96	$18,879	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
American Funds Insurance Series® Growth
Fund - Class 2
2007	2,871	$15.27 to $21.63	$60,983	0.17%	0.00% to 0.75%	15.33% to 15.98%
2006	2,599	$13.17 to $18.65	$47,749	0.88%	0.00% to 0.75%	9.41% to 10.22%
2005	2,000	$16.58 to $16.92	$33,471	0.77%	0.00% to 0.75%	15.30% to 16.21%
2004	1,361	$14.38 to $14.56	$19,658	0.24%	0.00% to 0.75%	11.65% to 12.43%
2003	305	$12.88 to $12.95	$3,929	(a)	0.00% to 0.75%	(a)
American Funds Insurance Series® Growth Income
Fund - Class 2
2007	1,688	$13.95 to $19.36	$32,084	0.27%	0.00% to 0.75%	10.18% to 10.89%
2006	1,457	$12.58 to $17.46	$25,076	1.66%	0.00% to 0.75%	14.33% to 15.17%
2005	1,223	$14.86 to $15.16	$18,342	1.45%	0.00% to 0.75%	5.09% to 5.87%
2004	947	$14.14 to $14.32	$13,451	1.19%	0.00% to 0.75%	9.53% to 10.32%
2003	268	$12.91 to $12.98	$3,463	(a)	0.00% to 0.75%	(a)
American Funds Insurance Series® International
Fund - Class 2
2007	2,122	$17.36 to $28.36	$59,240	0.18%	0.00% to 0.75%	17.37% to 18.02%
2006	1,886	$14.71 to $24.03	$44,727	1.91%	0.00% to 0.75%	18.09% to 19.02%
2005	1,292	$19.79 to $20.19	$25,807	1.72%	0.00% to 0.75%	20.60% to 21.48%
2004	828	$16.41 to $16.62	$13,661	1.90%	0.00% to 0.75%	18.40% to 19.31%
2003	174	$13.86 to $13.93	$2,412	(a)	0.00% to 0.75%	(a)

80

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

Fidelity® VIP Equity-Income Portfolio - Service Class
2007	221	$14.17 to $14.48	$3,165	0.04%	0.00% to 0.75%	7.48% to 8.09%
2006	123	$13.11 to $13.40	$1,640	3.02%	0.00% to 0.75%	19.19% to 20.07%
2005	10	$11.10 to $11.16	$108	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
Fidelity® VIP Contrafund® Portfolio - Service Class
2007	1,229	$15.37 to $15.76	$19,177	0.02%	0.00% to 0.75%	15.88% to 16.57%
2006	627	$13.19 to $13.52	$8,408	1.29%	0.00% to 0.75%	10.70% to 11.55%
2005	170	$12.06 to $12.12	$2,048	(c )	0.00% to 0.75%	(c)
2004	(c )	(c)	(c )	(c )	(c)	(c)
2003	(c)	(c)	(c )	(c )	(c)	(c)
Fidelity® VIP Investment Grade Bond Portfolio -
Initial Class
2007	41	$10.71 to $10.91	$439	4.39%	0.00% to 0.75%	1.90% to 2.54%
2006	49	$10.51 to $10.64	$518	3.88%	0.00% to 0.75%	3.55% to 4.31%
2005	44	$10.15 to $10.20	$448	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING AllianceBernstein Mid Cap Growth Portfolio -
Institutional Class
2007	117	$15.01 to $22.65	$1,774	0.14%	0.00% to 0.75%	15.82% to 16.54%
2006	189	$12.96 to $19.44	$2,452	-	0.00% to 0.75%	1.25% to 1.94%
2005	319	$12.80 to $12.87	$4,083	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING BlackRock Large Cap Growth Portfolio -
Institutional Class
2007	220	$13.38 to $13.77	$2,981	-	0.00% to 0.75%	9.12% to 9.76%
2006	73	$12.39 to $12.55	$908	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)

81

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING BlackRock Large Cap Value Portfolio -
Institutional Class
2007	1,553	$14.21 to $14.58	$22,105	0.55%	0.00% to 0.75%	6.60% to 7.21%
2006	1,741	$13.33 to $13.60	$23,235	0.76%	0.00% to 0.75%	15.81% to 16.64%
2005	2,242	$11.51 to $11.66	$25,828	-	0.00% to 0.75%	4.73% to 5.62%
2004	2,532	$10.99 to $11.04	$27,830	(b)	0.00% to 0.75%	(b)
2003	(b)	(b)	(b)	(b)	(b)	(b)
ING Evergreen Health Sciences Portfolio -
Institutional Class
2007	197	$11.62 to $13.38	$2,600	0.36%	0.00% to 0.75%	5.89% to 6.53%
2006	197	$10.91 to $12.56	$2,450	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING Evergreen Omega Portfolio - Institutional Class
2007	2,654	$13.81 to $14.07	$36,789	0.31%	0.00% to 0.75%	14.89% to 15.52%
2006	2,629	$12.02 to $12.18	$31,669	-	0.00% to 0.75%	5.07% to 5.91%
2005	2,942	$11.44 to $11.50	$33,687	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING FMRSM Diversified Mid Cap Portfolio -
Institutional Class
2007	1,860	$11.58 to $13.43	$21,570	0.27%	0.00% to 0.75%	16.97% to 17.70%
2006	1,918	$9.90 to $11.41	$19,003	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING FMRSM Large Cap Growth Portfolio -
Institutional Class
2007	7,214	$11.40 to $11.61	$82,361	0.22%	0.00% to 0.75%	5.56% to 6.12%
2006	7,720	$10.80 to $10.94	$83,464	-	0.00% to 0.75%	1.98% to 2.82%
2005	4,041	$10.59 to $10.64	$42,816	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)

82

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING FMRSM Mid Cap Growth Portfolio - Institutional
Class
2007	298	$8.52 to $12.02	$2,958	-	0.00% to 0.75%	2.77% to 3.35%
2006	355	$8.29 to $11.63	$3,430	-	0.00% to 0.75%	4.02% to 4.77%
2005	604	$7.97 to $11.10	$5,377	-	0.00% to 0.75%	2.57% to 3.35%
2004	482	$7.77 to $10.74	$4,257	-	0.00% to 0.75%	14.43% to 15.36%
2003	381	$6.79 to $9.31	$2,923	-	0.00% to 0.75%	38.57% to 39.58%
ING Global Resources Portfolio - Institutional Class
2007	554	$20.24 to $34.16	$17,827	0.13%	0.00% to 0.75%	26.14% to 26.84%
2006	299	$15.96 to $27.08	$7,648	0.43%	0.00% to 0.75%	20.79% to 21.75%
2005	162	$19.31 to $22.42	$3,423	0.88%	0.00% to 0.75%	37.04% to 38.03%
2004	96	$13.99 to $16.36	$1,428	1.75%	0.00% to 0.75%	5.89% to 6.71%
2003	4	$13.11 to $15.45	$61	(a)	0.00% to 0.75%	(a)
ING JPMorgan Emerging Markets Equity Portfolio -
Institutional Class
2007	2,519	$14.82 to $15.06	$37,461	1.18%	0.00% to 0.75%	29.55% to 30.39%
2006	2,679	$11.44 to $11.55	$30,686	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING JPMorgan Small Cap Core Equity Portfolio -
Institutional Class
2007	2,239	$13.77 to $15.50	$33,986	0.31%	0.00% to 0.75%	4.86% to 5.44%
2006	2,362	$13.06 to $14.70	$34,149	0.07%	0.00% to 0.75%	16.12% to 16.95%
2005	2,658	$12.41 to $12.57	$33,048	-	0.00% to 0.75%	3.16% to 3.97%
2004	1,842	$12.03 to $12.09	$22,159	(b)	0.00% to 0.75%	(b)
2003	(b)	(b)	(b)	(b)	(b)	(b)
ING JPMorgan Value Opportunities Portfolio -
Institutional Class
2007	663	$13.55 to $13.80	$9,046	1.24%	0.00% to 0.75%	6.11% to 6.73%
2006	954	$12.77 to $12.93	$12,251	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)

83

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Julius Baer Foreign Portfolio - Institutional Class
2007	1,120	$17.37 to $17.70	$19,607	0.34%	0.00% to 0.75%	14.20% to 14.94%
2006	903	$15.21 to $15.40	$13,805	-	0.00% to 0.75%	28.68% to 29.63%
2005	198	$11.82 to $11.88	$2,341	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING Legg Mason Value Portfolio - Institutional Class
2007	699	$12.58 to $13.37	$9,246	-	0.00% to 0.75%	2.76% to 3.37%
2006	677	$12.17 to $12.94	$8,682	-	0.00% to 0.75%	6.02% to 6.77%
2005	179	$11.97 to $12.12	$2,157	-	0.00% to 0.75%	5.37% to 6.13%
2004	146	$11.36 to $11.42	$1,660	(b)	0.00% to 0.75%	(b)
2003	(b)	(b)	(b)	(b)	(b)	(b)
ING LifeStyle Aggressive Growth Portfolio -
Institutional Class
2007	457	$15.41 to $15.57	$7,095	0.86%	0.00% to 0.75%	7.09% to 7.60%
2006	269	$14.39 to $14.47	$3,892	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING LifeStyle Growth Portfolio - Institutional Class
2007	1,256	$14.62 to $14.78	$18,458	1.14%	0.00% to 0.75%	6.33% to 6.95%
2006	618	$13.75 to $13.82	$8,512	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING LifeStyle Moderate Growth Portfolio -
Institutional Class
2007	580	$13.86 to $14.01	$8,079	1.67%	0.00% to 0.75%	5.80% to 6.38%
2006	226	$13.10 to $13.17	$2,963	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)

84

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING LifeStyle Moderate Portfolio - Institutional Class
2007	108	$13.29 to $13.43	$1,453	2.33%	0.00% to 0.75%	5.31% to 5.83%
2006	28	$12.62 to $12.69	$352	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING Limited Maturity Bond Portfolio - Service Class
2007	2,110	$10.74 to $14.56	$25,000	2.02%	0.00% to 0.75%	3.47% to 4.07%
2006	2,210	$10.38 to $13.99	$25,152	6.59%	0.00% to 0.75%	3.08% to 3.86%
2005	232	$10.07 to $13.47	$2,943	3.50%	0.00% to 0.75%	1.58% to 1.58%
2004	103	$13.26 to $13.26	$1,365	7.76%	-	0.00% to 1.38%
2003	36	$13.08 to $13.08	$465	1.26%	-	0.00% to 2.83%
ING Liquid Assets Portfolio - Institutional Class
2007	6,789	$11.05 to $11.05	$75,013	4.20%	0.75% to 0.75%	3.37% to 3.37%
2006	5,796	$10.69 to $10.69	$61,958	5.16%	0.00% to 0.75%	0.00% to 4.19%
2005	6,059	$10.26 to $10.26	$62,163	3.32%	0.00% to 0.75%	0.00% to 2.19%
2004	1,794	$11.60 to $11.60	$20,814	(b)	(b)	(b)
2003	(b)	(b)	(b)	(b)	(b)	(b)
ING Liquid Assets Portfolio - Service Class
2007	1,963	$11.10 to $12.94	$25,372	3.79%	-	3.64% to 3.69%
2006	2,050	$10.71 to $12.48	$25,544	4.25%	-	0.00% to 4.70%
2005	2,957	$11.92 to $11.92	$35,249	2.53%	-	0.00% to 2.76%
2004	5,783	$10.04 to $10.04	$58,056	1.79%	0.00% to 0.75%	-
2003	1,827	$11.49 to $11.49	$20,993	0.78%	-	0.00% to 0.70%
ING Lord Abbett Affiliated Portfolio - Institutional
Class
2007	17	$18.82 to $19.45	$319	1.92%	0.00% to 0.75%	7.54% to 8.12%
2006	17	$17.50 to $17.99	$305	0.57%	0.00% to 0.75%	17.06% to 17.89%
2005	65	$14.95 to $15.26	$974	1.67%	0.00% to 0.75%	4.91% to 5.75%
2004	66	$14.25 to $14.43	$942	1.27%	0.00% to 0.75%	9.45% to 10.24%
2003	12	$13.02 to $13.09	$161	(a)	0.00% to 0.75%	(a)

85

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING MarketPro Portfolio - Institutional Class
2007	9	$11.72 to $11.88	$103	0.90%	0.00% to 0.75%	6.74% to 7.32%
2006	11	$10.98 to $11.07	$119	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING MarketStyle Growth Portfolio - Institutional
Class
2007	220	$12.08 to $12.24	$2,688	1.37%	0.00% to 0.75%	7.09% to 7.65%
2006	173	$11.28 to $11.37	$1,969	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING MarketStyle Moderate Growth Portfolio -
Institutional Class
2007	98	$11.83 to $11.99	$1,172	1.76%	0.00% to 0.75%	6.58% to 7.15%
2006	68	$11.10 to $11.19	$758	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING MarketStyle Moderate Portfolio - Institutional
Class
2007	70	$11.74 to $11.74	$820	2.34%	-	6.53% to 6.53%
2006	19	$11.02 to $11.02	$206	(d)	-	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING Marsico Growth Portfolio - Institutional Class
2007	938	$11.54 to $18.48	$13,218	0.01%	0.00% to 0.75%	14.14% to 14.83%
2006	502	$10.05 to $16.19	$6,212	-	0.00% to 0.75%	4.45% to 5.13%
2005	379	$9.56 to $15.50	$4,748	-	0.00% to 0.75%	8.32% to 9.13%
2004	283	$8.76 to $14.31	$3,205	-	0.00% to 0.75%	11.97% to 12.89%
2003	182	$7.76 to $12.78	$1,870	-	0.00% to 0.75%	0.00% to 32.88%

86

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Marsico International Opportunities Portfolio -
Institutional Class
2007	941	$18.24 to $18.57	$17,338	1.24%	0.00% to 0.75%	18.67% to 19.34%
2006	1,089	$15.37 to $15.56	$16,842	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING MFS Total Return Portfolio - Institutional Class
2007	417	$12.47 to $17.62	$6,797	3.03%	0.00% to 0.75%	5.00% to 5.64%
2006	416	$14.60 to $16.68	$6,425	2.59%	0.00% to 0.75%	11.45% to 12.17%
2005	388	$13.10 to $14.87	$5,384	2.32%	0.00% to 0.75%	2.34% to 3.19%
2004	223	$12.80 to $14.41	$3,023	2.53%	0.00% to 0.75%	10.63% to 11.45%
2003	99	$11.57 to $12.93	$1,246	1.00%	0.00% to 0.75%	0.00% to 16.91%
ING MFS Utilities Portfolio - Service Class
2007	731	$17.96 to $18.29	$13,190	0.93%	0.00% to 0.75%	20.86% to 21.53%
2006	1,010	$14.86 to $15.05	$15,067	0.11%	0.00% to 0.75%	29.78% to 30.87%
2005	986	$11.45 to $11.50	$11,302	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING Oppenheimer Main Street Portfolio® -
Institutional Class
2007	62	$12.53 to $13.95	$806	0.77%	0.00% to 0.75%	9.58% to 10.20%
2006	63	$11.37 to $12.73	$754	0.95%	0.00% to 0.75%	14.38% to 15.31%
2005	5	$9.86 to $11.13	$55	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING Pioneer Fund Portfolio - Institutional Class
2007	111	$14.02 to $14.28	$1,554	1.23%	0.00% to 0.75%	9.62% to 10.27%
2006	95	$12.79 to $12.95	$1,215	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)

87

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Pioneer Mid Cap Value Portfolio - Institutional
Class
2007	1,176	$13.64 to $13.88	$16,106	0.87%	0.00% to 0.75%	11.17% to 11.76%
2006	1,451	$12.27 to $12.42	$17,861	0.25%	0.00% to 0.75%	11.95% to 12.70%
2005	1,432	$10.96 to $11.02	$15,714	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING Stock Index Portfolio - Institutional Class
2007	15,944	$13.64 to $14.55	$227,056	1.62%	0.00% to 0.75%	8.33% to 8.99%
2006	16,860	$13.09 to $13.35	$221,375	1.54%	0.00% to 0.75%	14.72% to 15.48%
2005	19,194	$11.41 to $11.56	$219,406	-	0.00% to 0.75%	3.73% to 4.62%
2004	20,039	$11.00 to $11.05	$220,550	(b)	0.00% to 0.75%	(b)
2003	(b)	(b)	(b)	(b)	(b)	(b)
ING T. Rowe Price Capital Appreciation Portfolio -
Institutional Class
2007	2,490	$13.39 to $20.73	$50,219	2.02%	0.00% to 0.75%	5.78% to 6.35%
2006	2,518	$12.59 to $19.50	$47,838	1.47%	0.00% to 0.75%	14.05% to 14.91%
2005	2,311	$16.37 to $16.97	$38,330	1.54%	0.00% to 0.75%	7.20% to 8.02%
2004	2,142	$15.27 to $15.71	$33,001	1.32%	0.00% to 0.75%	16.03% to 16.98%
2003	1,686	$13.16 to $13.43	$22,308	0.73%	0.00% to 0.75%	24.39% to 25.28%
ING T. Rowe Price Equity Income Portfolio -
Institutional Class
2007	1,136	$13.53 to $18.85	$20,935	1.66%	0.00% to 0.75%	6.08% to 6.70%
2006	1,047	$12.68 to $17.77	$18,204	1.52%	0.00% to 0.75%	18.55% to 19.37%
2005	906	$14.04 to $14.99	$13,295	1.43%	0.00% to 0.75%	3.38% to 4.15%
2004	735	$13.48 to $14.50	$10,480	1.45%	0.00% to 0.75%	14.17% to 15.12%
2003	220	$11.71 to $12.70	$2,734	0.85%	0.00% to 0.75%	0.00% to 25.37%
ING UBS U.S. Allocation Portfolio - Service Class
2007	5	$12.50 to $12.73	$69	0.58%	0.00% to 0.75%	4.25% to 4.86%
2006	23	$11.99 to $12.14	$277	0.21%	0.00% to 0.75%	10.20% to 10.97%
2005	1	$10.88 to $10.94	$16	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)

88

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Van Kampen Capital Growth Portfolio -
Institutional Class
2007	283	$15.20 to $15.60	$4,330	-	0.00% to 0.75%	19.97% to 20.65%
2006	344	$12.67 to $12.93	$4,389	-	0.00% to 0.75%	3.51% to 4.36%
2005	391	$12.24 to $12.39	$4,803	0.49%	0.00% to 0.75%	14.61% to 15.47%
2004	440	$10.68 to $10.73	$4,704	(b)	0.00% to 0.75%	(b)
2003	(b)	(b)	(b)	(b)	(b)	(b)
ING Van Kampen Growth and Income Portfolio -
Service Class
2007	357	$13.55 to $13.80	$4,886	1.58%	0.00% to 0.75%	5.28% to 5.91%
2006	285	$12.87 to $13.03	$3,695	1.02%	0.00% to 0.75%	15.12% to 15.93%
2005	92	$11.18 to $11.24	$1,028	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING VP Index Plus International Equity Portfolio -
Service Class
2007	3,272	$14.35 to $14.55	$47,031	-	0.00% to 0.75%	11.41% to 12.10%
2006	3,507	$12.88 to $12.98	$45,205	1.93%	0.00% to 0.75%	0.00% to 24.08%
2005	1	$10.38 to $10.38	$7	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING Wells Fargo Small Cap Disciplined Portfolio -
Service Class
2007	1,645	$10.60 to $10.77	$17,501	-	0.00% to 0.75%	1.05% to 1.61%
2006	1,837	$10.49 to $10.60	$19,303	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING American Century Large Company Value
Portfolio - Initial Class
2007	3	$13.24 to $13.49	$43	1.68%	0.00% to 0.75%	4.50% to 5.14%
2006	6	$12.67 to $12.83	$76	1.12%	0.00% to 0.75%	18.63% to 19.57%
2005	3	$10.68 to $10.73	$33	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)

89

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING American Century Small-Mid Cap Value
Portfolio - Initial Class
2007	42	$13.58 to $13.83	$569	0.63%	0.00% to 0.75%	3.59% to 4.14%
2006	53	$13.11 to $13.28	$699	0.02%	0.00% to 0.75%	14.90% to 15.78%
2005	78	$11.41 to $11.47	$888	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING Baron Small Cap Growth Portfolio - Initial Class
2007	731	$13.59 to $14.06	$10,167	-	0.00% to 0.75%	8.49% to 9.16%
2006	479	$12.45 to $12.88	$6,123	-	0.00% to 0.75%	14.70% to 15.52%
2005	210	$11.09 to $11.15	$2,330	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING Columbia Small Cap Value II Portfolio -
Initial Class
2007	663	$10.85 to $10.97	$7,220	0.16%	0.00% to 0.75%	7.21% to 7.87%
2006	642	$10.12 to $10.17	$6,507	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING Fundamental Research Portfolio - Initial Class
2007	1	$13.28 to $13.53	$17	-	0.00% to 0.75%	7.18% to 7.81%
2006	1	$12.39 to $12.55	$16	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING JPMorgan Mid Cap Value Portfolio - Initial Class
2007	800	$13.52 to $20.89	$16,406	0.75%	0.00% to 0.75%	5.70% to 6.31%
2006	762	$12.72 to $19.65	$14,756	0.02%	0.00% to 0.75%	15.96% to 16.89%
2005	608	$16.48 to $16.81	$10,114	0.62%	0.00% to 0.75%	7.92% to 8.66%
2004	402	$15.27 to $15.47	$6,176	0.46%	0.00% to 0.75%	19.95% to 20.86%
2003	89	$12.73 to $12.80	$1,139	(a)	0.00% to 0.75%	(a)

90

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Legg Mason Partners Aggressive Growth
Portfolio - Initial Class
2007	13	$17.23 to $17.81	$226	-	0.00% to 0.75%	2.38% to 2.89%
2006	15	$16.83 to $17.31	$256	-	0.00% to 0.75%	9.43% to 10.33%
2005	46	$15.38 to $15.69	$711	-	0.00% to 0.75%	10.65% to 11.43%
2004	16	$13.90 to $14.08	$226	-	0.00% to 0.75%	8.85% to 9.74%
2003	10	$12.77 to $12.83	$123	(a)	0.00% to 0.75%	(a)
ING Lord Abbett U.S. Government Securities
Portfolio - Initial Class
2007	1,828	$10.78 to $10.90	$19,747	-	0.00% to 0.75%	2.86% to 3.51%
2006	1,756	$10.48 to $10.53	$18,421	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING Neuberger Berman Partners Portfolio - Initial
Class
2007	83	$11.14 to $11.43	$933	0.69%	0.00% to 0.75%	7.32% to 7.96%
2006	50	$10.38 to $10.43	$524	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING Neuberger Berman Regency Portfolio - Initial
Class
2007	45	$10.54 to $10.65	$473	-	0.00% to 0.75%	3.94% to 4.51%
2006	23	$10.14 to $10.19	$232	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING Oppenheimer Global Portfolio - Initial Class
2007	422	$15.62 to $15.91	$6,645	1.12%	0.00% to 0.75%	10.86% to 11.49%
2006	377	$14.09 to $14.27	$5,343	0.07%	0.00% to 0.75%	17.12% to 18.03%
2005	335	$12.03 to $12.09	$4,031	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)

91

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Oppenheimer Strategic Income Portfolio -
Service Class
2007	730	$11.51 to $11.80	$8,448	4.70%	0.00% to 0.75%	5.69% to 6.35%
2006	579	$10.89 to $11.10	$6,319	0.11%	0.00% to 0.75%	7.40% to 8.24%
2005	600	$10.14 to $10.19	$6,094	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING PIMCO Total Return Portfolio - Initial Class
2007	1,809	$11.34 to $12.06	$21,370	3.61%	0.00% to 0.75%	4.76% to 5.33%
2006	1,608	$10.77 to $11.45	$18,083	2.17%	0.00% to 0.75%	3.44% to 4.19%
2005	903	$10.77 to $10.99	$9,777	2.18%	0.00% to 0.75%	1.60% to 2.42%
2004	588	$10.60 to $10.73	$6,250	-	0.00% to 0.75%	3.82% to 4.58%
2003	576	$10.21 to $10.26	$5,884	(a)	0.00% to 0.75%	(a)
ING T. Rowe Price Diversified Mid Cap Growth
Portfolio - Initial Class
2007	3,175	$14.58 to $14.85	$46,477	0.19%	0.00% to 0.75%	14.62% to 15.30%
2006	3,405	$12.72 to $12.88	$43,418	-	0.00% to 0.75%	8.35% to 9.15%
2005	3,899	$11.74 to $11.80	$45,813	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING UBS U.S. Large Cap Equity Portfolio - Initial
Class
2007	170	$13.48 to $13.73	$2,315	0.41%	0.00% to 0.75%	5.07% to 5.70%
2006	495	$12.83 to $12.99	$6,389	0.52%	0.00% to 0.75%	13.64% to 14.45%
2005	6	$11.29 to $11.35	$72	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING Van Kampen Comstock Portfolio - Initial Class
2007	781	$12.96 to $16.06	$12,287	1.46%	0.00% to 0.75%	3.84% to 4.43%
2006	803	$12.41 to $15.38	$12,130	1.10%	0.00% to 0.75%	15.38% to 16.25%
2005	762	$12.87 to $13.23	$9,919	0.67%	0.00% to 0.75%	2.96% to 3.68%
2004	653	$12.50 to $12.76	$8,237	-	0.00% to 0.75%	15.96% to 16.96%
2003	372	$10.78 to $10.91	$4,034	3.47%	0.00% to 0.75%	28.95% to 29.88%

92

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING Van Kampen Equity and Income Portfolio -
Initial Class
2007	223	$13.07 to $14.24	$3,137	2.61%	0.00% to 0.75%	5.16% to 5.79%
2006	195	$12.36 to $13.46	$2,601	2.54%	0.00% to 0.75%	11.79% to 12.64%
2005	97	$11.62 to $11.95	$1,152	0.09%	0.00% to 0.75%	7.29% to 8.05%
2004	80	$10.83 to $11.06	$877	0.78%	0.00% to 0.75%	9.95% to 10.93%
2003	14	$9.85 to $9.97	$143	-	0.00% to 0.75%	26.44% to 27.33%
ING VP Strategic Allocation Conservative Portfolio -
Class I
2007	11	$12.15 to $12.43	$128	2.59%	0.00% to 0.75%	4.56% to 5.25%
2006	16	$11.62 to $11.81	$181	3.36%	0.00% to 0.75%	7.59% to 8.35%
2005	12	$10.80 to $10.90	$132	2.14%	0.00% to 0.75%	3.05% to 3.81%
2004	5	$10.48 to $10.50	$52	(b)	0.00% to 0.75%	(b)
2003	(b)	(b)	(b)	(b)	(b)	(b)
ING VP Strategic Allocation Growth Portfolio - Class I
2007	143	$13.77 to $14.08	$1,992	1.71%	0.00% to 0.75%	5.92% to 6.51%
2006	152	$13.00 to $13.22	$1,994	2.32%	0.00% to 0.75%	12.36% to 13.18%
2005	354	$11.57 to $11.68	$4,128	0.86%	0.00% to 0.75%	5.37% to 6.18%
2004	4	$10.98 to $11.00	$42	(b)	0.00% to 0.75%	(b)
2003	(b)	(b)	(b)	(b)	(b)	(b)
ING VP Strategic Allocation Moderate Portfolio -
Class I
2007	243	$13.00 to $13.30	$3,224	2.10%	0.00% to 0.75%	5.52% to 6.15%
2006	292	$12.32 to $12.53	$3,645	2.14%	0.00% to 0.75%	10.30% to 11.18%
2005	394	$11.17 to $11.27	$4,436	0.52%	0.00% to 0.75%	3.91% to 4.64%
2004	3	$10.75 to $10.77	$31	(b)	0.00% to 0.75%	(b)
2003	(b)	(b)	(b)	(b)	(b)	(b)
ING VP Index Plus LargeCap Portfolio - Class I
2007	1,022	$13.88 to $14.46	$14,380	1.21%	0.00% to 0.75%	6.85% to 7.43%
2006	1,022	$12.99 to $13.46	$13,429	0.60%	0.00% to 0.75%	13.75% to 14.55%
2005	429	$11.42 to $11.75	$4,953	1.23%	0.00% to 0.75%	4.58% to 5.38%
2004	491	$10.92 to $11.15	$5,418	1.00%	0.00% to 0.75%	9.75% to 10.62%
2003	422	$9.95 to $10.08	$4,224	1.39%	0.00% to 0.75%	25.16% to 26.16%

93

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING VP Index Plus MidCap Portfolio - Class I
2007	940	$13.54 to $17.00	$15,593	0.77%	0.00% to 0.75%	8.23% to 8.90%
2006	947	$12.44 to $15.61	$14,470	0.47%	0.00% to 0.75%	8.65% to 9.47%
2005	1,326	$13.87 to $14.26	$18,684	0.46%	0.00% to 0.75%	10.34% to 11.15%
2004	1,067	$12.57 to $12.83	$13,569	0.44%	0.00% to 0.75%	15.64% to 16.53%
2003	712	$10.87 to $11.01	$7,802	0.40%	0.00% to 0.75%	31.44% to 32.49%
ING VP Index Plus SmallCap Portfolio - Class I
2007	814	$12.84 to $16.96	$13,510	0.42%	0.00% to 0.75%	0.68% to 1.26%
2006	888	$12.68 to $16.75	$14,562	0.29%	0.00% to 0.75%	12.93% to 13.87%
2005	734	$14.31 to $14.71	$10,591	0.32%	0.00% to 0.75%	6.87% to 7.61%
2004	485	$13.39 to $13.67	$6,535	0.13%	0.00% to 0.75%	21.18% to 22.05%
2003	261	$11.05 to $11.20	$2,906	0.17%	0.00% to 0.75%	35.09% to 36.09%
ING VP Value Opportunity Portfolio - Class I
2007	151	$12.21 to $12.38	$1,847	1.67%	0.00% to 0.75%	6.82% to 7.37%
2006	174	$11.43 to $11.53	$1,994	1.40%	0.00% to 0.75%	15.11% to 16.00%
2005	192	$9.93 to $9.94	$1,911	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING VP High Yield Bond Portfolio - Class I
2007	2,394	$11.63 to $11.85	$27,946	5.05%	0.00% to 0.75%	3.38% to 4.04%
2006	2,456	$11.25 to $11.39	$27,692	7.25%	0.00% to 0.75%	9.01% to 9.73%
2005	1,429	$10.32 to $10.38	$14,762	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING VP MidCap Opportunities Portfolio - Class I
2007	173	$14.32 to $15.04	$2,554	-	0.00% to 0.75%	21.05% to 21.78%
2006	208	$11.83 to $12.35	$2,526	-	0.00% to 0.75%	7.06% to 7.86%
2005	240	$11.05 to $11.45	$2,709	-	0.00% to 0.75%	9.51% to 10.31%
2004	242	$10.09 to $10.38	$2,482	-	0.00% to 0.75%	10.64% to 11.49%
2003	152	$9.12 to $9.31	$1,404	-	0.00% to 0.75%	35.71% to 36.71%

94

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

ING VP Real Estate Portfolio - Class S
2007	1,139	$14.75 to $15.03	$16,918	1.00%	0.00% to 0.75%	-5.63% to -5.05%
2006	1,387	$15.63 to $15.83	$21,779	2.32%	0.00% to 0.75%	34.86% to 35.88%
2005	1,218	$11.59 to $11.65	$14,140	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)
ING VP SmallCap Opportunities Portfolio - Class I
2007	431	$11.16 to $14.96	$4,914	-	0.00% to 0.75%	13.07% to 13.79%
2006	386	$9.87 to $13.16	$3,881	-	0.00% to 0.75%	11.78% to 12.57%
2005	405	$8.83 to $9.15	$3,627	-	0.00% to 0.75%	8.21% to 9.06%
2004	447	$8.16 to $8.39	$3,678	-	0.00% to 0.75%	9.38% to 10.10%
2003	365	$7.46 to $7.62	$2,743	-	0.00% to 0.75%	37.64% to 38.80%
ING VP Balanced Portfolio - Class I
2007	1,524	$11.13 to $11.25	$16,982	2.82%	0.00% to 0.75%	5.50% to 6.03%
2006	1,827	$10.55 to $10.61	$19,280	(d)	0.00% to 0.75%	(d)
2005	(d)	(d)	(d)	(d)	(d)	(d)
2004	(d)	(d)	(d)	(d)	(d)	(d)
2003	(d)	(d)	(d)	(d)	(d)	(d)
ING VP Intermediate Bond Portfolio - Class I
2007	1,647	$11.19 to $13.45	$21,749	-	0.00% to 0.75%	3.12% to 3.71%
2006	1,552	$10.79 to $12.97	$19,808	4.33%	0.00% to 0.75%	3.30% to 4.01%
2005	1,317	$12.12 to $12.47	$16,251	4.84%	0.00% to 0.75%	2.36% to 3.14%
2004	727	$11.84 to $12.09	$8,705	8.27%	0.00% to 0.75%	4.04% to 4.95%
2003	505	$11.38 to $11.52	$5,775	1.88%	0.00% to 0.75%	5.57% to 6.27%
Brandes International Equity Fund
2007	1,009	$21.46 to $22.53	$21,724	-	0.00% to 0.75%	8.22% to 8.84%
2006	1,019	$19.83 to $20.70	$20,249	1.45%	0.00% to 0.75%	25.82% to 26.76%
2005	944	$15.76 to $16.33	$14,898	1.52%	0.00% to 0.75%	9.75% to 10.56%
2004	806	$14.36 to $14.77	$11,581	1.20%	0.00% to 0.75%	23.05% to 24.01%
2003	713	$11.67 to $11.91	$8,330	1.05%	0.00% to 0.75%	46.42% to 47.40%

95

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

Business Opportunity Value Fund
2007	210	$15.64 to $16.29	$3,307	-	0.00% to 0.75%	8.76% to 9.33%
2006	216	$14.38 to $14.90	$3,118	0.49%	0.00% to 0.75%	13.05% to 13.91%
2005	228	$12.72 to $13.08	$2,907	0.73%	0.00% to 0.75%	6.98% to 7.74%
2004	163	$11.89 to $12.14	$1,943	0.66%	0.00% to 0.75%	21.70% to 22.63%
2003	113	$9.77 to $9.90	$1,103	1.07%	0.00% to 0.75%	28.72% to 29.58%
Frontier Capital Appreciation Fund
2007	558	$19.67 to $20.66	$11,011	-	0.00% to 0.75%	14.03% to 14.71%
2006	574	$17.25 to $18.01	$9,924	-	0.00% to 0.75%	15.46% to 16.34%
2005	509	$14.94 to $15.48	$7,615	-	0.00% to 0.75%	14.13% to 14.92%
2004	521	$13.09 to $13.47	$6,826	-	0.00% to 0.75%	8.54% to 9.33%
2003	491	$12.06 to $12.32	$5,926	-	0.00% to 0.75%	54.62% to 55.95%
Turner Core Growth Fund
2007	261	$14.54 to $15.27	$3,836	-	0.00% to 0.75%	16.98% to 17.64%
2006	289	$12.43 to $12.98	$3,615	0.63%	0.00% to 0.75%	7.71% to 8.53%
2005	268	$11.54 to $11.96	$3,106	0.43%	0.00% to 0.75%	13.03% to 13.90%
2004	259	$10.21 to $10.50	$2,652	0.29%	0.00% to 0.75%	10.38% to 11.23%
2003	166	$9.25 to $9.44	$1,538	0.28%	0.00% to 0.75%	33.67% to 34.47%
Neuberger Berman AMT Socially Responsive
Portfolio® - Class I
2007	17	$14.00 to $14.26	$238	-	0.00% to 0.75%	9.03% to 9.61%
2006	7	$12.84 to $13.01	$89	0.13%	0.00% to 0.75%	12.83% to 13.72%
2005	4	$11.38 to $11.44	$47	(c)	0.00% to 0.75%	(c)
2004	(c)	(c)	(c)	(c)	(c)	(c)
2003	(c)	(c)	(c)	(c)	(c)	(c)

96

SECURITY LIFE OF DENVER INSURANCE COMPANY
SECURITY LIFE SEPARATE ACCOUNT L1
Notes to Financial Statements (Unaudited)

				Investment
	Units	Unit Fair Value	Net Assets	Income	Expense RatioB	Total ReturnC
	(000's)	(lowest to highest)	(000's)	RatioA	(lowest to highest)	(lowest to highest)

Van Eck Worldwide Hard Assets Fund
2007	303	$39.89 to $40.99	$12,350	0.12%	0.00% to 0.75%	34.84% to 35.59%
2006	417	$29.42 to $30.40	$12,593	0.08%	0.00% to 0.75%	23.58% to 24.50%
2005	566	$23.63 to $24.60	$13,798	0.29%	0.00% to 0.75%	50.55% to 51.67%
2004	514	$15.58 to $16.34	$8,359	0.39%	0.00% to 0.75%	23.04% to 23.95%
2003	545	$12.57 to $13.28	$7,224	0.34%	0.00% to 0.75%	44.03% to 45.15%

(a)	As investment Division was not available until 2003, this data is not meaningful and is therefore not presented.

(b)	As investment Division was not available until 2004, this data is not meaningful and is therefore not presented.

(c)	As investment Division was not available until 2005, this data is not meaningful and is therefore not presented.

(d)	As investment Division was not available until 2006, this data is not meaningful and is therefore not presented.

A	The Investment Income Ratio represents dividends received by the Division, excluding capital gains distributions divided by the average net assets. The recognition of investment income is determined by the timing of the declaration of dividends by the underlying fund in which the Division invests.

B	The Expense Ratio considers only the expenses borne directly by the Account and is equal to the mortality and expense charge, as defined in Note 3. Certain items in this table are presented as a range of minimum and maximum values; however, such information is calculated independently for each column in the table.

C	Total Return is calculated as the change in unit value for each Contract presented in the Statements of Assets and Liabilities. Certain items in this table are presented as a range of minimum and maximum values; however, such information is calculated independently for each column in the table.

97

FINANCIAL STATEMENTS — STATUTORY BASIS Security Life of Denver Insurance Company For the years ended December 31, 2006, 2005 and 2004 with Report of Independent Auditors

SECURITY LIFE OF DENVER INSURANCE COMPANY Financial Statements Statutory Basis

Contents

Report of Independent Auditors	1

Audited Financial Statements Statutory Basis

Balance Sheets Statutory Basis - as of December 31, 2006 and 2005	3
Statements of Operations Statutory Basis - for the years ended December 31, 2006,
2005 and 2004	5
Statements of Changes in Capital and Surplus Statutory Basis - for the years ended
December 31, 2006, 2005 and 2004	6
Statements of Cash Flows Statutory Basis - for the years ended December 31,
2006, 2005 and 2004	7
Notes to Financial Statements Statutory Basis	8

Report of Independent Auditors

Board of Directors and Stockholder Security Life of Denver Insurance Company

We have audited the accompanying statutory basis balance sheets of Security Life of Denver Insurance Company (the “Company,” a wholly owned direct subsidiary of ING America Insurance Holdings, Inc.), as of December 31, 2006 and 2005, and the related statutory basis statements of operations, changes in capital and surplus, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the Division of Insurance of the Department of Regulatory Agencies of the State of Colorado (“Colorado Division of Insurance”), which practices differ from United States generally accepted accounting principles. The variances between such practices and United States generally accepted accounting principles and the effects on the accompanying financial statements are described in Note 1. The effects on the financial statements of these variances are not reasonably determinable but are presumed to be material.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with United States generally accepted accounting principles, the financial position of Security Life of Denver Insurance Company at December 31, 2006 and 2005, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2006.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Life of Denver Insurance Company at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting practices prescribed or permitted by the Colorado Division of Insurance.

/s/ Ernst & Young LLP

Atlanta, Georgia March 30, 2007

SECURITY LIFE OF DENVER INSURANCE COMPANY Balance Sheets - Statutory Basis

	December 31
	2006	2005

	(In Thousands)
Admitted assets
Cash and invested assets:
Bonds	$ 17,240,297	$ 16,525,988
Preferred stocks	107,043	26,188
Common stocks	132,689	79,311
Subsidiaries	96,090	91,120
Mortgage loans	2,463,432	2,972,342
Contract loans	1,263,422	1,204,181
Other invested assets	321,017	143,060
Cash and short-term investments	273,362	509,301

Total cash and invested assets	21,897,352	21,551,491

Deferred and uncollected premiums, less loading (2006-$1,729; 2005-$1,824)	(25,773)	37,826
Accrued investment income	184,726	233,489
Reinsurance balances recoverable	76,797	60,004
Indebtedness from related parties	31,097	7,149
Net deferred tax asset	57,722	60,607
Separate account assets	1,515,627	1,837,339
Other assets	24,281	26,635

Total admitted assets	$ 23,761,829	$ 23,814,540

The accompanying notes are an integral part of these financial statements.

3

SECURITY LIFE OF DENVER INSURANCE COMPANY Balance Sheets - Statutory Basis

	December 31
	2006	2005

	(In Thousands,
	except share amounts)
Liabilities and capital and surplus
Liabilities:
Policy and contract liabilities:
Life and annuity reserves	$ 11,961,260	$ 13,024,195
Deposit type contracts	7,040,385	5,615,759
Other policy and contract liabilities	16,738	6,990

Total policy and contract liabilities	19,018,383	18,646,944

Interest maintenance reserve	68,201	95,331
Accounts payable and accrued expenses	63,392	122,801
Reinsurance balances	389,221	671,059
Current federal income taxes payable (including ($20,344) and ($6,709)
on realized capital losses at December 31, 2006 and 2005, respectively)	43,972	10,094
Indebtedness to related parties	53,847	21,708
Asset valuation reserve	146,357	152,204
Borrowed money	791,398	721,409
Net transfers to separate accounts	(85,770)	(82,053)
Other liabilities	161,857	93,539
Separate account liabilities	1,515,627	1,831,642

Total liabilities	22,166,485	22,284,678

Capital and surplus:
Common stock: authorized 149 shares of $20,000 par value;
144 issued and outstanding	2,880	2,880
Surplus notes	165,032	165,032
Paid-in and contributed surplus	1,237,778	1,237,778
Unassigned surplus	189,654	124,172

Total capital and surplus	1,595,344	1,529,862

Total liabilities and capital and surplus	$ 23,761,829	$ 23,814,540

The accompanying notes are an integral part of these financial statements. 4

SECURITY LIFE OF DENVER INSURANCE COMPANY Statements of Operations – Statutory Basis

	Year ended December 31
	2006	2005	2004

	(In Thousands)
Premiums and other revenues:
Life, annuity, and accident and health premiums	$ 658,072	$ 3,548,992	$ 1,259,922
Net investment income	1,166,735	1,022,338	842,988
Amortization of interest maintenance reserve	(13,906)	(12,732)	(12,135)
Commissions, expense allowances and reserve adjustments on reinsurance ceded
	62,524	296,839	163,916
Other revenues	90,827	83,488	122,690

Total premiums and other revenues	1,964,252	4,938,925	2,377,381

Benefits paid or provided:
Death benefits	123,174	110,562	340,989
Annuity benefits	77,057	69,878	14,153
Surrender benefits and withdrawals	1,669,487	972,390	1,017,837
Interest on policy or contract funds	455,851	210,745	289,995
Other benefits	6,728	(5,582)	8,634
(Decrease) increase in life, annuity, and accident and health reserves
	(1,063,635)	2,842,329	(20,627)
Net transfers to separate accounts	66,823	65,804	92,380

Total benefits paid or provided	1,335,485	4,266,126	1,743,361

Insurance expenses and other deductions:
Commissions	298,083	244,190	480,700
General expenses	110,599	98,030	176,702
Insurance taxes, licenses and fees	19,919	27,005	27,687
Other deductions	36,052	10,259	43,206

Total insurance expenses and other deductions	464,653	379,484	728,295

Gain (loss) from operations before policyholder dividends,
federal income taxes and net realized capital gains (losses)	164,114	293,315	(94,275)
Dividends to policyholders	4,060	4,997	1,253

Gain (loss) from operations before federal income taxes and
net realized capital gains (losses)	160,054	288,318	(95,528)

Federal income tax expense (benefit)	29,952	165,325	(143,489)

Gain from operations before net realized capital gains (losses)	130,102	122,993	47,961
Net realized capital gains (losses)	5,341	16,435	(6,682)

Net income	$ 135,443	$ 139,428	$ 41,279

The accompanying notes are an integral part of these financial statements.

5

SECURITY LIFE OF DENVER INSURANCE COMPANY Statements of Changes in Capital and Surplus—Statutory Basis

	Year ended December 31
	2006	2005	2004

	(In Thousands)
Common stock:
Balance at beginning and end of year	$ 2,880	$ 2,880	$ 2,880

Surplus notes:
Balance at beginning and end of year	165,032	165,032	165,032

Paid-in and contributed surplus:
Balance at beginning of year	1,237,778	934,778	934,778
Capital contributions	-	303,000	-

Balance at end of year	1,237,778	1,237,778	934,778

Unassigned surplus (deficit):
Balance at beginning of year	124,172	(32,944)	(66,776)
Net income	135,443	139,428	41,279
Change in net unrealized capital gains or losses	13,826	10,882	14,448
Change in nonadmitted assets	47,657	(59,741)	153,378
Change in liability for reinsurance in unauthorized companies	(773)	598	2,701
Change in asset valuation reserve	5,847	(11,932)	(27,480)
Change in net deferred income tax	(44,150)	43,661	(128,882)
Change in surplus as a result of reinsurance	33,562	106,961	-
Dividends to stockholder	(115,000)	-	-
Amortization of deferred gain on reinsurance transaction	(10,075)	(73,020)	(20,174)
Change in additional minimum pension liability	(855)	279	(1,438)

Balance at end of year	189,654	124,172	(32,944)

Total capital and surplus	$ 1,595,344	$ 1,529,862	$ 1,069,746

The accompanying notes are an integral part of these financial statements.

6

SECURITY LIFE OF DENVER INSURANCE COMPANY Statements of Cash Flows—Statutory Basis

	Year ended December 31
	2006	2005	2004

	(In Thousands)
Operations
Premiums, policy proceeds, and other
considerations received, net of reinsurance paid	$ 693,428	$ 3,306,366	$ 1,684,579
Net investment income received	1,270,640	1,093,462	1,043,665
Commissions and expenses paid	(364,176)	(522,189)	(707,222)
Benefits paid	(2,296,427)	(1,462,450)	(2,986,209)
Net transfers to separate accounts	(68,654)	(68,885)	(174,122)
Dividends paid to policyholders	(4,106)	(5,071)	(3,031)
Federal income taxes received (paid)	26,110	(98,240)	48,363
Miscellaneous income	329,884	778,443	391,696

Net cash (used in) provided by operations	(413,301)	3,021,436	(702,281)

Investment activities
Proceeds from sales, maturities, or repayments of investments:
Bonds	8,766,315	10,211,616	11,949,069
Stocks	15,577	315	21,367
Mortgage loans	682,059	730,953	621,265
Real estate	249	36,482	5,859
Other invested assets	9,366	17,813	15,052
Net loss on cash and short term investments	(10,922)	(35,258)	(28,892)
Miscellaneous proceeds	68,032	12,088	64,236

Total investment proceeds	9,530,676	10,974,009	12,647,956

Cost of investments acquired:
Bonds	9,691,158	13,699,458	10,825,302
Stocks	54,394	9,458	26,821
Mortgage loans	174,736	420,908	544,499
Real estate	-	868	4,550
Other invested assets	150,704	59,280	16,079
Miscellaneous applications	26,832	7,214	55,191

Total cost of investments acquired	10,097,824	14,197,186	11,472,442

Net (increase) decrease in contract loans	(59,241)	(48,543)	1,371

Net cash (used in) provided by investment activities	(626,389)	(3,271,720)	1,176,885

Financing and miscellaneous activities
Other cash provided (applied):
Capital and surplus paid-in	-	303,000	-
Borrowed money	68,208	166,948	175,339
Net deposits (withdrawals) on deposit-type contracts	1,424,625	(720,971)	42,734
Dividends paid to stockholders	(115,000)	-	-
Change in cash due to reinsurance	(501,696)	77,549	(143,440)
Other cash (applied) provided	(72,386)	91,030	(144,042)

Net cash provided by (used in) financing and miscellaneous activities	803,751	(82,444)	(69,409)

Net (decrease) increase in cash and short-term investments	(235,939)	(332,728)	405,195
Cash and short-term investments
Beginning of year	509,301	842,029	436,834

End of year	$ 273,362	$ 509,301	$ 842,029

The accompanying notes are an integral part of these financial statements.

7

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

1. Nature of Operations and Significant Accounting Policies

Security Life of Denver Insurance Company (the “Company”) is domiciled in Colorado and is a wholly owned subsidiary of ING America Insurance Holdings, Inc. (“ING AIH”). ING AIH’s ultimate parent is ING Groep, N.V. (“ING”), a global financial services company based in The Netherlands. The Company focuses on two markets: the advanced market and the investment products market. The life insurance products offered for the advanced market include wealth transfer and estate planning, executive benefits, charitable giving and corporate-owned life insurance. These products include traditional life, interest-sensitive life, universal life, and variable life. Operations are conducted almost entirely on the general agency basis and the Company is presently licensed in all states (approved for reinsurance only in New York), the District of Columbia, Puerto Rico, Guam, and the U.S. Virgin Islands. In the investment products market, the Company offers guaranteed investment contracts, funding agreements, and trust notes to institutional buyers.

An affiliate, Southland Life Insurance Company (“Southland”), merged with and into the Company on October 1, 2004. The transaction was approved by the Division of Insurance of the Department of Regulatory Agencies of the State of Colorado (“Colorado Division of Insurance”) and was accounted for as a statutory merger. No consideration was paid and no common stock was issued in exchange for all of the common shares of Southland. The accompanying financial statements have been restated as though the merger took place prior to all periods presented. Pre-merger separate company revenue and net income for the nine months ended September 30, 2004 were $1,803 and $131, respectively, for the Company and $306 and $46, respectively, for Southland.

Basis of Presentation

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

The accompanying financial statements of the Company have been prepared in conformity with accounting practices prescribed or permitted by the Colorado Division of Insurance, which practices differ from accounting principles generally accepted in the United States (“GAAP”). The most significant variances from GAAP are as follows:

Investments: Investments in bonds and mandatorily redeemable preferred stocks are reported at amortized cost or market value based on the National Association of Insurance Commissioners (“NAIC”) rating; for GAAP, such fixed maturity investments are designated at purchase as held-to-maturity, trading or available-for-sale. Held-to-maturity investments are reported at amortized cost, and the remaining fixed maturity investments are reported at fair value with unrealized capital gains and losses reported in

8

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

operations for those designated as trading and as a separate component of other comprehensive income in stockholder’s equity for those designated as available-for-sale.

The Company invests in structured securities including mortgage backed securities/ collateralized mortgage obligations, asset backed securities, collateralized debt obligations, and commercial mortgage-backed securities. For these structured securities, management compares the undiscounted cash flows to the carrying value. An other than temporary impairment is considered to have occurred when the undiscounted cash flows are less than the carrying value.

For structured securities, when a negative yield results from a revaluation based on new prepayment assumptions (i.e., undiscounted cash flows are less than current book value), an other than temporary impairment is considered to have occurred and the asset is written down to the value of the undiscounted cash flows. For GAAP, assets are reevaluated based on the discounted cash flows using a current market rate. Impairments are recognized when there has been an adverse change in cash flows and the fair value is less than book value. The asset is then written down to fair value. When a decline in fair value is determined to be other than temporary, the individual security is written down to fair value and the loss is accounted for as a realized loss.

Investments in real estate are reported net of related obligations rather than on a gross basis. Real estate owned and occupied by the Company is included in investments rather than reported as an operating asset as under GAAP, and investment income and operating expenses include rent for the Company’s occupancy of those properties. Changes between depreciated cost and admitted asset investment amounts are credited or charged directly to unassigned surplus rather than income as would be required under GAAP.

Statement of Statutory Accounting Principles (“SSAP”) No. 31, Derivative Instruments applies to derivative transactions entered into prior to January 1, 2003. The Company also follows the hedge accounting guidance in SSAP No. 86, Accounting for Derivative Instruments and Hedging Activities for derivative transactions entered into or modified on or after January 1, 2003. Under this guidance, derivatives that are deemed effective hedges are accounted for in a manner which is consistent with the underlying hedged item. Derivatives used in hedging transactions that do not meet the requirements of SSAP No. 86 as an effective hedge are carried at fair value with the change in value recorded in surplus as unrealized gains or losses. Embedded derivatives are not accounted for separately from the host contract. Under GAAP, the effective and ineffective portions of a single hedge are accounted for separately. An embedded derivative within a contract that is not clearly and closely related to the economic characteristics and risk of the host contract is accounted for separately from the host contract and valued and reported at fair value, and the change in fair value for cash flow hedges is credited or charged directly to a separate component of shareholder’s equity rather than to income as required for fair value hedges.

9

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

Valuation Reserves: The asset valuation reserve (“AVR”) is determined by an NAIC-prescribed formula and is reported as a liability rather than as a valuation allowance or an appropriation of surplus. The change in AVR is reported directly to unassigned surplus.

Under a formula prescribed by the NAIC, the Company defers the portion of realized gains and losses on sales of fixed-income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates, and amortizes those deferrals over the remaining period to maturity based on groupings of individual securities sold in five-year bands. The net deferral or interest maintenance reserve (“IMR”) is reported as a component of other liabilities in the accompanying Balance Sheets.

Realized gains and losses on investments are reported in the Statements of Operations net of federal income tax and transfers to the IMR. Under GAAP, realized capital gains and losses are reported in the Statements of Operations on a pretax basis in the period that the asset giving rise to the gain or loss is sold. Realized losses due to impairment are recorded when there has been a decline in value deemed to be other than temporary, in which case the provision for such declines is charged to income.

Valuation allowances, if necessary, are established for mortgage loans based on the difference between the net value of the collateral, determined as the fair value of the collateral less estimated costs to obtain and sell, and the recorded investment in the mortgage loan. Under GAAP, such allowances are based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, if foreclosure is probable, on the estimated fair value of the collateral.

The initial valuation allowance and subsequent changes in the allowance for mortgage loans as a result of a temporary impairment are charged or credited directly to unassigned surplus. Under GAAP, such allowances are included as a component of earnings.

Policy Acquisition Costs: The costs of acquiring and renewing business are expensed when incurred. Under GAAP, acquisition costs related to traditional life insurance, to the extent recoverable from future policy revenues, are deferred and amortized over the premium–paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves. For universal life insurance and investment products, to the extent recoverable from future gross profits, acquisition costs are amortized generally in proportion to the present value of expected gross margins from surrender charges and investment, mortality, and expense margins.

Premiums: Life premiums are recognized as revenue when due. Premiums for annuity policies with mortality and morbidity risk, except for guaranteed interest and group annuity contracts, are also recognized as revenue when due. Premiums received for annuity policies without mortality or morbidity risk and for guaranteed interest and group annuity contracts are recorded using deposit accounting.

10

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

Under GAAP, premiums for traditional life insurance products, which include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance policies, are recognized as revenue when due. Group insurance premiums are recognized as premium revenue over the time period to which the premiums relate. Revenues for universal life, annuities and guaranteed interest contracts consist of policy charges for the cost of insurance, policy administration charges, amortization of policy initiation fees and surrender charges assessed during the period.

Benefit and Contract Reserves: Life policy and contract reserves under statutory accounting practices are calculated based upon both the net level premium and Commissioners’ Reserve Valuation methods using statutory rates for mortality and interest. GAAP requires that policy reserves for traditional products be based upon the net level premium method utilizing reasonably conservative estimates of mortality, interest, and withdrawals prevailing when the policies were sold. For interest-sensitive products, the GAAP policy reserve is equal to the policy fund balance plus an unearned revenue reserve which reflects the unamortized balance of early year policy loads over renewal year policy loads.

Reinsurance: For business ceded to unauthorized reinsurers, statutory accounting practices require that reinsurance credits permitted by the treaty be recorded as an offsetting liability and charged against unassigned surplus. Under GAAP, an allowance for amounts deemed uncollectible would be established through a charge to earnings. Statutory income recognized on certain reinsurance treaties representing financing arrangements is not recognized on a GAAP basis.

Policy and contract liabilities ceded to reinsurers have been reported as reductions of the related reserves rather than as assets as required under GAAP.

Commissions allowed by reinsurers on business ceded are reported as income when received rather than being deferred and amortized with deferred policy acquisition costs as required under GAAP.

Gains and losses generated in certain reinsurance transactions are deferred and amortized over the remaining life the business for GAAP purposes. For statutory, such amounts are recognized immediately in income, with gains reported as a separate component of surplus.

Subsidiaries: The accounts and operations of the Company’s subsidiaries are not consolidated. Certain affiliated investments for which audited GAAP statements are not available or expected to be available are non-admitted. Under GAAP, the accounts and operations of the Company’s subsidiaries are consolidated. All affiliated investments are included in the Consolidated Balance Sheets.

Nonadmitted Assets: Certain assets designated as “nonadmitted,” principally deferred federal income tax assets, disallowed interest maintenance reserves, non–operating

11

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

software, past–due agents’ balances, furniture and equipment, intangible assets, and other assets not specifically identified as an admitted asset within the NAIC Accounting Practices and Procedures Manual, are excluded from the accompanying Balance Sheets and are charged directly to unassigned surplus. Under GAAP, such assets are included in the Balance Sheets.

Employee Benefits: For purposes of calculating the Company’s postretirement benefit obligation, only vested participants and current retirees are included in the valuation. Under GAAP, active participants not currently vested are also included.

Universal Life and Annuity Policies: Revenues for universal life and annuity policies consist of the entire premium received and benefits incurred represent the total of death benefits paid and the change in policy reserves. Under GAAP, premiums received in excess of policy charges would not be recognized as premium revenue and benefits would represent the excess of benefits paid over the policy account value and interest credited to the account values.

Policyholder Dividends: Policyholder dividends are recognized when declared. Under GAAP, dividends are recognized over the term of the related policies.

Deferred Income Taxes: Deferred tax assets are provided for and admitted to an amount determined under a standard formula. This formula considers the amount of differences that will reverse in the subsequent year, taxes paid in prior years that could be recovered through carrybacks, surplus limits, and the amount of deferred tax liabilities available for offset. Any deferred tax assets not covered under the formula are non-admitted. Deferred taxes do not include any amounts for state taxes. Under GAAP, a deferred tax asset is recorded for the amount of gross deferred tax assets that are expected to be realized in future years and a valuation allowance is established for the portion that is not realizable.

Surplus Notes: Surplus notes are reported as a component of surplus. Under statutory accounting practices, no interest is recorded on the surplus notes until payment has been approved by the Colorado Division of Insurance. Under GAAP, surplus notes are reported as liabilities and the related interest is reported as a charge to earnings over the term of the notes.

Statements of Cash Flows: Cash and short–term investments in the Statements of Cash Flows represent cash balances and investments with initial maturities of one year or less. Under GAAP, the corresponding caption of cash and cash equivalents includes cash balances and investments with initial maturities of three months or less.

Reconciliation to GAAP: The effects of the preceding variances from GAAP on the accompanying statutory basis financial statements have not been determined, but are presumed to be material.

12

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

Other significant accounting practices are as follows:

Investments

Investments are stated at values prescribed by the NAIC, as follows:

Bonds not backed by other loans are principally stated at amortized cost using the interest method.

Single class and multi-class mortgage-backed/asset-backed securities are valued at amortized cost using the interest method including anticipated prepayments. Prepayment assumptions are obtained from dealer surveys or internal estimates and are based on the current interest rate and economic environment. The retrospective adjustment method is used to value all such securities except for higher-risk asset backed securities, which are valued using the prospective method. The Company has elected to use the book value as of January 1, 1994 as the cost for applying the retrospective method to securities purchased prior to that date where historical cash flows are not readily available.

Redeemable preferred stocks rated as high quality or better are reported at cost or amortized cost. All other redeemable preferred stocks are reported at the lower of cost, amortized cost, or market value and nonredeemable preferred stocks are reported at market value or the lower of cost or market value as determined by the Securities Valuation Office of the NAIC (“SVO”).

Hybrid securities are generally defined as securities including both debt and equity characteristics. During 2005 and prior, hybrid securities were reported as bonds on the balance sheet. During 2006, the NAIC held discussions regarding the appropriate reporting/classification of these securities. Although discussion on the issues will continue into 2007, the short-term reporting guidance from the NAIC recommends that hybrid securities, as defined by this same NAIC guidance, be reported as preferred stock. Therefore, all hybrid securities have been reclassified as preferred stock on the Company’s Balance Sheet as of December 31, 2006. This resulted in a reclassification of $91.9 from bonds to preferred stock on the Company’s Balance Sheet as of December 31, 2006.

Common stocks are reported at market value as determined by the SVO and the related unrealized capital gains/losses are reported in unassigned surplus along with adjustment for federal income taxes.

The Company analyzes the general account investments to determine whether there has been an other than temporary decline in fair value below the amortized cost basis. Management considers the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer, future economic conditions and market forecasts, and the Company's intent and

13

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

ability to not sell the investment in the issuer for a period of time sufficient to allow for recovery in market value. If it is probable that all amounts due according to the contractual terms of a debt security will not be collected, an other than temporary impairment is considered to have occurred. The Company also considers the negative market impact of the interest rate changes, in addition to credit related items, when performing other-than-temporary impairment testing. As part of this testing, the Company determines whether or not it has the ability and intent to not sell the investments for a period of time sufficient to allow for recovery in fair value.

The Company uses derivatives such as interest rate swaps, caps and floors, forwards and options as part of its overall interest rate risk management strategy for certain life insurance and annuity products. For those derivatives in effective hedging relationships, the Company values all derivative instruments on a consistent basis with the hedged item. Upon termination, gains and losses on instruments are deferred to IMR or included in the carrying values of the underlying hedged items and are amortized over the remaining lives of the hedged items as adjustments to investment income or benefits from the hedged items. Any unamortized gains or losses are recognized when the underlying hedged items are sold. Derivatives used in hedging transactions that do not meet the requirements of SSAP No. 86 as an effective hedge are carried at fair value with change in value recorded in surplus as unrealized gain or loss.

Credit default swaps and total return swaps are utilized to replicate the investment characteristics of permissible investments using the derivative in conjunction with other investments. The replication (synthetic asset) and the derivative and other cash instrument are carried at amortized cost.

Interest rate swap contracts are used to convert the interest rate characteristics (fixed or variable) of certain investments to match those of the related insurance liabilities that the investments are supporting. The net interest effect of such swap transactions is reported as an adjustment of interest income from the hedged items as incurred.

Interest rate caps and floors are used to limit the effects of changing interest rates on yields of variable rate or short-term assets or liabilities. The initial cost of any such agreement is amortized to net investment income over the life of the agreement. Periodic payments that are receivable as a result of the agreements are accrued as an adjustment of interest income or benefits from the hedged items.

All effective derivatives are reported at amortized cost with the exception of S&P options. S&P options are reported at fair value since they do not meet the hedge requirement of SSAP No. 86. The unrealized gains or losses from the S&P options are reported as unrealized gain or loss in surplus.

SSAP No. 88, Investments in Subsidiary, Controlled and Affiliated Entities (“SSAP 88”), applies to the Company’s subsidiaries, controlled and affiliated entities

14

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

(“SCA”). The Company’s insurance subsidiaries are reported at their underlying statutory basis net assets plus the admitted portion of goodwill, and the Company’s noninsurance subsidiary is reported at the GAAP basis of its net assets. Dividends from subsidiaries are included in net investment income. The remaining net change in the subsidiaries’ equity is included in the change in net unrealized capital gains or losses. SCA entities for which audited US GAAP statements are not available or expected to be available are nonadmitted.

Mortgage loans are reported at amortized cost, less writedown for impairments.

Contract loans are reported at unpaid principal balances.

Land is reported at cost. Real estate occupied by the Company is reported at depreciated cost, and other real estate is reported at the lower of depreciated cost or fair value. Depreciation is calculated on a straight-line basis over the estimated useful lives of the properties.

For reverse repurchase agreements, Company policies require a minimum of 95% of the fair value of securities sold under reverse repurchase agreements to be maintained as collateral. Cash collateral received is invested in short-term investments and the offsetting collateral liability is included in miscellaneous liabilities.

Reverse dollar repurchase agreements are accounted for as collateral borrowings, where the amount borrowed is equal to the sales price of the underlying securities.

The Company engages in securities lending whereby certain domestic bonds from its portfolio are loaned to other institutions for short periods of time. Collateral, primarily cash, which is in excess of the market value of the loaned securities, is deposited by the borrower with a lending agent, and retained and invested by the lending agent to generate additional income for the Company. The Company does not have access to the collateral. The Company’s policy requires a minimum of 102% of the fair value of securities loaned to be maintained as collateral. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market value fluctuates.

Short-term investments are reported at amortized cost which approximates market value. Short-term investments include investments with maturities of less than one year at the date of acquisition.

Partnership interests, which are included in other invested assets, are reported at the underlying audited GAAP equity of the investee.

Residual collateralized mortgage obligations, which are included in other invested assets on the Balance Sheets, are reported at amortized cost using the effective interest method.

15

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

Realized capital gains and losses are determined using the first-in first-out method.

Cash on hand includes cash equivalents. Cash equivalents are short–term investments that are both readily convertible to cash and have an original maturity date of three months or less.

Aggregate Reserve for Life Policies and Contracts

Life, annuity, and accident and health reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed policy cash value or the amounts required by law. Interest rates range from 1.5% to 11.3% .

The Company waives the deduction of deferred fractional premiums upon the death of the insured. It is the Company’s practice to return a pro rata portion of any premium paid beyond the policy month of death, although it is not contractually required to do so for certain issues.

The methods used in valuation of substandard policies are as follows:

For life, endowment and term policies issued substandard, the standard reserve during the premium-paying period is increased by 50% of the gross annual extra premium. Standard reserves are held on Paid-Up Limited Pay contracts.

For reinsurance accepted with table rating, the reserve established is a multiple of the standard reserve corresponding to the table rating.

For reinsurance with flat extra premiums, the standard reserve is increased by 50% of the flat extra.

The amount of insurance in force for which the gross premiums are less than the net premiums, according to the standard of valuation required by the Colorado Division of Insurance, is $8.1 billion and $3.1 billion at December 31, 2006 and 2005, respectively. The amount of premium deficiency reserves for policies on which gross premiums are less than the net premiums is $251.8 and $203.3 at December 31, 2006 and 2005, respectively. The Company anticipates investment income as a factor in the premium deficiency calculation in accordance with SSAP No. 54, Individual and Group Accident and Health Contracts.

The tabular interest has been determined from the basic data for the calculation of policy reserves for all direct ordinary life insurance and for the portion of group life insurance classified as group Section 79. The method of determination of tabular interest of funds

16

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

not involving life contingencies is as follows: current year reserves, plus payments, less prior year reserves, less funds added.

Reinsurance

Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Reserves are based on the terms of the reinsurance contracts and are consistent with the risks assumed. Premiums and benefits ceded to other companies have been reported as a reduction of premium revenue and benefits expense. Amounts applicable to reinsurance ceded for reserves and unpaid claim liabilities have been reported as reductions of these items, and expense allowances received in connection with reinsurance ceded have been reflected in operations.

Electronic Data Processing Equipment

Electronic data processing equipment is carried at cost less accumulated depreciation. Depreciation for major classes of such assets is calculated on a straight-line basis over the estimated useful life of the asset.

Participating Insurance

Participating business approximates less than 1% of the Company’s ordinary life insurance in force and less than 1% of premium income. The amount of dividends to be paid to participating policyholders is determined annually by the Board of Directors. Amounts allocable to participating policyholders are based on published dividend projections or expected dividend scales. Dividends expense of $4.1, $5.0 and $1.3 was incurred in 2006, 2005 and 2004, respectively.

Benefit Plans

The Company provides noncontributory retirement plans for substantially all employees and certain agents. Pension costs are charged to operations as contributions are made to the plans. The Company also provides a contributory retirement plan for substantially all employees.

17

SECURITY LIFE OF DENVER INSURANCE COMPANY
Notes to Financial Statements Statutory Basis
(Dollar amounts in millions, unless otherwise stated)

Nonadmitted Assets

Nonadmitted assets are summarized as follows:

	December 31
	2006	2005

	(In Thousands)
Contract loans	$ -	$ 136
Other invested assets	2,447	140
Deferred federal income taxes	173,265	219,303
Agents’ debit balances	1,970	5,326
Furniture and equipment	63	223
Deferred and uncollected premium	507	398
Other	11,064	11,447

Total nonadmitted assets	$ 189,316	$ 236,973

Changes in nonadmitted assets are generally reported directly in unassigned surplus as an increase or decrease in nonadmitted assets.

Claims and Claims Adjustment Expenses

Claims expenses represent the estimated ultimate net cost of all reported and unreported claims incurred through December 31, 2006. The Company does not discount claims and claims adjustment expense reserves. Such estimates are based on actuarial projections applied to historical claim payment data. Such liabilities are considered to be reasonable and adequate to discharge the Company’s obligations for claims incurred but unpaid as of December 31, 2006.

Guaranteed Benefits

For the Guaranteed Minimum Death Benefit (“GMDB”), Actuarial Guideline 34 is followed. AG34 interprets the standards for applying CARVM to GMDBs in variable annuity contracts where GMDBs are integrated with other benefits such as surrenders and annuitizations. This guideline requires that GMDBs be projected assuming an immediate drop in the value of the assets supporting the variable annuity contract, followed by a subsequent recovery at a Net Assumed Return. The immediate drops and assumed returns used in the projections are provided in AG34 and vary by five asset classes in order to reflect the risk/return differential inherent in each class. Contract specific asset based charges are deducted to obtain the Net Assumed Returns. This Guideline interprets mortality standards to be applied to projected GMDBs in the reserve calculation. In addition, this Guideline clarifies standards for reinsurance transactions revolving GMDBs with the Integrated Benefit Streams modified to reflect both the payment of future reinsurance premiums and the recovery of future reinsured death benefits.

18

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

Cash Flow Information

Cash and short-term investments include cash on hand, demand deposits and short-term fixed maturity instruments with a maturity of less than one year at date of acquisition.

Separate Accounts

Most separate account assets and liabilities held by the Company represent funds held for the benefit of the Company’s variable life and annuity policy and contract holders who bear all of the investment risk associated with the policies. Such policies are of a non-guaranteed nature. All net investment experience, positive or negative, is attributed to the policy and contract holders’ account values. The assets and liabilities of these accounts are carried at fair value.

Certain other separate accounts relate to experience-rated group annuity contracts that fund defined contribution pension plans. These contracts provide guaranteed interest returns for one year only, where the guaranteed interest rate is re-established each year based on the investment experience of the separate account. In no event can the interest rate be less than zero. The assets and liabilities of these separate accounts are carried at book value.

Reserves related to the Company’s mortality risk associated with these policies are included in life and annuity reserves. These reserves include reserves for guaranteed minimum death benefits (before reinsurance) that totaled $25.0 and $28.7 at December 31, 2006 and 2005, respectively. The operations of the separate accounts are not included in the accompanying financial statements.

2. Permitted Statutory Basis Accounting Practices

The financial statements of the Company are presented on the basis of accounting practices prescribed or permitted by the Colorado Division of Insurance. The Colorado Division of Insurance recognizes only statutory accounting practices prescribed or permitted by the State of Colorado for determining and reporting the financial condition and results of operations of an insurance company and for determining its solvency under the Colorado Insurance Laws. The NAIC Accounting Practices and Procedures Manual has been adopted as a component of prescribed or permitted practices by the State of Colorado. The Colorado Commissioner of Insurance has the right to permit other specific practices that deviate from prescribed practices.

The Company is required to identify those significant accounting practices that are permitted, and obtain written approval of the practices from the Colorado Division of Insurance. As of December 31, 2006 and 2005, the Company had no such permitted accounting practices.

19

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

3. Investments

The amortized cost and fair value of bonds and equity securities are as follows:

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

		(In Thousands)
At December 31, 2006:
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 134,410	$ 1,604	$ 648	$ 135,366
States, municipalities,
and political subdivisions	26,699	259	759	26,199
Foreign government (par value - $277,258)	291,278	19,883	2,795	308,366
Foreign other (par value - $2,060,782)	2,060,102	50,730	33,945	2,076,887
Public utilities securities	357,031	5,973	3,931	359,073
Corporate securities	5,510,497	97,028	62,990	5,544,535
Residential mortgage-backed securities	4,794,611	30,932	97,271	4,728,272
Commercial mortgage-backed
securities	1,680,044	14,289	13,829	1,680,504
Other asset-backed securities	2,385,745	4,287	7,149	2,382,883

Total bonds	17,240,417	224,985	223,317	17,242,085

Preferred stocks	107,043	2,358	904	108,497
Common stocks	129,873	3,141	325	132,689

Total equity securities	236,916	5,499	1,229	241,186

Total	$ 17,477,333	$ 230,484	$ 224,546	$ 17,483,271

20

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

		(In Thousands)
At December 31, 2005:
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 336,927	$ 920	$ 1,402	$ 336,445
States, municipalities,
and political subdivisions	30,869	345	439	30,775
Foreign government (par value - $255,124)	268,105	17,723	2,645	283,183
Foreign other (par value - $2,396,421)	2,424,121	73,804	33,238	2,464,687
Public utilities securities	424,519	8,021	4,351	428,189
Corporate securities	6,545,828	143,340	71,513	6,617,655
Residential mortgage-backed securities	3,966,004	34,071	94,205	3,905,870
Commercial mortgage-backed
securities	1,769,151	10,736	31,834	1,748,053
Other asset-backed securities	760,828	4,011	8,736	756,103

Total bonds	16,526,352	292,971	248,363	16,570,960

Preferred stocks	26,188	221	2,404	24,005
Common stocks	76,584	2,739	12	79,311

Total equity securities	102,772	2,960	2,416	103,316

Total	$ 16,629,124	$ 295,931	$ 250,779	$ 16,674,276

Reconciliation of bonds from amortized cost to carrying value is as follows:

	December 31
	2006	2005

	(In Thousands)
Amortized cost	$ 17,240,417	$ 16,526,352
Less: adjustments for below investment grade bonds	(120)	(364)

Carrying value	$ 17,240,297	$ 16,525,988

The aggregate market value of debt securities with unrealized losses and the time period that cost exceeded fair value are as follows:

		More than 6 months and less than 12 months below cost
			More than 12 months below cost
	Less than 6 months below cost
				Total

	(In Thousands)
December 31, 2006:
Fair value	$ 3,102,129	$ 680,735 $	3,394,661	$ 7,177,525
Unrealized loss	35,870	24,436	163,011	223,317

21

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

		More than 6 months and less than 12 months below cost	More than 12 months below cost

	Less than 6 months below cost
				Total

	(In Thousands)
December 31, 2005:
Fair value	$ 5,878,295	$ 2,096,112	$ 1,228,921	$ 9,203,328
Unrealized loss	109,924	66,857	71,582	248,363

The amortized cost and fair value of investments in bonds at December 31, 2006, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

	(In Thousands)
Maturity:
Due in 1 year or less	$ 540,583	$ 540,828
Due after 1 year through 5 years	2,829,576	2,838,395
Due after 5 years through 10 years	3,147,268	3,154,438
Due after 10 years	1,862,590	1,916,765

	8,380,017	8,450,426
Residential mortgage-backed securities	4,794,611	4,728,272
Commercial mortgage-backed securities	1,680,044	1,680,504
Other asset-backed securities	2,385,745	2,382,883

Total	$ 17,240,417	$ 17,242,085

At December 31, 2006 and 2005, investments in certificates of deposit and bonds with an admitted asset value of $26.2 and $24.3, respectively, were on deposit with state insurance departments to satisfy regulatory requirements.

The Company had loaned securities, which are reflected as invested assets on the balance sheets, with a market value of approximately $183.4 and $239.9 at December 31, 2006 and 2005, respectively.

Proceeds from sales of investments in bonds and other fixed maturity interest securities were $4.2 billion, $4.4 billion and $5.1 billion in 2006, 2005 and 2004, respectively. Gross gains of $55.6, $83.9 and $87.3 and gross losses of $71.3, $48.6 and $30.9 during 2006, 2005 and 2004, respectively, were realized on those sales.

22

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

Realized capital gains (losses) are reported net of federal income taxes and amounts transferred to the IMR as follows:

	Year ended December 31
	2006	2005	2004

	(In Thousands)
Realized capital (losses) gains	$ (56,039)	$ (5,404)	$ 8,849
Amount transferred to IMR (net of related taxes of
$(22,096) in 2006, $(8,147) in 2005 and $5,262 in 2004)	41,036	15,130	(9,772)
Federal income tax benefit (expense)	20,344	6,709	(5,759)

Net realized capital gains (losses)	$ 5,341	$ 16,435	$ (6,682)

Major categories of net investment income are summarized as follows:

	Year ended December 31
	2006	2005	2004

	(In Thousands)
Income:
Equity securities-unaffiliated	$ 9,902	$ 4,938	$ 5,489
Bonds	949,283	875,980	808,164
Mortgage loans	191,631	220,709	214,055
Contract loans	67,920	65,118	64,798
Real estate	131	2,079	3,875
Derivative investments	24,837	(69,392)	(164,692)
Other	21,564	(2,682)	(2,454)

Total investment income	1,265,268	1,096,750	929,235
Investment expenses	(98,533)	(74,412)	(86,247)

Net investment income	$ 1,166,735	$ 1,022,338	$ 842,988

The Company entered into reverse dollar repurchase transactions to increase its return on investments and improve liquidity. Reverse dollar repurchases involve a sale of securities and an agreement to repurchase substantially the same securities as those sold. The reverse dollar repurchases are accounted for as short-term collateralized financing and the repurchase obligation is reported in borrowed money on the Balance Sheets. The repurchase obligation totaled $246.2 and $319.8 at December 31, 2006 and 2005, respectively. The securities underlying these agreements are mortgage-backed securities with a book value of $248.7 and $327.2 and fair value of $244.1 and $322.0 at December 31, 2006 and 2005, respectively. The securities had a weighted average coupon rate of 5.3% with various maturity dates ending in December 2036. The primary risk associated with short-term collateralized borrowings is that the counterparty may be unable to perform under the terms of the contract. The Company’s exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments, which was not material at December 31, 2006. The Company believes that the counterparties to the reverse dollar repurchase agreements are financially responsible and that counterparty risk is minimal.

23

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

The Company participates in reverse repurchase transactions. Such transactions include the sale of corporate securities to a major securities dealer and a simultaneous agreement to repurchase the same security in the near term. The proceeds are invested in new securities of intermediate durations. As of December 31, 2006 and 2005, the amount outstanding on these agreements was $542.5 and $387.8, respectively, and was included in borrowed money on the balance sheets. The securities underlying these agreements are mortgage-backed securities with a book value of $569.6 and $390.0 and fair value of $563.4 and $385.6 at December 31, 2006 and 2005, respectively. The securities have a weighted average coupon rate of 5.4% and have maturities ranging from February 2018 through July 2043.

The Company is a member of the Federal Home Loan Bank of Topeka (“FHLB”). As a member of the FHLB, the Company has issued non-putable funding agreements with the FHLB. Assets with a book value of $2.8 billion collateralize these agreements and reserves on these agreements were $2.3 billion at December 31, 2006, respectively.

The maximum and minimum lending rates for long–term mortgage loans during 2006 were 6.4% and 5.0% . Fire insurance is required on all properties covered by mortgage loans and must at least equal the excess of the loan over the maximum loan which would be permitted by law on the land without the buildings.

The maximum percentage of any loan to the value of collateral at the time of the loan, exclusive of insured or guaranteed or purchase money mortgages, was 71.3% on commercial properties. As of December 31, 2006 and 2005, the Company held no mortgages with interest more than 180 days overdue. Minimal interest was past due as of December 31, 2006 and 2005.

In the course of the Company’s asset management, securities are sold and reacquired within 30 days of the sale date to enhance the Company’s return on the investment portfolio or to manage interest rate risk. The table below summarizes the number of transactions, book value, and gain/loss of the Company’s financial instruments with securities sold and reacquired within 30 days of the sale date:

				Cost of Securities Repurchased
	NAIC Rating	Number of
		Transactions	Book Value		Gain

	(In Thousands)
2006	3	2	$ 684	$ 704	$ 22

2005	3	14	$ 6,068	$ 7,471	$ 1,383
	4	4	3,005	3,244	238

		18	$ 9,073	$ 10,715	$ 1,621

24

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

				Cost of Securities Repurchased
	NAIC	Number of
	Rating	Transactions	Book Value		Gain

	(In Thousands)
2004	3	59	$ 56,004	$ 60,994	$ 18
	4	25	15,069	15,069	-
	5	1	2,880	2,880	-
	6	14	12,149	11,628	-

		99	$ 86,102	$ 90,571	$ 18

4. Derivative Financial Instruments Held for Purposes Other than Trading

The Company utilizes derivatives such as options, futures and interest rate swaps to reduce and manage risks, which include the risk of a change in the value, yield, price, cash flows, exchange rates or quantity of, or a degree of exposure with respect to, assets, liabilities, or future cash flows which the Company has acquired or incurred. Hedge accounting practices are followed in accordance with requirements set forth in SSAP No. 86 for those derivatives that are deemed highly effective. The Company also enters into credit default swaps and total return swaps to replicate the investment characteristics of permissible investments using the derivative in conjunction with other investments. Replicated (Synthetic) Assets filed with the NAIC SVO result in both the derivative and cash instrument being carried at amortized cost. The replication practices are in accordance with SSAP No. 86.

The Company uses interest rate swaps to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and liabilities. Interest rate swap agreements generally involve the exchange of fixed and floating interest payments over the life of the agreement without an exchange of the underlying principal amount. Currency swap agreements generally involve the exchange of local and foreign currency payments over the life of the agreement without an exchange of the underlying principal amount.

Interest rate cap and interest rate floor agreements owned entitle the Company to receive payments to the extent reference interest rates exceed or fall below strike levels in the contracts based on the notional amounts.

Credit default swaps and total return swaps are utilized to replicate the investment characteristics of permissible investments using the derivative in conjunction with other investments. The replication (synthetic asset) and the derivative and other cash instrument are carried at amortized cost.

Derivatives that are designated as being in an effective hedging relationships are reported in a manner that is consistent with the hedged asset or liability. All effective derivatives are reported at amortized cost with the exception of S&P options. S&P options are

25

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

reported at fair value since they do not meet the hedge requirement of SSAP No. 86. The unrealized gains or losses from the S&P options are reported as unrealized gain or loss in surplus.

Premiums paid for the purchase of interest rate contracts are included in other invested assets on the balance sheets and are being amortized to interest expense over the remaining terms of the contracts or in a manner consistent with the financial instruments being hedged.

Amounts paid or received, if any, from such contracts are included in interest expense or income on the statements of operations. Accrued amounts payable to or receivable from counterparties are included in other liabilities or other invested assets. Gains or losses realized as a result of early terminations of interest rate contracts are amortized to investment income over the remaining term of the items being hedged to the extent the hedge is considered to be effective; otherwise, they are recognized upon termination.

Derivatives that are designated ineffective hedging relationships are reported in a manner that is consistent with the hedged asset or liability. Derivative contracts that are matched or otherwise designated to be associated with other financial instruments are recorded at fair value if the related financial instruments mature, are sold, or are otherwise terminated or if the interest rate contracts cease to be effective hedges. Changes in the fair value of derivatives not designated in effective hedging relationships are recorded as unrealized gains and losses in surplus.

The Company is exposed to credit loss in the event of nonperformance by counterparties on interest rate contracts; however, the Company does not anticipate nonperformance by any of these counterparties. The amount of such exposure is generally the unrealized gains in such contracts. The Company manages the potential credit exposure from interest rate contracts through careful evaluation of the counterparties’ credit standing, collateral agreements, and master netting agreements.

26

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

The table below summarizes the Company’s derivative contracts included in other invested assets at December 31, 2006 and 2005:

		Notional	Carrying	Fair
		Amount	Value	Value

		(In Thousands)
	December 31, 2006
	Derivative contracts:
	Swaps	$ 8,643,135	$ 10,333	$ (991)
	Caps owned	25,709	1,150	101
	Options owned	54,000	2,729	2,729

	Total derivatives	$ 8,722,844	$ 14,212	$ 1,839

	December 31, 2005
	Derivative contracts:
	Swaps	$ 7,614,665	$ 674	$ (27,025)
	Caps owned	47,696	1,457	156
	Options owned	38,000	392	392

	Total derivatives	$ 7,700,361	$ 2,523	$ (26,477)

5.	Concentrations of Credit Risk

The Company held below investment-grade corporate bonds with an aggregate book value of $596.8 and $699.4 and an aggregate market value of $615.9 and $722.4 at December 31, 2006 and 2005, respectively. Those holdings amounted to 3.5% of the Company’s investments in bonds and 2.5% of total admitted assets at December 31, 2006. The holdings of below investment-grade bonds are widely diversified and of satisfactory quality based on the Company’s investment policies and credit standards.

The Company held unrated bonds of $573.6 and $366.5 with an aggregate NAIC market value of $581.1 and $361.0 at December 31, 2006 and 2005, respectively. The carrying value of these holdings amounted to 3.3% of the Company’s investment in bonds and 2.4% of the Company’s total admitted assets at December 31, 2006.

At December 31, 2006, the Company’s commercial mortgages involved a concentration of properties located in California (18.9%) and Florida (9.3%) . The remaining commercial mortgages relate to properties located in 41 other states. The portfolio is well diversified, covering many different types of income-producing properties on which the Company has first mortgage liens. The maximum mortgage outstanding on any individual property is $45.0.

27

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

6. Annuity Reserves

At December 31, 2006 and 2005, the Company’s annuity reserves, including those held in separate accounts and deposit fund liabilities that are subject to discretionary withdrawal (with adjustment), subject to discretionary withdrawal (without adjustment), and not subject to discretionary withdrawal provisions are summarized as follows:

	Amount	Percent

	(In Thousands)
December 31, 2006
Subject to discretionary withdrawal (with adjustment):
With market value adjustment	$ 2,917,499	28.6%
At book value less surrender charge	3,842	-
At fair value	20,072	0.2

Subtotal	2,941,413	28.8
Subject to discretionary withdrawal (without adjustment):
At book value with minimal or no charge or adjustment	78,386	0.8
Not subject to discretionary withdrawal	7,189,106	70.4

Total annuity reserves and deposit fund liabilities	$ 10,208,905	100.0%

December 31, 2005
Subject to discretionary withdrawal (with adjustment):
With market value adjustment	$ 3,829,868	37.7%
At book value less surrender charge	9,147	0.1
At fair value	24,399	0.2

Subtotal	3,863,414	38.0
Subject to discretionary withdrawal (without adjustment):
At book value with minimal or no charge or adjustment	110,819	1.1
Not subject to discretionary withdrawal	6,178,433	60.9

Total annuity reserves and deposit fund liabilities	$ 10,152,666	100.0%

Of the total net annuity reserves and deposit fund liabilities of $10,208.9 at December 31, 2006, $10,188.8 is included in the general account, and $20.1 is included in the separate account, respectively. Of the total net annuity reserves and deposit fund liabilities of $10,152.7 at December 31, 2005, $9,626.4 is included in the general account and $526.3 is included in the separate account.

7. Employee Benefit Plans

Defined Benefit Plan

ING North America Insurance Corporation (“ING North America”) sponsors the ING Americas Retirement Plan (the “Retirement Plan”), effective as of December 31, 2001. Substantially all employees of ING North America and its subsidiaries and affiliates

28

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

(excluding certain employees) are eligible to participate, including the Company’s employees.

The Retirement Plan is a tax-qualified defined benefit plan, the benefits of which are guaranteed (within certain specified legal limits) by the Pension Benefit Guaranty Corporation (“PBGC”). As of January 1, 2002, each participant in the Retirement Plan (except for certain specified employees) earns a benefit under a final average compensation formula. The costs allocated to the Company for its employees’ participation in the Retirement Plan were $3.2, $2.7 and $8.0 for 2006, 2005 and 2004, respectively.

Defined Contribution Plans

ING North America sponsors the ING Savings Plan and ESOP (the “Savings Plan”). Substantially all employees of ING North America and its subsidiaries and affiliates (excluding certain employees) are eligible to participate, including the Company’s employees other than Company agents. The Savings Plan is a tax-qualified profit sharing and stock bonus plan, which includes an employee stock ownership plan (“ESOP”) component. Savings Plan benefits are not guaranteed by the PBGC. The Savings Plan allows eligible participants to defer into the Savings Plan a specified percentage of eligible compensation on a pre-tax basis. ING North America matches such pre-tax contributions, up to a maximum of 6% of eligible compensation. All matching contributions are subject to a 4-year graded vesting schedule (although certain specified participants are subject to a 5-year graded vesting schedule). All contributions made to the Savings Plan are subject to certain limits imposed by applicable law. Amounts allocated to the Company for the Savings Plan were $2.2, $2.1 and $2.7 for 2006, 2005 and 2004, respectively.

Other Benefit Plans

In addition to providing retirement plan benefits, the Company, in conjunction with ING North America, provides certain supplemental retirement benefits to eligible employees and health care and life insurance benefits to retired employees and other eligible dependents. The supplemental retirement plan includes a non-qualified defined benefit pension plan, and a non-qualified defined contribution plan, which means all benefits are payable from the general assets of the Company. The post-retirement health care plan is contributory, with retiree contribution levels adjusted annually. The life insurance plan provides a flat amount of noncontributory coverage and optional contributory coverage.

29

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

A summary of assets, obligations and assumptions of the pension and other postretirement benefit plans are as follows:

	Pension Benefits			Other Benefits

	2006	2005	2004	2006	2005	2004

	(In Thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$ 16,317	$ 16,938	$ 10,159	$ 4,961	$ 6,408	$ 6,937
Service cost	-	-	-	384	(143)	535
Interest cost	871	1,003	606	249	300	420
Contribution by plan participants	-	-	-	334	495	395
Actuarial (gain) loss	1,492	(606)	7,222	(133)	(974)	(1,281)
Benefits paid	(1,119)	(1,018)	(1,046)	(792)	(1,125)	(773)
Plan amendments	-	-	(3)	-	-	-
Business combinations	-	-	-	-	-	175

Benefit obligation at end of year	$ 17,561	$ 16,317	$ 16,938	$ 5,003	$ 4,961	$ 6,408

Change in plan assets
Fair value of plan assets at beginning of year	$ -	$ -	$ -	$ -	$ -	$ -
Employer contribution	1,119	1,018	1,046	458	630	378
Plan participants' contributions	-	-	-	334	495	395
Benefits paid	(1,119)	(1,018)	(1,046)	(792)	(1,125)	(773)

Fair value of plan assets at end of year	$ -	$ -	$ -	$ -	$ -	$ -

Funded status	$ (17,561)	$ (16,317)	$ (16,938)	$ (5,003)	$ (4,961)	$ (6,408)
Unamortized prior service credit	(296)	(333)	(369)	(967)	(1,249)	(1,532)
Unrecognized net gain/(loss)	4,138	3,003	3,929	(2,217)	(2,232)	(1,406)
Remaining net obligation	9,025	9,669	10,314	-	-	-

Net amount recorded	$ (4,694)	$ (3,978)	$ (3,064)	$ (8,187)	$ (8,442)	$ (9,346)

Amounts recognized in the balance sheets
consist of:
Accrued benefit cost	$ (15,733)	$ (14,805)	$ (14,815)	$ (8,187)	$ (8,442)	$ (9,346)
Intangible assets	9,025	9,669	10,314	-	-	-
Unassigned surplus - minimum pension
liability	2,014	1,158	1,437	-	-	-

Net amount recognized	$ (4,694)	$ (3,978)	$ (3,064)	$ (8,187)	$ (8,442)	$ (9,346)

30

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

	Pension Benefits			Other Benefits

	2006	2005	2004	2006	2005	2004

	(In Thousands)
Components of net periodic benefit cost
Service cost	$ -	$ -	$ -	$ 384	$ (143)	$ 535
Interest cost	871	1,003	606	249	300	-
Amortization of unrecognized transition
obligation or transition asset	645	645	645	-	-	-
Amount of recognized gains and losses	183	319	(373)	(148)	(148)	(24)
Amount of prior service cost recognized	(36)	(36)	(36)	(282)	(282)	(281)
Amount of gain or loss recognized due to a
settlement or curtailment	-	-	-	-	-	177
Temporary deviation cost	-	-	-	-	-	17

Total net periodic benefit cost (income)	$ 1,663	$ 1,931	$ 842	$ 203	$ (273)	$ 424

Benefit obligation for nonvested employees	$ -	$ -	$ 46	$ 286	$ 777	$ 626

Assumptions used in determining the accounting for the defined benefit plans and other benefit plan as of December 31, 2006 and 2005 were as follows:

	2006	2005	2004

Weighted-average discount rate	5.90%	5.50%	6.00%
Rate of increase in compensation level	4.00%	4.00%	4.00%

The annual assumed rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) for the medical plan is 9.0%, decreasing gradually to 5.0% over five years. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plan as of December 31, 2006 by $0.1. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation for the medical plan as of December 31, 2006 by $0.1.

The Company expects to pay the following benefits:

Year ended
December 31, 2006	Benefits

(In Thousands)
2007	$ 1,124
2008	1,153
2009	1,195
2010	1,236
2011	1,247
Thereafter	6,607

31

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

The measurement date used for postretirement benefits is January 1, 2006.

On December 8, 2003, the Medicare Prescription Drug Impairment and Modernization Act of 2003 (the “Act”) was signed into law. The Act introduced a prescription drug benefit under Medicare, as well as a federal subsidiary to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare. The impact of the Act is not reflected in any amounts disclosed in the financial statements or accompanying notes. The 2007 expected benefit reduction in the net postretirement benefit cost for the subsidy related to benefits attributed to former employees is less than $0.1. There is no effect of the subsidy on the measurement of net periodic postretirement benefit cost for the current period.

The Company expects to pay $1.6 in contributions for all plans during 2007.

8. Separate Accounts

Separate account assets and liabilities represent funds segregated by the Company for the benefit of certain policy and contract holders who bear the investment risk. Revenues and expenses on the separate account assets and related liabilities equal the benefits paid to the separate account policy and contract holders. All separate account business is non-guaranteed in 2006.

The general nature and characteristics of the separate accounts business follows:

Non-Guaranteed Separate Accounts

(In thousands)
December 31, 2006
Premium, consideration or deposits for the year	$ 178,923

Reserves for separate accounts with assets at:
Fair value	$ 1,429,857
Amortized cost	-

Total reserves	$ 1,429,857

Reserves for separate accounts by withdrawal characteristics:
Subject to discretionary withdrawal:
With market value adjustment	$ -
At book value without market value adjustment
and with current surrender charge of 5% or more	580,118
At market value	20,072
At book value without market value adjustment
and with current surrender charge less than 5%	829,667

Subtotal	1,429,857
Not subject to discretionary withdrawal	-

Total separate account aggregate reserves	$ 1,429,857

32

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

	Non-Indexed Guarantee Less than/ equal to 4%	Non- Guaranteed Separate Accounts	Total

	(In Thousands)
December 31, 2005
Premium, consideration or deposits for the year	$ 100,000	$ 208,205	$ 308,205

Reserves for separate accounts with assets at:
Fair value	$ -	$ 1,247,371	$ 1,247,371
Amortized cost	501,862	-	501,862

Total reserves	$ 501,862	$ 1,247,371	$ 1,749,233

Reserves for separate accounts by
withdrawal characteristics:
Subject to discretionary withdrawal:
With market value adjustment	$ -	$ -	$ -
At book value without market value adjustment
and with current surrender charge of 5% or more	-	539,232	539,232
At market value	-	24,381	24,381
At book value without market value adjustment
and with current surrender charge less than 5%	-	683,758	683,758

Subtotal	-	1,247,371	1,247,371
Not subject to discretionary withdrawal	501,862	-	501,862

Total separate account aggregate reserves	$ 501,862	$ 1,247,371	$ 1,749,233

December 31, 2004
Premium, consideration or deposits for the year	$ -	$ 18,109	$ 18,109

A reconciliation of the amounts transferred to and from the separate accounts is presented below:

	Year ended December 31
	2006	2005	2004

	(In Thousands)
Transfers as reported in the Summary of Operations
of the Separate Accounts Statement:
Transfers to separate accounts	$ 178,927	$ 208,214	$ 215,286
Transfers from separate accounts	(112,104)	(142,410)	(122,906)

Transfers as reported in the Statement of Operations	$ 66,823	$ 65,804	$ 92,380

33

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

The separate account liabilities subject to minimum guaranteed benefits, the gross amount of reserve and the reinsurance reserve credit related to minimum guarantees, by type, at December 31, 2006 and 2005 were as follows:

		Guaranteed Minimum Death Benefit (GMDB)

		(In Thousands)
	December 31, 2006
	Separate Account Liability	$ 20,787
	Gross amount of reserve	224
	Reinsurance reserve credit	-

	December 31, 2005
	Separate Account Liability	25,340
	Gross amount of reserve	266
	Reinsurance reserve credit	-

9.	Reinsurance

The Company is involved in both ceded and assumed reinsurance with other companies for the purpose of diversifying risk and limiting exposure on larger risks. To the extent that the assuming companies become unable to meet their obligations under these treaties, the Company remains contingently liable to its policyholders for the portion reinsured. To minimize its exposure to significant losses from retrocessionaire insolvencies, the Company evaluates the financial condition of the retrocessionaire and monitors concentrations of credit risk.

Assumed premiums amounted to $1.3 billion, $3.9 billion and $1.1 billion for 2006, 2005 and 2004, respectively.

The Company’s ceded reinsurance arrangements reduced certain items in the accompanying financial statements by the following amounts:

	December 31
	2006	2005	2004

	(In Thousands)
Premiums	$ 1,689,546	$ 1,589,747	$ 1,302,645
Benefits paid or provided	1,200,908	1,153,598	647,397

Policy and contract liabilities were $7.2 billion and $6.1 billion at December 31, 2006 and 2005, respectively.

During 2006, 2005 and 2004, the Company had ceded blocks of insurance under reinsurance treaties to provide funds for financing and other purposes. These reinsurance transactions, generally known as “financial reinsurance,” represent financing

34

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

arrangements. Financial reinsurance has the effect of increasing current statutory surplus while reducing future statutory surplus as the reinsurers recapture amounts.

During 2005, the Company has also entered into a coinsurance agreement with its affiliate, ING USA Annuity and Life Insurance Company (“ING USA”). Under the terms of the agreement, the Company assumed and accepted the responsibility for paying, when due, 100% of the liabilities arising under the multi-year guaranteed fixed annuity contracts issued by ING USA between January 1, 2001 and December 31, 2003. ING USA remains directly obligated to the contractowners of the contracts. The account balances ceded by ING USA to the Company under the terms of the coinsurance agreement were $2.5 billion.

On October 17, 2004, the Company and Security Life of Denver International (“SLDI”) signed an Asset Purchase Agreement with Scottish Re Group Limited and Scottish Re (U.S.), Inc. (collectively, “Scottish Re”); additionally, Scottish Re Life (Bermuda) Limited (“Scottish Bermuda”), a wholly owned subsidiary of Scottish Re formed under the laws of Bermuda, also signed the Asset Purchase Agreement upon its formation. Pursuant to the Asset Purchase Agreement and reinsurance agreements entered into in connection therewith, the Company and SLDI reinsured its individual life reinsurance business (and sold certain systems and operating assets used in the individual life reinsurance business) to Scottish Re and Scottish Bermuda on a 100% coinsurance basis.

The transaction closed on December 31, 2004. The Company and SLDI paid a ceding commission and transferred assets backing reserves and miscellaneous other liabilities on the individual life reinsurance to Scottish Re and Scottish Bermuda. The ceding commission (net of taxes), along with other reserve assets, will be held in trust for the benefit of the Company and SLDI to secure Scottish Re’s and Scottish Bermuda’s obligations as reinsurer on the acquired business.

ING America Insurance Holdings, Inc. (“ING AIH”) will remain obligated to maintain collateral for certain reserve requirements of the business transferred from SLDI for the duration of such reserve requirements or until underlying reinsurance contracts are novated to Scottish Re or until Scottish Re puts into place its own collateral for such reserve requirements. The ceding commission will be released from the trust based upon a predetermined schedule or upon the earlier release of ING AIH’s collateral obligations.

For the year ended December 31, 2006, the financial impact to the Company was an increase to capital and surplus of $9.3 and an increase to statutory net income of $9.3.

For the year ended December 31, 2005, the financial impact to the Company was a reduction of capital and surplus of $3.6 and a reduction of statutory net income of $3.6.

For the year ended December 31, 2004, the financial impact was a reduction in statutory net income of approximately $116.

35

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

The Company currently has a significant concentration of reinsurance with Scottish Re arising from the coinsurance agreement. The Company is the first priority beneficiary of assets in trust to secure Scottish Re’s obligation as reinsurer.

The net amount of the reduction in surplus at December 31, 2006, if all reinsurance agreements were cancelled, is $632.0.

10. Federal Income Taxes

The Company files a consolidated federal income tax return with its parent ING AIH, a Delaware corporation, and other U.S. affiliates. The Company has a written tax sharing agreement that provides that each member of the consolidated return shall reimburse ING AIH for its respective share of the consolidated federal income tax liability and shall receive a benefit for its losses at the statutory rate. A list of all affiliated companies that participate in the filing of this consolidated federal income tax return has been provided to the Department of Insurance.

Current income taxes incurred consisted of the following major components:

	Year ended December 31
	2006	2005	2004

		(In Thousands)
Federal tax expense (benefit) on operations	$ 29,952	$ 165,325	$ (143,489)
Federal tax (benefit) expense on capital gains (losses)	(20,344)	(6,709)	5,759

Total current tax expense (benefit)	$ 9,608	$ 158,616	$ (137,730)

36

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

The main components of deferred tax assets and deferred tax liabilities are as follows:

	December 31
	2006	2005

	(In Thousands)
Deferred tax assets resulting from book/tax differences in:
Deferred acquisition costs	$ 104,485	$ 146,366
Insurance reserves	76,973	106,088
Investments	40,162	45,916
Compensation and employee benefits	24,929	23,932
Nonadmitted assets	5,465	6,540
Litigation accruals	-	935
Depreciable assets	-	3,982
Other	7,703	4,016

Total deferred tax assets	259,717	337,775
Deferred tax assets nonadmitted	(173,265)	(219,303)

Admitted deferred tax assets	86,452	118,472

Deferred tax liabilities resulting from book/tax differences in:
Insurance reserves	6,500	37,470
Investments	5,068	1,974
Due and deferred premiums	6,794	7,425
Unrealized gain on investments	7,279	2,505
Other	3,089	8,491

Total deferred tax liabilities	28,730	57,865

Net admitted deferred tax asset	$ 57,722	$ 60,607

The change in net deferred income taxes is comprised of the following:

	December 31
	2006	2005	Change

	(In Thousands)
Total deferred tax assets	$ 259,717	$ 337,775	$ (78,058)
Total deferred tax liabilities	28,730	57,865	29,135

Net deferred tax asset	$ 230,987	$ 279,910	(48,923)

Remove current year change in unrealized gains/loss			4,773

Change in net deferred income tax			(44,150)
Remove other items in surplus:
Current year change in non-admitted assets			1,374
Current year change in unauthorized reinsurer			(1,402)
Additional minimum pension liability			(300)

Change in deferred taxes for rate reconciliation			$ (44,478)

37

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

The provision for federal income tax expense and change in deferred taxes differs from the amount which would be obtained by applying the statutory federal income tax rate to income (including capital items) before income taxes for the following reasons:

	Year Ended December 31
	2006	2005	2004

		(In Thousands)
Ordinary income (loss)	$ 160,054	$ 288,318	$ (95,528)
Capital gains (losses)	(15,004)	9,726	(924)

Total pre-tax book gain (loss)	$ 145,050	$ 298,044	$ (96,452)

Provision computed at statutory rate	$ 50,768	$ 104,315	$ (33,758)
Interest maintenance reserve	(9,496)	(839)	7,668
Reserves	(9,259)	(7,006)	7,000
Dividend received deduction	(1,249)	(749)	(609)
Settlement of IRS audit	-	(1,358)	-
Refinement of deferred tax balances	-	-	6,973
Reinsurance	10,077	17,495	(7,061)
Other	13,245	7,186	1,946

Total	$ 54,086	$ 119,044	$ (17,841)

Federal income tax benefit	$ 9,608	$ 158,616	$ (137,730)
Change in net deferred income tax	44,478	(39,572)	119,889

Total statutory income tax benefit	$ 54,086	$ 119,044	$ (17,841)

The amount of federal income taxes incurred that will be available for recoupment in the event of future net losses is $6.3, $122.7 and nil from 2006, 2005 and 2004, respectively.

Under the inter-company tax sharing agreement, the Company has a payable to ING AIH of $44.0 and $10.1 for federal income taxes as of December 31, 2006 and 2005, respectively.

Under prior law, the Company was allowed to defer from taxation a portion of income. Deferred income of $60.5 was accumulated in the Policyholders Surplus Account and would only become taxable under certain conditions, which management believed to be remote. In 2004, Congress passed the American Jobs Creation Act of 2004 allowing certain tax-free distributions from the Policyholders Surplus Account during 2005 and 2006. During 2006, the Company made a dividend distribution of $115.0, which eliminated the $60.5 balance in the Policyholders Surplus Account and, therefore, any potential tax on the accumulated balance.

38

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

11. Investment in and Advances to Subsidiaries

The Company has one wholly owned insurance subsidiary at December 31, 2006, Midwestern United Life Insurance Company (“Midwestern”). The Company also has four wholly owned noninsurance subsidiaries: First Secured Mortgage Deposit Corporation, ING America Equities, Inc. (“IAE”), Draft Funding LLC, and Whisperingwind III, LLC (“Captive”). Whisperingwind III, LLC was nonadmitted at December 31, 2006 in accordance with SSAP No. 88.

IAE is a wholesale broker/dealer whose business activities consist only of the distribution of variable life and annuity contracts. IAE does not hold customer funds or securities.

The Company created the Captive with an initial capital contribution of $0.3 on November 17, 2006. An additional capital contribution was paid into Whisperingwind III, LLC of $2.2 on December 14, 2006. The Captive has applied to the South Carolina Department of Insurance for its license to become a special purpose financial captive reinsurance company. The application is pending as of December 31, 2006. Consequently, the Captive has not commenced writing insurance business. Upon approval of the applications and the issuance of the licenses, the Company anticipates entering into reinsurance transactions with the Captive.

Amounts invested in and advanced to the Company’s subsidiaries are summarized as follows:

	December 31
	2006	2005

	(In Thousands)
Common stock (cost-$40,746 in 2006 and 2005)	$ 96,090 $	91,120

Summarized financial information as of and for the year ended December 31 for these subsidiaries is as follows:

	2006	2005	2004

	(In Thousands)
Revenues	$ 74,038	$ 47,768	$ 50,200
Income before net realized gains on investments	5,325	8,424	8,939
Net income	5,015	5,979	5,664
Admitted assets	253,473	257,127	261,411
Liabilities	157,383	166,007	177,449

39

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

12. Capital and Surplus

Under Colorado insurance regulations, the Company is required to maintain a minimum total capital and surplus of $1.5. Additionally, the amount of dividends which can be paid by the Company to its shareholder without prior approval of the Colorado Division of Insurance is limited to the greater of the net gain from operations or 10% of surplus at December 31 of the preceding year.

Life and health insurance companies are subject to certain Risk-Based Capital (“RBC”) requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life and health insurance company is to be determined based on the various risk factors related to it. At December 31, 2006, the Company meets the RBC requirements.

The Company has two surplus notes to a related party for $65.0 and $100.0, which represent the cumulative cash draws on two $100.0 commitments issued by ING AIH through December 31, 2006, less principal payments. The surplus notes bear interest at a variable rate equal to the prevailing rate for 10-year U.S. Treasury bonds plus 1/4%, adjusted annually. The principal sum plus accrued interest shall be repaid in five annual installments beginning April 15, 2017 and continuing through April 15, 2021 (“Repayment Period”). The repayment amount shall be determined and adjusted annually on the last day of December, commencing December 31, 2016, and shall be an amount calculated to amortize any unpaid principal plus accrued interest over the years remaining in the Repayment Period. Any payment of principal and/or interest made is subject to approval of the Colorado Commissioner of Insurance.

The repayment of these notes are payable only out of surplus funds of the Company and only at such time as the surplus of the Company, after payment is made, does not fall below the prescribed level. There were no principal or interest payments in 2006 or 2005.

13. Fair Values of Financial Instruments

In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the financial instrument. Accordingly, the aggregate fair value amounts presented herein do not represent the underlying value of the Company.

Life insurance liabilities that contain mortality risk and all nonfinancial instruments have been excluded from the disclosure requirements. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company’s overall management of interest rate risk, such that the Company’s exposure to changing interest

40

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

The carrying amounts and fair values of the Company’s financial instruments are summarized as follows:

	December 31
	2006		2005

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(In Thousands)
Assets:
Bonds	$ 17,240,297	$ 17,242,085	$ 16,525,988	$ 16,570,960
Preferred stocks	107,043	108,497	26,188	24,005
Unaffiliated common stocks	132,689	132,689	79,311	79,311
Mortgage loans	2,463,432	2,487,599	2,972,342	3,041,219
Contract loans	1,263,422	1,263,422	1,204,181	1,204,181
Derivative securities	14,212	1,839	2,523	(26,477)
Cash, cash equivalents and
short-term investments	273,362	273,362	509,301	509,301
Separate account assets	1,515,627	1,515,627	1,837,339	1,837,339
Receivable for securities	22,776	22,776	2,097	2,097
Liabilities:
Separate account liabilities	1,515,627	1,515,627	1,831,642	1,831,642
Payable for securities	67,039	67,039	1,140	1,140

The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments in the accompanying financial statements and notes thereto:

Cash and short-term investments: The carrying amounts reported in the accompanying Balance Sheets for these financial instruments approximate their fair values.

Bonds and equity securities: The fair values for bonds, preferred stocks and common stocks reported herein are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, collateralized mortgage obligations and other mortgage derivative investments, are estimated by discounting the expected future cash flows. The discount rates used vary as a function of factors such as yield, credit quality, and maturity, which fall within a range between 4.1% and 12.6% over the total portfolio. Fair values determined on this basis can differ from values published by the SVO. Fair value as determined by the SVO as of December 31, 2006 and 2005 is $17.6 billion and $16.8 billion, respectively.

41

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

Mortgage loans: Estimated fair values for commercial real estate loans were generated using a discounted cash flow approach. Loans in good standing are discounted using interest rates determined by U.S. Treasury yields on December 31 and spreads applied on new loans with similar characteristics. The amortizing features of all loans are incorporated in the valuation. Where data on option features is available, option values are determined using a binomial valuation method, and are incorporated into the mortgage valuation. Restructured loans are valued in the same manner; however, these loans were discounted at a greater spread to reflect increased risk. All residential loans are valued at their outstanding principal balances, which approximate their fair values.

Residual collateralized mortgage obligations: Residual collateralized mortgage obligations are included in the other invested assets balances. Fair values are based on independent pricing sources.

Derivative financial instruments: Fair values for on-balance-sheet derivative financial instruments (caps, options and floors) and off-balance-sheet derivative financial instruments (swaps and forwards) are based on broker/dealer valuations or on internal discounted cash flow pricing models, taking into account current cash flow assumptions and the counterparties’ credit standing.

Investment in surplus notes: Estimated fair values in surplus notes were generated using a discounted cash flow approach. Cash flows were discounted using interest rates determined by U.S. Treasury yields on December 31 and spreads applied on surplus notes with similar characteristics.

Guaranteed investment contracts: The fair values of the Company’s guaranteed investment contracts are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

Off-balance-sheet instruments: The Company accepted no deposits on existing synthetic guaranteed investment contracts in 2006 and 2005, respectively, from trustees of 401(k) plans. Pursuant to the terms of these contracts, the trustees own and retain the assets related to these December 31, 2006 contracts. Such assets had a book value of $367.3 and $381.2 at December 31, 2006 and 2005, respectively. Under synthetic guaranteed investment contracts, the synthetic issuer may assume interest rate risk on individual plan participant initiated withdrawals from stable value options of 401(k) plans. Approximately 100% of the synthetic guaranteed investment contract book values are on a non-participating basis and have a credited interest rate reset mechanism, which passes such interest rate risk to plan participants.

Other investment-type insurance contracts: The fair values of the Company’s deferred annuity contracts are estimated based on the cash surrender values. The carrying values of other policyholder liabilities, including immediate annuities,

42

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

dividend accumulations, supplementary contracts without life contingencies, and premium deposits, approximate their fair values.

The carrying value of all other financial instruments approximates their fair value.

14. Commitments and Contingencies

The Company guarantees certain contractual policy claims of its subsidiary, Midwestern. In the unlikely event that Midwestern was unable to fulfill its obligations to policyholders, the Company would be obligated to assume the guaranteed policy obligations. Any ultimate contingent losses in connection with such guarantees will not have a material adverse impact on the Company’s future operations or financial position.

Guarantee Agreement

The Company, effective January 2002, entered into a Guarantee Agreement with two other ING affiliates whereby it is jointly and severally liable for $250.0 obligation of SLDI. The Company’s Board of Directors approved this transaction on April 25, 2002. The other two affiliated life insurers were ReliaStar Life Insurance Company and Security-Connecticut (subsequently merged into ReliaStar Life Insurance Company on October 1, 2003). The joint and several guarantees of the two remaining insurers are capped at $250.0. The States of Colorado and Minnesota did not disapprove the guarantee.

Investment Purchase Commitments

As part of its overall investment strategy, the Company has entered into agreements to purchase securities of $147.3 and $291.0 at December 31, 2006 and 2005, respectively. The Company is also committed to provide additional capital contributions of $269.9 and $156.3 at December 31, 2006 and 2005, respectively, in partnerships reported in other invested assets not on the balance sheets.

43

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

Operating Leases

The Company leases office space under various noncancelable operating lease agreements that expire July 2010. During the years ended December 31, 2006, 2005 and 2004, rent expense totaled $2.4, $1.3 and $0.7, respectively. At December 31, 2006, the minimum aggregate rental commitments for the upcoming five years and thereafter are as follows:

Year ending
December 31	Commitments

(In Thousands)
2007	$ 217
2008	134
2009	99
2010	45
2011	6
Thereafter	10

Certain rental commitments have renewal options extending through the year 2012 subject to adjustments in the future periods.

The Company is not involved in any material sale–leaseback transactions.

Legal Proceedings

The Company is involved in threatened or pending lawsuits/arbitrations arising from the normal conduct of business. Due to the climate in insurance and business litigation/arbitration, suits against the Company sometimes include claims for substantial compensatory, consequential or punitive damages and other types of relief. Moreover, certain claims are asserted as class actions, purporting to represent a group of similarly situated individuals. While it is not possible to forecast the outcome of such lawsuits/arbitrations, in light of existing insurance, reinsurance and established reserves, it is the opinion of management that the disposition of such lawsuits/arbitrations will not have a materially adverse effect on the Company’s operations or financial position.

Regulatory Matters

As with many financial services companies, the Company and its affiliates have received informal and formal requests for information from various state and federal governmental agencies and self-regulatory organizations in connection with inquiries and investigations of the products and practices of the financial services industry. In each case, the Company and its affiliates have been and are providing full cooperation.

44

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

Insurance and Retirement Plan Products and Other Regulatory Matters

The New York Attorney General, other federal and state regulators and self-regulatory agencies are also conducting broad inquiries and investigations involving the insurance and retirement industries. These initiatives currently focus on, among other things, compensation, revenue sharing, and other sales incentives; potential conflicts of interest; potential anti-competitive activity; reinsurance; marketing practices; specific product types (including group annuities and indexed annuities); and disclosure. It is likely that the scope of these industry investigations will further broaden before they conclude. The Company and certain of its U.S. affiliates have received formal and informal requests in connection with such investigations, and are cooperating fully with each request for information. Some of these matters could result in regulatory action involving the Company. These initiatives also may result in new legislation and regulation that could significantly affect the financial services industry, including businesses in which the Company is engaged. In light of these and other developments, U.S. affiliates of ING, including the Company, periodically review whether modifications to their business practices are appropriate.

Investment Product Regulatory Issues

Since 2002, there has been increased governmental and regulatory activity relating to mutual funds and variable insurance products. This activity has primarily focused on inappropriate trading of fund shares; directed brokerage; compensation; sales practices, suitability, and supervision; arrangements with service providers; pricing; compliance and controls; adequacy of disclosure; and document retention.

In addition to responding to governmental and regulatory requests on fund trading issues, ING management, on its own initiative, conducted, through special counsel and a national accounting firm, an extensive internal review of mutual fund trading in ING insurance, retirement, and mutual fund products. The goal of this review was to identify any instances of inappropriate trading in those products by third parties or by ING investment professionals and other ING personnel.

The internal review identified several isolated arrangements allowing third parties to engage in frequent trading of mutual funds within the variable insurance and mutual fund products of certain affiliates of the Company, and identified other circumstances where frequent trading occurred despite measures taken by ING intended to combat market timing. Each of the arrangements has been terminated and disclosed to regulators, to the independent trustees of ING Funds (U.S.) and in reports previously filed by affiliates of the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended.

Action may be taken by regulators with respect to certain ING affiliates before investigations relating to fund trading are completed. The potential outcome of such action is difficult to predict but could subject certain affiliates to adverse consequences,

45

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

including, but not limited to, settlement payments, penalties, and other financial liability. It is not currently anticipated, however, that the actual outcome of any such action will have a material adverse effect on ING or ING’s U.S. based operations, including the Company.

ING has agreed to indemnify and hold harmless the ING Funds from all damages resulting from wrongful conduct by ING or its employees or from ING’s internal investigation, any investigations conducted by any governmental or self-regulatory agencies, litigation or other formal proceedings, including any proceedings by the SEC. Management reported to the ING Funds Board that ING management believes that the total amount of any indemnification obligations will not be material to ING or ING’s U.S. based operations, including the Company.

15. Financing Agreements

The Company maintains a revolving loan agreement with Bank of New York, (“BONY"). Under this agreement, the Company can borrow up to $100.0 from BONY. Interest on any borrowing accrues at an annual rate equal to: (1) the cost of funds for BONY for the period applicable for the advance plus 0.35% or (2) a rate quoted by BONY to the Company for the borrowing. Under this agreement, the Company incurred minimal interest expense for the years ended December 31, 2006, 2005 and 2004, respectively. Additionally, there were no amounts payable to BONY at December 31, 2006 or 2005.

The Company maintains a line of credit agreement with Svenska Handelsbanken (“Svenska”). Under this agreement, the Company can borrow up $100.0 from Svenska. Borrowings are guaranteed by ING AIH, with maximum aggregate borrowings outstanding at any time to ING AIH and its affiliates of $100.0. Under this agreement, the Company incurred minimal and no interest expense for the years ended December 31, 2006, 2005 and 2004, respectively. There were no amounts payable to Svenska at December 31, 2006 or 2005.

The Company maintains a line of credit agreement with PNC Bank. Under this agreement, the Company can borrow up to $75.0. Borrowings are guaranteed by ING AIH, with maximum aggregate borrowings outstanding at any time to ING AIH and its affiliates of $75.0. Under this agreement, the Company incurred minimal and no interest expense for the years ended December 31, 2006, 2005 and 2004, respectively. There were no amounts payable to PNC Bank at December 31, 2006 or 2005.

The Company borrowed $5.9 billion and repaid $5.9 billion in 2006, borrowed $6.0 billion and repaid $6.0 billion in 2005 and borrowed $3.0 billion and repaid $3.0 billion in 2004. These borrowings were on a short-term basis, at an interest rate that approximated current money market rates and excludes borrowings from reverse dollar repurchase transactions. Interest paid on borrowed money was $1.7, $1.3 and $0.4,

46

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

during 2006, 2005 and 2004, respectively. Interest paid includes reciprocal loan interest discussed in “Related Party Transactions” note.

16. Related Party Transactions

Affiliates: Management and service contracts and all cost sharing arrangements with other affiliated ING United States life insurance companies are allocated among companies in accordance with normal, generally accepted expense and cost allocation methods.

Assets and liabilities, along with related revenues and expenses recorded as a result of transactions and agreements with affiliates, may not be the same as those recorded if the Company was not a wholly owned subsidiary of its parent.

Investment Management: The Company has entered into an asset management agreement and an administrative services agreement with ING Investment Management, LLC (“IIM”) under which IIM provides the Company with investment management and asset/liability management services. Total fees under the agreement were approximately $58.9, $57.3 and $58.1 for the years ended December 31, 2006, 2005 and 2004, respectively.

Administrative Services Agreement: The Company has entered into a services agreement with certain of its affiliated insurance companies in the United States (“affiliated insurers”) whereby the affiliated insurers provide certain administrative, management, professional, advisory, consulting and other services to each other. Net amount paid under these agreements was $96.8, $79.8 and $82.4 for the years ended December 31, 2006, 2005 and 2004, respectively.

Surplus notes: On December 8, 1999, the Company (as successor in interest to the merger of First Columbine Life Insurance Company into the Company) agreed to lend an affiliate ING USA $35.0 through the issuance of a surplus note by ING USA. The note matures on December 7, 2029.

Reciprocal Loan Agreement: The Company has entered into a reciprocal loan agreement with ING AIH to facilitate the handling of unusual and/or unanticipated short–term cash requirements. Under this agreement, which expires July 1, 2015, the Company and ING AIH can borrow up to 3% of the Company’s admitted assets as of December 31 of the preceding year from one another. Interest on any of the Company’s borrowings is charged at the rate of ING AIH cost of funds for the interest period plus 0.15% . Interest on any ING AIH borrowings is charged at a rate based on the prevailing interest rate of U.S. commercial paper available for purchase with a similar duration. Under this agreement, the Company incurred interest expense of $1.5, $1.3 and $0.4, and earned interest income of $6.1, $4.0 and $3.3, for the years ended December 31, 2006, 2005 and 2004, respectively. The Company had a $20.0 and $13.0 payable to ING AIH and $21.8 and $13.0 receivable from ING AIH at December 31, 2006 and 2005, respectively. The

47

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

receivable is recorded in cash and short-term investments on the accompanying balance sheets. The payable is recorded in borrowed money.

Tax Sharing Agreements: The Company has entered into federal tax sharing agreements with members of an affiliated group as defined in Section 1504 of the Internal Revenue Code of 1986, as amended. The agreement provides for the manner of calculation and the amounts/timing of the payments between the parties as well as other related matters in connection with the filing of consolidated federal income tax returns. The Company has also entered into a state tax sharing agreement with ING AIH and each of the specific subsidiaries that are parties to the agreement. The state tax agreement applies to situations in which ING AIH and all or some of the subsidiaries join in the filing of a state or local franchise, income tax or other tax return on a consolidated, combined or unitary basis.

Customer Services Agreement: The Company has entered into a services agreement with ING Financial Advisers, LLC (“ING FA”) to provide certain administrative, management, professional advisory, consulting and other services to the Company for the benefit of its customers. Charges for these services are to be determined in accordance with fair and reasonable standards with neither party realizing a profit nor incurring a loss as a result of the services provided to the Company. The Company will reimburse ING FA for direct and indirect costs incurred on behalf of the Company.

Global Medium Term Note Program: In December 2002, the Company established a Global Medium Term Note program secured by funding agreements issued by the Company. The notes, which are offered by ING Security Life Institutional Funding, a special purpose statutory trust, are offered only to U.S. qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the “Securities Act”) or to foreign buyers pursuant to Regulation S of the Securities Act. The program has issued notes with an aggregate outstanding principal balance of $2.3 billion as of December 31, 2006.

Capital Transactions: During the year ended December 31, 2006, the Company received no capital contributions.

Dividends: During the year ended December 31, 2006, the Company paid dividends in the aggregate amount of $115.0 to ING AIH. The Company received no dividends from its insurance company subsidiary, Midwestern.

Coinsurance Agreement: In an effort to diversify the products between affiliated entities, effective May 1, 2005, the Company entered into a coinsurance agreement with its affiliate, ING USA. Under the terms of the agreement, the Company assumed and accepted the responsibility for paying, when due, 100% of the liabilities arising under the multi-year guaranteed fixed annuity contracts issued by ING USA between January 1, 2001 and December 31, 2003. ING USA remains directly obligated to the contractowners of the contracts.

48

SECURITY LIFE OF DENVER INSURANCE COMPANY Notes to Financial Statements Statutory Basis (Dollar amounts in millions, unless otherwise stated)

The account balances ceded by ING USA to the Company under the terms of the coinsurance agreement were $2.5 billion. The assets backing the reserves for the liabilities assumed by the Company, as well as a ceding commission, were transferred by ING USA to the Company. Total assets transferred at fair value were $2.7 billion. As additional consideration for the Company assuming the liabilities under the agreement, ING USA has assigned to the Company any and all future premiums received by ING USA that are attributable to the contract liabilities assumed under the coinsurance agreement.

The ceding commission paid by ING USA was $246.4. ING USA also transferred to the Company the IMR related to these liabilities of $53.2. The Company realized a gain of $107.0, net of taxes, which was deferred and will be amortized into income as earnings emerge from the reinsurance business. As of December 31, 2006, $51.6, net of taxes, of the deferred gain has been amortized into income.

Interest rate swaps: On December 28, 2005, the Company entered into two interest rate swaps with ING USA to reduce the Company’s exposure to cash flow variability of assets and liabilities. Under the terms of the agreement, the Company pays a fixed rate of 4.8% and 4.9% and receives the quarterly quoted 3-month Libor rate for swaps that mature on December 30, 2010 and 2015, respectively. The notional amount of each swap is $100.0 at December 31, 2006. The fair values are $0.9 and $1.8 for the December 30, 2010 and 2015 swaps, respectively, at December 31, 2006.

17. Guaranty Fund Assessments

Insurance companies are assessed the costs of funding the insolvencies of other insurance companies by the various state guaranty associations, generally based on the amount of premium companies collect in that state. The Company accrues the cost of future guaranty fund assessments based on estimates of insurance company insolvencies provided by the National Organization of Life and Health Insurance Guaranty Associations and the amount of premiums written in each state. The Company has estimated this liability to be $5.4 and $7.4 as of December 31, 2006 and 2005, respectively, and has recorded a liability in accounts payable and accrued expenses on the balance sheets. The Company has also recorded an asset in other assets on the balance sheets of $2.8 and $4.2 as of December 31, 2006 and 2005, respectively, for future credits to premium taxes for assessments already paid.

49

Unaudited Security Life of Denver Insurance Company Financial Statements Statutory Basis Period Ended September 30, 2007

Contents

Unaudited Financial Statements Statutory Basis

Unaudited Statement of Balance Sheet Statutory Basis	09/30/07 F-2
Unaudited Statement of Operations Statutory Basis	09/30/07 F-4
Unaudited Statement of Changes in Capital and Surplus
Statutory Basis	09/30/07 F-5
Unaudited Statement of Cash Flows Statutory Basis	09/30/07 F-6
Unaudited Notes to the Financial Statements – Statutory Basis	09/30/07 F-7

09/30/07 F-1

Security Life of Denver Insurance Company Unaudited Statement of Balance Sheet – Statutory Basis

As of
September 30,
2007

(In Thousands)
Admitted Assets
Cash and invested assets:
Bonds	17,328,555
Preferred stocks	$ 103,182
Common stocks	205,818
Subsidiaries	100,162
Mortgage loans	2,085,104
Contract loans	1,310,817
Other invested assets	669,176
Cash and short term investments	462,319

Total cash and invested assets	22,265,133

Deferred and uncollected premiums, less loading	(10,231)
Accrued investment income	174,918
Reinsurance balances recoverable	85,959
Indebtedness from related parties	4,294
Net deferred tax asset	53,077
Separate account assets	1,667,821
Other assets	55,474

Total admitted assets	$ 24,296,445

09/30/07 F-2

Security Life of Denver Insurance Company
Unaudited Statement of Balance Sheet – Statutory Basis

As of
September 30,
2007

(In Thousands)
Liabilities and capital and surplus
Liabilities:
Policy and contract liabilities:
Life and annuity reserves	$ 11,454,221
Deposit type contracts	7,793,865
Other policy and contract liabilities	43,881

Total policy and contract liabilities	19,291,967

Interest maintenance reserve	58,023
Accounts payable and accrued expenses	61,014
Reinsurance balances	413,493
Current federal income tax payable	27,119
Indebtedness to related parties	43,722
Asset valuation reserve	121,326
Borrowed money	780,935
Net transfers to separate accounts	(61,780)
Other liabilities	273,783
Separate account liabilities	1,667,821

Total liabilities	22,677,423

Capital and surplus:
Common stock: authorized 149 shares of $20,000 par value; 144 issued and outstanding	2,880
Surplus notes	165,032
Paid in and contributed surplus	1,237,778
Unassigned surplus	213,332

Total capital and surplus	1,619,022

Total liabilities and capital and surplus	$ 24,296,445

09/30/07 F-3

Security Life of Denver Insurance Company
Unaudited Statement of Operations – Statutory Basis

Nine months
ended
September 30,
2007

(In Thousands)

Premiums and other revenues:
Life, annuity, and accident and health premiums	$ 296,193
Net investment income	913,185
Amortization of interest maintenance reserve	(10,280)
Commissions, expense allowances and reserve adjustments on
reinsurance ceded	310,776
Other revenues	60,093

Total premiums and other revenues	1,569,967

Benefits paid or provided:
Death benefits	127,240
Annuity benefits	60,014
Surrender benefits and withdrawals	1,005,596
Interest on policy or contract funds	336,642
Other benefits	1,807
Decrease in life, annuity, and accident and health reserves	(507,017)
Net transfers to separate account	86,731

Total benefits paid or provided	1,111,013

Insurance expenses and other deductions:
Commissions	239,318
General expenses	89,442
Insurance taxes, licenses and fees	12,478
Other deductions	6,648

Total insurance expenses and other deductions	347,886

Gain from operations before policyholder dividends,
federal income taxes and net realized capital losses	111,068

Dividends to policyholders	2,843

Gain from operations before federal income taxes and
net realized capital losses	108,225

Federal income tax expense	18,997

Gain from operations before net realized capital losses	89,228

Net realized capital losses	(2,742)

Net income	$ 86,486

09/30/07 F-4

Security Life of Denver Insurance Company

Unaudited Statement of Changes in Capital and Surplus – Statutory Basis

Nine months ended
September 30,
2007

(In Thousands)

Common stock:
Balance at beginning and end of year	$ 2,880

Surplus note:
Balance at beginning and end of year	165,032

Paid in and contributed surplus:
Balance at beginning and end of year	1,237,778

Unassigned surplus:
Balance at beginning of year	189,654
Net income	86,486
Change in net unrealized capital losses	(70,725)
Change in nonadmitted assets	(11,953)
Change in asset valuation reserve	25,031
Change in net deferred income tax	(10,449)
Change in surplus as a result of reinsurance	11
Amortization of deferred gain on reinsurance transactions	5,277

Balance at end of year	213,332

Total capital and surplus	$ 1,619,022

09/30/07 F-5

Security Life of Denver Insurance Company
Unaudited Statement of Cash Flows – Statutory Basis

Nine months ended
September 30,
2007

(In Thousands)
Operations
Premiums, policy proceeds, and other
considerations received, net of reinsurance paid	$ 347,126
Net investment income received	949,668
Commissions and expenses paid	(313,421)
Benefits paid	(1,534,744)
Net transfers to separate accounts	(62,739)
Dividends paid to policyholders	(3,392)
Federal income taxes received	(33,660)
Miscellaneous income	307,987

Net cash used in operations	(343,175)

Investments activities
Proceeds from sales, maturities, or repayments of investments:
Bonds	6,696,155
Stocks	32,371
Mortgage loans	420,050
Real estate	716
Other invested assets	4,878,190
Miscellaneous proceeds	14,456

Total investment proceeds	12,041,938

Cost of investments acquired:
Bonds	6,859,866
Stocks	98,757
Mortgage loans	42,315
Other invested assets	5,126,851
Miscellaneous applications	177,605

Total cost of investments acquired	12,305,394

Net decrease in contract loans	(47,407)

Net cash used in investment activities	(310,863)

Financing and miscellaneous activities
Other cash provided (applied):
Borrowed money	(9,466)
Net deposits on deposit-type contracts	753,480
Change in cash due to reinsurance	(135,711)
Other cash provided	234,692

Net cash provided by financing and miscellaneous activities	842,995

Net increase in cash and short term investments	188,957
Cash and short term investments:
Beginning of year	273,362

End of year	$ 462,319

09/30/07 F-6

     Security Life of Denver Insurance Company
Unaudited Notes to the Financial Statements – Statutory Basis
 (Dollar amounts in millions, unless otherwise stated)

1. Nature of Operations and Significant Accounting Policies

Security Life of Denver Insurance Company (the “Company”) is domiciled in Colorado and is a wholly owned subsidiary of ING America Insurance Holdings, Inc. (“ING AIH”), a Delaware domiciled non-insurance holding company. The Company’s ultimate parent is ING Groep, N.V. (“ING”), a global financial services company based in the Netherlands.

The Company focuses on two markets: the advanced market and the investment products market. The life insurance products offered for the advanced market include wealth transfer and estate planning, executive benefits, charitable giving and corporate owned life insurance. These products include traditional life, interest sensitive life, universal life, and variable life. The Company also offers guaranteed investment contracts and funding agreements, collectively referred to as "GICs," marketed by direct sale by home office personnel or through specialty insurance brokers. Operations are conducted almost entirely on the general agency basis and the Company is presently licensed in all states (approved for reinsurance only in New York), the District of Columbia, Guam, the U.S. Virgin Islands, and Puerto Rico (approved for reinsurance only). In the investment products market, the Company offers guaranteed investment contracts, funding agreements, and trust notes to institutional buyers.

The condensed financial statements and notes as of September 30, 2007 and for the nine months September 30, 2007 are unaudited. The accompanying financial statements of the Company have been prepared in conformity with accounting practices prescribed or permitted by the Colorado Division of Insurance (“Statutory-Basis”), which practices differ from accounting principles generally accepted in the United States.

The condensed financial statements reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for the fair presentation of the balance sheet, statement of operations and cash flows for the interim period. These condensed financial statements and notes should be read in conjunction with the financial statements and related notes as presented in the Company’s 2006 audited Statutory-Basis comparative financial statements. The results of operations for the interim period may not be considered indicative of results to be expected for the full year.

09/30/07 F-7

     Security Life of Denver Insurance Company
Unaudited Notes to the Financial Statements – Statutory Basis
(Dollar amounts in millions, unless otherwise stated)

Use of Estimates

The preparation of the financial statements of the Company requires management to make estimates and assumptions that affect amounts reported in the condensed financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Significant Accounting Policies

For a description of significant accounting policies, see the “Nature of Operations and Significant Accounting Policies” footnote to the financial statements included in the Company’s 2006 audited Statutory-Basis comparative financial statements. There have been no material changes to the Company’s significant accounting policies since the issuance of the 2006 audited Statutory-Basis comparative financial statements.

2. Reinsurance

The Company entered into a combined coinsurance and modified coinsurance agreement (“CoModco”) with Whisperingwind III effective June 30, 2007. Under the terms of the CoModco, Whisperingwind III will provide indemnity reinsurance on a combined coinsurance and modified coinsurance basis to the Company for its (i) guaranteed survivorship universal life insurance policies issued on and after January 1, 2005 through and including December 31, 2007, (ii) guaranteed universal life policies issued on and after January 1, 2006 through and including December 31, 2007, (iii) guaranteed death benefit universal life policies issued on and after January 1, 2006 through and including December 31, 2007 and (iv) guaranteed death benefit survivorship universal life policies issued on and after January 1, 2007 through and including December 31, 2007, in each case including all riders and related conditional receipt and temporary insurance provisions relating to such policies. The quota share percentage being assumed by Whisperingwind III is 100% of all covered policies under the CoModco.

As of September 30, 2007 and in accordance with the CoModco, the Company ceded premiums of $207.8. Reserves ceded by the Company were $94.4 on a coinsurance basis and $128.1 on a modified coinsurance basis for total ceded reserves of $222.5. The Company received an expense allowance of $93.9 and a modified coinsurance reserve adjustment of $127 from Whisperingwind III.

09/30/07 F-8

     Security Life of Denver Insurance Company
Unaudited Notes to the Financial Statements – Statutory Basis
(Dollar amounts in millions, unless otherwise stated)

The Company recognized a realized gain of $33.2 as a result of the CoModco transaction, which was deferred and will be amortized into income as earnings emerge from the subject reinsurance transaction.

As part of the CoModco the Company entered into a Coinsurance Reserve Trust Agreement (“CoRes Trust”) with Whisperingwind III and The Bank of New York. Under the terms of the CoModco, assets equal to the coinsurance reserves are to be deposited in a CoRes Trust account. The CoRes Trust authorizes deposit of said funds, appoints The Bank of New York as trustee and names Whisperingwind III as grantor and the Company as beneficiary. As of September 30, 2007, assets in CoRes Trust were valued at $111.7 in support of coinsurance reserves ceded by the Company.

As part of the CoModco the Company entered into a Modco Reserve Trust Agreement (“Modco Trust”) with Whisperingwind III and The Bank of New York. Under the terms of the CoModco, assets with statutory book value equal to not less than the modco required balance as defined by the CoModco are to be deposited in a Modco Trust account. The Modco Trust authorizes deposit of said funds, appoints The Bank of New York as trustee and names Whisperingwind III as beneficiary and the Company as grantor. As of September 30, 2007, assets in Modco Trust were valued at $133.1 in support of the modco required balance.

09/30/07 F-9

333-147534	February 2008

Part C
OTHER INFORMATION

Item 26		Exhibits

(a)	(1)	Resolution of the Executive Committee of the Board of Directors of Security Life of Denver Insurance
Company ("Security Life of Denver") authorizing the establishment of the Registrant. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April
27, 1998; File No. 33-74190.)

(b)	Not Applicable.

(c)	(1)	Security Life of Denver Distribution Agreement. (Incorporated herein by reference to Post-Effective
Amendment No. 7 to the Form S-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on April 27, 1998; File No. 33-74190.)
	(2)	First Amendment to Security Life of Denver Insurance Company Distribution Agreement. (Incorporated
herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April 9,
2002; File No. 33-74190.)
	(3)	Amendment to Security Life of Denver Insurance Company Distribution Agreement. (Incorporated
herein by reference to Pre-Effective Amendment No. 2 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on May 10,
1999; File No. 333-72753.)
	(4)	Amendment to Security Life of Denver Insurance Company Distribution Agreement. (Incorporated
herein by reference to the Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on January
30, 2001; File No. 333-50278.)
	(5)	Amendment to Security Life of Denver Insurance Company Distribution Agreement. (Incorporated
herein by reference to the Post-Effective Amendment No. 14 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April
19, 2001; File No. 33-74190.)
	(6)	Amendment to Security Life of Denver Insurance Company Distribution Agreement. (Incorporated
herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April 9,
2002; File No. 33-74190.)
	(7)	Specimen Broker/Dealer Supervisory and Selling Agreement for Variable Contracts with Compensation
Schedule. (Incorporated herein by reference to Post-Effective Amendment No. 6 to the Form S-6
Registration Statement of Security Life of Denver Insurance Company and its Security Life Separate
Account L1, filed on March 2, 1998; File No. 33-74190.)
	(8)	Broker/Dealer Supervisory and Selling Agreement for Variable Contracts with Paine Webber
Incorporated. (Incorporated herein by reference to Post-Effective Amendment No. 4 to the Form S-6
Registration Statement of Security Life of Denver Insurance Company and its Security Life Separate
Account L1, filed on April 30, 1997; File No. 33-88148.)
	(9)	Compensation Schedule. (Incorporated herein by reference to the Post-Effective Amendment No. 2 to the Form S-6 Registration Statement of Security Life of Denver Insurance Company and its Security
Life Separate Account L1, filed on April 10, 2002; File No. 333-50278.)
	(10)	Commission Schedule for Policies. (Incorporated herein by reference to the Pre-Effective Amendment
No. 1 to the Form S-6 Registration Statement of Security Life of Denver Insurance Company and its
Security Life Separate Account L1, filed on January 30, 2001; File No. 333-50278.)
	(11)	Specimen Master Sales and Supervisory Agreement with Compensation Schedule. (Incorporated herein by reference to the Post-Effective Amendment No. 12 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April
25, 2000; File No. 33-74190.)
	(12)	Administrative Services Agreement between Security Life of Denver and Financial Administrative
Services Corporation. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form
S-6 Registration Statement of Security Life of Denver Insurance Company and its Security Life Separate
Account L1, filed on April 27, 1998; File No. 33-74190.)

	(13)	Amendment to Administrative Services Agreement between Security Life of Denver and Financial
Administrative Services Corporation. (Incorporated herein by reference to Post-Effective Amendment
No. 7 to the Form S-6 Registration Statement of Security Life of Denver Insurance Company and its
Security Life Separate Account L1, filed on April 27, 1998; File No. 33-74190.)

(d)	(1)	Variable Universal Life Insurance Policy (Form No. 2517(VUL)-03/08). (Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Form N-6 Registration Statement of Security Life of
Denver Insurance Company and its Security Life Separate Account L1, filed on January 31, 2008; File
No. 333-147534.)
	(2)	Accelerated Benefit Rider (Form No. R2030-03/08). (Incorporated herein by reference to Pre-Effective
Amendment No. 1 to the Form N-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on January 31, 2008; File No. 333-147534.)
	(3)	Additional Insured Rider. (Incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement of Security Life of Denver Insurance Company and its Security
Life Separate Account L1, filed on January 30, 2001; File No. 333-50278.)
	(4)	Adjustable Term Insurance Rider (Form No. R2031-03/08). (Incorporated herein by reference to Pre-
Effective Amendment No. 1 to the Form N-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on January 31, 2008; File No. 333-
147534.)
	(5)	Guaranteed Death Benefit Rider. (Form No. R2025-4/04). (Incorporated herein by reference to the Form
N-6 Initial Registration Statement of Security Life of Denver Insurance Company and its Security Life
Separate Account L1, filed on July 1, 2004; File No. 333-117329.)
	(6)	Guaranteed Minimum Accumulation Benefit Rider (Form No. R2032-03/08). (Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Form N-6 Registration Statement of Security Life of
Denver Insurance Company and its Security Life Separate Account L1, filed on January 31, 2008; File
No. 333-147534.)
	(7)	Overloan Lapse Protection Rider. (Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Form N-6 Registration Statement of Security Life of Denver Insurance Company and its Security
Life Separate Account L1, filed on September 7, 2007; File No. 333-143973.)
	(8)	Waiver of Cost of Insurance Rider (Form No. R-1505). (Incorporated herein by reference to the Pre-
Effective Amendment No. 1 to the Form S-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on January 30, 2001; File No. 333-
50278.)
	(9)	Waiver of Specified Premium Total Disability Rider (Form No. R-1506). (Incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement of Security Life
of Denver Insurance Company and its Security Life Separate Account L1, filed on January 30, 2001;
File No. 333-50278.)

(e)	(1)	Specimen Variable Life Insurance Application (Form No. Q-2006-9/97). (To be used on or before May
1, 1998.) (Incorporated herein by reference to the Post-Effective Amendment No. 5 to the Form S-6
Registration Statement of Security Life of Denver Insurance Company and its Security Life Separate
Account L1, filed on October 29, 1997; File No. 33-74190.)
	(2)	Variable Life Application Insert. (Incorporated herein by reference to the Pre-Effective Amendment No.
1 to the Form S-6 Registration Statement of Security Life of Denver Insurance Company and its Security
Life Separate Account L1, filed on January 30, 2001; File No. 333-50278.)
	(3)	Investment Feature Selection Form (Form No. V-166-00 Rev. 5/1/03). (Incorporated herein by reference to the Post-Effective Amendment No. 5 to the Form N-6 Registration Statement of Security Life of
Denver Insurance Company and its Security Life Separate Account L1, filed on April 14, 2003; File No.
333-50278.)
	(4)	Investment Feature Selection Form (Form No. V-175-01 Rev. 5/1/03). (Incorporated herein by reference to the Post-Effective Amendment No. 5 to the Form N-6 Registration Statement of Security Life of
Denver Insurance Company and its Security Life Separate Account L1, filed on April 14, 2003; File No.
333-50278.)
	(5)	Specimen Application for Life Insurance Fixed and Variable Products (Form No. 110945). (Incorporated
herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April 9,
2002; File No. 33-74190.)

(f)	(1)	Security Life of Denver's Restated Articles of Incorporation. (Incorporated herein by reference to Post-
Effective Amendment No. 7 to the Form S-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on April 27, 1998; File No. 33-
74190.)
	(2)	Amendments to Articles of Incorporation through June 12, 1987. (Incorporated herein by reference to
Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on April 27, 1998; File No. 33-
74190.)
	(3)	Amendments to Articles of Incorporation through November 12, 2001. (Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of Security Life of
Denver Insurance Company and its Security Life Separate Account L1, filed on April 9, 2002; File No.
33-74190.)
	(4)	Security Life of Denver's By-Laws. (Incorporated herein by reference to Post-Effective Amendment No.
7 to the Form S-6 Registration Statement of Security Life of Denver Insurance Company and its Security
Life Separate Account L1, filed on April 27, 1998; File No. 33-74190.)
	(5)	Bylaws of Security Life of Denver Insurance Company (Restated with Amendments through September
30, 1997). (Incorporated herein by reference to Post-Effective Amendment No. 5 to the Form S-6
Registration Statement of Security Life of Denver Insurance Company and its Security Life Separate
Account L1, filed on October 29, 1997; File No. 33-74190.)

(g)	Not Applicable.

(h)	(1)	(a) Participation Agreement by and among AIM Variable Insurance Funds, Inc., Life Insurance
Company, on Behalf of Itself and its Separate Accounts and Name of Underwriter of Variable
Contracts and Policies. (Incorporated herein by reference to Post-Effective Amendment No. 6 to the
Form S-6 Registration Statement of Security Life of Denver Insurance Company and its Security
Life Separate Account L1, filed on March 2, 1998; File No. 33-74190.)
(b) Amendment No. 1 to Participation Agreement among AIM Variable Insurance Funds, Inc., Security
Life of Denver Insurance Company and ING America Equities, Inc. (Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 9, 2002; File No. 33-74190.)
(c) Amendment No. 2 to Participation Agreement among AIM Variable Insurance Funds, Inc., Security
Life of Denver Insurance Company and ING America Equities, Inc. (Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 9, 2002; File No. 33-74190.)
(d) Amendment No. 3 to Participation Agreement among AIM Variable Insurance Funds, Inc., Security
Life of Denver Insurance Company and ING America Equities, Inc. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April 27,
1998; File No. 33-74190.)
(e) Amendment No. 4 to Participation Agreement among AIM Variable Insurance Funds, Inc., Security
Life of Denver Insurance Company and ING America Equities, Inc. (Incorporated herein by reference to the Post-Effective Amendment No. 1 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
February 29, 2000; File No. 333-72753.)
(f) Amendment No. 5 to Participation Agreement among AIM Variable Insurance Funds, Inc., Security
Life of Denver Insurance Company and ING America Equities, Inc. (Incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on January 30,
2001; File No. 333-50278.)
(g) Amendment No. 6 to Participation Agreement among AIM Variable Insurance Funds, Inc., Security
Life of Denver Insurance Company and ING America Equities, Inc. (Incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on December
19, 2001; File No. 333-73464.)

	(h)	Expense Allocation Agreement between A I M Advisors, Inc., AIM Distributors, Inc. and Security
Life of Denver. (Incorporated herein by reference to the Post-Effective Amendment No. 11 to the
Form S-6 Registration Statement of Security Life of Denver Insurance Company and its Security
Life Separate Account L1, filed on April 29, 1999; File No. 33-74190.)
	(i)	Amendment No. 1 to Expense Allocation Agreement between AIM Advisors, Inc., A I M
Distributors, Inc. and Security Life of Denver. (Incorporated herein by reference to the Pre-Effective
Amendment No. 1 to the Form S-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on December 19, 2001; File No. 333-
73464.)
(2)	(a)	Sales Agreement by and among The Alger American Fund, Fred Alger Management, Inc., and
Security Life of Denver Insurance Company. (Incorporated herein by reference to Post-Effective
Amendment No. 7 to the Form S-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on April 27, 1998; File No. 33-74190.)
	(b)	First Amendment to Sales Agreement by and among The Alger American Fund, Fred Alger
Management, Inc., Security Life of Denver Insurance Company. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security Life of
Denver Insurance Company and its Security Life Separate Account L1, filed on April 27, 1998; File
No. 33-74190.)
	(c)	Addendum to Alger Sales Agreement. (Incorporated herein by reference to Post-Effective
Amendment No. 7 to the Form S-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on April 27, 1998; File No. 33-74190.)
	(d)	Amendment to Sales Agreement by and among The Alger American Fund, Fred Alger Management,
Inc., Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-
Effective Amendment No. 15 to the Form S-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on April 9, 2002; File No. 33-
74190.)
	(e)	Service Agreement between Fred Alger Management, Inc. and Security Life of Denver Insurance
Company. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form S-6
Registration Statement of Security Life of Denver Insurance Company and its Security Life Separate
Account L1, filed on April 27, 1998; File No. 33-74190.)
(3)	(a)	Participation Agreement among Golden American Life Insurance Company, ReliaStar Life
Insurance Company, ReliaStar Life Insurance Company of New York, Security Life of Denver
Insurance Company, Southland Life Insurance Company, ING Life Insurance and Annuity
Company, ING Insurance Company of America, American Funds Insurance Series and Capital
Research and Management Company. (Incorporated by reference to the Pre-Effective Amendment
No. 1 to the Registration Statement on Form N-6, File No. 333-105319, as filed on July 17, 2003.)
	(b)	Business Agreement among Golden American Life Insurance Company, ReliaStar Life Insurance
Company, ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance
Company, Southland Life Insurance Company, ING Life Insurance and Annuity Company, ING
Insurance Company of America, ING America Equities, Inc., Directed Services, Inc., American
Funds Distributors, Inc. and Capital Research and Management Company. (Incorporated by
reference to the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-6, File
No. 333-105319, as filed on July 17, 2003.)
	(c)	Rule 22C-2 Agreement, effective April 16, 2007, and to become operational on October 16, 2007, by and between American Funds Service Company, ING Life Insurance and Annuity Company,
ING National Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance
Company, ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance
Company and Systematized Benefits Administrators Inc. (Incorporated herein by reference to Post-
Effective Amendment No. 12 to Registration Statement on Form N-6, File Number 333-47527, as
filed on April 9, 2007.)
(4)	(a)	Participation Agreement among Variable Insurance Products Fund, Fidelity Distributors
Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to
Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on April 27, 1998; File No. 33-
74190.)

(b)	First Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April 27,
1998; File No. 33-74190.)
(c)	Second Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April 27,
1998; File No. 33-74190.)
(d)	Third Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 11 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 29, 1999; File No. 33-74190.)
(e)	Fourth Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 9, 2002; File No. 33-74190.)
(f)	Fifth Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April 27,
1998; File No. 33-74190.)
(g)	Sixth Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 9, 2002; File No. 33-74190.)
(h)	Seventh Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 12 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 25, 2000; File No. 33-74190.)
(i)	Eighth Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 13 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
October 13, 2000; File No. 33-74190.)
(j)	Ninth Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 14 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 19, 2001; File No. 33-74190.)
(k)	Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Form S-6 Initial Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on November 15, 2001; File No. 333-
73464.)
(l)	Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on December
19, 2001; File No. 333-73464.)

(m)	Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 9, 2002; File No. 33-74190.)
(n)	Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 9 to the Form N-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
February 27, 2004; File No. 333-50278.)
(o)	Participation Agreement among Variable Insurance Products Fund II, Fidelity Distributors
Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to
Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on April 27, 1998; File No. 33-
74190.)
(p)	First Amendment to Participation Agreement among Variable Insurance Products Fund II, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April 27,
1998; File No. 33-74190.)
(q)	Second Amendment to Participation Agreement among Variable Insurance Products Fund II,
Fidelity Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated
herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 27, 1998; File No. 33-74190.)
(r)	Third Amendment to Participation Agreement among Variable Insurance Products Fund II, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 11 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 29, 1999; File No. 33-74190.)
(s)	Fourth Amendment to Participation Agreement among Variable Insurance Products Fund II, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 9, 2002; File No. 33-74190.)
(t)	Fifth Amendment to Participation Agreement among Variable Insurance Products Fund II, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April 27,
1998; File No. 33-74190.)
(u)	Sixth Amendment to Participation Agreement among Variable Insurance Products Fund II, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 9, 2002; File No. 33-74190.)
(v)	Seventh Amendment to Participation Agreement among Variable Insurance Products Fund II,
Fidelity Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated
herein by reference to the Post-Effective Amendment No. 13 to the Form S-6 Registration Statement
of Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
October 13, 2000; File No. 33-74190.)
(w)	Eighth Amendment to Participation Agreement among Variable Insurance Products Fund II, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 14 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 19, 2001; File No. 33-74190.)

	(x)	Amendment to Participation Agreement among Variable Insurance Products Fund II, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Form S-6 Initial Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on November 15, 2001; File No. 333-
73464.)
	(y)	Amendment to Participation Agreement among Variable Insurance Products Fund II, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on December
19, 2001; File No. 333-73464.)
	(z)	Amendment to Participation Agreement among Variable Insurance Products Fund II, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 9, 2002; File No. 33-74190.)
	(aa)	Amendment to Participation Agreement among Variable Insurance Products Fund II, Fidelity
Distributors Corporation and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 9 to the Form N-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
February 27, 2004; File No. 333-50278.)
	(bb)	Service Agreement between Fidelity Investments Institutional Operations Company, Inc. and
Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective
Amendment No. 15 to the Form S-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on April 9, 2002; File No. 33-74190.)
	(cc)	Rule 22C-2 Agreement, effective April 16, 2007, and to become operational on October 16, 2007, by and between Fidelity Distributors Corporation, ING Life Insurance and Annuity Company, ING
National Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance
Company, ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance
Company and Systematized Benefits Administrators Inc. (Incorporated herein by reference to Post-
Effective Amendment No. 12 to Registration Statement on Form N-6, File Number 333-47527, as
filed on April 9, 2007.)
(5)	(a)	Participation Agreement among Security Life of Denver Insurance Company, ING VP Bond
Portfolio and ING Funds Distributor, Inc. (Incorporated herein by reference to the Post-Effective
Amendment No. 3 to the Form N-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on February 7, 2003; File No. 333-
50278.)
(6)	(a)	Participation Agreement among Security Life of Denver Insurance Company, The GCG Trust and
Directed Services, Inc. (Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of Security Life of Denver Insurance Company and its
Security Life Separate Account L1, filed on April 9, 2002; File No. 33-74190.)
	(b)	Amendment to Participation Agreement among Security Life of Denver Insurance Company, The
GCG Trust and Directed Services, Inc. (Incorporated herein by reference to the Pre-Effective
Amendment No. 1 to the Form S-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on January 30, 2001; File No. 333-
50278.)
	(c)	Form of Amendment to Participation Agreement among Security Life of Denver Insurance
Company, The GCG Trust and Directed Services, Inc. (Incorporated herein by reference to the Post-
Effective Amendment No. 14 to the Form S-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on April 19, 2001; File No. 33-
74190.)
	(d)	Administrative and Shareholder Service Agreement between Directed Services, Inc. and Security
Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective
Amendment No. 14 to the Form S-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on April 19, 2001; File No. 33-74190.)

(7)	(a)	Participation Agreement among Security Life of Denver Insurance Company, ING Variable
Portfolios, Inc. and ING Funds Distributor, Inc. (Incorporated herein by reference to the Post-
Effective Amendment No. 3 to the Form N-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on February 7, 2003; File No.
333-50278.)
(8)	(a)	Participation Agreement among Security Life of Denver Insurance Company, ING Partners, Inc.,
ING Life Insurance and Annuity Company, and ING Financial Advisers, LLC. (Incorporated herein by reference to the Post-Effective Amendment No. 3 to the Form N-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
February 7, 2003; File No. 333-50278.)
	(b)	Amendment to Participation Agreement among ING Partners, Inc., ING Life Insurance and Annuity
Company, and ING Financial Advisers, LLC and Security Life of Denver Insurance Company.
(Incorporated herein by reference to the Post-Effective Amendment No. 5 to the Form N-6
Registration Statement of Security Life of Denver Insurance Company and its Security Life Separate
Account L1, filed on April 14, 2003; File No. 333-50278.)
	(c)	Amendment to Participation Agreement among ING Partners, Inc., ING Life Insurance and Annuity
Company, and ING Financial Advisers, LLC and Security Life of Denver Insurance Company,
dated November 1, 2004. (Incorporated herein by reference to the Post-Effective Amendment No.
16 to the Form N-6 Registration Statement of Security Life of Denver Insurance Company and its
Security Life Separate Account L1, filed on April 12, 2006; File No. 333-50278.)
	(d)	Amendment to Participation Agreement among ING Partners, Inc., ING Life Insurance and Annuity
Company, and ING Financial Advisers, LLC and Security Life of Denver Insurance Company,
dated April 29, 2005. (Incorporated herein by reference to the Post-Effective Amendment No. 16 to the Form N-6 Registration Statement of Security Life of Denver Insurance Company and its
Security Life Separate Account L1, filed on April 12, 2006; File No. 333-50278.)
	(e)	Amendment to Participation Agreement among ING Partners, Inc., ING Life Insurance and Annuity
Company, and ING Financial Advisers, LLC and Security Life of Denver Insurance Company,
dated August 31, 2005. (Incorporated herein by reference to the Post-Effective Amendment No. 16 to the Form N-6 Registration Statement of Security Life of Denver Insurance Company and its
Security Life Separate Account L1, filed on April 12, 2006; File No. 333-50278.)
	(f)	Form of Amendment to Participation Agreement among ING Partners, Inc., ING Life Insurance and
Annuity Company, and ING Financial Advisers, LLC and Security Life of Denver Insurance
Company, dated April 28, 2006. (Incorporated herein by reference to the Post-Effective Amendment
No. 16 to the Form N-6 Registration Statement of Security Life of Denver Insurance Company and
its Security Life Separate Account L1, filed on April 12, 2006; File No. 333-50278.)
	(g)	Amendment to Participation Agreement among ING Partners, Inc., ING Life Insurance and Annuity
Company, and ING Financial Advisers, LLC and Security Life of Denver Insurance Company,
dated November 1, 2004. (Incorporated herein by reference to the Post-Effective Amendment No. 16 to the Form N-6 Registration Statement of Security Life of Denver Insurance Company and its
Security Life Separate Account L1, filed on April 12, 2006; File No. 333-50278.)
	(h)	Service Agreement with Investment Advisor between ING Life Insurance and Annuity Company and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-
Effective Amendment No. 3 to the Form N-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on February 7, 2003; File No.
333-50278.)
(9)	(a)	Participation Agreement among Security Life of Denver Insurance Company, Pilgrim Variable
Products Trust and ING Pilgrim Investments, LLC. (Incorporated herein by reference to the Post-
Effective Amendment No. 15 to the Form S-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on April 9, 2002; File No. 33-
74190.)
	(b)	Amendment to Participation Agreement among Security Life of Denver Insurance Company,
Pilgrim Variable Products Trust and ING Pilgrim Securities, Inc. (Incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement of Security Life of
Denver Insurance Company and its Security Life Separate Account L1, filed on December 19, 2001;
File No. 333-73464.)

(c)	Amendment to Participation Agreement among ING Variable Products Trust, ING Funds
Distributor, Inc. and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment No. 3 to the Form N-6 Registration Statement of Security Life of
Denver Insurance Company and its Security Life Separate Account L1, filed on February 7, 2003;
File No. 333-50278.)
(d)	Administrative and Shareholder Service Agreement between ING Pilgrim Group, LLC and Security
Life of Denver Insurance Company. (Incorporated herein by reference to the Pre-Effective
Amendment No. 1 to the Form S-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on December 19, 2001; File No. 333-
73464.)
(e)	Amendment to Administrative and Shareholder Services Agreement between Security Life of
Denver Insurance Company and ING Funds Services, LLC. (Incorporated herein by reference to the
Post-Effective Amendment No. 3 to the Form N-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on February 7, 2003; File No.
333-50278.)
(10) (a)	Rule 22C-2 Agreement, effective April 16, 2007, and to become operational on October 16, 2007, by and between ING Funds Services, LLC, ING Life Insurance and Annuity Company, ING National
Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance Company,
ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance Company and
Systematized Benefits Administrators Inc. (Incorporated herein by reference to Post-Effective
Amendment No. 12 to Registration Statement on Form N-6, File Number 333-47527, as filed on
April 9, 2007.)
(11) (a)	Participation Agreement among INVESCO Variable Investment Funds, Inc., INVESCO Funds
Group, Inc., and Security Life of Denver Insurance Company. (Incorporated herein by reference to
Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on April 27, 1998; File No. 33-
74190.)
(b)	First Amendment to Participation Agreement among Security Life of Denver Insurance Company,
INVESCO Variable Investment Funds, Inc. and INVESCO Funds Group, Inc. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April 27,
1998; File No. 33-74190.)
(c)	Second Amendment to Participation Agreement among Security Life of Denver Insurance
Company, INVESCO Variable Investment Funds, Inc. and INVESCO Funds Group, Inc.
(Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6
Registration Statement of Security Life of Denver Insurance Company and its Security Life Separate
Account L1, filed on April 9, 2002; File No. 33-74190.)
(d)	Third Amendment to Participation Agreement among Security Life of Denver Insurance Company,
INVESCO Variable Investment Funds, Inc. and INVESCO Funds Group, Inc. (Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 9, 2002; File No. 33-74190.)
(e)	Fourth Amendment to Participation Agreement among Security Life of Denver Insurance Company,
INVESCO Investment Funds, Inc. and INVESCO Funds Group, Inc. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April 27,
1998; File No. 33-74190.)
(f)	Fifth Amendment to Participation Agreement among Security Life of Denver Insurance Company,
INVESCO Variable Investment Funds, Inc. and INVESCO Funds Group, Inc. (Incorporated herein by reference to the Post-Effective Amendment No. 1 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
February 29, 2000; File No. 333-72753.)
(g)	Sixth Amendment to Participation Agreement among Security Life of Denver Insurance Company,
INVESCO Variable Investment Funds, Inc. and INVESCO Funds Group, Inc. (Incorporated herein by reference to the Post-Effective Amendment No. 15 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 9, 2002; File No. 33-74190.)

(h)	Seventh Amendment to Participation Agreement among Security Life of Denver Insurance
Company, INVESCO Variable Investment Funds, Inc. and INVESCO Funds Group, Inc.
(Incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-6
Registration Statement of Security Life of Denver Insurance Company and its Security Life Separate
Account L1, filed on December 19, 2001; File No. 333-73464.)
(i)	Service Agreement between INVESCO Funds Group, Inc. and Security Life of Denver Insurance
Company. (Incorporated herein by reference to the Post-Effective Amendment No. 11 to the Form
S-6 Registration Statement of Security Life of Denver Insurance Company and its Security Life
Separate Account L1, filed on April 29, 1999; File No. 33-74190.)
(j)	First Amendment to Service Agreement between Security Life of Denver Insurance Company and
INVESCO Funds Group, Inc. (Incorporated herein by reference to the Post-Effective Amendment
No. 15 to the Form S-6 Registration Statement of Security Life of Denver Insurance Company and
its Security Life Separate Account L1, filed on April 9, 2002; File No. 33-74190.)
(12) (a)	Fund Participation Agreement between Janus Aspen Series and Security Life of Denver Insurance
Company. (Incorporated herein by reference to the Post-Effective Amendment No. 13 to the Form
S-6 Registration Statement of Security Life of Denver Insurance Company and its Security Life
Separate Account L1, filed on October 13, 2000; File No. 33-74190.)
(b)	Amendment to Janus Aspen Series Fund Participation Agreement. (Incorporated herein by reference to the Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement of Security Life of
Denver Insurance Company and its Security Life Separate Account L1, filed on December 19, 2001;
File No. 333-73464.)
(c)	Distribution and Shareholder Services Agreement between Janus Distributors, Inc. and Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment
No. 15 to the Form S-6 Registration Statement of Security Life of Denver Insurance Company and
its Security Life Separate Account L1, filed on April 9, 2002; File No. 33-74190.)
(d)	Letter of Agreement between Security Life of Denver and Janus Capital Corporation. (Incorporated
herein by reference to the Pre-Effective Amendment No. 1 to the Form S-6 Registration Statement
of Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
December 19, 2001; File No. 333-73464.)
(13) (a)	Participation Agreement among M Fund, Inc., M Financial Advisers, Inc. and Security Life of
Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment
No. 14 to the Form S-6 Registration Statement of Security Life of Denver Insurance Company and
its Security Life Separate Account L1, filed on April 19, 2001; File No. 33-74190.)
(b)	Amendment to Participation Agreement among M Fund, Inc., M Financial Advisers, Inc. and
Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective
Amendment No. 14 to the Form S-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on April 19, 2001; File No. 33-74190.)
(c)	Amendment to Participation Agreement among M Fund, Inc., M Financial Advisers, Inc. and
Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective
Amendment No. 15 to the Form S-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on April 9, 2002; File No. 33-74190.)
(d)	Amendment to Participation Agreement among M Fund, Inc., M Financial Advisers, Inc. and
Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective
Amendment No. 5 to the Form N-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on April 14, 2003; File No. 333-50278.)
(e)	Shareholder Information Agreement (Rule 22C-2 Agreement), dated April 16, 2007, and to be effective on October 16, 2007, by and between M Fund, Inc., M Financial Advisers, Inc. and
Security Life of Denver Insurance Company. (Incorporated herein by reference to the Post-Effective
Amendment No. 6 to the Form N-6 Registration Statement of Security Life of Denver Insurance
Company and its Security Life Separate Account L1, filed on April 19, 2007; File No. 333-117329.)
(14) (a)	Assignment and Modification Agreement between Neuberger & Berman Advisers Management
Trust, Neuberger & Berman Management Incorporated, Neuberger & Berman Advisers
Management Trust, Advisers Managers Trust and Security Life of Denver Insurance Company.
(Incorporated herein by reference to Post-Effective Amendment No. 6 to the Form S-6 Registration
Statement of Security Life of Denver Insurance Company and its Security Life Separate Account
L1, filed on March 2, 1998; File No. 33-74190.)

	(b)	Addendum to Fund Participation Agreement among Security Life of Denver Insurance Company,
Neuberger Berman Advisers Management Trust, Advisers Managers Trust and Neuberger Berman
Management Inc. (Incorporated herein by reference to the Post-Effective Amendment No. 13 to the
Form S-6 Registration Statement of Security Life of Denver Insurance Company and its Security
Life Separate Account L1, filed on October 13, 2000; File No. 33-74190.)
	(c)	Service Agreement between Neuberger & Berman Management Incorporated and Security Life of
Denver Insurance Company. (Incorporated herein by reference to the Post-Effective Amendment
No. 11 to the Form S-6 Registration Statement of Security Life of Denver Insurance Company and
its Security Life Separate Account L1, filed on April 29, 1999; File No. 33-74190.)
	(d)	Sales Agreement by and among Neuberger & Berman Advisers Management Trust, Neuberger &
Berman Management Incorporated, and Security Life of Denver Insurance Company. (Incorporated
herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 27, 1998; File No. 33-74190.)
	(e)	Rule 22C-2 Agreement, effective April 16, 2007, and to become operational on October 16, 2007, by and between Neuberger Berman Management Inc., ING Life Insurance and Annuity Company,
ING National Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance
Company, ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance
Company and Systematized Benefits Administrators Inc. (Incorporated herein by reference to Post-
Effective Amendment No. 12 to Registration Statement on Form N-6, filed on April 9, 2007, File
No. 333-47527.)
	(15) (a)	Participation Agreement among Security Life of Denver Insurance Company, Pioneer Variable
Contracts Trust, Pioneer Investment Management, Inc. and Pioneer Funds Distributor, Inc.
(Incorporated herein by reference to the Post-Effective Amendment No. 3 to the Form N-6
Registration Statement of Security Life of Denver Insurance Company and its Security Life Separate
Account L1, filed on February 7, 2003; File No. 333-50278.)
	(16) (a)	Participation Agreement among Security Life of Denver Insurance Company and Southland Life
Insurance Company, Putnam Variable Trust and Putnam Retail Management, Inc. (Incorporated
herein by reference to the Post-Effective Amendment No. 1 to the Form S-6 Registration Statement
of Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 19, 2001; File No. 333-50278.)
	(b)	Amendment to Participation Agreement among Security Life of Denver Insurance Company and
Southland Life Insurance Company, Putnam Variable Trust and Putnam Retail Management, L.P.
(Incorporated herein by reference to the Post-Effective Amendment No. 3 to the Form N-6
Registration Statement of Security Life of Denver Insurance Company and its Security Life Separate
Account L1, filed on February 7, 2003; File No. 333-50278.)
	(17) (a)	Participation Agreement between Van Eck Investment Trust and the Trust's investment adviser, Van
Eck Associates Corporation, and Security Life of Denver Insurance Company. (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form S-6 Registration Statement of Security
Life of Denver Insurance Company and its Security Life Separate Account L1, filed on April 27,
1998; File No. 33-74190.)
	(b)	First Amendment to Fund Participation Agreement between Security Life of Denver, Van Eck
Investment Trust and Van Eck Associates Corporation. (Incorporated herein by reference to Post-
Effective Amendment No. 6 to the Form S-6 Registration Statement of Security Life of Denver
Insurance Company and its Security Life Separate Account L1, filed on March 2, 1998; File No. 33-
74190.)
	(c)	Second Amendment to Fund Participation Agreement between Security Life of Denver, Van Eck
Worldwide Insurance Trust and Van Eck Associates Corporation. (Incorporated herein by reference to Post-Effective Amendment No. 6 to the Form S-6 Registration Statement of Security Life of
Denver Insurance Company and its Security Life Separate Account L1, filed on March 2, 1998; File
No. 33-74190.)
	(d)	Side Letter between Van Eck Worldwide Insurance Trust and Security Life of Denver. (Incorporated
herein by reference to the Post-Effective Amendment No. 11 to the Form S-6 Registration Statement
of Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on
April 29, 1999; File No. 33-74190.)

(i)	Not Applicable.

(j)	Not Applicable.

(k)	Opinion and Consent of Counsel.

(l)	Not Applicable.

(m)	Not Applicable.

(n)	Consent of Independent Registered Public Accounting Firm.

(o)	All financial statements are included in the Statement of Additional Information, as indicated therein.

(p)	Not Applicable.

(q)	Not Applicable.

(r)	Powers of Attorney.

Item 27	Directors and Officers of the Depositor

Name and Principal Business Address	Positions and Offices with Depositor

Donald W. Britton, 5780 Powers Ferry Road, NW,	President
Atlanta, GA 30327
Thomas J. McInerney, One Orange Way, Windsor, CT	Director and Chairman
06095-4774
David A. Wheat, 5780 Powers Ferry Road, NW, Atlanta,	Director, Executive Vice President and Chief Financial
GA 30327	Officer
Catherine H. Smith, One Orange Way, Windsor, CT	Director and Senior Vice President
06095-4774
Bridget M. Healy, 230 Park Avenue, New York NY	Director
10169
Robert G. Leary, 230 Park Avenue, New York NY	Director
10169
Kathleen A. Murphy, One Orange Way, Windsor, CT	Director
06095-4774
Valerie D. Brown, 5780 Powers Ferry Road, NW,	Senior Vice President
Atlanta, GA 30327
Boyd G. Combs, 5780 Powers Ferry Road, NW, Atlanta,	Senior Vice President, Tax
GA 30327
Daniel P. Mulheran, Sr. 20 Washington Avenue South,	Senior Vice President
Minneapolis, MN 55401
David S. Pendergrass, 5780 Powers Ferry Road, NW,	Senior Vice President and Treasurer
Atlanta, GA 30327
Steven T. Pierson, 5780 Powers Ferry Road, NW,	Senior Vice President and Chief Accounting Officer
Atlanta, GA 30327
Stephen J. Preston, 1475 Dunwoody Drive, West	Senior Vice President
Chester, PA 19380-1478
Harry N. Stout, 1475 Dunwoody Drive, West Chester,	Senior Vice President
PA 19380-1478
Pamela S. Anson, 2001 21st Avenue NW, Minot, ND	Vice President
58703
Kimberly M. Curley, 1290 Broadway, Denver, CO	Vice President and Illustration Actuary
80203
Chad M. Eslinger, 2001 21st Avenue NW, Minot, ND	Vice President, Compliance
58703
Deborah C. Hancock, 1290 Broadway, Denver, CO	Vice President
80203
Laurie J. Rasanen, 2001 21st Avenue NW, Minot, ND	Vice President

58703
Carol S. Stern, 601 13th Street NW, Suite 550 N,		Vice President and Chief Compliance Officer
Washington DC 20005
Beth G. Shanker, 1290 Broadway, Denver, CO 80203		Vice President, Compliance
Joy M. Benner, 20 Washington Avenue South,		Secretary
Minneapolis, MN 55401

Item 28	Persons Controlled by or Under Common Control with the Depositor or the Registrant

(Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Form N-6 Registration Statement of
Security Life of Denver Insurance Company and its Security Life Separate Account L1, filed on January 31, 2008;
File No. 333-147534.)

Item 29	Indemnification

Under its Bylaws, Sections 1 through 8, Security Life of Denver Insurance Company ("Security Life") indemnifies, to the full extent permitted by the laws of the State of Colorado, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, member of a committee appointed by the Board of Directors, officer, salaried employee, or fiduciary of Security Life or is or was serving at the request of Security Life (whether or not as a representative of Security Life) as a director, officer, employee, or fiduciary of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to in the best interest of the corporation, or at least not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Security Life pursuant to such provisions of the bylaws or statutes or otherwise,
Security Life has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Security Life of expenses incurred or paid by a director or officer or controlling person of Security Life in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of Security Life in connection with the securities being registered, Security Life will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

A corporation may procure indemnification insurance on behalf of an individual who is or was a director of the corporation. Consistent with the laws of the State of Colorado, ING America Insurance Holdings, Inc. maintains a
Professional Liability umbrella insurance policy issued by an international insurer. The policy covers ING America
Insurance Holdings, Inc. and any company in which ING America Insurance Holdings, Inc. has a controlling interest of 50% or more. This would encompass the principal underwriter as well as the depositor. Additionally, the parent company of ING America Insurance Holdings, Inc., ING Groep N.V., maintains excess umbrella coverage with limits in excess of $125,000,000. The policy provides for the following types of coverage: errors and omissions/professional liability, directors and officers, employment practices, fiduciary and fidelity.

Additionally, Section 13 of the Security Life Distribution Agreement with ING America Equities, Inc. (INGAE)
generally provides that each party will indemnify and hold harmless the officers, directors and employees of the other party (and the variable account with respect to indemnity by INGAE) against any expenses (including legal expenses), losses, claims, damages, or liabilities arising out of or based on certain claims or circumstances in connection with the offer or sale of the policies. Under this agreement neither party is entitled to indemnity if the expenses (including legal expenses), losses, claims, damages, or liabilities resulted from their own willful misfeasance, bad faith, negligence, misconduct or wrongful act.

Item 30	Principal Underwriters

(a)	Other Activity. ING America Equities, Inc., the principal underwriter for the policies, is also the principal underwriter for policies issued by ReliaStar Life Insurance Company of New York and ReliaStar Life
Insurance Company.

(b)	Management of ING America Equities, Inc.

Name and Principal Business Address	Positions and Offices with Underwriter

Margaret B. Wall, 20 Washington Avenue South,	Director, President and Chief Executive Officer
Minneapolis MN 55401
Laurie J. Rasanen, 2001 21st Avenue NW, Minot, ND	Director, Vice President and Chief Operating Officer
58703
Daniel P. Mulheran, Sr., 20 Washington Avenue South,	Director
Minneapolis, MN 55401
Cynthia A, Grimm, 1475 Dunwoody Drive, West	Chief Financial Officer/Financial and Operations
Chester PA 19380-1478	Principal
Beth G. Shanker, 1290 Broadway, Denver, CO 80203	Chief Compliance Officer
David S. Pendergrass, 5780 Powers Ferry Road, NW,	Vice President and Treasurer
Atlanta, GA 30327
Pamela S. Anson, 2001 21st Avenue NW, Minot, ND	Vice President
58703
Deborah C. Hancock, 1290 Broadway, Denver, CO	Assistant Vice President
80203
Glenn A. Black, 5780 Powers Ferry Road, NW, Atlanta,	Tax Officer
GA 30327
Terry L. Owens, 5780 Powers Ferry Road, NW, Atlanta,	Tax Officer
GA 30327
James H. Taylor, 5780 Powers Ferry Road, NW, Atlanta,	Tax Officer
GA 30327
Joy M. Benner, 20 Washington Avenue South,	Secretary
Minneapolis, MN 55401
Diana R. Cavender, 20 Washington Avenue South,	Assistant Secretary
Minneapolis, MN 55401
M. Christine Foster, 20 Washington Avenue South,	Assistant Secretary
Minneapolis, MN 55401
Randall K. Price, 20 Washington Avenue South,	Assistant Secretary
Minneapolis, MN 55401
Edwina P. J. Steffer, 20 Washington Avenue South,	Assistant Secretary
Minneapolis, MN 55401
Susan M. Vega, 20 Washington Avenue South,	Assistant Secretary
Minneapolis, MN 55401

(c)	Compensation From the Registrant.

(1) Name of Principal Underwriter	(2)	(3)	(4)	(5)
2007 Net	Compensation on
Underwriting	Events Occasioning
Discounts and	the Deduction of a	Brokerage
Commissions	Deferred Sales Load	Commissions	Other Compensation*

ING America
Equities, Inc.	$34,635,694
*	Compensation shown in column 5 includes: marketing allowances.

Item 31	Location of Accounts and Records
Accounts and records are maintained by Security Life of Denver Insurance Company at 1290 Broadway,
Denver, CO 80203-5699 and by ING Americas Finance Shared Services, an affiliate, at 5780 Powers Ferry
Road, NW, Atlanta, GA 30327.

Item 32	Management Services
None

Item 33	Fee Representations

Security Life of Denver Insurance Company represents that the fees and charges deducted under the variable life insurance policy described in this registration statement, in the aggregate, are reasonable in relation to the services rendered, expenses expected to be incurred, and the risks assumed by Security Life of Denver Insurance Company under the policies. Security Life of Denver Insurance Company bases this representation on its assessment of such factors as the nature and extent of such services, expenses and risks, the need for the Security Life of Denver
Insurance Company to earn a profit and the range of such fees and charges within the insurance industry.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act, the Registrant, Security Life Separate Account L1 of Security Life Insurance Company, has duly caused this Pre-Effective Amendment No. 2 on Form N-6 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Windsor and in the State of Connecticut on the 1st day of February, 2008.

SECURITY LIFE SEPARATE ACCOUNT L1
(Registrant)

By: SECURITY LIFE OF DENVER INSURANCE COMPANY
(Depositor)

By:	/s/ Donald W. Britton*

Donald W. Britton
President
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 has been signed below by the following persons in the capacities indicated and on the date indicated.

Signature	Title	Date

/s/ Donald W. Britton*	President

Donald W. Britton	(principal executive officer)

Director
Bridget M. Healy

/s/ Robert G. Leary*	Director

Robert G. Leary

/s/ Thomas J. McInerney*	Director and Chairman

Thomas J. McInerney		February
1, 2008
/s/ Kathleen A. Murphy*	Director

Kathleen A. Murphy

/s/ Catherine H. Smith*	Director and Senior Vice President

Catherine H. Smith

/s/ David A. Wheat*	Director, Executive Vice President and Chief Financial Officer

David A. Wheat	(principal financial officer)

/s/ Steven T. Pierson*	Senior Vice President and Chief Accounting Officer

Steven T. Pierson	(principal accounting officer)

By: /s/ J. Neil McMurdie

J. Neil McMurdie
* Attorney-in-Fact

SECURITY LIFE SEPARATE ACCOUNT L1
EXHIBIT INDEX
Exhibit No.	Exhibit
26(k)	Opinion and Consent of Counsel
26(n)	Consent of Independent Registered Public Accounting Firm
26(r)	Powers of Attorney